CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1) (2)
Stock Purchase Units	$862,500,000	$33,900
Stock Purchase Contracts
Common Stock
Preferred Stock
Senior Debt Securities

(1)	Represents an aggregate amount of $250 million of the Equity Units offered hereby, an aggregate amount of $250 million of common stock for which consideration will be received upon settlement of the purchase contract and an aggregate amount of $250 million of Series A Preferred Stock for which consideration will be received upon settlement of the purchase contract, in lieu of shares of common stock in certain circumstances described in this prospectus supplement.
(2)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131888

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 16, 2008

5,000,000 Equity Units

(Initially Consisting of 5,000,000 Corporate Units)

Ambac Financial Group, Inc.

This is an offering of Equity Units by Ambac Financial Group, Inc. (initially consisting of Corporate Units), which we refer to as the Equity Units Offering. Each Corporate Unit will have a stated amount of $50 and will consist of a purchase contract issued by us and, initially, a  1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due February 15, 2021 issued by us.

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The purchase contract will obligate you to purchase from us, and us to sell to you, on May 17, 2011, for $50 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

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if the applicable market value of our common stock, which will be determined by reference to the average of the volume weighted average prices per share of our common stock over the 20-trading day period ending on the third trading day prior to May 17, 2011, is greater than or equal to the threshold appreciation price of $7.97, the settlement rate will be 6.2775 shares of our common stock;

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if the applicable market value is less than the threshold appreciation price, but greater than the reference price of $6.75, a number of shares of our common stock equal to $50 divided by the applicable market value; and

•	if the applicable market value is less than or equal to the reference price, 7.4074 shares of our common stock.

•	We will also pay you quarterly contract adjustment payments at a rate of 0.00% per year on the stated amount of $50 per Equity Unit, or $0.00 per year, as described in this prospectus supplement.

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The senior notes will initially bear interest at a rate of 9.50% per year, payable quarterly. The senior notes will be remarketed as described in this prospectus supplement. If this remarketing is successful, the interest rate on the senior notes will be reset and thereafter interest will be payable semi-annually at the reset rate. In connection with a successful remarketing, we may elect to change the maturity date of the senior notes to an earlier date not earlier than May 17, 2013, as described in this prospectus supplement.

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If there is a successful remarketing of the senior notes as described in this prospectus supplement, and you hold Corporate Units, the proceeds from the remarketing will be invested in a portfolio of treasury securities, the proceeds of which will, upon their maturity, be used to satisfy your payment obligations under the purchase contract, unless you have elected to settle with separate cash.

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You can create Treasury Units from Corporate Units by substituting treasury securities for your undivided beneficial ownership interest in the senior notes or the applicable ownership interest in the Treasury portfolio comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting the senior notes or the applicable ownership interest in the Treasury portfolio for the treasury securities comprising a part of the Treasury Units.

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Your ownership interest in the senior notes, the applicable ownership interest in the Treasury portfolio or the treasury securities, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

As of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent common stock offering discussed below exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. In that regard, we have undertaken to use our commercially reasonable efforts to authorize as promptly as practicable a sufficient number of shares of our common stock with which to settle the purchase contracts. If sufficient shares for the settlement of all purchase contracts are not authorized and reserved at the time of settlement of any purchase contracts, we will deliver, in lieu of shares of our common stock, shares of our Series A Preferred Stock, each of which will automatically convert into 100 shares of our common stock upon the occurrence of our having a sufficient number of shares of our common stock issuable upon settlement of all purchase contracts. If we do not have a sufficient number of authorized and unissued shares of common stock within 120 days after the date of the issuance of the Equity Units, we will be required to pay additional contract adjustment payments to holders of Equity Units and additional dividends on any outstanding Series A Preferred Stock on the terms described in this prospectus supplement.

We have applied to list the Corporate Units on the New York Stock Exchange under the symbol “ABK-Prz.” Prior to this offering, there has been no public market for the Corporate Units.

Our common stock is listed on the New York Stock Exchange under the symbol “ABK.” The closing price of our common stock on the New York Stock Exchange on March 6, 2008 was $7.42 per share.

We are making a concurrent offering of 171,111,112 shares of common stock pursuant to a separate prospectus supplement (plus an additional 25,666,667 shares of common stock in the over-allotment options in that offering), which we refer to as the Common Stock Offering. The completion of this Equity Units Offering is contingent upon the completion of the Common Stock Offering.

Investing in our Equity Units involves a high degree of risk. You should not invest unless you can afford to lose your entire investment. See “ Risk Factors” beginning on page S-23 of this prospectus supplement to read about factors you should consider before buying our Equity Units. You should also consider the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, and in the other documents we incorporate herein by reference.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Ambac Financial Group, Inc.
Per Equity Unit	$50.00	$1.50	$48.50
Total	$250,000,000	$7,500,000	$242,500,000

(1)	Excluded from this calculation of “Underwriting Discounts and Commissions” is the structuring fee paid to Credit Suisse Securities (USA) LLC equal to 1% of gross proceeds raised in any capital-raising transaction by the Company. See “Underwriting—Other Relationships” in this prospectus supplement for additional information.

We have granted the underwriters a 13-day option to purchase up to 750,000 additional Equity Units solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Equity Units in book-entry form only will be made through the facilities of The Depository Trust Company on or about March 12, 2008.

Joint Bookrunning Managers

Credit Suisse	Citi

Banc of America Securities LLC	UBS Investment Bank

Keefe, Bruyette & Woods

The date of this prospectus supplement is March 6, 2008

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 IS ATTACHED TO THIS PROSPECTUS SUPPLEMENT.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of three parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. The third part is our Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for additional information and disclosure. You should read this prospectus supplement, the accompanying prospectus and the Form 10-K, together with the other documents identified under the heading “Where You Can Find More Information” on page S-116 of this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, the Form 10-K and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”). This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, the Form 10-K, any free writing prospectus prepared by us or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement, the accompanying prospectus nor the Form 10-K constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

In this prospectus supplement and the accompanying prospectus, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “expect,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in this prospectus supplement and those discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement.

S-ii

Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) changes in our business plan, including changes resulting from our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business for six months; (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps (“CDS”) or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (23) changes in prepayment speeds on insured asset-backed securities, (“ABS”); (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions, including the transactions contemplated hereby; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) other factors discussed under “Risk Factors” in this prospectus supplement, described in the Risk Factors section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (30) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information” on page S-116 of this prospectus supplement, in their entirety. You should pay special attention to the “Risk Factors” section of this prospectus supplement. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Ambac,” “we,” “us,” “our,” the “Company” or similar references mean Ambac Financial Group, Inc. and its subsidiaries.

Ambac Financial Group, Inc.

Ambac, headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products and other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac’s activities are divided into two business segments: (i) Financial Guarantee and (ii) Financial Services. Ambac provides financial guarantees for public and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation, or Ambac Assurance. Ambac Assurance is the successor to the founding financial guarantee insurance company, which wrote the first bond insurance policy in 1971. As an alternative to financial guarantee insurance, credit protection is provided by Ambac Credit Products, a subsidiary of Ambac Assurance, in credit derivative format. Through its financial services subsidiaries, Ambac has provided financial and investment products including investment agreements, funding conduits, interest rate, currency and total return swaps, principally to its clients of the financial guarantee business.

As a holding company, Ambac is largely dependent on dividends from Ambac Assurance to pay dividends on its capital stock, to pay principal and interest on its indebtedness and to pay its operating expenses. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions. For more information, see “Insurance Regulatory Matters—Dividend Restrictions—Wisconsin” and “Management’s Discussion and Analysis—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

Our principal executive offices are located at One State Street Plaza, New York, New York 10004 and our telephone number is (212) 668-0340.

Recent Developments

Ratings Agencies

Currently, Ambac Assurance has triple-A financial strength ratings from Moody’s Investors Services, Inc. (“Moody’s”) and Standard and Poor’s Rating Services (“S&P”), and a double-A rating from Fitch Inc. (“Fitch”) (downgraded from triple-A on January 18, 2008). These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and are essential to Ambac Assurance’s ability to compete in the financial guarantee business. See “Rating Agencies” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information. Considering the high levels of delinquencies and defaults within residential mortgage loans, each of these rating agencies began a review of the capital adequacy of the financial guarantee industry in the fall of 2007. In late December 2007, following the rating agency reviews, Ambac Assurance’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s triple-A rating on “rating watch negative” and stated that Ambac Assurance had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac Assurance’s triple-A rating on review for possible downgrade. On January 18, 2008, S&P placed Ambac Assurance’s triple-A financial strength rating on Credit Watch Negative. On January 18, 2008, Fitch downgraded Ambac Assurance’s insurance financial strength rating to double-A (“rating watch negative”). On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it is continuing a review for possible downgrade that was initiated on January 16, 2008. Based on an updated assessment of Ambac Assurance’s mortgage risk, Moody’s believes that Ambac Assurance’s capital exceeds the minimum Aaa standard but falls below the Aaa target level. Moody’s further stated that Ambac is actively pursuing capital strengthening activities that, if successful, are expected to result in Ambac Assurance meeting Moody’s current estimate of the Aaa target level. There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information. These ratings actions have had a significant impact on Ambac Assurance’s ability to compete in the financial guarantee business. Please see Part I, Item 1 “Business—Business Segments—Financial Guarantee” and “Business—Business Segments—Competition” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further discussion as to its impact on the U.S. public finance, structured finance and international markets.

Currently, Ambac Financial Group’s long-term senior unsecured debt is rated “AA” by S&P (with “negative outlook”), “Aa2” by Moody’s (review for possible downgrade) and “A” by Fitch (“rating watch negative”).

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007, and we have written virtually no new business thus far in 2008.

Business Restructuring

In recent months, we have undertaken a review of all our business units. In conducting this review, we considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with our efforts to raise capital and maintain our triple-A ratings from Moody’s and S&P, we expect to:

•	Execute all financial guarantee insurance business through Ambac Assurance Corporation and Ambac UK Limited;

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Emphasize our public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including the global infrastructure market, student loans, leasing and asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines and reduced net retention limits;

•	Suspend underwriting all structured finance businesses (domestic and international) for six months in order to accumulate capital;

•	Discontinue underwriting certain structured finance businesses (domestic and international), including:

•	CDOs, collateralized loan obligations and other arbitrage-driven transactions,

•	All mortgage-backed securities,

•	Whole business securitizations, including franchise fee securitizations and intellectual property royalty securitizations,

•	Auto loan and lease securitizations and rental car fleet securitizations,

•	Structured energy transactions,

•	Pooled aircraft securitizations,

•	Credit card receivables and small business loan securitizations, and

•	Emerging market transactions, including future flow transactions and other on-shore securitizations;

•	Discontinue the execution of credit enhancement transactions in CDS, total return swap or other derivative format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

•	We also have reduced the quarterly dividend payable on our common shares to $0.01 per share.

The structured finance businesses that we are intending to discontinue were included in our historical net premiums earned, loss and loss expenses, mark-to-market on credit derivatives and credit enhancement production (“CEP”) as follows:

$ in millions	2005		2006		2007
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net Premiums Earned	$341	39%	$358	41%	$359	39%
Loss and Loss Expenses	(9)	6	36	(181)	(293)	114
Mark-to-market gains (losses) on credit derivatives	14	100	9	100	(6,004)	100
CEP	412	33	475	37	492	35

See “Discussion of Certain Portfolio Risks—Mark-to-Market Losses with Respect to Credit Derivatives” for further discussion.

Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 7.0% in the first, second, third and fourth quarters of 2005, 5.1%, 5.6%, 6.0% and 5.4% in the first, second, third and fourth quarters of 2006, respectively, and 5.4%, 5.4%, 5.8% and 5.6% in the first, second, third and fourth quarters of 2007, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$ in millions	2005	2006	2007
Credit enhancement production	$412	$475	$492
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(410)	(472)	(486)

Gross up-front premiums written	$2	$3	$6
Gross installment premiums written on insurance policies	335	332	317

Gross premiums written	$337	$335	$323

Notwithstanding this business restructuring, management remains confident that Ambac Assurance’s claims paying ability is adequate to support policyholder liabilities.

This Equity Units Offering, along with the Common Stock Offering, is part of a capital raising strategy focused on maintaining Ambac Assurance’s triple-A financial strength rating from Moody’s and S&P. We do not anticipate that the completion of this offering and the Common Stock Offering will result in S&P or Moody’s assigning a “stable” outlook to our triple-A ratings nor Fitch upgrading our double-A financial strength rating to triple-A. In the event that we do not maintain our triple-A ratings from Moody’s and S&P, we believe that we can execute a significantly reduced business plan and operate with double-A ratings that will include Structured Finance, International and reinsurance across a variety of bond types; we would be unlikely to write a significant amount of business in Public Finance, however. In that circumstance, we expect to accumulate capital and position ourselves to regain our triple-A ratings. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

Certain First Quarter 2008 Financial Developments

The following information is based largely on our unaudited monthly financial data for and as of January 31, 2008. Certain of the following information, including, without limitation, the mark-to-market losses, is subject to adjustment based on various factors and developments, including, without limitation, changes in the fair market value of, among other items, our credit derivative portfolio.

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Mark-to-market losses on credit derivatives and total return swaps are estimated to be approximately $650 million for the month of January 2008 reflecting wider credit spreads across nearly all asset classes, especially in CDO of ABS greater than 25% RMBS exposure which widened an average of 72 basis points, contributing $461 million to the January 2008 mark-to-market loss. Market conditions which give rise to such losses have continued into February 2008. If these conditions persist or worsen through the end of the first quarter, we would expect to incur a material net loss for the quarter. See “Discussion of Certain Portfolio Risks—Mark-to-Market Losses with Respect to Credit Derivatives” for further discussion.

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Net unrealized losses in our investment portfolio increased from approximately $68 million as of December 31, 2007 to approximately $104 million as of January 31, 2008; this increase in net unrealized losses resulted from:

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the increase in our net unrealized losses from approximately $287 million as of December 31, 2007 to approximately $439 million as of January 31, 2008 in that portion of our investment portfolio associated with our Financial Services business, which is offset in part by

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an increase in net unrealized gains from approximately $219 million as of December 31, 2007 to approximately $335 million as of January 31, 2008 in that portion of our investment portfolio associated with our Financial Guarantee business.

•	Refunding activity in January 2008 occurred at a slower pace than we have experienced in prior quarters, amounting to approximately $3 million.

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As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007, and we have written virtually no new business thus far in 2008.

•	Our claim payments for January 2008 amounted to approximately $9 million.

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There has been significant disruption in the municipal bond market, in which we are a major investor. Such disruption, if it continues, could require us to recognize additional unrealized losses, which could be material, with respect to our municipal bond investment portfolio.

The Offering

What are Equity Units?

Equity Units may be either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 5,000,000 Corporate Units (or 5,750,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50. You can create Treasury Units from the Corporate Units in the manner described below under “How can I create Treasury Units from Corporate Units?”.

What are the components of a Corporate Unit?

Each Corporate Unit initially consists of a purchase contract and a  1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes initially due February 15, 2021, which we refer to as the senior notes. The undivided beneficial ownership interest in our senior notes corresponds to $50 principal amount of our senior notes. The senior notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. Your undivided beneficial ownership interest in the senior note comprising part of each Corporate Unit is owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract. If the senior notes are successfully remarketed on or prior to February 15, 2011, as described in this prospectus supplement, the senior notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below under “What is the Treasury portfolio?”, and your applicable ownership interest in the Treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

What is a purchase contract?

Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on May 17, 2011, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate. Our obligation to deliver shares of common stock under the purchase contracts will be subject to the provisions set forth under “What happens if the Authorized Share Condition has not been satisfied?”.

The settlement rate will, subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments,” be as follows:

•	if the applicable market value of our common stock is greater than or equal to $7.97, which we refer to as the threshold appreciation price, 6.2775 shares of our common stock;

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if the applicable market value of our common stock is less than the threshold appreciation price but greater than $6.75, which we refer to as the reference price, a number of shares of our common stock equal to $50 divided by the applicable market value; and

•	if the applicable market value of our common stock is less than or equal to the reference price, 7.4074 shares of our common stock.

“Applicable market value” means the average of the volume weighted average price per share of our common stock (or exchange property units, as defined under “Description of the Purchase Contracts—Anti-Dilution Adjustments,” in which the purchase contracts will be settled following a reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments.” The reference price equals the price at which we offered our common stock in the concurrent Common Stock Offering on March 6, 2008. The threshold appreciation price represents an approximately 18% appreciation over the reference price.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount of cash equal to the applicable fraction multiplied by the applicable market value.

What happens if the Authorized Share Condition has not been satisfied?

As of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent Common Stock Offering exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. In order to provide for the authorization of a sufficient number of shares of our common stock with which to settle the purchase contracts in full, we have agreed in the Certificate of Designations governing our Series A Preferred Stock, the purchase contract agreement relating to the Equity Units and the underwriting agreement relating to the offering to use commercially reasonable efforts to satisfy the Authorized Share Condition (as defined below) as promptly as practicable following the issuance of the Equity Units.

If the Authorized Share Condition has not been satisfied by the time a purchase contract is settled (whether on the purchase contract settlement date or upon any earlier settlement date), your obligation to purchase our common stock, and our obligation to deliver such common stock, will be satisfied through the purchase and delivery of newly issued shares of our Series A Participating Preferred Stock, par value $0.01 per share, which we refer to as our Series A Preferred Stock, in lieu of shares of our common stock. Each share of our Series A Preferred Stock is intended to be the economic equivalent of holding 100 shares of our common stock. Accordingly, if at the time of settlement of a purchase contract the Authorized Share Condition has not been satisfied, we will issue, in lieu of the number of shares of our common stock that would otherwise be deliverable, a number of shares of our Series A Preferred Stock equal to the number of shares of our common stock that would otherwise be deliverable multiplied by  1/100. Fractional shares of Series A Preferred Stock may be issued down to  1/100th of a share and each such fractional interest is intended to be the economic equivalent of holding one share of our common stock. For a description of the Series A Preferred Stock, see “Description of Our Capital Stock—Preferred Stock—Series A Preferred Stock.”

If the Authorized Share Condition is not satisfied by the 120th day after the issuance of the Equity Units, then from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, (i) the quarterly contract adjustment payments payable by us to holders of the Equity Units on all outstanding purchase contracts will increase from 0.00% per annum to a rate of 5.00% per annum on the stated amount of $50 per Equity Unit and (ii) with respect to any Series A Preferred Stock that is outstanding, in addition to the dividends payable on our common stock (in which the holders of the outstanding Series A Preferred Stock are entitled to participate), dividends will accrue on shares of the Series of Preferred Stock in an amount per quarter equal to $16.875 per share (which is equal to 2.5% (or 10% on an annualized basis) of the reference price of our common stock multiplied by 100) or, in respect of each  1/100th fractional interest in our Series A Preferred Stock, $0.16875 for each such fractional share.

Upon the satisfaction of the Authorized Share Condition, each share of Series A Preferred Stock will automatically convert into 100 shares of our common stock (and, therefore, each  1/100th fractional interest in our Series A Preferred Stock will automatically convert into one share of our common stock) in accordance with the terms of the Series A Preferred Stock. The conversion rate upon automatic conversion of the Series A Preferred Stock upon the satisfaction of the Authorized Share Condition will remain at the fixed rate set forth in the preceding sentence. Upon the occurrence of a stock split or combination in respect of our common stock, the number of outstanding shares of our Series A Preferred Stock held by each holder will be proportionately adjusted. In addition, upon the occurrence of a reorganization event pursuant to which our common stock is converted into the right to receive cash, securities or other property, each share of Series A Preferred Stock will automatically convert into the right to receive the amount of cash, securities or other property that a holder of 100 shares of our common stock has the right to receive pursuant to such event.

Holders of outstanding Series A Preferred Stock will be entitled to participate in all dividends or distributions (including, but not limited to, regular quarterly dividends) paid or made in respect of our common stock, whether in the form of cash or securities or any other form of property or assets. Any such dividend or distribution will be payable or deliverable on the date fixed for the related payment or delivery of the dividend or distribution on our common stock to holders of record of our Series A Preferred Stock on the record date fixed for the related dividend or distribution to holders of our common stock. Any such payment or delivery will equal, in respect of each share of our Series A Preferred Stock, the amount of cash, securities or other property or assets that a holder of 100 shares of our common stock is entitled to receive. In addition, holders of Series A Preferred Stock will be entitled to receive the additional dividend described in the second preceding paragraph. Payment of the additional dividend amount will be made on February 15, May 15, August 15 and November 15 of each year to holders of record of Series A Preferred Stock as of the first day of the month in which the related payment is to be made. Dividends in respect of the Series A Preferred Stock are cumulative and will be payable when, as and if declared by our board of directors.

“Authorized Share Condition” means that we have a sufficient number of authorized and unissued shares of common stock on reserve and registered on a registration statement under the Securities Act for the settlement in all circumstances of all outstanding purchase contracts and the automatic conversion of all outstanding shares of Series A Preferred Stock into shares of common stock.

We have also agreed in the Certificate of Designations governing the Series A Preferred Stock, the purchase contract agreement relating to the Equity Units and the underwriting agreement relating to the offering that in the event that we authorize any additional shares of our common stock following the date of issuance of the Equity Units, such shares must first be used by us to satisfy the Authorized Share Condition and we will not apply or reserve such shares for any other purpose until the Authorized Share Condition has been satisfied.

What is a Treasury Unit?

A Treasury Unit is a unit created from a Corporate Unit (as described below) and consists of a purchase contract and a  1/20, or 5%, undivided beneficial interest in a zero-coupon U.S. Treasury security, with a principal amount at maturity of $1,000, that matures on February 15, 2011 (CUSIP No. 912820GC5). We refer to this security as a Treasury security and to the related maturity date as the Treasury security maturity date. On the Treasury security maturity date, all or a portion of the proceeds of the maturing Treasury security, which we refer to as the maturity proceeds, will be applied to purchase a new treasury security that is either a zero-coupon U.S. Treasury security or a principal or interest strip in a U.S. Treasury security, which we refer to as a new treasury security, that matures in a principal amount of $1,000 on or prior to the purchase contract settlement date, and any excess of the maturity proceeds over the purchase price of the new treasury security will be promptly remitted to holders of the Treasury Units. The purchase contract together with such new treasury security shall constitute a Treasury Unit. The beneficial interest in the Treasury security or the new treasury security, as the case may be, that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units (as described below), each holder of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to create Treasury Units by substituting Treasury securities or, following the Treasury security maturity date, new treasury securities for such holder’s ownership interest in the senior notes held by the collateral agent, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made; provided, however, that holders may not create Treasury Units by making such substitutions during the period beginning on and including the business day immediately preceding February 4, 2011, which we refer to as the initial remarketing date, and ending on and including the payment date scheduled to occur on February 15, 2011. We refer to this period as the remarketing period. Because Treasury securities and new treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units (as described below), holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to create Treasury Units by substituting new treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units may make this substitution only in integral multiples of 360,000 Corporate Units.

Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units (as described below), each holder of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to recreate Corporate Units by substituting for the related Treasury securities or new treasury securities held by the collateral agent, senior notes having a principal amount equal to the aggregate principal amount at maturity of the Treasury securities or new treasury securities for which substitution is being made; provided, however, that holders may not recreate Corporate Units by making such substitutions during the remarketing period. Because Treasury securities and new treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units (as described below), holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to recreate Corporate Units by substituting an applicable ownership interest in the Treasury portfolio for the new treasury securities as a component of the Treasury Units, but holders of Treasury Units may make this substitution only in integral multiples of 360,000 Treasury Units.

Each of these substitutions will recreate Corporate Units and the applicable Treasury securities or new treasury securities will be released to the holder and be separately tradable from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Each holder of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments at the rate of 9.50% per annum on the holder’s undivided beneficial ownership interest in the senior notes (or distributions on the applicable ownership interest in the Treasury portfolio in substitution thereof if the Treasury portfolio has replaced the senior notes as a component of Corporate Units), and quarterly contract adjustment payments payable by us at the rate of 0.00% per annum on the stated amount of $50 per Corporate Unit until the earliest of the termination of the purchase contracts, the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of early settlement other than upon a cash merger). In addition, if the Authorized Share Condition has not been satisfied by the 120th day following the issuance of the Equity Units as described above under “What happens if the Authorized Share Condition has not been satisfied?”, the contract adjustment payments will increase from 0.00% per annum to 5.00% per annum on the stated amount of $50 per Corporate Unit from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, at which time, such contract adjustment payments shall return to 0.00% per annum.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 0.00% per annum on the stated amount of $50 per Treasury Unit; provided, however, that if the Authorized Share Condition has not been satisfied by the 120th day following the issuance of the Equity Units as described above under “What happens if the Authorized Share Condition has not been satisfied?”, contract adjustment payments will increase from 0.00% per annum to 5.00% per annum on the stated amount of $50 per Treasury Unit from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, at which time, such contract adjustment payments shall return to 0.00% per annum. Except as described above under “What is a Treasury Unit?” with respect to the remittance of excess maturity proceeds to holders of Treasury Units, there will be no distributions in respect of the Treasury securities or new treasury securities that are components of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury Units as long as they continue to hold the senior notes.

Do we have the option to defer current payments?

No, we do not have the right to defer the payment of contract adjustment payments in respect of the Equity Units or the payment of interest on the senior notes.

What are the payment dates for the Equity Units?

The payments described above in respect of the Equity Units will be payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, commencing May 15, 2008; provided, that if any of these days is not a business day, we will make the payment on the following business day, without adjustment; provided, further, that the final payment in respect of the Equity Units will be made on the purchase contract settlement date in lieu of May 15, 2011 and the amount payable on such date shall include amounts accrued to, but excluding, the purchase contract settlement date. We will make these payments to the persons in whose name the Equity Units are registered at the close of business on the first day of the month in which the applicable interest payment date falls.

What is remarketing?

Except as described below, the remarketing agent will attempt to remarket the senior notes held by Corporate Unit holders as part of Corporate Units on the initial remarketing date and any senior notes that are not part of Corporate Units but whose holders have elected to participate in the remarketing, and in the event such remarketing on this date is not successful, the remarketing agent will thereafter attempt to remarket those senior notes on each of the four succeeding business days until a successful remarketing occurs, in each case for settlement on the remarketing settlement date. The remarketing settlement date is February 15, 2011.

For each remarketing, the remarketing agent will be required to use its reasonable efforts to obtain a price for the remarketed senior notes that results in proceeds of at least 100% of the sum of the Treasury portfolio purchase price and the purchase price of any senior notes that are not part of Corporate Units but whose holders have elected to participate in the remarketing. See “If I am holding a senior note as a separate security from the Corporate Unit, can I still participate in a remarketing of the senior notes and do I also have a put right in the event that the final remarketing is not successful?”. To obtain that price, the remarketing agent, in consultation with the Company, may reset the interest rate on the senior notes. In connection with any remarketing, we, in consultation with the remarketing agent, may elect to modify the maturity date or redemption provisions of the senior notes, as described below. If the remarketing is successful, the reset interest rate, the modified maturity date, if any, and modified redemption provisions, if any, will apply to all the senior notes, even if they are not included in the remarketing.

A remarketing on any remarketing date will be considered successful and no further attempts to remarket will be made if the resulting proceeds are at least 100% of the sum of the Treasury portfolio purchase price and the purchase price of any senior notes that are not part of Corporate Units but whose holders have elected to participate in the remarketing (as described in “Description of the Purchase Contracts—Remarketing”).

In the event of a successful remarketing of the senior notes on any remarketing date, the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied on the remarketing settlement date to purchase the Treasury portfolio. The Corporate Unit holder’s applicable ownership interest in the Treasury portfolio will be substituted for such holder’s ownership interest in the senior notes as a component of such holder’s Corporate Units and will be pledged to us through the collateral agent to secure such holder’s obligation under the purchase contracts that are a component of such holder’s Corporate Units. On or promptly following the remarketing settlement date, the remarketing agent will remit to the purchase contract agent any remaining portion of the proceeds for the benefit of the holders of the Corporate Units, the senior notes component of which were included in the remarketing. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes that previously were a component of such holder’s Corporate Units will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contracts that are a component of the holder’s Corporate Units, and a portion of the proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate and that the purchase contract settlement date were an interest payment date for the senior notes in lieu of May 15, 2011) that would have been due on the senior notes on the purchase contract settlement date will be paid to the holders of the Corporate Units. We will separately pay a fee to the remarketing agent. Holders of senior notes that are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

What happens if the senior notes are not successfully remarketed?

If the senior notes have not been successfully remarketed during the remarketing period, the interest rate on the senior notes will not be reset, and the holder of a Corporate Unit will have the right to put such holder’s beneficial interest in the senior note that comprises part of such Corporate Unit to us on the purchase contract settlement date at a put price equal to $50 per Corporate Unit plus accrued and unpaid interest.

A holder of a Corporate Unit will be deemed to have automatically exercised this put right with respect to the senior notes unless, on or prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of its intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent $50 in cash. Unless a Corporate Unit holder has settled a purchase contract with separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the portion of the put price equal to the principal amount of senior notes corresponding to a Corporate Unit holder’s beneficial interest in a senior note put to us will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder’s obligations under the related purchase contract on the purchase contract settlement date and the remaining portion of the put price (comprised of accrued and unpaid interest in the senior notes from, and including, May 15, 2011 to, but excluding, May 17, 2011) will be remitted to such holder on the purchase contract settlement date together with the interest payment on the senior notes in respect of the interest payment date falling on May 15, 2011.

Do I have to participate in the remarketing?

You may elect not to participate in the remarketing and to retain the senior notes underlying your Corporate Units by creating Treasury Units or settling the related purchase contracts early, in each case, at any time on or prior to the second business day immediately prior to the initial remarketing date. Upon a successful remarketing, the interest rate on the senior notes may be reset as described below under “Description of our Senior Notes—

Market Reset Rate,” the maturity date of the senior notes may be modified as described below under “Description of our Senior Notes—Modification of the Terms of the Senior Notes in Connection with a Successful Remarketing,” and the Company’s optional redemption right may be eliminated or modified to provide that it will arise at a later date as described below under “Description of our Senior Notes—Optional Redemption.” Your senior notes will become subject to such reset rate, modified maturity and optional redemption provisions whether or not you participate in remarketing.

Are the senior notes redeemable at the option of the Company?

The senior notes are not redeemable at our option prior to May 17, 2013. At any time on or after May 17, 2013, the senior notes are redeemable, at our option, in whole but not in part, at a price equal to $1,000 per senior note, plus accrued and unpaid interest, if any, to the date of redemption. In connection with the remarketing of the senior notes, we may modify our right to call the senior notes for redemption, effective on and after the remarketing settlement date, to eliminate it in its entirety or to provide that the optional redemption right will arise at a later date. See “Description of our Senior Notes—Optional Redemption.”

What is the Treasury portfolio?

If there is a successful remarketing during the remarketing period, the senior notes included in the Corporate Units will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 17, 2011 in an aggregate amount at maturity equal to the principal amount of the senior notes that were formerly included in Corporate Units but that were remarketed, and

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 17, 2011 in an aggregate amount at maturity equal to the aggregate interest that would have accrued from, and including, February 15, 2011 to, but excluding, May 17, 2011 (assuming no reset of the interest rate and that May 17, 2011 were an interest payment date in lieu of May 15, 2011) on the principal amount of the senior notes that were formerly included in the Corporate Units but that were remarketed.

If I am holding a senior note as a separate security from the Corporate Unit, can I still participate in a remarketing of the senior notes and do I also have a put right in the event that the final remarketing is not successful?

Holders of senior notes that are not part of the Corporate Units may elect, in the manner described in this prospectus supplement, to have their senior notes remarketed by the remarketing agent along with the senior notes included in the Corporate Units. See “Description of our Senior Notes—Optional Remarketing.” Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the initial remarketing date. In the event of a successful remarketing, each holder of a separate senior note that has been remarketed will receive the remarketing price per senior note (as defined in “Description of the Purchase Contracts—Remarketing”), which, for each senior note, is an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of senior notes denominated in integral multiples of $1,000 included in such remarketing that are held as components of Corporate Units.

Holders of senior notes that are not part of a Corporate Unit may exercise their put right if a successful remarketing has not occurred by providing written notice to the trustee at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.

Besides participating in a remarketing, how else can I satisfy my obligation under the purchase contracts?

Holders of Corporate Units or Treasury Units may also satisfy their obligations, or their obligations will be terminated, under the purchase contracts as follows:

•	through early settlement as described below under “Can I settle the purchase contract early?” and under “What happens if there is early settlement upon a cash merger?”;

•

in the case of Corporate Units, through cash settlement as described under “Description of the Purchase Contract—Notice to Settle with Cash”, or through exercise of the put right as described under “What happens if the senior notes are not successfully remarketed?”;

•	through the automatic application of the proceeds of the new treasury securities in the case of the Treasury Units; or

•	without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

If the holder of a Corporate Unit or Treasury Unit settles a purchase contract early (other than pursuant to the merger early settlement right), or if the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will not be entitled to any accrued contract adjustment payments.

What interest payments will I receive on the senior notes?

Interest on the senior notes will be payable quarterly in arrears initially at the annual rate of 9.50% per annum to, but excluding, the reset effective date, which will be the remarketing settlement date if the senior notes are successfully remarketed. Following a reset of the interest rate, interest will be payable semi-annually on the senior notes at the reset rate from and including the reset effective date to, but excluding, February 15, 2021, which maturity date may be modified to an earlier date in connection with a successful remarketing. If a successful remarketing of the senior notes does not occur, the interest rate will not be reset and the senior notes will continue to bear interest at the initial interest rate payable quarterly.

What are the interest payment dates on the senior notes?

The interest payment dates on the senior notes are February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2008 and ending on the maturity date of the senior notes. Following a successful remarketing, interest on the senior notes will be payable on a semi-annual basis on February 15 and August 15 of each year, commencing on August 15, 2011.

When will the interest rate on the senior notes be reset and what is the reset rate?

The interest rate on the senior notes will be reset on the date of a successful remarketing, and the reset rate will become effective on the reset effective date. The reset rate will be the interest rate determined by the remarketing agent, in consultation with us, as the rate the senior notes should bear in order for the senior notes included in the remarketing to have an approximate aggregate market value on the remarketing date of 100% of the sum of the Treasury portfolio purchase price and the purchase price of the senior notes that are not part of Corporate Units whose holders have elected to participate in the remarketing (determined in the manner described in “Description of the Purchase Contracts—Remarketing”). The interest rate on the senior notes will not be reset if there is not a successful remarketing. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

Which provisions will govern the senior notes following a successful remarketing?

The senior notes will continue to be governed by the indenture under which they were issued. However, the indenture’s provisions regarding the maturity date and redemption of the senior notes may be modified by us, in consultation with the remarketing agent, without any holder’s consent. As described under “Description of our Senior Notes—Modification of the Terms of the Senior Notes in Connection with a Successful Remarketing” and “Description of our Senior Notes— Optional Redemption,” in connection with any successful remarketing, we may elect, in consultation with the remarketing agent, (i) to change the stated maturity of the senior notes from February 15, 2021 to any earlier date, provided that the senior notes may not mature earlier than May 17, 2013; or (ii) to extend the earliest redemption date on which we may call the senior notes for redemption from May 17, 2013 to a later date or to eliminate the redemption provisions from the senior notes.

Can I settle the purchase contract early?

You can settle a purchase contract at any time on or prior to the second business day immediately preceding the purchase contract settlement date by paying $50 cash, in which case 6.2775 shares of our common stock, subject to adjustment, will be issued to you pursuant to the purchase contract; provided, however, that a holder may not elect to settle the related purchase contract during the remarketing period. The number of shares you receive under this circumstance will be fixed and will not be computed on the basis of the applicable market value of our common stock on the early settlement date. You will not be entitled to any accrued and unpaid contract adjustment payment on purchase contracts that are settled early under these circumstances. Prior to the satisfaction of the Authorized Share Condition, any settlement (including early settlement) of the purchase contracts will be subject to the provisions described under “What happens if the Authorized Share Condition has not been satisfied?”.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 360,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in effect and a prospectus available covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect and a prospectus available covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled.

What happens if there is early settlement upon a cash merger?

Prior to the purchase contract settlement date, if we are involved in a consolidation, acquisition or merger, or a sale of all or substantially all of our assets, in each case in which at least 10% of the consideration received by holders of our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate described under “Description of the Purchase Contacts—Early Settlement Upon Cash Merger,” and receive, under certain circumstances, an additional make-whole number of shares, which we refer to as the make-whole shares, provided that at such time, if required under the U.S. federal securities laws, there is in effect a registration statement and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.” The number of make-whole shares applicable to a merger early settlement will be determined by reference to the table set forth under “Description of the Purchase Contracts—Early Settlement Upon Cash Merger.”

We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which we refer to as the “cash merger early settlement date,” which shall be at least ten days after the date of the notice but no later than the earlier of (i) 20 days after the date of such notice and (ii) two business days prior to the purchase contract settlement date, by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent three business days before the cash merger early settlement date your Corporate Units or Treasury Units (by delivery of certificates if they are held in certificated form) and payment of the applicable purchase price in immediately available funds less the amount of any accrued and unpaid contract adjustment payments (unless such cash merger early settlement date occurs after the related record date for such contract adjustment payments, in which case the applicable purchase price shall not be reduced by the amount of any accrued and unpaid contract adjustment payments).

If you exercise the merger early settlement right, we will deliver to you on the cash merger early settlement date, in respect of each such Equity Unit so settled, the kind and amount of securities, cash or other property that you would have been entitled to receive in the cash merger as a holder of a number of shares of our common stock equal to the sum of the settlement rate described under “Description of the Purchase Contracts—Early Settlement Upon Cash Merger” and the make-whole shares. You will also receive the senior notes, applicable ownership interests in the Treasury portfolio, Treasury securities or new treasury securities underlying the Corporate Units or Treasury Units, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement, without the make-whole shares, on the purchase contract settlement date with the securities, cash or other property holders of our common stock were entitled to receive in the cash merger. If required under the U.S. federal securities laws, there will be a registration statement in effect and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may exercise the merger early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may exercise the merger early settlement right only in integral multiples of 360,000 Corporate Units. Under such circumstances, we will attempt to allow holders of fewer than 360,000 Corporate Units to exercise the merger early settlement right by aggregating the total number of Corporate Units in respect of which the holders have elected to exercise such right. Any such aggregation will be made on a pro rata basis to the extent that any such aggregation does not allow each holder to exercise this right in full.

A holder of Treasury Units may exercise the merger early settlement right only in integral multiples of 20 Treasury Units.

What is the ranking of the senior notes and the contract adjustment payments?

The senior notes will be our unsecured, unsubordinated obligations. The senior notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and will be senior in right of payment to any of our existing and future subordinated indebtedness. The contract adjustment payments are our unsecured, subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness (as defined under “Description of the Equity Units—Ranking”) excluding indebtedness of variable interest entities which are required to be consolidated under the provisions of FIN 46. The senior notes and the contract adjustment payments will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the senior notes and contract adjustment payments will be effectively subordinated to all existing and future preferred stock and indebtedness, guarantees and other liabilities of our subsidiaries.

What are the principal United States federal income tax consequences related to Corporate Units, Treasury Units and senior notes?

Although the Internal Revenue Service (the “IRS”) has issued a Revenue Ruling addressing the treatment of units similar to the Equity Units, no statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments substantially identical to the Equity Units for United States federal income tax purposes. No assurance can be given that the conclusions in the Revenue Ruling would apply to the Equity Units.

An owner of Equity Units will be treated as owning the purchase contract and an undivided beneficial interest in the senior notes, the applicable ownership interest in the Treasury portfolio, Treasury securities or new treasury securities constituting the Equity Units, as applicable. By purchasing the Equity Units you will be deemed to have agreed to treat the Equity Units in that manner for all United States federal income tax purposes. In addition, as a holder of Corporate Units you will be deemed to have agreed to allocate $45.7938 to your undivided beneficial interest in the senior notes, which will establish your initial tax basis in your interest in each purchase contract as $4.2062 and your initial tax basis in your undivided beneficial interest in the senior notes as $45.7938. Payments on the Equity Units will not be eligible for the 15% tax rate on qualified dividends. Because of the terms of the senior notes, we believe that the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable United States Treasury regulations. The effects of such method will be (i) to require you, regardless of your usual method of tax accounting, to accrue interest income with respect to the notes on a constant yield basis at an assumed yield; (ii) to require you to accrue interest income, which will be in excess of interest payments actually received, and (iii) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or other disposition of the senior notes.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, a beneficial owner of Corporate Units will generally be required to include in gross income its allocable share of any interest payments made with respect to the applicable ownership interests in the Treasury portfolio and, if appropriate, original issue discount on the applicable ownership interests in the Treasury portfolio as it accrues on a constant yield to maturity basis, or, if appropriate, acquisition discount on the applicable ownership interests in the Treasury portfolio.

We intend to treat contract adjustment payments as taxable ordinary income to a U.S. Holder (as defined in this prospectus supplement under “Certain United States Federal Income Tax Consequences”) when received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting. We intend to treat any contract adjustment payments paid to a Non-U.S. Holder (as defined in this prospectus supplement under “Certain United States Federal Income Tax Consequences”) as amounts generally subject to withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax.

FOR ADDITIONAL INFORMATION, SEE “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” IN THIS PROSPECTUS SUPPLEMENT, STARTING ON PAGE S-99.

What are the risks relating to the Equity Units?

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Equity Units.

The Offering—Explanatory Diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, senior notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and senior notes.

The following diagrams assume that the senior notes are successfully remarketed and that the purchase contracts are settled on the purchase contract settlement date with shares of common stock.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts entitle the holder to unsecured contract adjustment payments as shown in the diagrams on the following pages.

Notes:

(1)

If the applicable market value of our common stock is less than or equal to the reference price of $6.75, 7.4074 shares of our common stock will be delivered to a holder of an Equity Unit. The number of shares of common stock to be so delivered is approximately equal to the quotient obtained by dividing the stated amount of $50 by the reference price.
(2)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $7.97, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value.
(3)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, 6.2775 shares of our common stock will be delivered to a holder of an Equity Unit. The number of shares of common stock to be so delivered is approximately equal to the quotient obtained by dividing the stated amount of $50 by the threshold appreciation price of $7.97.
(4)	The reference price is the price at which we offered our common stock in the concurrent Common Stock Offering.
(5)	The threshold appreciation price represents an approximately 18% appreciation over the reference price.
(6)	The “applicable market value” means the average of the volume weighted average prices per share of our common stock (or exchange property units, as defined under “Description of the Purchase Contracts—Anti-Dilution Adjustments,” in which the purchase contracts will be settled following a reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments.”
(7)	Until such time as the Authorized Share Condition has been satisfied, each purchase contract that is a component of an Equity Unit will be settled by the purchase by the holder of the purchase contract, and sale by us, of shares of our Series A Preferred Stock in lieu of shares of our common stock. The number of shares of our Series A Preferred Stock to be purchased by each holder of an Equity Unit will be based on a fixed ratio of one share of Series A Preferred Stock for every 100 shares of our common stock which would have otherwise been purchased. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition.”

Corporate Units

A Corporate Unit consists of two components as described below:

Notes:

(1)

Until such time as the Authorized Share Condition has been satisfied, each purchase contract that is a component of an Equity Unit will be settled by the purchase by the holder of the purchase contract, and sale by us, of shares of our Series A Preferred Stock in lieu of shares of our common stock. The number of shares of our Series A Preferred Stock to be purchased by each holder of an Equity Unit will be based on a fixed ratio of one share of Series A Preferred Stock for every 100 shares of our common stock which would have otherwise been purchased. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition.”

(2)

If the Authorized Share Condition has not been satisfied by the 120th day after the issuance of the Equity Units, quarterly contract adjustment payments payable by us to the holder will increase from 0.00% per annum to a rate of 5.00% per annum on the stated amount of $50 from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, at which time, such contract adjustment payments shall return to 0.00% per annum. See “Description of the Purchase Contracts—Contract Adjustment Payments.”

(3)

Each owner of a Corporate Unit owns an undivided beneficial ownership interest in a senior note and will be entitled to a  1/20, or 5%, of each interest payment paid in respect of a $1,000 principal amount senior note.

(4)

Senior notes will be issued in minimum denominations of $1,000. Each undivided beneficial ownership interest in senior notes represents a  1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note.

(5)	The senior notes are initially due on February 15, 2021, which maturity date may be modified to an earlier date in connection with a successful remarketing.

The holder of a Corporate Unit owns an undivided beneficial ownership interest in a senior note that forms a part of the Corporate Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract. Unless a successful remarketing occurs, the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder settles the purchase contract early, settles the purchase contract in cash or creates a Treasury Unit, the put price payable in respect of the senior note will be used to satisfy the holder’s obligation under the related purchase contract.

Following the successful remarketing of the senior notes, the applicable ownership interest in the Treasury portfolio will replace the senior note as a component of the Corporate Unit and the reset rate on the senior notes would be effective on the remarketing settlement date. In connection with any remarketing, we may elect, in consultation with the remarketing agent, to modify the maturity date and redemption provisions of the senior notes, as described under “Description of our Senior Notes,” and the remarketing agent, in consultation with us, may reset the interest rate.

Treasury Units

A Treasury Unit consists of two components as described below:

Notes:

(1)	Until such time as the Authorized Share Condition has been satisfied, each purchase contract that is a component of an Equity Unit will be settled by the purchase by the holder of the purchase contract, and sale by us, of shares of our Series A Preferred Stock in lieu of shares of our common stock. The number of shares of our Series A Preferred Stock to be purchased by each holder of an Equity Unit will be based on a fixed ratio of one share of Series A Preferred Stock for every 100 shares of our common stock which would have otherwise been purchased. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition.”
(2)

If the Authorized Share Condition has not been satisfied by the 120th day after the issuance of the Equity Units, quarterly contract adjustment payments payable by us to the holder will increase from 0.00% per annum to a rate of 5.00% per annum on the stated amount of $50 from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, at which time, such contract adjustment payments shall return to 0.00% per annum. See “Description of the Purchase Contracts—Contract Adjustment Payments.”

(3)

Each holder of a Treasury Unit owns a  1/20 , or 5%, undivided beneficial ownership interest in a Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2011. On such date, the collateral agent will use all or a portion of the proceeds of the maturing Treasury security to purchase a new treasury security that matures on or prior to the purchase contract settlement date. Such Treasury security or new treasury security together with the purchase contract constitutes a Treasury Unit.

The holder of a Treasury Unit owns a beneficial ownership interest in the Treasury security or new treasury that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder elects to settle early or recreates a Corporate Unit, the Treasury security or new treasury will be used to satisfy the holder’s obligation under the related purchase contract.

Treasury Units can only be created with integral multiples of 20 Corporate Units.

Senior Notes

The senior notes have the terms described below:

Notes:

(1)	The senior notes are initially due on February 15, 2021, which maturity date may be modified to an earlier date in connection with a successful remarketing.

Transforming Corporate Units into Treasury Units and Senior Notes

•

To create a Treasury Unit, a holder separates a Corporate Unit into its components—the purchase contract and the senior note, and then combines the purchase contract with a Treasury security or new treasury security.

•

The Treasury security or new treasury security together with the purchase contract constitutes a Treasury Unit. The senior note, which is no longer a component of the Corporate Unit, is released to the holder and is tradable as a separate security.

•

A holder owns a beneficial interest in the Treasury security or new treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

Notes:

(1)	Until such time as the Authorized Share Condition has been satisfied, each purchase contract that is a component of an Equity Unit will be settled by the purchase by the holder of the purchase contract, and sale by us, of shares of our Series A Preferred Stock in lieu of shares of our common stock. The number of shares of our Series A Preferred Stock to be purchased by each holder of an Equity Unit will be based on a fixed ratio of one share of Series A Preferred Stock for every 100 shares of our common stock which would have otherwise been purchased. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition.”
(2)

If the Authorized Share Condition has not been satisfied by the 120th day after the issuance of the Equity Units, quarterly contract adjustment payments payable by us to the holder will increase from 0.00% per annum to a rate of 5.00% per annum on the stated amount of $50 from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, at which time, such contract adjustment payments shall return to 0.00% per annum. See “Description of the Purchase Contracts—Contract Adjustment Payments.”

(3)	The senior notes are initially due on February 15, 2021, which maturity date may be modified to an earlier date in connection with a successful remarketing.
(4)

Each holder of a Treasury Unit owns a  1/20 , or 5%, undivided beneficial ownership interest in a Treasury security with a principal amount at maturity of $1,000 that matures on February 15, 2011. On such date, all or a portion of the proceeds of the maturing Treasury security will be applied to purchase a new treasury security that matures on or prior to the purchase contract settlement date. Such Treasury security or new treasury security together with the purchase contract constitutes a Treasury Unit.

Following the successful remarketing of the senior notes, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder upon the transformation of a Corporate Unit into a Treasury Unit and will be tradable separately.

The holder can also transform Treasury Units and senior notes (or, following a successful remarketing of the senior notes, the applicable ownership interest in the Treasury portfolio) into Corporate Units. Following that transformation, the Treasury security or new treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 20 Corporate Units, and the transformation of Treasury Units into Corporate Units requires integral multiples of 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 360,000 Corporate Units, and the transformation of Treasury Units into Corporate Units also requires integral multiples of 360,000 Treasury Units.

Summary Financial Information

The following summary consolidated statement of operations data for the years ended December 31, 2005, 2006 and 2007, and the consolidated balance sheet data as of December 31, 2006 and 2007, have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement. The following summary consolidated statement of operations data for the years ended December 31, 2003 and 2004, and the consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	Years Ended December 31,
(Dollars in millions, except per share amounts)	2003	2004	2005	2006	2007
Statement of Operations Data Highlights
Gross premiums written	$1,143.7	$1,048.3	$1,096.0	$996.7	$1,031.4
Net premiums earned and other credit enhancement fees	667.3	764.5	866.4	871.4	917.9
Net investment income	321.1	355.3	378.1	423.9	465.0
Net mark-to-market gains (losses) on credit derivative contracts	—	17.7	13.6	9.1	(6,004.4)
Interest income from investment and payment agreements	212.0	198.8	270.3	391.7	445.3
Financial services—other revenue	20.6	26.4	15.8	16.6	6.9
Total revenue	1,272.2	1,401.6	1,614.1	1,832.1	(4,214.9)
Losses and loss expenses	53.4	69.6	149.9	20.0	256.1
Financial guarantee underwriting and operating expenses	92.0	106.6	117.7	133.7	139.3
Interest expense from investment and payment agreements	196.3	168.9	239.3	359.9	420.0
Financial services—other expenses	12.1	14.7	13.7	12.4	12.2
Interest expense	54.2	54.3	55.9	75.3	85.7
Net income	618.9	724.6	751.0	875.9	(3,248.2)
Net income (loss) per share:
Basic	5.81	6.61	6.94	8.22	(31.56)
Diluted	5.66	6.53	6.87	8.15	(31.56)
Return on equity	15.7%	15.6%	14.4%	15.1%	(76.7)%
Cash dividends declared per common share	0.420	0.470	0.550	0.660	0.780

	As of December 31,
	2003	2004	2005	2006	2007
Balance Sheet Data
Total investments, at fair value	$13,776.3	$14,422.3	$15,591.9	$17,433.6	$18,395.7
Prepaid reinsurance	325.5	297.3	303.4	315.5	489.0
Total assets	16,557.1	17,672.5	18,545.9	20,267.8	23,565.0
Unearned premiums	2,531.8	2,765.2	2,941.0	3,037.5	3,123.9
Losses and loss expense reserve	189.4	254.1	304.1	220.1	484.3
Derivative liabilities	946.2	1,213.5	807.5	667.1	6,685.5
Obligations under investment, investment repurchase and payment agreements	7,076.4	7,080.7	7,252.8	8,356.9	8,706.4
Long-term debt	791.8	791.8	1,191.7	991.8	1,669.9
Total stockholders’ equity	4,265.1	5,035.0	5,388.2	6,189.6	2,279.9

RISK FACTORS

Your investment in the Equity Units will involve significant risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the Equity Units before deciding whether an investment in the securities offered hereby is suitable for you. The Equity Units will not be an appropriate investment for you if you are not knowledgeable about significant features of the securities offered hereby or financial matters in general. You should not purchase the Equity Units unless you understand, and know that you can bear, these investment risks.

Risks relating to the Equity Units

Because we may not have enough shares of common stock authorized and unissued to accommodate the settlement in full of the purchase contracts, we may be required to issue shares of Series A Preferred Stock upon settlement, instead of common stock.

As described under “Description of the Purchase Contracts—Requirement for Authorized Share Condition,” as of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent Common Stock Offering exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. If at the time of settlement of a purchase contract the Authorized Share Condition has not been satisfied, we will issue shares of a newly created series of our preferred stock, the Series A Preferred Stock, instead of shares of our common stock. While each share of our Series A Preferred Stock is intended to be the economic equivalent of holding 100 shares of our common stock, the actual market value of a share of Series A Preferred Stock may be substantially less than the market value of 100 shares of our common stock. In addition, if there is a decrease in the market value of our common stock, the market value of our Series A Preferred Stock will also likely decrease. There currently is not and may never be a trading market for the Series A Preferred Stock that we may be required to issue upon settlement of the purchase contracts. A market is not expected to be made in the Series A Preferred Stock after it is issued, if at all, and no one is obligated to undertake market-making activity in the Series A Preferred Stock, and any market that may develop could be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by applicable securities laws. As a result, a market for the Series A Preferred Stock may not develop or, if one does develop, it may not be maintained and if maintained, sufficient to provide adequate liquidity for the Series A Preferred Stock. If an active market for the Series A Preferred Stock fails to develop, be sustained or to have a sufficient float to provide adequate liquidity to the holders, the value of the Series A Preferred Stock could be significantly less than the market value of the corresponding number of shares of common stock. If shares of the Series A Preferred Stock are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the Series A Preferred Stock on the same exchange as the common stock.

You will bear the entire risk that the market value of our common stock may decline.

As a holder of Equity Units you will have a beneficial ownership interest in the related senior notes, Treasury securities, new treasury securities or an applicable ownership interest in the Treasury portfolio, as the case may be; you will also have an obligation to buy shares of our common stock pursuant to the purchase contract that is a part of the Equity Units. On May 17, 2011, unless you have paid cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization or settled early, (i) in the case of Corporate Units, either (x) the proceeds from the applicable ownership interest in the Treasury portfolio when paid at maturity or (y) the put price paid upon the automatic put of the senior notes to us, or (ii) in the case of Treasury Units, the proceeds from the applicable ownership interest in the related Treasury securities or new treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the volume weighted average price per share of our common stock (or exchange property units, as defined under “Description of the Purchase Contracts—Anti-Dilution Adjustments,” in which the purchase contracts will be settled following a reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding May 17, 2011, which we refer to as the applicable market value, subject to anti-dilution adjustments under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments.” There can be no assurance that the market value of our common stock on the purchase contract settlement date will not be less than the price paid by you for the Corporate Units. If the applicable market value of the common stock is less than the reference price of $6.75, the market value of the common stock issued to you pursuant to each purchase contract on May 17, 2011 (assuming that the market value on that date is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you on the date of issuance of the Corporate Units in this offering (assuming you purchased the Corporate Units for $50 each). Accordingly, you will bear the entire risk that the market value of the common stock may decline, and that the decline could be substantial and could result in a loss of all or a portion of your investment.

In addition, because the number of shares delivered to you on the purchase contract settlement date will be based upon the applicable market value, which is in turn calculated on the basis of the average of the volume weighted average price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, the shares of common stock you receive on the purchase contract settlement date may be worth less than the shares of common stock you would have received had the applicable market value been equal to the volume weighted average price per share of our common stock on the purchase contract settlement date. Moreover, to the extent that the shares of common stock are delivered after the purchase contract settlement date, you will bear the risk of a decline in the value of that common stock between the purchase contract settlement date and the applicable stock purchase date.

You will receive only a portion of any appreciation in our common stock price and only if the appreciation of common stock exceeds a specified threshold, and the opportunity for equity appreciation provided by an investment in Equity Units is less than that provided by a direct investment in our common stock.

There can be no assurance that the market price of our common stock will appreciate. Moreover, the opportunity for equity appreciation afforded by investing in Equity Units will generally be less than if you had invested directly in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to a purchase contract on May 17, 2011 (assuming that the market value on that date is the same as the applicable market value of the common stock and no reorganization event has occurred) will only exceed the effective price per share paid by you for the common stock on the date of issuance of the Corporate Units (assuming you purchased Corporate Units for $50 each) if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 18% over the reference price of $6.75). In other words, your purchase contract will not entitle you to participate in any appreciation in the market value of our common stock unless the applicable market value of our common stock, determined in connection with the purchase contract settlement, is greater than the threshold appreciation price of $7.97. If the applicable market value of our common stock exceeds the reference price but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract, and if the applicable market value is less than the reference price, you will realize a loss on your investment (assuming you purchased Equity Units for $50 each). Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 84.7% (the percentage equal to the reference price divided by the threshold appreciation price) of the value of the shares of common stock that you would have received had you invested $50 to purchase common stock at the reference price of $6.75 per share on the date of issuance of the Equity Units.

The senior notes and the contract adjustment payments are effectively subordinated to any existing or future preferred stock and indebtedness or other liabilities of our subsidiaries, and the contract adjustment payments are subordinated to our existing and future senior indebtedness.

The senior notes and the contract adjustment payments will be effectively subordinated to any existing or future preferred stock and indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. As of December 31, 2007, our subsidiaries had total indebtedness and other liabilities (excluding policyholder reserves, intercompany liabilities and liabilities owed to us and debt related to variable interest entities consolidated under the provisions of FIN 46) of approximately $15.9 billion and had guaranteed approximately $0 of indebtedness outstanding as of that date (excluding financial guarantee contracts). The senior notes and the contract adjustment payments will be effectively subordinated to any of our secured indebtedness to the extent of the value of the asset securing such indebtedness.

The contract adjustment payments are also subordinated to our existing and future senior indebtedness (as defined under “Description of the Equity Units—Ranking”). As of December 31, 2007, we had $1.0 billion of senior indebtedness outstanding.

At December 31, 2007, on a pro forma basis after giving effect to the offering (excluding any exercise of the underwriters’ over-allotment option) and the use of proceeds hereof, we would have had $1.9 billion of indebtedness, $1.0 billion of which ranks pari passu to the senior notes.

The trading price of our common stock, the general level of interest rates and our credit quality will directly affect the trading prices for the Corporate Units and Treasury Units.

The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality, as well as by a number of other factors. It is impossible to predict whether the price of the common stock or interest rates will rise or fall or whether our credit quality will deteriorate. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the market price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, senior notes and our common stock.

If you hold Equity Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Equity Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to exercise rights and receive any dividends or other distributions with respect to the common stock if and when we deliver shares of common stock in settlement of your purchase contract on May 17, 2011, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of those rights or the receipt of those dividends or distributions occurs on or after that date. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The delivery of make-whole shares upon a merger early settlement may not adequately compensate you.

If a cash merger (as defined below under “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) occurs and you exercise your merger early settlement right, you will be entitled to receive additional value in the form of make-whole shares unless the price paid per share of our common stock in the cash merger is in excess of $35.00, subject to adjustment. A description of how the make-whole shares will be determined is set forth under “Description of the Purchase Contracts—Early Settlement Upon Cash Merger—Calculation of Make-Whole Shares.” Although the make-whole shares are designed to compensate you for the lost value of your Equity Units as a result of the cash merger, this feature may not adequately compensate you for such loss.

The Equity Units provide limited settlement rate adjustments, and an event could occur that adversely affects the value of the Equity Units or our common stock but that does not result in an adjustment to the settlement rate.

The number of shares of common stock that you are entitled to receive on May 17, 2011, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other acts. See “Description of the Purchase Contracts—Anti-Dilution Adjustments.” We will not adjust the number of shares of common stock that you are to receive on May 17, 2011, or as a result of early settlement of a purchase contract, for other events, including employee stock option grants, ordinary dividends, offerings of common stock by us for cash or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Equity Units or our common stock, but does not result in an adjustment to the settlement rate, will not occur. Further, we are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and the Equity Units.

Upon a successful remarketing of the senior notes, the interest rate on your senior notes may be reset and the maturity date of your senior notes may be modified even if you elect not to participate in the remarketing.

In connection with a remarketing, we and the remarketing agent may change the interest rate on and maturity date and redemption provisions of the senior notes, as described under “Description of our Senior Notes—Modification of the Terms of the Senior Notes in Connection with a Successful Remarketing” and “Description of our Senior Notes—Market Reset Rate.” If the remarketing is successful, the reset interest rate, the modified maturity date, if any, and the modified redemption provisions, if any, will apply to all the senior notes, even if they are not included in the remarketing. Moreover, holders of senior notes must elect whether to participate in the remarketing before knowing what the reset interest rate on, modified maturity date or modified redemption provisions of the senior notes will be. You may determine that the reset interest rate, modified maturity date or modified redemption provision is not favorable to you. In addition, following a successful remarketing, interest on the senior notes will be payable on a semi-annual basis.

Our Corporate Units, Treasury Units and senior notes have no prior public market, and we cannot assure you that an active trading market will develop.

It is not possible to predict how, if at all, Corporate Units, Treasury Units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. Our Corporate Units, Treasury Units and senior notes are newly issued securities and there is currently no secondary market for any of our Corporate Units, Treasury Units or senior notes. Although we have applied for listing of the Corporate Units on the New York Stock Exchange, an active trading market might not develop or continue. If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the Treasury Units or the senior notes on the same exchange as the Corporate Units. However, an active trading market in those securities also may not develop and we may not be successful in effecting any such listing. In addition, if you were to substitute Treasury securities or new treasury securities for senior notes or applicable ownership interest in the Treasury portfolio, thereby converting your Corporate Units into Treasury Units, or senior notes or applicable ownership interests in the Treasury portfolio for Treasury securities or new treasury securities, thereby converting your Treasury Units to Corporate Units, the liquidity of Corporate Units or Treasury Units could be adversely affected by the resultant reduction in the number of outstanding Corporate Units or Treasury Units, as the case may be. If the Corporate Units are listed on a securities exchange, we cannot assure you that the Corporate Units will not be delisted or that trading in the Corporate Units will not be suspended as a result of a holder’s or holders’ election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on such exchange. Likewise, if Treasury Units were listed on a securities exchange, we cannot assure you that the Treasury Units would not be delisted or that trading in the Treasury Units would not be suspended as a result of a similar election to create Corporate Units by substituting collateral, which could cause the number of Treasury Units to fall below the requirement for listing on such exchange.

Your rights to the pledged securities will be subject to our security interest and may be affected by a bankruptcy proceeding.

Although holders of Equity Units will have a beneficial ownership interest in the related senior notes, Treasury securities, new treasury securities or Treasury portfolio, as applicable, those interests will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. In addition, notwithstanding the automatic termination of the purchase contracts in the event that Ambac Financial Group, Inc. becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code or by exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code. Moreover, claims arising out of the senior notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, a party in interest in the bankruptcy proceeding might argue that the holders of senior notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The senior notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which has been or will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the senior notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

You may not be able to exercise your rights to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act is in effect and a prospectus is available covering the shares of common stock or other securities, if any, deliverable upon early settlement of a purchase contract.

The early settlement rights under the purchase contracts are subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although we have agreed to use our commercially reasonable efforts to have such a registration statement in effect and a prospectus available if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock and any such other securities, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

Our holding company structure and certain regulatory and other constraints could affect our ability to pay dividends and make other payments.

We are a holding company and have no substantial operations of our own or assets other than our ownership of Ambac Assurance, our principal operating subsidiary, and certain other smaller subsidiaries. As such, we are largely dependent on dividends from Ambac Assurance to pay dividends on our capital stock, to pay principal and interest on our indebtedness, to pay our operating expenses and other liabilities and to make capital investment in our subsidiaries. As a result, we will be largely dependent on dividends from Ambac Assurance to pay the principal of and interest on the senior notes offered hereby and to make contract adjustment payments. However, as separate legal entities, neither Ambac Assurance nor any of our other subsidiaries has any obligation, contingent or otherwise, to make such funds available to us or to make any payments under the stock purchase contracts or senior notes. In addition, Wisconsin insurance regulations restrict the declaration and payment of dividends and the making of distributions by Ambac Assurance, unless certain regulatory requirements are met. The inability of Ambac Assurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could adversely affect our ability to make payments on the stock purchase contracts or to repay our debt, including the senior notes, or could have a material adverse effect on our operations. See “Insurance Regulatory Matters—Wisconsin Dividend Restrictions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in this prospectus supplement for further information.

Our subsidiaries generated approximately 100% of our consolidated revenues in 2007 and held approximately 100% of our consolidated assets as of December 31, 2007.

You will be required to accrue original issue discount on the senior notes for United States federal income tax purposes.

For United States federal income tax purposes, you will be required to accrue interest income on the senior notes in excess of the stated interest on the senior notes and will generally be required to treat any gain on a disposition of the notes as ordinary income instead of capital. Because of the terms of the senior notes, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for United States federal income tax purposes. Assuming that the senior notes are so treated, you will be required to accrue original issue discount on the senior notes in your gross income based upon an assumed yield on a constant yield-to-maturity basis, regardless of your usual method of tax accounting. In addition, any gain on the disposition of a senior note before the date that is six months after the date of a successful remarketing generally will be treated as ordinary interest income; thus, the ability to offset this interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks relating to the purchase, ownership and disposition of the senior notes, see “Certain United States Federal Income Tax Consequences—Senior Notes” in this prospectus supplement.

You may have to pay taxes with respect to constructive distributions on our common stock or Series A Preferred Stock.

The number of shares of common stock or Series A Preferred Stock, as applicable, that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Purchase Contracts—Anti-Dilution Adjustments.” If the settlement rate is adjusted as a result of a distribution that is taxable to our common stock holders or Series A Preferred Stock holders, as applicable, such as a quarterly cash dividend, you would be deemed to receive a “constructive distribution” of our stock and may be required to include an amount in income for United States federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, Non-U.S. Holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax. See “Certain United States Federal Income Tax Consequences” in this prospectus supplement.

The IRS could disagree with our U.S. federal income tax characterization of the Equity Units.

It is a condition to the closing of the Equity Units Offering that Wachtell, Lipton, Rosen & Katz, special tax counsel to the Company, deliver its opinion to the Company that, for United States federal income tax purposes, the senior notes and the purchase contracts will be treated as separate securities, and the senior notes will be treated as our debt instruments. However, because opinions of counsel are not binding upon the IRS or any court, the IRS may challenge such conclusion and a court may sustain such a challenge. If the IRS were to successfully challenge our characterization of the Equity Units, the IRS’s recharacterization could adversely affect the amount, timing or character of the income, gain or loss you recognize with respect to our Equity Units. You are urged to consult your own tax advisors concerning the tax consequences of an investment in our Equity Units.

We likely will experience an ownership change under Section 382 of the Internal Revenue Code.

In connection with the Common Stock Offering, the Equity Units Offering and/or other transactions in our shares from time to time, we likely will experience an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general terms, an ownership change would result from transactions increasing the aggregate ownership of certain stockholders in our stock by more than 50 percentage points over a testing period (generally three years). If an ownership change were to occur, our ability to use certain tax attributes, including certain built-in losses, credits, deductions or tax basis and/or our ability to continue to reflect the associated tax benefits as assets on our balance sheet, may be limited. We have concluded that these limitations are unlikely to have any material tax or accounting consequences. However, this conclusion is based on a variety of assumptions, including our estimates regarding the amounts and timing of certain deductions and future earnings, any of which could be incorrect. Accordingly, there can be no assurance that these limitations would not have an adverse effect on our results of operations or that such adverse effect would not be material.

Risks Relating to Our Business and Industry

There can be no assurance that we will maintain our financial strength ratings, even if we are successful in raising capital through this Equity Units offering and the concurrent Common Stock Offering.

This Equity Units offering and the concurrent Common Stock Offering are part of a capital raising strategy focused on maintaining Ambac Assurance’s triple-A financial strength ratings from Moody’s and S&P. While we expect that the additional capital raised from these offerings will enable us to maintain such ratings, at the present time, we do not anticipate that the completion of this offering or the Common Stock Offering will result in S&P or Moody’s assigning a “stable” outlook to our triple-A ratings nor Fitch upgrading our double-A financial strength rating to triple-A. Furthermore, there are various factors, including those discussed in the second following risk factor and elsewhere in this “Risk Factors” section, that could result in our financial strength and other ratings being downgraded or being subject to downgrade in the future. Accordingly, there can be no assurance that we will not seek to raise capital, including through additional issuance of equity, in the future.

There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, investors should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then-current publicly available information.

As a result of market conditions, rating agency actions and investor concern with respect to our financial position, our ability to write new business has been severely limited since November 2007, and we have written virtually no new business thus far in 2008.

In January and February 2008, we booked only a de minimis amount of new business. There can be no assurance that our business will improve or return to normal (or better) levels or, if they do improve, as to the timing of such improvements or return to normal levels.

The placement of our financial strength rating on negative credit watch by S&P and on review for possible downgrade by Moody’s and the downgrade by Fitch has had a material adverse effect on our competitive position and our ability to write new business. A further downgrade of the financial strength rating of Ambac Assurance would materially adversely affect our business and prospects and, consequently, our results of operations and financial condition.

Ambac Assurance’s ability to attract new business and to compete with other triple A-rated financial guarantors has, to date, been highly dependent on the triple-A financial strength ratings assigned to it by the rating agencies. Historically, our insurance companies have held triple-A financial strength ratings from Moody’s, S&P and Fitch. The objective of these ratings is to provide an opinion on an insurer’s financial strength and its ability and intent to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Financial strength ratings do not refer to an insurer’s ability to meet non-insurance obligations and are not a “market rating” or a recommendation to buy, hold or sell any security.

In the fall of 2007, each of the major rating agencies began a review of the capital adequacy of the financial guaranty industry. In late December, following the rating agency reviews, Ambac’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s AAA ratings on rating watch negative and stated that Ambac had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac’s Aaa rating on review for possible downgrade. On January 18, 2008, Fitch downgraded Ambac’s insurance financial strength rating to AA, Credit Watch Negative. In addition, on January 18, 2008, S&P put Ambac’s AAA rating on Credit Watch Negative. On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple-A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it was continuing a review for possible downgrade that was initiated on January 16, 2008. To the extent that Ambac is unable to raise sufficient capital over the near term in relation to its increased capital needs, or is unable to satisfy other rating agency criteria, the ratings assigned to it and to Ambac Assurance by the rating agencies could be lowered. There can be no assurance that the proceeds of this Equity Units Offering and the Common Stock Offering will be sufficient to obtain or maintain triple-A ratings. Furthermore, there can be no assurance that Ambac Assurance will not be required by any of the rating agencies to raise additional capital in order to maintain ratings in the future, nor can there be any assurance that we will be able to raise any such additional capital in the future. In addition, failure to replace our interim CEO with a permanent CEO on a timely basis could have an adverse effect on our ratings.

If Ambac Assurance’s ratings were reduced to double-A by S&P and Moody’s, there is no assurance that we could successfully execute the reduced double-A business plan as we envision; failure to do so may eliminate the possibility of a ratings upgrade and could result in further ratings downgrades. In addition, further adverse ratings action by Fitch could have an adverse effect on our business and operations. We believe downgrades below a double-A rating by the major rating agencies would, if our competitors were not similarly downgraded, further and materially reduce our ability to write new business.

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007 and we have written virtually no new business thus far in 2008. Any further downgrade in our financial strength ratings could have a material adverse effect on our long-term competitive position and our prospects for future business. See Part I, Item 1, “Business—Rating Agencies” and Part II, Item 7, “Management’s Discussion and Analysis—Credit Ratings and Collateral” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

A downgrade of the financial strength rating of Ambac Assurance would result in significant collateral-posting obligations in respect of investment agreements and interest rate swap and currency swap transactions, and/or withdrawals or terminations of such transactions.

Most investment agreements and interest rate swap and currency swap transactions provide certain remedies to the counterparty in the event of a downgrade of Ambac Assurance’s financial strength rating, typically to A1 by Moody’s or A+ by S&P. In most cases, we are required to post collateral or otherwise enhance our credit to the A1 or A+ rating level. These collateral-posting obligations could have a material adverse effect on our liquidity. Additionally, it is likely that Ambac Assurance would need to lend or contribute investment assets or cash to the Financial Services businesses in order to satisfy these collateral-posting obligations. Any such loans or contributions would be subject to the prior consent of the Office of the Commissioner of the State of Wisconsin; there can be no assurance that we would obtain such consent. If we fail to post collateral as required or if Ambac Assurance’s financial strength rating is downgraded below A3 by Moody’s or A+ by S&P, counterparties are entitled to terminate the transactions. Upon such terminations, we could liquidate securities with unrealized mark-to-market losses which could have a material adverse effect on our liquidity and lead to further downgrades. See Part II, Item 7, “Management’s Discussion and Analysis—Credit Ratings and Collateral” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

Ultimate actual claim payments on our CDO of ABS, CDO-squared and other credit derivative exposures could materially exceed on a present value basis our current disclosed estimates of impairment.

For the year ended December 31, 2007, Ambac reported a total of $6.0 billion of mark-to-market losses on credit derivative exposures, including estimated credit impairment of approximately $1.1 billion related to certain collateralized debt obligations of asset-backed securities (“CDO of ABS”) backed primarily by mezzanine level subprime residential mortgage-backed securities (“Subprime MBS”) and “CDO squared” transactions which are backed by CDO of ABS transactions comprised of Subprime MBS that have recently been internally downgraded to below investment grade. See “Discussion of Certain Portfolio Risks—Mark-to-Market Losses with Respect to Credit Derivatives” for further discussion. An estimate for credit impairment has been established because it is management’s expectation that Ambac will have to make claim payments on these exposures in the future. Such credit impairment estimates are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default of the CDOs. The purpose of credit impairment estimates is to capture management’s expectation about future claims and not to reflect management’s expectations about stressed or “worst case” outcomes. Credit impairment estimates are only established when management has observed significant credit deterioration, in most cases when the underlying credit is considered below investment grade. We do not estimate impairment for performing credits. Many factors will affect ultimate performance or impairment of our credit derivative exposures, including volatility in the capital markets, conditions in the residential housing and residential mortgage markets and downgrades by the rating agencies of mortgage-backed securities within our CDO of ABS exposures.

Accordingly, there can be no assurance that the actual payments we are ultimately required to make in respect of our CDO of ABS, CDO squared and other credit derivative exposures will not materially exceed our current disclosed estimates.

Uncertainty with respect to the ultimate performance of certain of our credit derivative exposures may result in substantial changes to our impairment estimates. Correspondingly, such changes would affect our financial position possibly materially and adversely.

Various third-party market participants, including several underwriters in this offering and in the concurrent Common Stock Offering, have made estimates of our losses, estimates of credit impairments and mark-to-market losses that in some cases materially exceed the amounts we have reported.

Various third-party securities analysts and other market participants have made estimates of our loss and credit impairment amounts under various scenarios. In light of various factors, including, without limitation, the volatility in the capital markets, the limited liquidity for certain classes of securities and the various assumptions about the future that are inherent in making such estimates, including estimates regarding the performance of RMBS and the housing market more generally, these third-party estimates vary widely. We have been informed by certain of the underwriters in this offering and the concurrent Common Stock Offering that their estimates of our losses and mark-to-market losses, which include estimates of our credit impairment, materially exceed the corresponding amounts shown in the stress cases of S&P discussed below in “Discussion of Certain Portfolio Risks—Rating Agency Perspective on Stress Testing Ambac’s Capital Adequacy,” and, in some cases, materially exceed the sum of the mark-to-market losses we have reported plus the amount of our loss reserve estimates. In the event that our ultimate losses and credit impairments approach some of these third-party estimates, such losses and credit impairments would have a materially adverse effect on our performance and financial position. In addition, we can provide no assurance that we would be able to maintain our triple-A ratings from Moody’s and S&P or our double-A from Fitch if our losses and credit impairments approached or exceeded these third-party estimates, or that we would be able to maintain such ratings if such actual losses and credit impairments were less than the stress losses currently modeled by those rating agencies; we can also provide no assurance regarding at what level our financial strength would be if such a downgrade were to occur.

Loss reserves may not be adequate to cover potential losses; changes in loss reserves may result in further volatility of net income and earnings.

Loss reserves established with respect to our non-derivative financial guarantee insurance business are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default. Loss reserves are only established when management has observed significant credit deterioration, in most cases, when the underlying credit is considered below investment grade. We do not record loss reserves for performing credits. Furthermore, the objective of establishing loss reserve estimates is not to reflect the worst possible outcome. As such, there can be no assurance that the actual losses in our financial guarantee insurance portfolio will not exceed our loss reserves. A further description of our accounting for loss and loss expenses can be found in Note 2 of the notes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement.

Uncertainty with respect to the ultimate performance of certain of our insured exposures may result in substantial changes in loss reserves. Correspondingly, such changes to loss reserves would affect our reported earnings.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers and issuers may further adversely affect our business results and prospects.

Recent reviews by each of Moody’s, S&P and Fitch stemming from the uncertainties relating to ultimate losses in the mortgage market have resulted in an increase in the level of capital the agencies require Ambac Assurance to hold against insured Residential Mortgage Backed Securities (“RMBS”) and CDOs of asset-backed securities (“ABS”). Such actions have resulted in a downgrade of Ambac Assurance’s financial strength rating by Fitch from AAA to AA and a change in outlook to Credit Watch Negative and Review for Possible Downgrade from S&P and Moody’s respectively. See Part I, Item 1, “Business Rating Agencies” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for additional details regarding rating agency actions. As a result of the actions taken by each of the agencies, Ambac is exploring methods for enhancing its capital base. Additional changes in the rating agencies capital models and rating methodology, whether resulting from further losses or uncertainty in the mortgage market or other factors, could require us to hold more capital against specified credit risks in our insured portfolio. These requirements could place incremental stress on our rating and force us to raise additional capital, which could result in lower returns on equity.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers could also impose limitations on the areas and amount of new financial guarantee business in which we engage.

In addition, changes in the rating agencies’ capital models or rating methodology applied to issuers could adversely affect our business results and prospects. For example, ratings agencies could begin to rate municipal bond issuers on the significantly less stringent rating scales currently applied to rate corporate bonds. In such case many municipal issuers whose bonds might have been lower rated on the municipal scale might receive a triple-A rating on the corporate scale, possibly adversely affecting the demand for, and pricing of, financial guarantee insurance for such bonds.

Also, even in the absence of changes in the ratings agencies’ capital models or rating methodology applied to municipal issuers, investors and other market participants could come to view non-triple-A rated municipal bonds as having the same financial strength as triple-A rated corporate bonds, therefore possibly adversely affecting the demand for, and pricing of, financial guarantee insurance for such bonds.

Collectively, changes in the rating agencies’ rating methodology may result in a downgrade of Ambac Assurance’s financial strength rating despite meeting the agencies’ currently prescribed capital metrics for a triple-A rating.

A downgrade of our long term credit ratings could adversely affect our liquidity and increase our borrowing costs.

Our long-term senior unsecured debt is rated “AA” by S&P and “Aa2” by Moody’s. On December 14, 2007, Moody’s affirmed our long-term senior debt rating. On December 19, 2007, S&P affirmed our long-term senior unsecured debt rating with a negative outlook. On December 21, 2007, Fitch placed our AA long-term senior unsecured debt rating on “rating watch negative.” On January 16, 2008, Moody’s placed our long-term senior unsecured debt rating on review for possible downgrade. On January 18, 2008, Fitch downgraded our AA long-term senior unsecured debt rating to A, and AA- subordinated debt rating to A-. On January 18, 2007, S&P placed our AA long-term senior unsecured debt rating on Credit Watch Negative. On February 25, 2008, S&P affirmed our long-term senior unsecured debt rating, which remains on Credit Watch Negative. On February 29, 2008, Moody’s stated that it is continuing its review for possible downgrade.

Our access to external sources of financing, as well as the cost of that financing, could be adversely affected by a deterioration of our long-term debt ratings. Long-term debt ratings are influenced by a number of factors, including, but not limited to: financial leverage on an absolute basis or relative to our peers, the composition of the balance sheet and/or capital structure, material changes in earning trends and volatility, inability to dividend monies from Ambac Assurance and our competitive position. Material deterioration in any one or a combination of these factors could result in a downgrade of our credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Moreover, if our need for capital arises because of significant sudden losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to pay dividends and make other payments.

We are a holding company and have no substantial operations of our own or assets other than our ownership of Ambac Assurance, our principal operating subsidiary, and certain other smaller subsidiaries. As such, we are largely dependent on dividends from Ambac Assurance to, among other things, pay dividends on our capital stock, pay principal and interest on our indebtedness, pay our operating expenses and make capital investment in our subsidiaries. Wisconsin insurance regulations restrict the amount of dividends that may be paid by Ambac Assurance without the consent of the regulator. Adverse business circumstances or changes in regulatory policy could impact Ambac Assurance’s ability to pay us dividends in an amount sufficient for us to pay dividends on our capital stock. Ambac Assurance reported a reduction in policyholders’ surplus of $380.7 million on a statutory basis for the year ended December 31, 2007. Because of the regulatory tests applicable to the payment of extraordinary dividends, the amount of dividends that may be paid by Ambac Assurance to us without regulatory consent would be reduced as a result of this reduction in policyholders’ surplus. The amount of dividends that we expect Ambac Assurance to pay to us in 2008 does not constitute an extraordinary dividend and therefore no regulatory consent would be required for the payment of such non-extraordinary dividends. Further, the inability of Ambac Assurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could affect our ability to repay our debt and/or raise capital or otherwise have a material adverse effect on our operations. See Part I, Item 1 “Business—Insurance Regulatory Dividend Restrictions—Wisconsin” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

We are subject to credit risk throughout our businesses, including large single risks, correlated risks and reinsurance counterparty credit risk.

We are exposed to the risk that issuers of debt which we have insured (or with respect to which we have written credit derivatives), issuers of debt which we hold in our investment portfolio, reinsurers and other contract counterparties (including derivative counterparties) may default in their financial obligations, whether as the result of insolvency, lack of liquidity, operational failure, fraud or other reasons. These credit risks could cause increased losses and loss reserves, estimates of credit impairments and mark-to-market losses with respect to credit derivatives in our financial guarantee business; we could be required by the rating agencies to hold additional capital against insured exposures whether or not Ambac Assurance is downgraded by the rating agencies; and we could experience losses and decreases in the value of our investment portfolio and, therefore, our financial strength. See “Discussion of Certain Portfolio Risks—Mark-to-Market Losses with Respect to Credit Derivatives” for further discussion. Such credit risks may be in the form of large single risk exposures to particular issuers, reinsurers or counterparties; losses caused by catastrophic events (including terrorist acts and natural disasters); or losses in respect of different, but correlated, credit exposures.

As of December 31, 2007, we have credit exposure to our reinsurance counterparties through reinsurance contracts of approximately $88.1 billion or 14% of our gross par outstanding. No single reinsurance counterparty represents more than 16% of the $88.1 billion in par ceded, except for Assured Guaranty Re Limited to which we have reinsured $34.6 billion of par. In the event that we are required to make claim payments on policies that have been reinsured, we are at risk that such counterparties will fail to fulfill their payment obligations to us. In addition, downgrades to the credit ratings of our reinsurance counterparties may result in the reduction of rating agency capital credit provided by those reinsurance contracts, and could therefore result in a downgrade of our own credit ratings. The ratings agencies currently are reviewing the monoline financial guaranty reinsurers. For additional information on our reinsurers, see Item 7A, “Risk Management—Credit Risk” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement. Finally, a material deterioration in the capital levels of our reinsurance counterparties could reduce the amount of statutory capital relief provided by our reinsurance arrangements, and could result in our failure to meet our own statutory capital requirements. See the table included in “Quantitative and Qualitative Disclosures About Market Risk—Credit Risk” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for additional information on the financial strength ratings of Ambac’s reinsurers as well as the amount of amounts due from such reinsurers that are not secured by collateral.

We are subject to credit risk and other risks related to RMBS and CDOs of ABS.

We have insured, and written credit default swaps (“CDS”), with respect to, RMBS (including transactions composed of second lien mortgage products, Home Equity Line of Credit (“HELOCs”) and closed end second mortgage loans) and CDOs of ABS and are thus exposed to credit risk associated with those asset classes. Performance of these transactions can be adversely affected by general economic conditions, including recession, rising unemployment rates, declining house prices, increasing foreclosure rates and unavailability of consumer credit; mortgage product attributes, such as interest rate adjustments and balloon payment obligations; borrower and/or originator fraud; financial difficulty experienced by mortgage servicers; and, particularly in the case of CDOs of ABS, transaction-specific factors such as the lack of control of the underlying collateral security which can result in a senior creditor determining to liquidate underlying assets to the disadvantage of mezzanine and subordinated creditors and disputes between creditors with respect to the interpretation of legal documents governing the particular transaction.

Transactions within Ambac Assurance’s insured RMBS and CDO portfolios also may be downgraded, placed on watch or subject to other actions by the three rating agencies that have granted Ambac Assurance its claims-paying ratings. Such ratings or other actions could require Ambac Assurance to maintain a material amount of additional capital to support the exposures it has insured. This could require us to:

•	Raise additional capital, if available, on terms and conditions that may be unfavorable;

•	Curtail the production of new business; or pay to reinsure or otherwise transfer certain of its risk exposure.

RMBS and CDOs of ABS exposures which we have written in the form of CDS are subject to FAS 133, which requires that these transactions be recorded at fair value. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in the estimated fair values of these CDS can be caused by general market conditions, perception of credit risk generally and events affecting particular credit derivative transactions (including those described above) and actual impairment.

While further deterioration in performance of the subprime mortgage sector is generally expected, the extent and duration of any future continued deterioration of the credit markets is unknown, as is the impact, if any, on potential claim payments and ultimate losses of the securities within Ambac Assurance’s portfolio. In addition, there can be no assurance that any of the governmental or private sector initiatives designed to address such credit deterioration in the markets will be implemented, and there is no way to know the effect that any such initiatives could have on the credit performance over time of the actual securities that Ambac Assurance insures.

In addition, there can be no assurance that we would be successful, or that we would not be delayed, in enforcing the subordination provisions, credit enhancements or other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures in the event of litigation or the bankruptcy of other transaction parties. Many of the subordination provisions, credit enhancements and other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures are untested in the market and, therefore, it is uncertain how such subordination provisions, credit enhancements and other contractual provisions will be interpreted in the event of an action for enforcement.

Our recently announced intention to suspend or discontinue our activities and to revise our underwriting criteria in the structured finance sector and to discontinue our activities in Financial Services will adversely affect our business results and future earnings relative to historical levels.

As described more fully above in “Prospectus Supplement Summary—Recent Developments,” in connection with our efforts to raise capital and maintain our triple-A ratings from Moody’s and S&P, we expect to make a number of changes to our businesses. As a result, certain businesses in which we currently operate will be suspended or discontinued, and other businesses de-emphasized or subject to new limitations. These changes will result in decreased revenues, credit enhancement production and net income relative to historical levels and decreased cash flow to meet our obligations. There can be no assurance that these changes will be deemed sufficient by the rating agencies to maintain our ratings or that we will be able to replace the loss of business production with our on-going businesses. Further, these changes could lead to certain disruptions in our on-going businesses. Management time and attention will be diverted to managing these changes rather than concentrating fully on running the on-going businesses and our employees may be distracted.

Revenues would be adversely impacted due to a decline in realization of installment premiums.

Due to the installment nature of a significant percentage of its premium income, Ambac Assurance has an embedded future revenue stream. The amount of installment premiums actually realized by Ambac Assurance could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or insufficiency of cash flows. Such a reduction would result in lower revenues.

General economic and other conditions can adversely affect our business results and prospects.

Changes in general economic and other conditions can impact our business, including recessions; increases in corporate, municipal and/or consumer bankruptcies; changes in interest rate levels; a continued downturn in the U.S. housing market and commercial real estate market; continued dislocation and lack of liquidity in the credit and financial markets; changes in domestic and international laws, including tax laws and bankruptcy laws; intervention by governments or courts in financial markets, including the imposition of limits on the ability of mortgagees to foreclose on defaulted mortgage loans and/or to increase interest rates on mortgage loans in accordance with original contract terms; wars and terrorist acts; natural disasters, including earthquakes, floods, windstorms and wildfires; rising energy, fuel and utility costs; could adversely affect the performance of our insured portfolio and our investment portfolio, e.g., leading to increases in losses and loss reserves in our insured portfolio and decreases in the value of our investment portfolio and, therefore, our financial strength. Furthermore, reduction in the volume of capital markets transactions; levels of competition; and changes in investor perception of credit risk could adversely impact the volume and pricing of financial guarantee insurance transactions and therefore adversely impact our business prospects.

Changes in prevailing interest rate levels could adversely impact our business results and prospects.

Increases in prevailing interest rate levels can adversely affect the value of our investment portfolio and, therefore, our financial strength. In the event that investments must be sold in order to pay claims or to meet Financial Services liquidity needs due to contract terminations or collateral posting requirements, such investments would likely be sold at discounted prices. Additionally, increasing interest rates could lead to increased credit stress on consumer asset-backed transactions in our insured portfolio (as the securitized assets supporting a portion of these exposures are floating rate consumer obligations); slower prepayment speeds and resulting “extension risk” relative to such consumer asset-backed transactions in our insured portfolio and in our investment portfolio; decreased volume of capital markets activity and, correspondingly, decreased volume of insured transactions.

Decreases in prevailing interest rate levels can adversely affect the demand for, and pricing of, financial guarantee insurance, since lower absolute interest rates have historically tended to reduce credit spreads and, therefore, the savings realized by issuers by using our core product. Additionally, decreasing interest rates could result in early terminations of financial guarantee insurance policies in respect of which we are paid on an installment basis and do not receive a termination premium, thus reducing premium earned in respect of these transactions. Decreases in prevailing interest rates would also reduce investment income.

The financial guarantee business is highly competitive and adverse publicity may affect demand for financial guaranty products.

The financial guarantee business is highly competitive and we expect it to remain so in the near future. We face competition from other financial guarantors and alternatives to third-party credit enhancement. Such alternatives include bank financing, senior/subordinated securitization structures, letters of credit, guarantees and credit derivatives provided primarily by foreign and domestic banks.

In light of the recent developments described above in “Prospectus Supplement Summary—Recent Developments,” Ambac Assurance has been placed at a competitive disadvantage in all three of the financial guarantee markets: public finance, structured finance and international. In particular, it has been placed at a significant disadvantage to two of its competitors, Financial Security Assurance Inc. (“FSA Guarantee”) and Assured Guaranty, which are the only principal competitors in the financial guarantee market who have had their triple-A financial strength ratings affirmed “stable” by all three of the major ratings agencies.

Additionally, we could encounter additional competition in the future from new entrants to the financial guarantee insurance market. For example, Berkshire Hathaway recently publicly announced its entrance into the financial guarantee business. See Part I, Item 1, “Business—Competition” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

As a result of the uncertainty regarding the financial stability of financial guarantors (including ourselves), the proportion of newly issued public finance obligations which are insured has dropped dramatically recently. For example, certain municipal issuers, including the State of California, for which Ambac has historically written significant amounts of financial guarantees, have recently discontinued or significantly curtailed their use of insurance for new issues, or indicated their intent to do so. While public finance insured market penetration was 57% in 2005, 48% in 2006 and 47% in 2007, public finance insured market penetration dropped to approximately 30% in December 2007 and 27% in January 2008. If penetration levels remain at that level, new business public finance production for Ambac will be reduced significantly.

In addition, our performance is largely dependent on the talents and efforts of highly skilled individuals. Over the past few years, there has been increased competition in the financial guarantee business for qualified employees. Our business could be adversely affected if we are unable to attract new employees and retain and motivate our existing employees.

Adequate capital support and liquidity may not be available.

Financial guarantee insurers, including Ambac Assurance, typically rely on providers of lines of credit, reinsurers, contingent capital facilities and similar support mechanisms (often referred to as “soft capital”) to supplement their “hard capital.” The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guarantee insurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure that an acceptable replacement provider would be available in that event. Reductions by the rating agencies in the amount of capital credit that we receive in respect of soft capital facilities would require us to procure additional capital sources, potentially at higher costs.

Our underwriting and risk management policies and practices in the past have not anticipated unforeseen risks and/or the magnitude of potential for loss as the result of foreseen risks.

As described in Part I, Item 1, “Business—Risk Management” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, we have established underwriting and risk management policies and practices which seek to mitigate our exposure to credit risk in our insured portfolio. These policies and practices in the past have not insulated us from risks that were unforeseen and which had unanticipated loss severity, and such policies and practices may not do so in the future. There can be no assurance that these policies and practices will be adequate to avoid future losses. We also rely on internally and externally developed complex financial models which additionally may have been reviewed by third parties to analyze and predict performance of the insured obligations. Flaws in these financial models and/or faulty assumptions used by these financial models could lead to increased losses and loss reserving.

Our net income and earnings have become more volatile due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form.

FAS 133 requires that credit derivative transactions be recorded at fair value. Since quoted market prices for the contracts that we execute are not available, we estimate fair value by using modeling methodologies which are less precise than using quoted market prices. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in estimated fair values can be caused by general market conditions, uncertainty regarding the ultimate outcome of subprime mortgage losses and the quality of high yield corporate loans, perception of credit risk generally and events affecting particular credit derivative transactions (e.g. impairment or improvement of specific reference entities or reference obligations).

Changes to accounting rules relating to the financial guarantee industry could have a material adverse affect on us and our industry.

On April 18, 2007, the FASB issued an Exposure Draft for public comment entitled “Accounting for Financial Guarantee Insurance Contracts,” an interpretation of SFAS 60 “Accounting and Reporting by Insurance Enterprises.” The comment period ended on June 18, 2007 and a roundtable with interested parties was held on September 4, 2007. The FASB has concluded its re-deliberations of the Exposure Draft and expects to issue a final standard in the first quarter of 2008.

Under the Exposure Draft, Ambac believes that the cumulative effect of initially applying the revenue recognition provisions to our upfront paying policies could have a material adverse effect on our financial statements. Additionally, the revenue recognition for upfront paying insurance transactions originated after the standard’s effective date would be materially different than our current premium revenue recognition methodology. Ambac continues to evaluate the implications of the Exposure Draft with regard to income recognition on installment paying policies, claim liabilities and deferred acquisition costs on its financial statements.

Under the FASB’s re-deliberations, Ambac would be required to recognize premium revenue, for both upfront and installment paying policies, based on applying a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for upfront paying policies. For installment paying policies, the FASB’s re-deliberations also require that the discount, equating to the difference between gross installment premiums and the present value of installment premiums, be accreted through the income statement. Ambac has not yet evaluated the implications of the FASB’s re-deliberations.

We are subject to the compliance requirements of the federal securities laws.

We are subject to extensive regulation under the federal securities laws, both as a registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the conduct of our financial guarantee insurance business. In the event that we were unable to comply with the federal securities laws, we would likely be unable to access the public capital markets, which would make it more difficult for us to raise the necessary capital and/or increase the cost of capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected. Additionally, if we are unable to comply with the securities laws, Ambac Assurance would likely be unable to insure transactions in the public capital markets, which would have an adverse impact on our business and operating results.

We are subject to extensive regulation in the conduct of our financial guarantee insurance business; amendments to these insurance laws and regulations could have a material adverse impact on our business results.

Our principal subsidiary, Ambac Assurance, is subject to the insurance laws and regulations of each jurisdiction in which it is licensed. Ambac UK Limited, the subsidiary through which we write financial guarantee insurance in the United Kingdom and in the European Union, is regulated by the Financial Services Authority. Failure to comply with applicable insurance laws and regulations could expose us to fines, the loss of insurance licenses in certain jurisdictions and/or the inability of Ambac Assurance to dividend monies to us, all of which could have an adverse impact on our business results and prospects. Additionally, if the cost of complying with these insurance laws and regulations increases materially, this could impact our business results.

The New York Insurance Department has indicated that it is undertaking a review of the laws and regulations that are applicable to Ambac Assurance and to other monoline financial guarantee insurance companies. As a result of any changes to such laws and regulations or the New York Insurance Department’s interpretation thereof, Ambac Assurance could become subject to further restrictions on the types and amounts of business that it is authorized to insure, especially in the structured finance area. Any such restrictions could have a material effect on the amount of premiums that Ambac earns in the future. Additionally, any changes to such laws and regulations could subject Ambac Assurance to increased reserving and capital requirements or more stringent regulation generally, which could materially adversely affect our financial condition, results of operations and future business. See “Business—Insurance Regulatory Matters” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information.

In recent weeks, the New York Insurance Department and other governmental officials have expressed concern that participants in the financial guarantee industry, including Ambac, take actions to augment their capital and maintain credit ratings and warned that, in the absence of such actions, regulatory action may be necessary to protect policyholders. Insurance regulatory authorities’ responsibility is to protect policyholders, not shareholders. We believe this capital raising is responsive to the regulators’ concerns at this time, but there can be no assurance insurance regulators or other authorities will not take actions that are adverse to the interests of our shareholders.

We are subject to a variety of operational risks which could have a material adverse impact on our business results.

We depend on internal processes, risk models, various systems and our employees in the conduct of our business. Any failure of such processes, models and systems and/or employee misconduct or fraud could have an adverse impact on our business results. We are also subject to external operational risks, including fraud, settlement risk and the failure of risk models or other analytical tools provided by third parties. Any such external fraud or failure could have an adverse impact on our business results.

We may be required to raise additional capital which could have a dilutive effect on our outstanding equity capital and/or future earnings.

We may be required to raise additional capital as the result of rating agency capital requirements, unanticipated losses in our insured portfolio and/or diminution in our earnings prospects. Any future equity offerings could be dilutive to our existing shareholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our other securities. We may also engage in additional reinsurance or risk transfer transactions such as the one we completed with Assured Guaranty Re Limited in December 2007. Further, any capital raising in the form of reinsurance, or other risk transfer transactions of the existing portfolio, will have a dilutive effect on our future earnings. There can be no assurance that we will be able to consummate any capital raising transactions, or as to the terms of any of the currently proposed transactions.

There are limitations on the voting rights attached to our shares of common stock.

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and is subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws. There is a presumption that a holder of 10% or more of our voting stock controls Ambac Assurance and any such acquisition of control requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. Section 4.5 of our amended and restated certificate of incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. In order to avoid these restrictions, a stockholder who acquires or owns 10% or more of our voting stock must have such acquisition or ownership previously approved by the Office of the Commissioner of Insurance of the State of Wisconsin or file a disclaimer of “control” approved by such office.

The foregoing provisions of the Wisconsin insurance holding company laws and legal restrictions contained in our amended and restated certificate of incorporation will have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management.

Changes in tax laws impacting marginal tax rates and/or the preferred tax treatment of municipal obligations could adversely impact our business.

Tax legislation which imposes a “flat tax” or otherwise changes the tax preference of municipal obligations under current law could adversely affect the market value of municipal obligations. In large part, our investment portfolio is invested in tax-exempt municipal obligations; as such, the value of our investment portfolio could be adversely affected by any such legislation. Additionally, any such changes in tax law could reduce the difference between tax-exempt interest rates and taxable rates. This reduction could adversely impact the financial performance of our interest rate swap business, since, in certain interest swap transactions, we have assumed the “basis risk” between tax-exempt and taxable interest rates in that business. See Part I, Item 1, “Business—Derivative Products” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further information.

Decline in our market position can adversely affect our business prospects.

Perceptions of the financial strength of Ambac Assurance and its affiliates, as well as perception of the financial strength of financial guarantee insurers generally, affects demand for financial guarantee insurance. Recent actions by the rating agencies with respect to our ratings and the ratings of other financial guarantee insurers; further credit deterioration in our insured portfolio and/or increases to our loss reserves; widening of CDS spreads with respect to Ambac Assurance; adverse publicity concerning us and the financial guarantee industry in general and decline of our stock price can contribute to a perception of impaired financial strength and thus a decline in our market position and trading value of Ambac guaranteed obligations, including guaranteed auction rate and variable rate debt obligations. A sustained decline in trading values could result in early termination of financial guarantee insurance policies in respect of which we are paid on an installment basis, thus reducing premium earned in respect of these transactions. Ambac and the financial guarantee insurance industry generally, have suffered a loss of confidence among issuers and fixed income investors and as such, demand for our products has been adversely affected. A sustained loss of confidence would have a materially adverse effect on earnings.

Market risks which impact assets in our investment portfolio could adversely affect our business.

Our investment portfolio has been adversely affected by events and developments in the capital markets, including decreased market liquidity for investment assets; market perception of increased credit risk with respect to the types of securities held in our investment portfolio and corresponding credit spread-widening with respect to our investment assets; and extension of the duration of investment assets. Our investment portfolio may be further adversely affected by these and other events and developments in capital markets, including interest rate movements; downgrades of credit ratings of issuers of investment assets and/or financial guarantee insurers which insure investment assets; and foreign exchange movements which impact investment assets. At December 31, 2007, approximately 33% of our investment portfolio is insured by financial guarantors, including Ambac. Please refer to the table in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, representing the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities at December 31, 2007.

Based on the previously described rating agency actions by Moody’s, S&P and Fitch which occurred during January 2008, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or to meet potential liquidity needs. We recorded an impairment charge through income on the portion of those securities which were in an unrealized loss position at December 31, 2007. Please refer to Part II, Item 7—Results of Operations—Financial Services, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for further information. The impairments in value in the remaining investment portfolio are not deemed other-than-temporary, as such the remaining unrealized losses have been recognized in other comprehensive income. The following table summarizes amortized cost and estimated fair value of investments at December 31, 2007:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2007:
Fixed income securities:
Municipal obligations	$8,550,895	$231,099	$18,176	$8,763,818
Corporate obligations	768,277	25,792	10,393	783,676
Foreign obligations	303,655	13,861	90	317,426
U.S. government obligations	134,639	3,376	—	138,015
U.S. agency obligations	619,634	63,239	105	682,768
Mortgage-backed securities	4,595,122	7,786	353,218	4,249,690
Asset-backed securities	2,598,529	11,432	43,029	2,566,932
Short-term	879,039	28	—	879,067
Other	13,571	839	132	14,278

Total investments	$18,463,361	$357,452	$425,143	$18,395,670

To the extent that we are required to liquidate large blocks of investment assets in order to pay claims under financial guarantee insurance policies to make payments under investment agreements and/or to collateralize our obligations under investment agreements and interest rate swaps, such investment assets would likely be sold at discounted prices which could be less than the December 31, 2007 fair values shown in the above table.

We are subject to credit and liquidity risk due to unscheduled and unanticipated withdrawals on Investment Agreements.

Ambac’s Investment Agreement business has issued investment agreements to investors that may allow for early withdrawal (i.e. deviate from a defined or expected withdrawal schedule). The provisions that allow for early withdrawal vary by transaction but include events such as credit events, early call provision, loss events, construction project development variance and changes in tax code. To the extent we experience an increase in unanticipated withdrawals, the Investment Agreement business may be required to liquidate certain asset holdings. This early liquidation of asset holdings may result in a realized loss.

We are subject to the risk of litigation and regulatory inquiries or investigations, and the outcome of proceedings we are or may become involved in could have a material adverse effect on our business, operations, financial position, profitability or cash flows.

Recently, Ambac, and certain of its present and former officers and directors, have been named in lawsuits that allege violations of the federal securities laws and/or state law. At least four federal securities putative class action suits have been filed. The first of these, captioned Reimer v. Ambac Financial Group, Inc., et al. (filed on or about January 16, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 411) purports to be brought on behalf of purchasers of Ambac’s common stock from October 19, 2005 to November 26, 2007. The suit alleges, among other things, that the defendants issued materially false and misleading statements regarding our business and financial results related to guarantees of CDO and Mortgage Backed Securities (“MBS”) transactions. Three other suits, Babic v. Ambac Financial Group Inc. et al. (filed on or about February 7, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1273), Parker v. Ambac Financial Group, Inc. et al (filed on or about February 22, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) and Minneapolis Firefighters’ Relief Association v. Ambac Financial Group, Inc. et al. (filed on or about February 26, 2008 in the United States District Court for the Southern District of New York, Case No. 08 CV 1918) make substantially the same allegations as the Reimer action. In addition, at least seven shareholder derivative actions have been filed in New York federal court and in Delaware and New York state courts. The first shareholder derivative action captioned Rubery v. Callen, et al. (filed on or about January 23, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 854), names as defendants certain present and former officers and directors of Ambac and names Ambac as a nominal defendant. This suit asserts violation of state and federal law, including breaches of fiduciary duties, waste of corporate assets, unjust enrichment and violations of the federal securities laws, for conduct occurring between October 2005 and the present regarding, among other things, our guarantees of CDO and MBS transactions and defendants’ alleged insider trading on non-public information. Ambac has also received various regulatory inquiries and requests for information. For example, recently we received a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.” See Item 3, “Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement, for additional information.

It is not possible to predict whether additional suits will be filed or whether additional inquiries or requests for information will be made, and it is also not possible to predict the outcome of litigation, inquiries or requests for information. It is possible that there could be unfavorable outcomes in these or other proceedings. Management is unable to make a meaningful estimate of the amount or range of loss that could result from unfavorable outcomes but, under some circumstances, adverse results in legal proceedings could be material to our company’s business, operations, financial position, profitability or cash flows.

Investors may become “controllers” of Ambac Financial Group, Inc. for the purposes of UK law and may require prior approval of UK’s Financial Services Authority.

As a result of Ambac Financial Group, Inc. being the holding company of Ambac Assurance UK Limited and Ambac Credit Products Limited, the prior consent of the UK’s Financial Services Authority (FSA) will be required for any individual, group or institution who proposes to take a step that would result in his becoming Controller of or increasing his kind of control over Ambac Assurance UK Limited and Ambac Credit Products Limited.

Broadly, in respect of the FSA’s consent, where an individual person or body corporate, inter alia:

(a)	holds 10 percent or more of the shares in a parent undertaking (“P”) of a company undertaking a regulated activity (“A”); or

(b)	is able to exercise significant influence over the management of P through his shareholding in P; or

(c)	is able to exercise significant influence over the management of P through his voting power in P; or

(d)	is entitled to exercise or control the exercise of 10 percent or more of the voting power in P, then such person will be a Controller of A, in this case A being Ambac Assurance UK Limited and Ambac Credit Products Limited. Any proposed changes in either existing Controllers or the appointment of new Controllers must first be approved by the FSA.

Any such acquisition which occurs without first obtaining this consent could lead to criminal sanctions.

Section 189 of the Financial Services and Markets Act 2000 confers powers on the FSA to impose one or more of the following restrictions on a proposed Controller if such approval is not given:

(a)	the transfer of existing shares or the right to be issued new or further shares is void;

(b)	no further voting rights are exercisable in respect of the shares acquired without approval; no further shares are to be issued in respect of the shares accepted without approval; and

(c)	except in a liquidation, no payment is to be made of any sum due from the body corporate on the shares acquired, whether in respect of capital or otherwise.

The court also has the power to make such order relating to the sale or transfer of the shares as it thinks fit on the application of the FSA.

A person who is already an approved controller by virtue of holding 10 percent or more of the shares in the Company or being entitled to exercise or control the exercise of 10 percent or more of the voting power in the Company will nevertheless require the prior approval of the FSA if it wishes to increase its level of control beyond certain specified percentages. These are 20 percent, 33 percent and 50 percent.

Among the bonds we insure are those issued by sovereign and sub-sovereign entities, and we include statistics concerning those bonds in our Annual Report on Form 10-K for the year ended December 31, 2007, which is attached to this prospectus supplement. We note that we include in the “Sovereign/Sub Sovereign” category bonds not backed by the full faith and credit of a sovereign or sub-sovereign entity, which bonds are generally in the nature of privatizations of essential infrastructure by sovereigns and sub-sovereigns.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, after deducting underwriting discounts and commissions (but before other offering expenses payable by us), of approximately $242.5 million. We intend to contribute the net proceeds from this offering, as well as approximately $1,095.8 million of net proceeds from the common stock offering and $87.4 million of net proceeds from a separate private placement, less a structuring fee payable to Credit Suisse equal to 1% of the gross proceeds of all three of these capital raising transactions, less an estimated $5 million of expenses related to these offerings and placement and less expenses we are required to reimburse in connection with the private placement (these expenses not to exceed a to-be-determined cap of $7.5 million to $10 million, but estimated for purposes of the table on the next page to be $7.5 million), to Ambac Assurance in order to increase its capital position, less approximately $100 million, which we intend to retain at Ambac Financial Group, Inc. to provide incremental holding company liquidity to pay principal and interest on its indebtedness, to pay its operating and other expenses and to pay dividends on its capital stock. We have agreed that at the time of settlement of the purchase contracts, we will use the proceeds therefrom to repay $142.5 million of the Company’s debt maturing August 1, 2011, to the extent that the cash proceeds of such settlement are sufficient for such repayments, and that the remaining proceeds will be used for general corporate purposes including the opportunistic repurchase of outstanding debt. We have agreed that proceeds from the settlement of the purchase contracts will not be used to repurchase common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents capitalization as of December 31, 2007. Each is presented:

•	on an actual basis; and

•

as adjusted to reflect the sale of 5,000,000 Equity Units in this offering, 171,111,112 shares of common stock in a concurrent offering and 14,074,074 shares of common stock in a separate private placement and our application of the proceeds of the foregoing sales. See “Use of Proceeds.”

You should read the information in this table together with our consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement.

	At December 31, 2007
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and Cash Equivalents	$123,933	$1,522,139

Long-term debt:
9 3/8% Debentures due 2011	142,347	142,347
7 1/2% Debentures due 2023	74,682	74,682
5.95% Debentures due 2103	200,000	200,000
5.875% Debentures due 2103	175,000	175,000
5.95% Debentures due 2035	399,844	399,844
9.5% Senior Notes due 2021(1)	—	228,969

Total senior long-term debt	991,873	1,220,842
Directly-Issued Subordinated Capital Securities due 2037	397,421	397,421

Total long-term debt(2)	1,389,294	1,618,263

Stockholders’ equity	2,279,893	3,438,933

Total capitalization	$3,669,187	$5,057,196

(1)	The 9.50% Senior Notes due 2021 are a component of the Equity Units being offered hereby. Of the $250 million of Equity Units being issued in this offering, (i) $228.97 million, representing $45.7938 per Equity Unit, has been allocated to the unitholders’ beneficial interest in the Senior Notes due 2021, and (ii) $21.03 million, representing $4.2062 per Equity Unit, has been allocated to the purchase contract included as part of such Equity Units. The as adjusted amount for the 9.50% Senior Notes due 2021 will be $263.31 million if the underwriters exercise their over-allotment option in full.
(2)	Total long-term debt does not include $280,651,000 of variable interest entity notes, which are required to be consolidated pursuant to FIN 46.

COMMON STOCK OFFERING

By means of a separate prospectus supplement, we are concurrently offering up to 171,111,112 shares of common stock. The underwriters of that offering have an option to purchase a maximum of 25,666,667 additional shares of common stock from us to cover over-allotments. The completion of this offering is contingent upon the completion of the Common Stock Offering. Certain entities will purchase, on a private placement basis, up to an aggregate of 14,074,074 shares of common stock at a price of $6.75 per share subsequent, but on the same date, as the closing of this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “ABK.” The closing price of our common stock on the New York Stock Exchange on March 6, 2008 was $7.42 per share. The table below sets forth, for the quarters indicated, the high and low sales prices per share of our common stock and the amount of cash dividends declared per common share.

	High	Low	Dividends
2008:
First Quarter (Through March 6, 2008)	$26.79	$4.50	$0.07
2007:
Fourth Quarter	$73.20	$20.55	$0.210
Third Quarter	$88.41	$53.10	$0.210
Second Quarter	$96.10	$84.02	$0.180
First Quarter	$91.83	$83.48	$0.180
2006:
Fourth Quarter	$90.75	$81.56	$0.180
Third Quarter	$87.50	$80.64	$0.180
Second Quarter	$85.00	$76.79	$0.150
First Quarter	$82.00	$73.74	$0.150

In connection with our efforts to raise capital and maintain triple-A ratings, we have reduced our quarterly dividend payable on our common shares to $0.01 per share.

DISCUSSION OF CERTAIN PORTFOLIO RISKS

Our insured portfolio is subject to a variety of factors that could adversely affect our business results and prospects. Risk factors that could cause actual results to deviate from expected results in our various business lines include, but are not limited to:

•	changes in general economic conditions,

•	catastrophic events (natural disasters or terrorist acts),

•	downturns in the U.S. housing market or commercial real estate market,

•	changes in interest rate level and widening of credit spreads,

•	rising energy, fuel and utility costs,

•	corporate default rates and correlated loss given default,

•	dislocation and lack of liquidity in credit and financial markets, and

•	legislative and regulatory developments,

as well as other factors listed under “Forward-Looking Statements” and “Risk Factors.” Different segments of our portfolio, and different business lines within these segments, are affected by differing risk factors and to differing degrees.

Recently, our insured portfolio has been adversely affected by credit deterioration related to residential mortgage markets in the United States that are experiencing financial stress. For the year ended December 31, 2007, Ambac reported a total of $6.0 billion of mark-to-market losses on credit derivative exposures. See “Mark-to-Market Losses and Credit Impairments with respect to Credit Derivatives” below for additional information. Of the $6.0 billion we estimate credit impairment of approximately $1.1 billion related to certain CDO of ABS and CDO-squared transactions that have recently been internally downgraded to below investment grade. In addition, in 2007, we increased our loss reserves relating to RMBS by $291 million. U.S. GAAP requires us to account for our financial guarantee contracts based on the terms of the contract. Generally, insurance contracts (including, without limitation, the financial guarantee insurance that we execute with respect to our RMBS portfolio) are not marked to market and loss reserves reflect management’s estimate of probable and estimable losses due to credit deterioration of insured credits. Ambac’s estimates of credit impairment and estimates of loss reserves are only established when management has observed significant credit deterioration, in most cases, when the underlying credit is considered below investment grade. We do not record loss reserves for performing credits. Furthermore, the objective of establishing loss reserves and impairment estimates is not to reflect the worst possible outcome. As such, there can be no assurance that the actual loss will not exceed our estimates. See “Third-Party Estimates of Losses and Credit Impairments.” The following discussion provides further information about our calculation of loss reserves, credit impairment estimates and mark-to-market valuations of our credit derivatives and includes a discussion of some of the relevant risk sensitivities. We have also included a discussion of potential increased capital requirements of the rating agencies.

We are subject to credit risk throughout our business. In particular, we are exposed to the risk that issuers whose debt we have insured (or with respect to which we have written credit derivatives) may default in their financial obligations, whether as the result of insolvency, lack of liquidity, operational failure, fraud or other reasons. Increased levels of credit risks could cause:

•	increased claims payments and loss reserves,

•	mark-to-market losses and credit impairments with respect to credit derivatives in our financial guarantee business, and

•	the requirement that we hold additional rating agency capital against insured exposures that have been downgraded by those agencies.

Increased Claim Payments and Loss Reserves

This discussion of loss reserves for financial guarantee insurance relates only to Ambac’s non-derivative insurance business. U.S. GAAP requires us to establish loss reserves on our financial guaranty insurance policies (including without limitation the financial guaranty insurance that we execute with respect to our RMBS portfolio) only for probable and estimable losses. See “Critical Accounting Policies and Estimates—Financial Guarantee Insurance Losses and Loss Expenses” in our Annual Report on Form 10-K for the year ended December 31, 2007 attached to this prospectus supplement for further detail on case basis and active credit reserves.

The primary assumptions impacting the estimate of loss reserves are the probability of default and severity of loss given a default. When credits are in default or have specific attributes that warrant an adjustment, we typically employ a best judgmental estimate of the loss based upon transaction-specific elements rather than a statistical loss estimate (derived from the product of actuarial estimates of probability of default and loss given default) as we believe we have deal-specific knowledge as to the ultimate outcome of these credits due to our surveillance and remediation activity.

For the active credit reserve component of our total reserves, as the probability of default for an individual credit and/or its estimated loss given a default increases, our total reserve for that insured obligation will also increase. Political, economic, credit or other unforeseen events could have an adverse impact on default probabilities and loss severities. A downgrade by Ambac of the underlying ratings of an adversely classified credit, particularly a credit with a large net par balance, could have a significant impact on our reserves.

For example, we have insured the Las Vegas, NV Monorail project and have established an active credit reserve based on an actuarial estimate of loss. Given the large net par balance for this transaction, downgrades of Ambac’s rating of the underlying credit rating could have a material adverse effect on our reserves. Furthermore, external influences beyond our control may have significant favorable or unfavorable effects on our reserves.

Case basis credit reserves for public finance and other non-collateral dependent transactions are sensitive solely to severity assumptions because the underlying financial obligation has already defaulted (i.e. 100% probability of default). Case basis credit reserves for collateral-dependent transactions (such as mortgage-backed security transactions) are sensitive to both severity assumptions as well as probability of default, as the probability of default will vary based upon the performance of the non-defaulted underlying collateral.

Adjustments to the probability of default or severity assumptions may affect our financial results over various periods. Loss reserve volatility will be correlated with the credit performance of our insured portfolio including the number, size, asset class and quality of credits included on our adversely classified list. The number and severity of adversely classified credits depend to a large extent on transaction-specific attributes, but will generally increase during periods of economic stress and decline during periods of economic stability. Due to the small number of credits and significant size of certain individual adversely classified credits, modest changes in Ambac’s underlying ratings or classifications may have a significant impact on any quarter’s provision for losses and loss expenses.

The table below indicates the number of credits and net par outstanding for case reserves and active credit reserves on non-investment grade credits at December 31, 2007:

$ in millions	Number of credits	Net par outstanding	Net Loss Reserves(1)
Active credit reserves	45	$6,513	$363.4
Case reserves	13	$1,359	$109.8

Total	58	$7,872	$473.2

(1)	Net of reinsurance recoverable on unpaid losses of $11.1 million.

We have exposure to various bond types issued in the debt capital markets. Our experience has shown that for the majority of bond types, we have not experienced claims and therefore we have had no basis for altering our estimates of loss severity. However, for certain bond types our recent loss experience has caused us to believe that there are factors that may lead to revisions of our original estimates of loss severity. We have observed that, with respect to four bond types in particular, it is possible that a material change in actual loss severities and defaults could occur over time. These four bond types are healthcare institutions, aircraft lease securitizations known as Enhanced Equipment Trust Certificates (to which we do not currently have any exposure in our classified credit portfolio), mortgage backed and home equity securitizations, and CDOs. These four bond types represent 53% of our ever-to-date claim payments.

Generally, severity assumptions are established within our active credit reserve for entire asset classes and therefore represent an average severity of loss given a default. However, it is our experience that ultimate severity outcomes often vary from averages. Therefore, we have not provided reasonably possible negative scenarios for the severity assumption.

Healthcare Institutions and Transportation

The table below presents our estimates of the impact on the December 31, 2007 consolidated loss reserve from increases in the probability of default estimate that would arise from a one full letter downgrade for each credit (including both investment grade and non-investment grade) of the following bond types that were within the adversely classified credit listing as of December 31, 2007.

$ in millions Category	Net par outstanding	Loss Reserves at 12/31/07	Increase in Reserve Estimate
Health care	$456	$30.8	$39.6
Transportation	$867	$77.0	$77.3

Mortgage-Backed and Home Equity Securitizations

The table below presents the number of credits, net par outstanding and total loss reserves for RMBS exposures that were within the adversely classified credit listing as of December 31, 2007:

$ in millions	Number of credits	Net par outstanding	Net Loss Reserves
Second lien	12	$4,164	$266
First lien—subprime	11	699	10
Other	5	22	26	(1)

Totals	28	$4,885	$302

(1)	Includes allowance for reinsurance recoverables.

Continued increases in RMBS defaults as a result of fraud, foreclosures, increases in interest rates, unemployment and/or personal bankruptcies could adversely impact the probability of default and severity of loss for our transactions. The loss experience in the RMBS insured portfolio in 2007 occurred predominantly in transactions composed of HELOCs and closed end second mortgage loans that were securitized in 2006 and 2007. The underlying loans in these vintages are experiencing near-record volumes of delinquencies and losses, due to factors such as weak mortgage industry underwriting standards, declining home values, abrupt slowdowns in voluntary prepayments due to a decreased availability of mortgage credit, and potential misrepresentations and/or fraud, among other factors.

Our loss estimates for the portfolio are primarily based upon the assumption that these factors are contributing to significant collateral delinquencies and early payment defaults that will reach peak loss levels between months 21 and 29 following transaction close and will then rapidly reduce to substantially lower levels through a period extending to months 50 and 60, after which relatively smaller delinquency and loss rates occur. However, it is possible that our losses in these securities could be substantially higher as a result of continued illiquidity of the mortgage market, continued deterioration in housing prices, and/or the effects of a weakened economy marked by growing unemployment and wage pressures. In other words, we believe that it is possible that the actual loss pattern for these transactions could be more severe and prolonged than we currently assume. If we were instead to assume that delinquency and loss rates peak around the same time as our prior assumption, but that the reduction of these rates occurs over a more prolonged time period extending beyond month 120 and continues at relatively higher rates throughout the life of our portfolio, our net loss reserve would increase from $302 million to approximately $750 million of exposures that were within the adversely classified credit listing as of December 31, 2007.

Collateralized Debt Obligations

The majority of our CDO portfolio (approximately 85% at December 31, 2007) was executed in derivative form and accordingly must be recorded on our balance sheet at fair value. Please refer to “Mark-to-Market Losses with Respect to Credit Derivatives” below for further discussion.

Mark-to-Market Losses and Credit Impairments with Respect to Credit Derivatives

RMBS and CDOs which we have underwritten in the form of Credit Default Swaps (CDS) are subject to FAS 133. FAS 133 requires that credit derivative transactions be recorded at fair value, or “mark-to-market,” in the financial statements. The CDS contracts we execute are a modified version of the standard CDS contracts executed by other financial institutions such as investment banks and broker dealers. These modifications include a provision to “pay-as-you-go” which provides that Ambac pays interest shortfalls on the reference obligation as they are incurred on each scheduled payment date, but only pays principal shortfalls upon the earlier of (i) the date on which the assets designated to fund the referenced obligation have been liquidated and (ii) the legal final maturity date of the referenced obligation. In addition, our CDS contracts do not include any ratings based collateral triggers or otherwise require Ambac to post collateral regardless of Ambac’s ratings or the mark-to-market exposure to Ambac.

Quoted market prices represent prices for particular instruments and include credit and market liquidity components. While quoted market prices may be available for the underlying reference securities, quoted market prices for the CDS contracts we execute are not readily observable in the market. Prospective investors should note that we establish “mark-to-market” (i.e., fair value per FAS 133) for our CDS contracts using valuation models that produce estimates that generally vary from the liquidation value of the underlying reference securities using quoted market prices because we do not own the underlying obligation and are not subject to the risks therein. However, as the credit quality of our CDS portfolio deteriorates, our mark-to-market estimates will approach the fair value of the underlying reference obligations; upon default, the financial guarantee CDS price would equal the value of the underlying reference security. If we used the liquidation value of the underlying reference security as the fair value of our CDS contract, the resulting valuation would have a materially adverse affect on our financial statements. For further discussion, see “Critical Accounting Policies and Estimates—Valuation of Financial Instruments” contained in our Annual Report on Form 10-K for the year ended December 31, 2007 attached to this prospectus supplement.

Ambac’s RMBS exposure embedded in CDOs relates primarily to the asset class commonly referred to as CDO of asset backed securities or CDO of ABS. Ambac participated in both the “High-grade CDO of ABS” and the “Mezzanine CDO of ABS” asset classes. Our CDOs of ABS transactions where the underlying securities are RMBS are subject to various risks, including those described under “Risk Factors—We are subject to credit risk and other risks related to RMBS and CDOs of ABS.” For further discussion please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 attached to this prospectus supplement.

Fair value of Ambac’s financial guarantee CDS transactions represents the net present value of the difference between the fees Ambac originally charged for the credit protection and our estimate of the fees that a comparable financial guarantor may charge for the same protections at the balance sheet date. Key variables used in our valuation of credit derivatives on CDOs include the balance of unpaid notional amounts, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads and other factors. Due to the significance of unobservable inputs required in valuing our financial guarantee CDS contracts, they are considered to be Level 3 under FAS 157 fair value hierarchy. See Note 17 in our 2007 audited financial statements in the attached Annual Report on Form 10-K for the year ended December 31, 2007. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Ambac’s CDS fair value calculations are adjusted for increases in expected loss on the reference obligations and observable changes in financial guarantee market pricing. If no adjustment is considered necessary Ambac maintains the same percentage of the spread demanded in the market for the reference obligation as existed at the inception of the CDS. Therefore, absent changes in expected loss on the reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fees used for a particular contract in Ambac’s fair value calculations represent a consistent percentage, period to period, of the spread (over LIBOR) determinable from the reference obligation value at the balance sheet date. This results in a CDS fair value balance that fluctuates in proportion with the reference obligation value.

The following table summarizes the net par exposure outstanding and net derivative asset (liability) balance related to credit derivatives and total return swaps as of December 31, 2007 by asset type ($ in millions):

	CDO of ABS	CDO of CDO	CLO	Other(2)	Total
Net par outstanding(1)	$26,675	$2,472	$20,818	$16,284	$66,249
Net asset (liability) fair value	(3,778)	(1,871)	(222)	(147)	(6,018)

(1)	Par amounts do not include outstanding commitments to provide guarantees. Certain financial guarantee commitments relate to potential increases in funding levels for existing credit derivative exposures or otherwise require fair value accounting. The amount of such outstanding commitments was $4,749 million at December 31, 2007.
(2)	Includes total return swaps with a total notional value of $535 million as of December 31, 2007.

The following table summarizes the estimated change in fair values on the net balance of Ambac’s net structured credit derivative and total return swap positions assuming immediate parallel shifts in spreads at December 31, 2007 ($ in millions):

	Estimated Unrealized Gain / (Loss)
Change in Underlying Spreads	CDO of ABS	CDO of CDO	CLO	Other(1)	Total	Total Estimated Unrealized Gain/(Loss)
500 basis point widening	$(2,490)	$(510)	$(1,686)	$(1,324)	$(6,010)	$(12,028)
250 basis point widening	(1,246)	(255)	(843)	(663)	(3,007)	(9,025)
50 basis point widening	(249)	(51)	(168)	(132)	(600)	(6,618)
Base scenario	—	—	—	—	—	(6,018)
50 basis point narrowing	245	51	169	106	571	(5,447)
250 basis point narrowing	1,197	255	291	191	1,934	(4,084)
500 basis point narrowing	2,345	510	294	193	3,342	(2,675)

(1)	Includes total return swaps.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and therefore an increase in expected loss. The effects of credit deterioration on financial guarantee CDS fees are not readily observable in the market. Ambac reflects the effects of changes in expected loss on the fair value of its CDS contracts by increasing the percentage of the reference obligation spread which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The fundamental assumption is that financial guarantee CDS fees will increase relative to reference obligation spreads as the underlying credit quality of the reference obligation deteriorates and approaches payment default. Upon default (“D” rating) the financial guarantee CDS fee would reflect 100% of the reference obligation spread. In 2007, such adjustments were made on CDO of ABS transactions containing over 25% MBS exposure which have suffered credit downgrades. For Ambac’s four CDO of ABS transactions that are rated below investment grade (three CDO squareds and one CDO of Mezzanine ABS), the average spread capture percentage is approximately 89%. Other asset types within the CDS portfolio have not experienced significant downgrades as of December 31, 2007.

The following table summarizes the estimated impact of immediate changes in Ambac’s internal credit rating on the fair value of Ambac’s credit derivative liability balance related to CDO of ABS transactions with >25% RMBS. These scenarios assume that all other variables included in the determination of fair value of these credit derivatives at December 31, 2007 remain unchanged.

($ in millions):
Change in Ambac Internal Credit Rating	Estimated Unrealized Gain/(Loss)	Estimated Net Fair Value
Four letter upgrade	$487	($5,162)
Three letter upgrade	471	(5,178)
Two letter upgrade	370	(5,279)
One letter upgrade	230	(5,419)
Base scenario	—	(5,649)
One letter downgrade	(335)	(5,984)
Two letter downgrade	(978)	(6,627)
Three letter downgrade	(2,002)	(7,651)
Four letter downgrade	(3,255)	(8,904)

RMBS and (inner) CDO rating downgrades impact ABS CDOs negatively in two distinct ways. First, rating declines in ABS CDO collateral (i.e., RMBS and CDO) imply direct increases in the default probabilities of that collateral and, therefore, increased expected losses of each CDOs tranche. Second, as they relate to the CDOs within Ambac’s high-grade ABS CDOs, ratings declines in ABS CDO collateral can trigger structural mechanisms that alter tranche cash flows in a manner wholly independent of the ultimate credit performance of that collateral. Generally these mechanisms protect the senior-most CDO tranches in the event of ratings downgrades as the expense of the more junior tranches.

Requirement by rating agencies to hold additional capital

Changes in the ratings of the credit risks in our insured portfolio could require us to hold more capital against these credit risks. In particular, ratings downgrades by a rating agency on our insured portfolio increase the amount of capital necessary to satisfy such rating agency’s capital requirements, the amount of which varies by bond type and the extent of the downgrade. For example, Ambac estimates that the capital required to support its ABS portfolio using Moody’s portfolio risk model would increase by 59% in the event the entire ABS portfolio were downgraded one notch, 99% if downgraded two notches or 153% if downgraded three notches.

Rating Agency Perspective on Stress Testing Ambac’s Capital Adequacy

To provide prospective investors with additional perspective concerning potential losses and risks and uncertainties of certain portions of our financial guarantee business, set forth below is an excerpt from a report published by Standard & Poor’s (“S&P”) and dated February 25, 2008. Investors should be aware that this report may not reflect the current views of S&P. Investors should consult announcements by the rating agencies and the websites of the rating agencies for current publicly available information. See “Recent Developments—Rating Agencies” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement. This excerpt is reprinted here with the permission of S&P; however, prospective investors should be aware that its report was prepared independently by S&P, and Ambac and the underwriters assume no responsibility for its contents or conclusions. The losses estimated in this report are credit loss estimates and do not represent mark-to-market values. Prospective investors should also be aware that if some of the stress scenarios described below were to occur, there is no assurance that we would maintain our triple-A financial strength ratings from S&P, or from Moody’s; we can also provide no assurance regarding what level our financial strength would be if a downgrade were to occur. S&P’s results are not promulgated under U.S. GAAP and accordingly should not be compared to our financial statements with regard to the market or credit derivatives or loss reserves for non-derivative insurance financial guarantees.

S&P tested the capital adequacy of Ambac against a scenario that applies stressful default assumptions to various RMBS-related transactions that Ambac has insured. (For a full report of this analysis, refer to “Detailed Results of Subprime Stress Test of Financial Guarantors” published on February 25, 2008.) The insured direct RMBS transactions (direct RMBS) and tranches of uninsured RMBS transactions (tranched RMBS) are components of the collateral backing insured CDOs. S&P based the default rates for these transactions on stressful cumulative net loss assumptions that varied by asset type and vintage and included the Alt-A, subprime, closed-end second, home equity line of credit (HELOC), and net interest margin (NIM) asset types with 2005, 2006, and 2007 vintages in this analysis. Table 1 shows the cumulative net loss assumptions for each of the asset classes by vintage.

To stress the direct RMBS component of Ambac’s total exposure, S&P developed rating-sensitive loss assumptions for individual insured transactions in each asset class. S&P also converted the various asset-type loss assumptions to probability distributions of outcomes using their internal data of projected losses for individual transactions. Each of the theoretic outcomes was compared with typical credit enhancement levels for such transactions to determine if the transactions defaulted or not, and if so, what the losses would be. Factoring in the probability of each possible outcome produced an analysis that defined the expected losses at each rating level for transactions in the various asset classes and vintages. Table 2 shows the results of this analysis.

S&P computed the expected loss on each transaction based on the original par value and original rating of the transaction. Next, S&P adjusted the accumulated results to reflect the reality that Ambac’s underwriting and risk remediation processes result in better overall loss rates. S&P effected this adjustment by reducing expected losses by a modest amount. Finally, S&P converted the calculated results to a present value by discounting the losses at 5% per year over a five-year period, assuming an equal payout in each period and adjusting for taxes. Table 6 shows the results of this analysis.

For CDOs, S&P computed rating-sensitive tranche loss assumptions using the same methodology described for computing rating-sensitive loss assumptions on direct RMBS transactions. To reflect the comparatively poorer performance of CDOs versus RMBS transactions, S&P increased the loss assumptions in table 1 (except for the 2006 and 2007 Alt-A asset classes discussed above) by 10%. (Table 3 shows the results of this analysis). For each insured CDO, S&P computed incremental collateral pool losses on all the asset types with 2005-2007 vintages based on the same methodology as described for computing losses on RMBS transactions. In this case, however, there was no adjustment for better underwriting and the present value methodology was changed to reflect different payment patterns. S&P removed the better underwriting adjustment since the collateral of the wrapped CDOs is not insured, and per S&P, does not benefit from Ambac’s underwriting and risk remediation expertise. S&P changed the period for the present value adjustment to 10 years, reflecting the structural features of the CDOs, which often require interest only until the final maturity.

For the portion of the CDO collateral that was made up of tranches of other ABS CDOs, S&P determined incremental loss assumptions based on the typical asset composition of such CDOs. S&P added additional capital charges to ABS CDOs that are likely to be subject to the negative effects of event-of-default triggers. (Table 4 shows these loss assumptions). S&P handled possible losses on CDO squared transactions on a case-by-case basis. Incremental losses were then aggregated to determine the collateral pool impairment.

S&P then compared the collateral impairment to the subordination supporting the tranche that the bond insurer had insured. In the vast majority of cases, Ambac has insured a “super senior” tranche, meaning that the subordination supporting Ambac’s insured tranches is a least 1.3x the level required to achieve a ‘AAA’ rating. The “subordination impairment ratio” (the ratio of collateral impairment divided by available subordination) shows how much of the available subordination would be lost to theoretic incremental losses.

Subordination impairment ratios above 1.0 signify that theoretic incremental losses would exceed the available subordination. Ratios below 1.0 signify that theoretic incremental losses would be less than the available subordination in the CDO. In this case, Ambac would not incur a loss. Four categories of CDO impairment ratios under 1.0 were defined and incremental capital charges were assigned. (See table 5 for the incremental capital charges assigned and table 7 for the results of this analysis.) The theoretic capital charges varied depending on whether the CDO was “high grade” or “mezzanine.” A high-grade CDO has collateral originally rated in the ‘A’, ‘AA’, or ‘AAA’ rating categories. A mezzanine CDO has collateral originally rated largely in the ‘BBB’ category.

Table 1

S&P Asset Class Cumulative Net Loss Assumptions (%)
Vintage	Alt-A	Subprime	Closed-end second	HELOC	NIM
2005	2.75	8.50	17.25	10.35	8.50
2006	5.50	18.80	40.00	15.75	18.80
2007	9.00	17.40	40.00	13.00	17.40

Table 2

S&P Direct RMBS Transaction Loss Assumptions (%)
Vintage/Original Rating	Alt-A	Subprime	Closed-end second	HELOC	NIM
2005
AAA	0.00	0.00	0.06	0.04	0.00
AA	0.05	0.13	1.49	1.13	0.13
A	0.38	0.80	3.75	2.98	0.80
BBB	0.96	2.19	6.58	5.03	2.19
BB and lower	N/A	N/A	N/A	N/A	20.00
2006
AAA	0.03	0.59	17.40	0.69	0.59
AA	1.24	5.34	26.12	4.78	5.34
A	2.47	8.86	29.91	7.91	8.86
BBB	3.41	11.66	32.82	10.40	11.66
BB and lower	N/A	N/A	N/A	N/A	20.00
2007
AAA	1.78	0.08	16.18	0.36	0.08
AA	4.80	2.45	24.95	3.34	2.45
A	6.10	5.45	28.91	5.92	5.45
BBB	7.01	8.56	32.05	8.07	8.56
BB and lower	N/A	N/A	N/A	N/A	20.00

N/A-not applicable.

Table 3

S&P Tranched RMBS Tranche Loss Assumptions (%)

Vintage/Original Rating	Alt-A	Subprime	Closed-end second	HELOC
2005
AAA	0.00	0.00	0.23	0.13
AA	3.03	2.50	15.29	18.29
A	31.60	22.22	45.47	57.71
BBB	66.23	45.86	64.99	74.49
BB and lower	90.51	60.34	75.00	76.10
2006
AAA	0.03	1.38	22.58	1.38
AA	29.41	50.22	86.11	56.32
A	77.53	82.25	96.01	86.24
BBB	90.91	88.70	96.57	93.91
BB and lower	96.64	92.19	97.41	96.86
2007
AAA	1.78	0.25	21.47	0.85
AA	79.42	27.82	84.86	49.55
A	94.08	68.09	94.49	84.35
BBB	96.76	79.70	95.91	92.43
BB and lower	98.52	85.72	96.92	96.34

NIM transactions were not tranched.

Table 4

S&P ABS CDO Collateral Loss Assumptions (%)

Wrapped CDO Type/Year of Origination	No event-of-default risk	Event-of-default risk
High-grade CDO
2005	30.25	40.25
2006	59.40	69.40
2007	56.10	66.10
Mezzanine CDO
2005	72.60	77.60
2006	82.50	87.50
2007	89.10	94.10

These loss assumptions apply to ABS CDO collateral within wrapped CDOs.

Table 5

S&P Incremental Losses/Capital Charges on CDOs (%)

Impairment ratio	High-grade CDOs	Mezzanine CDOs
> 1.00	Greater of calculated loss or 10.0	Greater of calculated loss or 20.0
> 0.75 < 1.00	4.0	13.6
> 0.50 < 0.75	2.2	7.0
> 0.25 < 0.50	0.6	2.0
> 0.00 < 0.25	0.4	1.4

Capital charges applied to notional value of insured CDOs.

Table 6

S&P RMBS Exposure Information and Stress Test Results
(Mil. $)
Original net par written
CES	15,017.5
HELOCs	34,521.9
NIMs	346.1
Alt-A	15,076.8
Subprime	48,754.7
Total	113,717.1
Current par outstanding at Sept. 30, 2007
CES	5,653.6
HELOCs	12,483.3
NIMs	27.5
Alt-A	7,789.5
Subprime	8,774.1
Total	34,728.0
Vintage based on original par written
2004 and prior	66.9
2005	11.3
2006	12.3
2007	9.5
Rating distribution based on original par written
AAA	10.2
AA	5.2
A	37.8
BBB	46.7
BB and lower	0.2
Total projected losses by asset class
CES	1,580.4
HELOCs	1,013.2
NIMs	7.0
Alt-A	67.9
Subprime	215.7
Total	2,884.2
Present value of losses	2,497.5
After-tax net RMBS losses	1,623.4

Table 7

S&P CDO Exposure Information And Stress Test Results
(Mil. $)
CDO net par insured with RMBS exposure as of Sept. 30, 2007
High-grade CDOs	28,683.9
Mezzanine CDOs	510.0
Secondary market	N/A
Total	29,193.9
CDO net par by impairment ratio
Impairment ratios > 1.0	19,159.3
Impairment ratios > 0.75 < 1.0	1,933.0
Impairment ratios > 0.50 < 0.75	2,792.3
Impairment ratios > 0.25 < 0.50	5,309.3
Impairment ratios > 0.0 < 0.25	0.0
Secondary market	N/A
Total	29,193.9
Theoretic loss and incremental capital charges
Impairment ratios > 1.0	4,434.6
Impairment ratios > 0.75 < 1.0	77.3
Impairment ratios > 0.50 < 0.75	61.4
Impairment ratios > 0.25 < 0.50	31.9
Impairment ratios > 0.0 < 0.25	0.0
Secondary market	N/A
Total	4,605.2
Present value of losses	3,684.2
After-tax net CDO losses	2,394.7

N/A-not applicable.

Third-party Estimates of Losses and Credit Impairments

Various third-party securities analysts and other market participants have made estimates of our loss and credit impairment amounts under various scenarios. In light of various factors, including, without limitation, the volatility in the capital markets, the limited liquidity for certain classes of securities and the various assumptions about the future that are inherent in making such estimates, including estimates regarding the performance of RMBS and the housing market more generally, these third-party estimates vary widely. We have been informed by certain of the underwriters in this offering and the concurrent Common Stock Offering that their estimates of our losses and mark-to-market losses, which include estimates of our credit impairment, materially exceed the corresponding amounts shown in the stress cases of S&P discussed below in “Discussion of Certain Portfolio Risks—Rating Agency Perspective on Stress Testing Ambac’s Capital Adequacy,” and, in some cases, materially exceed the sum of the mark-to-market losses we have reported plus the amount of our loss reserve estimates. In the event that our ultimate losses and credit impairments approach some of these third-party estimates, such losses and credit impairments would have a materially adverse effect on our performance and financial position. In addition, we can provide no assurance that we would be able to maintain our triple-A ratings from Moody’s and S&P or our double-A from Fitch if our losses and credit impairments approached or exceeded these third-party estimates, or that we would be able to maintain such ratings if such actual losses and credit impairments were less than the stress losses currently modeled by those rating agencies; we can also provide no assurance regarding at what level our financial strength would be if such a downgrade were to occur.

DESCRIPTION OF THE EQUITY UNITS

The following is a summary of some of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, does not purport to be complete and should be read together with, and is qualified in its entirety by reference to, the documents governing the terms of the Equity Units, copies of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

As used under this caption “Description of the Equity Units,” references to “we,” “us,” “our” and other similar references mean Ambac Financial Group, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

We will issue the Equity Units under the purchase contract agreement between us and The Bank of New York, whom we refer to as the purchase contract agent. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 5,000,000 Corporate Units (or 5,750,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Corporate Units

Each Corporate Unit will consist of a unit comprising:

(a) a purchase contract under which, subject to a holder’s early settlement right as described under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, on May 17, 2011, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts—Purchase of Common Stock” (which settlement rate will be subject to anti-dilution adjustments under the circumstances set forth under “Description of the Purchase Contracts—Anti-Dilution Adjustments”), and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 0.00% per annum on the stated amount of $50, or $0.00 per Corporate Unit per year, and

(b) either:

(1) a  1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount of senior notes initially due February 15, 2021 issued by us, which we refer to as the senior notes, and under which we will pay to the holder  1/20, or 5%, of an interest payment on the $1,000 principal amount senior note at the initial rate of 9.50%, or $4.75 per year; or

(2) following a successful remarketing of the senior notes, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

“Applicable ownership interest” means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

(1) a  1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to May 17, 2011, and

(2) an undivided beneficial ownership interest in U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 17, 2011 in an aggregate amount at maturity equal to the aggregate interest that would have accrued from, and including, February 15, 2011 to, but excluding, May 17, 2011 (assuming no reset of the interest rate and that May 17, 2011 were an interest payment date in lieu of May 15, 2011) on the principal amount of the senior notes that were formerly included in the Corporate Units but that were remarketed.

The purchase price of each Equity Unit will be allocated between the related purchase contract and the related beneficial interest in the senior note in proportion to their respective fair market values at the time of issuance. We will report the fair market value of each such beneficial interest in the senior note as $45.7938 and the fair market value of each purchase contract as $4.2062. This position generally will be binding on each beneficial owner of each Equity Unit but not on the IRS.

As long as an Equity Unit is in the form of a Corporate Unit, your beneficial interest in the senior note or the applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract.

As of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent Common Stock Offering exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. In such event, our obligation to deliver shares of our common stock, and your obligation to purchase such shares of common stock, will be satisfied through the delivery and purchase of newly issued shares of our Series A Preferred Stock in lieu of shares of our common stock. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition” for more information.

Creating Treasury Units

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to create Treasury Units by substituting for such holder’s ownership interest in the senior notes held by the collateral agent:

•	zero-coupon U.S. Treasury securities that mature on the Treasury security maturity date of February 15, 2011 (CUSIP No. 912820GC5), which we refer to as Treasury securities; or

•

following the Treasury security maturity date, U.S. Treasury securities, which we refer to as new treasury securities, that are either zero-coupon U.S. Treasury securities or principal or interest strips of U.S. Treasury securities that mature on or prior to the purchase contract settlement date in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made;

provided, however, that holders may not create Treasury Units by making such substitutions during the period beginning on and including the business day immediately preceding February 4, 2011, which we refer to as the initial remarketing date, and ending on and including February 15, 2011. We refer to this period as the remarketing period. Because Treasury securities and new treasury securities are or will be issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to create Treasury Units by substituting new treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units may make this substitution only in integral multiples of 360,000 Corporate Units.

Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

Each Treasury Unit will consist of a unit with a stated amount of $50 comprising:

(a) a purchase contract under which, subject to a holder’s early settlement right;

(1) the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts—Purchase of Common Stock” (which settlement rate will be subject to anti-dilution adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments”), and

(2) we will pay the holder quarterly contract adjustment payments at the rate of 0.00% per annum on the stated amount of $50, or $0.00 per Treasury Unit per year, and

(b) a  1/20, or 5%, undivided beneficial interest in a Treasury security or a new treasury security as described in the next paragraph, in each case, with a principal amount at maturity of $1,000.

On the Treasury security maturity date, all or a portion of the proceeds of the maturing Treasury security, which we refer to as the maturity proceeds, will be applied to purchase a new treasury security that matures on or prior to the purchase contract settlement date and will promptly remit any excess of the maturity proceeds over the purchase price of the new treasury security to holders of the Treasury Units. The purchase contract together with such new treasury security shall then constitute a Treasury Unit.

To create 20 Treasury Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, a Corporate Unit holder must:

•

deposit with the collateral agent a Treasury security or new treasury security that has a principal amount at maturity of $1,000 which must be purchased in the open market at the Corporate Unit holder’s expense, and

•

transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security or new treasury security with the collateral agent and requesting the release to the holder of the senior note relating to 20 Corporate Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related senior note from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 20 Corporate Units,

•	transfer the related senior note to the holder, and

•	deliver 20 Treasury Units to the holder.

The Treasury security or new treasury security will be substituted for the senior note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contracts. The related senior note released to the holder thereafter will trade separately from the resulting Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will follow the same procedure to create a Treasury Unit except that this substitution may only be made in integral multiples of 360,000 Corporate Treasury Units.

As of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent Common Stock Offering exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. In such event, our obligation to deliver shares of our common stock, and your obligation to purchase such shares of common stock, will be satisfied through the delivery and purchase of newly issued shares of our Series A Preferred Stock in lieu of shares of our common stock. See “Description of the Purchase Contracts—Requirement for Authorized Share Condition” for more information.

Recreating Corporate Units

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Treasury Units will have the right at any time on or prior to the second business day immediately preceding the purchase contract settlement date to recreate Corporate Units by substituting for the related Treasury securities or new treasury securities held by the collateral agent senior notes having a principal amount equal to the aggregate principal amount at maturity of the Treasury securities or new treasury securities for which substitution is being made; provided, however, that holders may not recreate Corporate Units by making such substitutions during the remarketing period. Because Treasury securities and new treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to recreate Corporate Units by substituting the applicable ownership interests in the Treasury portfolio for the new treasury securities that were a component of the Treasury Units, but holders of Treasury Units may make this substitution only in integral multiples of 360,000 Treasury Units.

Each of these substitutions will recreate Corporate Units, and the applicable Treasury securities or new treasury securities will be released to the holder and be separately tradable from the Corporate Units.

To create 20 Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, a Treasury Unit holder must:

•	deposit with the collateral agent $1,000 principal amount of senior notes, which must be purchased in the open market at the holder’s expense unless otherwise owned by the holder, and

•

transfer 20 Treasury Units to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited $1,000 principal amount of senior notes with the collateral agent and requesting the release to the holder of the Treasury security or new treasury security relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury security or new treasury security from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 20 Treasury Units,

•	transfer the related Treasury security or new treasury security to the holder, and

•	deliver 20 Corporate Units to the holder.

The substituted senior note or, as described below, the applicable ownership interests in the Treasury portfolio will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation to purchase common stock under the related purchase contracts.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will follow the same procedure to create a Corporate Unit except that this substitution may only be made in integral multiples of 360,000 Treasury Units.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

Each holder of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments at the rate of 9.50% per annum on the holder’s undivided beneficial ownership interest in the senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the Treasury portfolio has replaced senior notes as a component of Corporate Units), and quarterly contract adjustment payments payable by us at the rate of 0.00% per annum on the stated amount of $50 per Corporate Unit until the earliest of the termination of the purchase contracts, the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 0.00% per annum on the stated amount of $50 per Treasury Unit until the earliest of the termination of the purchase contracts, the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. There will be no distributions in respect of the Treasury securities or new treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury Units were created for as long as they hold the senior notes. We will make these payments on the Corporate Units and the Treasury Units quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2008; provided, that if any of these days is not a business day, we will make the payment on the following business day, without adjustment. Notwithstanding the foregoing, the final payment in respect of Corporate Units and Treasury Units will be made on the purchase contract settlement date in lieu of May 15, 2011 and the amount payable on such date shall include amounts accrued to, but excluding, the purchase contract settlement date. Following a successful remarketing, interest on the senior notes will be payable on a semi-annual basis on February 15 and August 15 of each year, commencing on August 15, 2011.

Ranking

The senior notes will be our unsecured, unsubordinated obligations. The senior notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The contract adjustment payments are our unsecured, subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness (as defined below). The senior notes and the contract adjustment payments will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the senior notes and the contract adjustment payments will be effectively subordinated to all existing and future preferred stock and indebtedness, guarantees and other liabilities of our subsidiaries. See “Risk Factors—The senior notes and the contract adjustment payments are effectively subordinated to any existing or future preferred stock and indebtedness or other liabilities of our subsidiaries, and the contract adjustment payments are subordinated to our existing and future senior indebtedness” and “—Our holding company structure and certain regulatory and other constraints could affect our ability to pay dividends and make other payments.”

Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our existing and future senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in such capacities, will have no voting or other rights in respect of the common stock.

Listing of the Securities

We have applied for listing of the Corporate Units on the New York Stock Exchange under the symbol “ABK-Prz.” Unless and until substitution has been made as described in “—Creating Treasury Units” or “—Recreating Corporate Units,” neither the senior notes nor, if applicable, the applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security or new treasury security component of a Treasury Unit will trade separately from the Corporate Units or Treasury Units. The senior notes or the applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security or new treasury security component will trade as a unit with the purchase contract component of the Treasury Units. If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the Treasury Units or the senior notes on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Miscellaneous

We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market, by private agreement or otherwise.

DESCRIPTION OF THE PURCHASE CONTRACTS

This section summarizes some of the terms of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, indenture and supplemental indenture No. 1. The summary does not purport to be complete and is subject to, is qualified in its entirety by reference to, and should be read together with, the purchase contract agreement, pledge agreement, remarketing agreement, indenture and supplemental indenture No. 1, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the stock purchase units and the indenture in the accompanying prospectus and, to the extent it is inconsistent with any portion of the description in the accompanying prospectus, replaces that portion of the description in the accompanying prospectus.

As used under this caption “Description of the Purchase Contracts,” references to “we,” “us,” “our” and similar references mean Ambac Financial Group, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Purchase of Common Stock

Subject to a holder’s early settlement right as described below under “—Early Settlement,” and “Early Settlement Upon Cash Merger” and to the further provisions described below under “—Requirement for Authorized Share Condition,” each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for $50 in cash, which is equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our common stock equal to the settlement rate. The settlement rate will, subject to adjustment under the circumstances described in “—Anti-Dilution Adjustments,” be as follows:

•

If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $7.97, 6.2775 shares of our common stock, which is approximately equal to the stated amount divided by the threshold appreciation price, and which we refer to as the minimum settlement rate.

Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of a purchase contract on the purchase contract settlement date will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•

If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $6.75, a number of shares of our common stock equal to $50 divided by the applicable market value.

Accordingly, if the market value for the common stock remains above the reference price between the date of this prospectus supplement and the period during which the applicable market value is measured, but the applicable market value is less than the threshold appreciation price and greater than the reference price, the aggregate market value of the shares of common stock issued upon settlement of a purchase contract on the purchase contract settlement date will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•

If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 7.4074 shares of our common stock, which is approximately equal to the stated amount divided by the reference price, and which we refer to as the maximum settlement rate.

Accordingly, if the market value for the common stock decreases below the reference price between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of a purchase contract on the purchase contract settlement date will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the reference price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

“Applicable market value” means the average of the volume weighted average price per share of our common stock (or exchange property units, as defined under “Description of the Purchase Contracts—Anti-Dilution Adjustments,” in which the purchase contracts will be settled following a reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which 20 trading day period we refer to as the observation period, subject to anti-dilution adjustments under the circumstances set forth under “—Anti-Dilution Adjustments” below. Following the occurrence of any such reorganization event, references herein to the purchase or issuance of shares of our common stock pursuant to purchase contracts will be construed to be references to settlement into exchange property units, and references herein to the purchase or issuance of any specified number of shares of common stock upon the settlement of purchase contracts will be construed to be references to settlements into the same number of exchange property units. For purposes of calculating the exchange property unit value, (x) the value of any common stock included in the exchange property unit shall be determined using the average of the volume weighted average price per share of such common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable settlement date and (y) the value of any other property, including securities other than common stock, included in the exchange property unit shall be the value of such property on the first trading day of the applicable observation period (as determined in good faith by our board of directors, whose determination shall be conclusive and described in a board resolution). The reference price equals the price at which we offered our common stock in the concurrent Common Stock Offering. The threshold appreciation price represents an approximately 18% appreciation over the reference price.

“Volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ABK.N <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day on which the common stock

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Equity Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

On the business day immediately preceding the purchase contract settlement date, unless:

•

a holder of Corporate Units or Treasury Units has settled or provided for the settlement of the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under “—Early Settlement,” “—Early Settlement Upon Cash Merger” or “—Notice to Settle with Cash,” or

•	an event described under “—Termination” has occurred,

then,

•

in the case of Corporate Units where the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, a portion of the proceeds equal to the stated amount of $50 per Corporate Unit of the appropriate applicable ownership interest of the Treasury portfolio, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts,

•

in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units, (1) if holders of Corporate Units exercise their put right with respect to the related senior notes, $50 per Corporate Unit of the put price received by the collateral agent or (2) if such holders elect not to exercise their put right, the cash delivered by such holders on the business day immediately preceding the purchase contract settlement date in settlement of the related purchase contracts, in each case, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts, and

•

in the case of Treasury Units, the principal amount of the related new treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon surrender of the Corporate Units or Treasury Units (which, in the case of Equity Units evidenced by physical certificates, must be made by presentation and surrender of such certificates) and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

•

irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes, applicable ownership interests in the Treasury portfolio or the Treasury securities or new treasury securities, as the case may be, and

•	the senior notes as indebtedness for all United States federal income tax purposes.

Requirement for Authorized Share Condition

As of the date of this prospectus supplement, we have a sufficient number of shares of our common stock authorized and unissued to settle all of the purchase contracts issued in this offering. If the underwriters in this offering or the concurrent Common Stock Offering exercise all or a portion of the over-allotment option granted to them, we may not have a sufficient number of common shares authorized and unissued for settlement of all purchase contracts. In order to provide for the authorization of a sufficient number of shares of our common stock with which to settle the purchase contracts, we have agreed in the Certificate of Designations governing our Series A Preferred Stock, the purchase contract agreement relating to the Equity Units and the underwriting agreement relating to the offering to use commercially reasonable efforts to satisfy the Authorized Share Condition (as defined below) as promptly as practicable following the issuance of the Equity Units.

If the Authorized Share Condition has not been satisfied by the time a purchase contract is settled (whether on the purchase contract settlement date or upon any earlier settlement date), your obligation to purchase our common stock, and our obligation to deliver such common stock, will be satisfied through the purchase and delivery of newly issued shares of our Series A Participating Preferred Stock, par value $0.01 per share, which we refer to as our Series A Preferred Stock, in lieu of shares of our common stock. Each share of our Series A Preferred Stock is intended to be the economic equivalent of holding 100 shares of our common stock. Accordingly, if at the time of settlement of a purchase contract the Authorized Share Condition has not been satisfied, we will issue, in lieu of the number of shares of our common stock that would otherwise be deliverable, a number of shares of our Series A Preferred Stock equal to the number of shares of our common stock that would otherwise be deliverable multiplied by  1/100. Fractional shares of Series A Preferred Stock may be issued down to  1/ 100th of a share and each such fractional interest is intended to be the economic equivalent of holding one share of our common stock. For a description of the Series A Preferred Stock, see “Description of Our Capital Stock—Preferred Stock—Series A Preferred Stock.”

If the Authorized Share Condition has not been satisfied by the 120th day after the issuance of the Equity Units, from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, (i) the quarterly contract adjustment payments payable by us to holders of the Equity Units on all outstanding purchase contracts will increase from 0.00% per annum to a rate of 5.00% per annum on the stated amount of $50 per Equity Unit and (ii) with respect to any Series A Preferred Stock that is outstanding, in addition to the dividends payable on our common stock, we will pay a cash dividend per quarter equal to $16.875 (which is equal to 2.5% (or 10% on an annualized basis) of the reference price of our common stock multiplied by 100) or, in respect of each  1/100th fractional interest in our Series A Preferred Stock, $0.16875 for each such fractional share.

Upon the satisfaction of the Authorized Share Condition, each share of Series A Preferred Stock will automatically convert into 100 shares of our common stock (and, therefore, each 1/100th fractional interest in our Series A Preferred Stock will automatically convert into one share of our common stock) in accordance with the terms of the Series A Preferred Stock. The conversion rate upon automatic conversion of the Series A Preferred Stock upon the satisfaction of the Authorized Share Condition will remain at the fixed rate set forth in the preceding sentence. Upon the occurrence of a stock split or combination in respect of our common stock, the number of outstanding shares of our Series A Preferred Stock held by each holder will be adjusted proportionately upward or downward such that the number of shares of Series A Preferred Stock held by any holder of our Series A Preferred Stock immediately following the event will correspond to the number of shares of our common stock that such holder would have following such event if the Series A Preferred Stock held by such holder had been converted into our common stock immediately prior to such event. In addition, upon the occurrence of a reorganization event pursuant to which our common stock is converted into the right to receive cash, securities or other property, each share of Series A Preferred Stock will automatically convert into the right to receive the amount of cash, securities or other property that a holder of 100 shares of our common stock has the right to receive pursuant to such event.

Holders of outstanding Series A Preferred Stock will be entitled to participate in all dividends or distributions (including, but not limited to, regular quarterly dividends) paid or made in respect of our common stock, whether in the form of cash or securities or any other form of property or assets. Any such dividend or distribution will be payable or deliverable on the date fixed for the related payment or delivery of the dividend or distribution on our common stock to holders of record of our Series A Preferred Stock on the record date fixed for the related dividend or distribution to holders of our common stock. Any such payment or delivery will equal, in respect of each share of our Series A Preferred Stock, the amount of cash, securities or other property or assets that a holder of 100 shares of our common stock is entitled to receive. In addition, holders of Series A Preferred

Stock will be entitled to receive the additional dividend described in the second preceding paragraph. Payment of the additional dividend amount will be made on February 15, May 15, August 15 and November 15 of each year to holders of record of Series A Preferred Stock as of the first day of the month in which the related payment is to be made. Dividends in respect of the Series A Preferred Stock are cumulative and will be payable when, as and if declared by our board of directors.

“Authorized Share Condition” means that we have a sufficient number of authorized and unissued shares of common stock on reserve and registered on a registration statement under the Securities Act for the settlement in all circumstances of all outstanding purchase contracts and the automatic conversion of all outstanding shares of Series A Preferred Stock into shares of common stock.

We have agreed in the Certificate of Designations governing our Series A Preferred Stock the purchase contract agreement relating to the Equity Units and the underwriting agreement relating to the offering that in the event that we authorize any additional shares of our common stock following the date of issuance of the Equity Units, such shares must first be used by us to satisfy the Authorized Share Condition and we will not apply or reserve such shares for any other purpose until the Authorized Share Condition has been satisfied.

Remarketing

Pursuant to a remarketing agreement among us, the purchase contract agent and the remarketing agent to be appointed thereunder (which will be one of the underwriters of this offering), which we refer to as the remarketing agent, the remarketing agent will attempt to remarket the senior notes held by Corporate Unit holders as part of Corporate Units on the initial remarketing date and senior notes that are not part of Corporate Units but whose holders have elected to participate in the remarketing as described under “Description of our Senior Notes—Optional Remarketing,” and in the event such remarketing on this date is not successful, the remarketing agent will thereafter attempt to remarket the senior notes on each of the four succeeding business days until a successful remarketing occurs, in each case, for settlement on the remarketing settlement date. The initial remarketing date is February 4, 2011 and the remarketing settlement date is February 15, 2011.

For each remarketing, the remarketing agent will be required to use its reasonable efforts to obtain a price for the remarketed senior notes that results in proceeds of at least 100% of the sum of the Treasury portfolio purchase price and the separate senior notes purchase price, as defined below. To obtain that price, the remarketing agent, in consultation with the Company, may reset the interest rate on the senior notes. In connection with any remarketing, we may elect to modify the maturity date or redemption provisions of the senior notes, in consultation with the remarketing agent, as described under “Description of our Senior Notes”.

A remarketing on any remarketing date will be considered successful and no further attempts to remarket will be made if the resulting proceeds are at least 100% of the sum of the Treasury portfolio purchase price and the separate senior notes purchase price.

The “separate senior notes purchase price” means the amount in cash equal to the product of (A) the remarketing price per senior note (as defined below) and (B) the number of senior notes included in such remarketing that are not part of Corporate Units, which we refer to as separate senior notes.

In the event of a successful remarketing, each holder of a separate senior note will receive the “remarketing price per senior note,” which, for each senior note, is an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of senior notes included in such remarketing that are held as components of Corporate Units. Each holder of a Corporate Unit whose senior note is included in a successful remarketing will receive an applicable ownership interest in the Treasury portfolio equal to the remarketing price per senior note.

In the event of a successful remarketing of the senior notes, on the remarketing settlement date, the portion of the proceeds from the remarketing equal to the separate senior notes purchase price will be paid to holders of separate senior notes remarketed in a remarketing, and the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio consisting of:

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 17, 2011 in an aggregate amount equal to the principal amount of the senior notes that were formerly included in Corporate Units but that were remarketed, and

•

U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 17, 2011 in an aggregate amount at maturity equal to the aggregate interest that would have accrued from, and including, February 15, 2011 to, but excluding, May 17, 2011 (assuming no reset of the interest rate and that May 17, 2011 were an interest payment date in lieu of May 15, 2011) on the aggregate principal amount of the senior notes that were formerly included in the Corporate Units but that were remarketed.

The Treasury portfolio will be substituted for the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the purchase contracts. On or promptly following the remarketing settlement date, the remarketing agent will remit to the purchase contract agent any remaining portion of the proceeds for the benefit of the holders of the Corporate Units, the senior notes component of which were included in the remarketing. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes previously included in the Corporate Units will automatically be applied to satisfy the Corporate Unit holders’ obligation to purchase common stock under the purchase contracts and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the senior notes previously included in the Corporate Units on the purchase contract settlement date will be paid to the holders of the Corporate Units. We will separately pay a fee to the remarketing agents. Holders of senior notes that are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

As used in this context, “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the date of a successful remarketing for the purchase of the Treasury portfolio described above for settlement the third business day immediately following such date. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

We will cause a notice of any failed remarketing to be published on the business day immediately following the end of the remarketing period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to the initial remarketing date, that the depositary notify its participants holding senior notes, Corporate Units and Treasury Units of the remarketing, including, in the case where a successful remarketing does not occur during the remarketing period, of the procedures that must be followed if a note holder wishes to exercise its right to put its senior note to us as described in this prospectus supplement. If required under U.S. federal securities laws, we will use our commercially reasonable efforts to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective and a related prospectus will be available in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

If a successful remarketing of the senior notes underlying your Corporate Units has not occurred during the remarketing period, the holder of a Corporate Unit will have the right to put such holder’s beneficial interest in the senior note that comprises a part of such Corporate Unit to us on the purchase contract settlement date, at a price equal to the principal amount corresponding to the beneficial interest in the senior note, plus accrued and unpaid interest. The put right of holders of Corporate Units will be deemed to have been automatically exercised with respect to such holder’s beneficial interest in the senior notes unless such holders (1) on or prior to

11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $50 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the portion of the put price equal to the principal amount of senior notes corresponding to a Corporate Unit holder’s beneficial interest in a senior note put to us will be delivered to the collateral agent, who will apply such amount in satisfaction of such holder’s obligations under the related purchase contract on the purchase contract settlement date and remit the remaining portion of the put price (comprised of accrued and unpaid interest on the senior notes from, and including, May 15, 2011 to, but excluding, May 17, 2011) to such holder on the purchase contract settlement date together with the interest payment on the senior notes in respect of the interest payment date falling on May 15, 2011. If we fail to deliver to the collateral agent the portion of the put price equal to the aggregate principal amount of the senior notes put to us, we will be deemed to have netted our obligation to pay such portion of the put price against the holders’ obligation to pay the purchase price under the related purchase contract on the purchase contract settlement date in full satisfaction of such holder’s obligations under the purchase contracts.

You may elect not to participate in the remarketing and to retain the senior notes underlying your Corporate Units by creating Treasury Units or settling the related purchase contracts early, in each case, at any time on or prior to the second business day prior to the initial remarketing date.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time, except as provided below, on or prior to the second business day immediately preceding the purchase contract settlement date by delivering the related Corporate Unit or Treasury Units (which, if they are in certificated form, must be surrendered at the offices of the purchase contract agent) and an Election to Settle Early form duly completed in accordance with the applicable procedures of the depositary (or, if the Equity Units are certificated, by completing the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated), accompanied by payment to us in immediately available funds of an amount equal to

•	the stated amount multiplied by the number of purchase contracts being settled, plus

•

if the delivery is made with respect to any purchase contract during the period after the close of business on any record date next preceding any quarterly payment date and prior to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to all such purchase contracts.

As a result, if a holder of a Corporate Unit or Treasury Unit settles a purchase contract early (other than pursuant to the merger early settlement right as described below), or if a holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will not be entitled to any accrued contract adjustment payments.

A holder of an Equity Unit may not elect to settle the related purchase contract during the remarketing period. After the remarketing settlement date, each holder of Corporate Units will continue to have the right to settle the related purchase contract at any time on or prior to the second business day immediately preceding the purchase contract settlement date.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 360,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent. The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and a prospectus available covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect and a prospectus available covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled, in each case in a form that may be used in connection with the early settlement right. Should the Company be unable to deliver registered shares of common stock or other securities to be delivered in respect of the purchase contracts, the investor will not be able to elect an early settlement until such time that registered shares of common stock or other securities are available, and if this occurs there is no obligation on the part of the Company to net cash settle the purchase contracts.

Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

•

except as described below in “—Early Settlement Upon Cash Merger,” the holder will receive 6.2775 newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “—Anti-Dilution Adjustments,” accompanied by an appropriate prospectus if required by law,

•

the senior notes, the applicable ownership interest in the Treasury portfolio, the Treasury securities or new treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

•

the holder’s right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate (unless such early settlement occurs after the close of business on a record date and on or prior to the next succeeding payment date, in which case the contract adjustment payment due and payable on such payment date will be paid, on such payment date, to the person who was the record holder of the applicable Equity Units on the applicable record date), and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.

If the purchase contract agent receives a Corporate Unit or Treasury Unit as described above accompanied by the completed “Election to Settle Early” (as described above) and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date.

If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date. Upon early settlement of purchase contracts in the manner described above, surrender of the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related senior notes, the applicable ownership interest in the Treasury portfolio, the Treasury securities or new treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “—Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Notice to Settle with Cash

A holder of an Equity Unit may settle the related purchase contract with separate cash. A holder of an Equity Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the certificate evidencing the Corporate Unit or Treasury Unit, as the case may be, at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date and, on or prior to 11:00 a.m., New York City time, on the business day immediately preceding the purchase contract settlement date deliver to the collateral agent $50 in cash per purchase contract; provided, however, that a holder may not elect to settle the related purchase contract with separate cash on or prior to February 15, 2011.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 360,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

If a holder of a Corporate Unit with respect to which the Treasury portfolio has not replaced the senior notes as a component of the Corporate Unit has given notice of its intention to settle the related purchase contract with separate cash and such holder fails to deliver the cash to the collateral agent on the business day immediately preceding the purchase contract settlement date, such holder will be deemed to have automatically exercised its right to put the senior notes to us on the purchase contract settlement date, as described under “—Remarketing” above.

If a holder of a Treasury Unit or a Corporate Unit with respect to which the Treasury portfolio has replaced the senior notes as a component of the Corporate Unit has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding the purchase contract settlement date, the proceeds from the new treasury securities or Treasury portfolio, as the case may be, will automatically be applied to satisfy such holder’s obligation to purchase common stock under the related purchase contract.

Early Settlement Upon Cash Merger

Prior to the purchase contract settlement date, if we are involved in a consolidation, acquisition or merger, or a sale of all or substantially all of our assets, in each case in which at least 10% of the consideration received by holders of our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate determined as if the applicable market value equaled the stock price (as defined below), and receive, under certain circumstances, an additional make-whole number of shares, which we refer to as the make-whole shares, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.”

The foregoing paragraph includes a phrase relating to a sale of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your right to accelerate and settle such contract early as a result of a sale of substantially all of our assets may be uncertain.

We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which we refer to as the “cash merger early settlement date,” which shall be at least ten days after the date of the notice but no later than the earlier of (i) 20 days after the date of such notice and (ii) two business days prior to the purchase contract settlement date, by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the cash merger early settlement date, your Corporate Units or Treasury Units (by delivery of certificates if they are held in certificated form), and payment of the applicable purchase price in immediately available funds less the amount of any accrued and unpaid contract adjustment payments (unless such cash merger early settlement date occurs after the related record date for such contract adjustment payments, in which case the applicable purchase price shall not be reduced by the amount of any accrued and unpaid contract adjustment payments).

If you exercise the merger early settlement right, we will deliver to you on the cash merger early settlement date, in respect of each such Equity Unit so settled the kind and amount of securities, cash or other property that you would have been entitled to receive in the cash merger as a holder of a number of shares of our common stock (assuming that the Authorized Share Condition had been satisfied) at the settlement rate described above, and, if applicable, the make-whole shares. You will also receive the senior notes, applicable ownership interests in the Treasury portfolio or Treasury securities or new treasury securities underlying the Corporate Units or Treasury Units as the case may be. If you do not elect to exercise your merger early settlement right, or if your exercise is not effective because the required registration statement is not effective (as described below), your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement, without the make-whole shares, on the purchase contract settlement date with the securities, cash or other property holders of our common stock were entitled to receive in the cash merger. If required under the U.S. federal securities laws, there will be a registration statement in effect and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of the Corporate Units may exercise the merger early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may exercise the merger early settlement right only in integral multiples of 360,000 Corporate Units. Under such circumstances, we will attempt to allow holders of fewer than 360,000 Corporate Units to exercise the merger early settlement right by aggregating the total number of Corporate Units in respect of which the holders have elected to exercise such right. Any such aggregation will be made on a pro rata basis to the extent that any such aggregation does not allow each holder to exercise this right in full.

A holder of Treasury Units may exercise the merger early settlement right only in integral multiples of 20 Treasury Units.

Calculation of Make-Whole Shares

The number of make-whole shares applicable to a merger early settlement will be determined by reference to the table below, based on the date on which the cash merger becomes effective, which we refer to as the effective date, and the price, which we refer to as the stock price, paid per share for our common stock in such cash merger. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the trading day immediately preceding the effective date of such cash merger.

	Stock Prices
	$2.50	$4.00	$5.50	$6.75	$7.97	$10.00	$12.50	$15.00	$20.00	$25.00	$30.00	$35.00

Effective Date

March 12, 2008	3.8034	1.6454	0.6772	0.2346	1.0941	0.8253	0.6485	0.5476	0.4357	0.3707	0.3250	0.2897

May 15, 2009	2.6529	1.0134	0.2107	0.0000	0.7524	0.5517	0.4358	0.3768	0.3126	0.2707	0.2377	0.2108

May 15, 2010	1.5362	0.5311	0.0000	0.0000	0.4664	0.3112	0.2467	0.2217	0.1892	0.1609	0.1375	0.1192

May 17, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and make-whole share amounts set forth in the table will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the minimum settlement rate and the maximum settlement rate as set forth under “—Anti-Dilution Adjustments.”

The exact stock price and effective date applicable to a cash merger may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	if the stock price is in excess of $35.00 per share (subject to adjustment as described above), then the make-whole share amount will be zero; and

•

if the stock price is less than $2.50 per share (subject to adjustment as described above), which we refer to as the minimum stock price, then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be set at a rate per year of 0.00% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2008; provided, however that the contract adjustment payment payable on May 15, 2011 will be paid on May 17, 2011 in lieu of May 15, 2011 and will include amounts accrued to, but excluding, May 17, 2011. In addition to the foregoing contract adjustment payments, under the circumstances set forth under “—Requirement for Authorized Share Condition,” contract adjustment payments will increase from 0.00% per annum to 5.00% per annum on the stated amount of $50 per purchase contract until, but excluding, the date on which the Authorized Share Condition is satisfied, at which time such contract adjustment payments shall return to 0.00% per annum. We do not have the right to defer the payment of these contract adjustment payments.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which (unless otherwise specified) will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units. Subject to any applicable laws and regulations and so long as the Equity Units are in book-entry form, each such payment will be made as described under “—Book-Entry System.”

If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, with the same force and effect as if made on that payment date, and no interest or payment will be paid in respect of the delay. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions or trust companies in New York City are permitted or required by any applicable law to close.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness (as defined). See “Description of the Equity Units—Ranking.”

Anti-Dilution Adjustments

The minimum settlement rate and maximum settlement rate, which we refer to collectively as the fixed settlement rates and individually as a fixed settlement rate, will be subject to the adjustments described below.

(1) Stock Dividends. If we pay or make a dividend or other distribution on our common stock in common stock, each fixed settlement rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction of which the numerator shall be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new fixed settlement rate shall be readjusted to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(2) Stock Purchase Rights. If we issue to all or substantially all holders of our common stock rights, options, warrants or other securities entitling them to subscribe for or purchase shares of our common stock for a period expiring within 60 days from the date of issuance of such rights, options, warrants or other securities at a price per share of our common stock less than the current market price on the date fixed for the determination of stockholders entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), each fixed settlement rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of our common stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such rights, options, warrants or securities would purchase at such current market price and the denominator of which shall be the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the number of shares of our common stock so offered for subscription or purchase, either directly or indirectly.

If any right, option, warrant or other security described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new fixed settlement rate shall be readjusted to the fixed settlement rate that would then be in effect if such right, option, warrant or other security had not been so issued.

(3) Stock Splits; Reverse Splits; and Combinations. If outstanding shares of our common stock shall be subdivided, split or reclassified into a greater number of shares of common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of our common stock shall each be combined or reclassified into a smaller number of shares of common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced.

(4) Debt, Asset or Security Distributions. If we, by dividend or otherwise, distribute to all or substantially all holders of our common stock evidences of our indebtedness, assets (including cash) or securities (but excluding any rights, options, warrants or other securities referred to in paragraph (2) above, any dividend or distribution paid exclusively in cash referred to in paragraph (5) below and any dividend or distribution of, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to below, or dividend or distribution referred to in paragraph (1) above), each fixed settlement rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be the current market price (as defined below) of our common stock on the date fixed for such determination less the then fair market value (as determined in good faith by our board of directors, whose determination shall be conclusive and described in a board resolution) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of our common stock and the denominator of which shall be such current market price of our common stock.

In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the fixed settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that dividend or distribution will be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which is the current market price of our common stock and the denominator of which is such current market price plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock.

The adjustment to the fixed settlement rate under the preceding paragraph will occur on the date that is the earlier of:

•	the 10th trading day from and including the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

If any dividend or distribution described in this paragraph (4) is declared but not so paid or made, the new fixed settlement rate shall be readjusted to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(5) Cash Distributions. If we, by dividend or otherwise, make distributions to all or substantially all holders of our common stock exclusively in cash during any quarterly period (excluding any cash that is distributed in a reorganization event to which the provisions described below under “—Reorganization Event” apply or as part of a distribution referred to in paragraph (4) above) in an amount that exceeds $0.01 per share per quarter of our common stock, which per share amount we refer to as the reference dividend, immediately after the close of business on the date fixed for determination of the stockholders entitled to receive such distribution, each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate by

•

a fraction, the numerator of which shall be equal to the current market price on the date fixed for such determination less the per share amount of the distribution and the denominator of which shall be equal to such current market price minus the reference dividend.

The reference dividend shall be subject to adjustment on account of the event set forth in paragraphs (1), (2), (3), (4) and (6). Any such adjustment shall be effected by multiplying the reference dividend by a fraction, the numerator of which will equal the fixed settlement rate in effect immediately prior to the adjustment on account of such events and the denominator of which will equal the fixed settlement rate as adjusted.

If any dividend or distribution described in this paragraph (5) is declared but not so paid or made, the new fixed settlement rate shall be readjusted to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(6) Tender and Exchange Offers. In the case that a tender offer or exchange offer made by us or any subsidiary for all or any portion of our common stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of purchased shares) of an aggregate consideration having a fair market value per share of our common stock that exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time, which we refer to as the expiration time, tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as amended through the expiration thereof), each fixed settlement rate shall be increased by dividing:

•	each fixed settlement rate immediately prior to the close of business on the date of the expiration time by

•

a fraction (A) the numerator of which shall be equal to (x) the product of (I) the current market price on the date of the expiration time and (II) the number of shares of common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (y) the amount of cash plus the fair market value of the aggregate consideration payable to stockholders pursuant to the tender offer or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender offer or exchange offer, of purchased shares), and (B) the denominator of which shall be equal to the product of (x) the current market price on the date of the expiration time and (y) the result of (I) the number of shares of our common stock outstanding (including any tendered or exchanged shares) on the date of the expiration time less (II) the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the expiration time (such validly tendered or exchanged shares, up to any such maximum, we refer to as the purchased shares).

The “current market price” per share of our common stock or any other security on any day means the average of the daily closing sale prices for the 20 consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which our common stock or such other security, as applicable, trades, regular way, on the principal

U.S. securities exchange or quotation system on which our common stock or such other security, as applicable, is listed or quoted at that time, without the right to receive the issuance or distribution.

Reorganization Events

The following events, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, are defined as “reorganization events”:

•

any consolidation or merger of Ambac Financial Group, Inc. with or into another person or of another person with or into Ambac Financial Group, Inc. (other than a consolidation or merger in which Ambac Financial Group, Inc. is the continuing corporation and in which its shares of common stock outstanding immediately prior to the consolidation or merger are not exchanged for cash, securities or other property of Ambac Financial Group, Inc. or another person); or

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the assets of Ambac Financial Group, Inc.; or

•	any statutory share exchange of Ambac Financial Group, Inc. with another person (other than in connection with a merger or acquisition); or

•	any liquidation, dissolution or termination of Ambac Financial Group, Inc. (other than as a result of or after the occurrence of a termination event (as defined below under “—Termination”)).

The foregoing paragraph includes a phrase relating to a sale of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your right to accelerate and settle such contract early as a result of a sale of substantially all of our assets may be uncertain.

Following the effective date of a reorganization event, the settlement rate relating to the Equity Units shall thereafter be determined by reference to, and settled in lieu of the applicable number of shares of our common stock through the delivery of a corresponding number of, exchange property units. An “exchange property unit” means the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable settlement date) per share of our common stock by a holder of common stock that is not a person with which we are consolidated or into which we are merged or which merged into us or to which such sale, transfer, lease or conveyance was made, or with whom shares were exchanged pursuant to any such statutory share exchange, as the case may be, which person we refer to as a constituent person, or an affiliate of a constituent person, to the extent such reorganization event provides for different treatment of common stock held by our affiliates and non-affiliates. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate Units or Treasury Units will be entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election.

In the event of such a reorganization event, the person formed by such consolidation or merger or the person to whom such sale, transfer, lease or conveyance was made or with whom such statutory share exchange was made shall execute and deliver to the purchase contract agent an agreement, providing that the holder of each Equity Unit that remains outstanding after the reorganization event, if any, shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this “—Anti-Dilution Adjustments” section. The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events.

Holders have the right to settle their obligations under the Equity Units early in the event of certain cash mergers as described above under “—Early Settlement Upon Cash Merger.”

You may be treated as receiving a constructive distribution from us with respect to the purchase contract if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to you even though you will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Purchase Contracts—Adjustment to the Settlement Rate” and “—Non-U.S. Holders.”

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment, provided that effect shall be given to all anti-dilution adjustments not later than the applicable settlement date for an Equity Unit.

No adjustment to the settlement rate need be made if holders of Equity Units may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon settlement of the Equity Units, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 60 days following settlement of the Equity Units.

The fixed settlement rates will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid dividends.

We will be required, as soon as practicable after the fixed settlement rates are adjusted, to provide written notice of the adjustment to the holders of Equity Units.

If an adjustment is made to the fixed settlement rates, a proportional adjustment also will be made to the applicable market value solely to determine which of the clauses of the definition of settlement rate will be applicable on the purchase contract settlement date or any cash merger early settlement date.

In the event that we adopt a shareholder rights plan, holders will receive upon settlement of the Equity Units into shares of common stock, in addition to the shares, the rights under the rights plan, unless prior to any settlement, the shareholder rights plan expires or terminates or the rights have separated from the shares of common stock, in which case the settlement rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our common stock, evidences of debt or other assets issuable upon exercise of the rights as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to such a shareholder rights plan will not trigger a settlement rate adjustment pursuant to paragraphs (2) or (4) above. We currently do not have a shareholder rights plan. In addition, if we become the subject of a case under the U.S. Bankruptcy Code, the foregoing will be subject to the equitable powers of the bankruptcy court under Section 105(a) of the Bankruptcy Code.

Termination

The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate, without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, which we refer to as a termination event. In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

Upon any termination, the collateral agent will release the related interests in the senior notes, the applicable ownership interest of the Treasury portfolio, the Treasury securities or new treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders of Equity Units, subject, in the case of the applicable ownership interest in the Treasury portfolio, the Treasury securities or new treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the imposition of the automatic stay under the Bankruptcy Code or the exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code. In addition, if we become the subject of a case under the U.S. Bankruptcy Code, the foregoing will be subject to the equitable jurisdiction and powers of the bankruptcy court.

If the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

Pledged Securities and Pledge Agreement

Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

•

to substitute Treasury securities or new treasury securities, for the related senior notes or the applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units—Creating Treasury Units,”

•

to substitute senior notes or the applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities or new treasury securities, as provided for under “Description of the Equity Units—Recreating Corporate Units,” or

•	upon the termination or early settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of a holder of the related senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will retain beneficial ownership of the related Treasury securities or new treasury securities, or the applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contracts, Purchase Contract Agreement and the Pledge Agreement—General,” the collateral agent will, upon receipt of payments, if any, on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities and, except in the limited circumstances described below, will be issued in the form of global certificates registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary or its custodian.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

In the event that

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•

the depositary at any time ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered,

•	to the extent permitted by the depositary, we, in our sole discretion, determine that the global security certificates shall be so exchangeable, or

•	there shall have occurred and be continuing an event of default with respect to the senior notes.

certificates for the Corporate Units or Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to the preceding sentence will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates and all purchase contracts and senior notes that are components thereof for all purposes under the Corporate Units, Treasury Units and the purchase contract agreement, pledge agreement, indenture and supplemental indenture No. 1. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•

will not be considered to be holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates or any purchase contracts and notes that are components thereof for any purpose under the Corporate Units, Treasury Units or the purchase contract agreement, pledge agreement, indenture and supplemental indenture No. 1.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury securities, new treasury securities, applicable ownership interest in the Treasury portfolio and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that hold beneficial interests through participants that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held through the participant. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests or for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT

AGREEMENT AND THE PLEDGE AGREEMENT

This summary summarizes some of the other provisions of the purchase contract agreement and the pledge agreement. This summary does not purport to be complete and should be read together with, and is qualified in its entirety by reference to, the purchase contract agreement and pledge agreement, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

As used under this caption, “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement”, references to “we,” “us,” “our” and other similar references mean Ambac Financial Group, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

Except as described in “Description of the Purchase Contracts—Book-Entry System,” payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code or the exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code, see “Description of the Purchase Contracts—Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable Equity Units (including by book-entry transfer).

If you fail to present and surrender (including by book-entry transfer) the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the Equity Units are presented and surrendered or you provide satisfactory evidence that the applicable certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender (including by book-entry transfer) the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable Equity Units are presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contracts, the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to the requirements applicable to reorganization events;

•	to cure any ambiguity or to correct or supplement any provisions that may be inconsistent; or

•	to make any other provisions that do not materially adversely affect the interests of the holders.

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts, the purchase contract agreement or the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	change any payment date,

•

change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities,

•	change the place or currency of payment of or reduce any contract adjustment payments,

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

•

reduce the number of shares of common stock or the amount of any other property or securities purchasable under the purchase contract, increase the price to purchase shares of common stock or any other property or securities upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or cash merger early settlement or otherwise adversely affect the holder’s rights under the purchase contract, or

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to in the second preceding paragraph would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not consolidate or merge with any other person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to another person, unless (1) the successor or transferee is a person organized and existing under the laws of the United States of America, a U.S. state or the District of Columbia and that successor or transferee expressly assumes our obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, the indenture and supplemental indenture No. 1 thereto, the senior notes and the remarketing agreement and (2) the successor or transferee is not, immediately after the transaction, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, the indenture and supplemental indenture No. 1 thereto, the senior notes or the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

Any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date (or early settlement), the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions thereof.

Information Concerning the Purchase Contract Agent

The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement. In addition, The Bank of New York is the trustee under the indenture and will be the principal paying agent and registrar for the senior notes and an affiliate of The Bank of New York will act as a co-managing underwriter in the concurrent Common Stock Offering. In that offering, an affiliate of The Bank of New York will receive customary underwriting commissions and discounts. See “Description of the Equity Units” in this prospectus supplement and “Description of Debt Securities—Our Relationship with the Trustee” in the accompanying prospectus. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

The Bank of New York will also act as collateral agent, custodial agent and securities intermediary in connection with the Equity Units.

Information Concerning the Collateral Agent

The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

The Bank of New York is serving as both the collateral agent and the purchase contract agent. If an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract agreement or the pledge agreement, The Bank of New York will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the pledge agreement.

For information about our relationship with The Bank of New York, see “Description of our Senior Notes—About the Trustee.”

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses other than underwriters’ expenses (including counsel) related to the offering of the Corporate Units, the retention of the collateral agent and the retention of the purchase contract agent.

Should you elect to substitute the related pledged securities to create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

DESCRIPTION OF OUR SENIOR NOTES

The following description is a summary of some of the terms of our senior notes, the indenture and supplemental indenture No. 1. The descriptions in this prospectus supplement and the accompanying prospectus of the senior notes, the indenture and the supplemental indenture No. 1 do not purport to be complete and are subject to, qualified in their entirety by reference to, and should be read in conjunction with, the forms of senior notes, the indenture and supplemental indenture No. 1 which are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part and to the Trust Indenture Act. This summary supplements the description of the senior debt securities and indenture in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

As used under this caption, “Description of our Senior Notes,” all references to “we,” “us,” “our” and other similar references mean Ambac Financial Group, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The senior notes will be issued under an indenture dated as of February 15, 2006 between us and The Bank of New York, as indenture trustee, as amended and supplemented by supplemental indenture No. 1, to be dated as of March 12, 2008 between us and the indenture trustee (as so amended and supplemented, the “indenture”).

The senior notes initially will be issued in an aggregate principal amount of $250 million. If the over-allotment option is exercised in full by the underwriters an additional $37.5 million aggregate principal amount of the senior notes will be issued.

We are a holding company that derives all our income from our subsidiaries. Accordingly, our ability to service our debt, including our obligations under the senior notes, and other obligations are primarily dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

Each Corporate Unit includes a  1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note that corresponds to the stated amount of $50 per Corporate Unit.

The indenture trustee will initially be the security registrar and the paying agent for the senior notes. Senior notes forming a part of the Corporate Units will be issued in fully registered certificated form, without coupons, will be in denominations of $1,000 and integral multiples of $1,000.

The senior notes may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000, at the office or agency maintained by us for this purpose in New York City. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The senior notes will not be subject to a sinking fund provision. The entire principal amount of the senior notes will mature and initially become due and payable, together with any accrued and unpaid interest thereon, on February 15, 2021, which maturity date may be modified to an earlier date in connection with a successful remarketing. As described below under “—Put Option Upon Failed Final Remarketing,” holders will have the right to require us to purchase their senior notes under certain circumstances.

The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, redemption or repurchase of securities by us.

The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Ranking

The senior notes will be our unsecured, unsubordinated obligations. The senior notes will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. Additionally, the senior notes will be effectively subordinated to all existing and future preferred stock and indebtedness, guarantees and other liabilities of our subsidiaries. See “Risk Factors—The senior notes and the contract adjustment payments are effectively subordinated to any existing or future preferred stock and indebtedness or other liabilities of our subsidiaries, and the contract adjustment payments are subordinated to our existing and future senior indebtedness” and “—Our holding company structure and certain regulatory and other constraints could affect our ability to pay dividends and make other payments.”

Interest

Each senior note will bear interest initially at the rate of 9.50% per annum, from the issuance date, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2008, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls (unless otherwise specified).

Following a successful remarketing, each senior note will bear interest at the reset rate and be payable on a semi-annual basis.

The applicable interest rate on the senior notes may be reset to the reset rate upon successful remarketing as described above under “Description of the Purchase Contracts—Remarketing and below under “—Market Reset Rate.” The reset rate will become effective on the reset effective date, which will be the remarketing settlement date if the senior notes are successfully remarketed. If the senior notes are not successfully remarketed, the interest rate on the senior notes will not be reset.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly or semi-annual period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such originally scheduled date.

Market Reset Rate

The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the senior notes and will be determined by the remarketing agent, in consultation with the Company. In the case of a reset on a remarketing date, which rate would be effective on the remarketing settlement date, if successful, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in the remarketing to have an approximate aggregate market value on the remarketing date of 100% of the sum of the Treasury portfolio purchase price and the separate senior notes purchase price, described under “Description of the Purchase Contracts—Remarketing.” Following a successful remarketing, interest at the reset rate will be payable on a semi-annual basis on February 15 and August 15 of each year, commencing August 15, 2011.

Modification of the Terms of the Senior Notes in Connection with a Successful Remarketing

In connection with the remarketing of the senior notes, without the consent of any of the holders of the senior notes, in consultation with the remarketing agent, we may (but will not be required to) modify the maturity date of the senior notes, effective on and after the remarketing settlement date, and provided that notice thereof is provided to holders prior to such time (which, if applicable, may be in the form of the prospectus used for the remarketing of the senior notes), to make the senior notes mature at any time earlier than stated maturity, provided that the senior notes may not mature earlier than two years following the purchase contract settlement date.

Optional Remarketing

On or prior to the second business day immediately preceding the initial remarketing date, but no earlier than the payment date immediately preceding such date, holders of senior notes that are not components of Corporate Units may elect to have their senior notes remarketed in the same manner and at the same price as senior notes that are components of Corporate Units by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the initial remarketing date. Holders of Treasury Units that are also holders of senior notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the initial remarketing date.

Put Option Following the Failure to Remarket During the Remarketing Period

If the senior notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the senior notes that are not part of Corporate Units will have the right to put their senior notes to us on the purchase contract settlement date, upon at least two business days’ prior notice to the trustee, at a price equal to $1,000 per senior note, plus accrued and unpaid interest. For information regarding the put rights of holders of senior notes that are part of Corporate Units, see “Description of the Purchase Contracts—Remarketing.”

Optional Redemption

At any time on or after May 17, 2013, we may redeem, at our option, the senior notes, in whole but not in part, at a price equal to $1,000 per senior note plus accrued and unpaid interest, if any, to the date of redemption, upon not less than 30 nor more than 60 days’ notice. In connection with the remarketing of the senior notes, without the consent of any of the holders of the senior notes, we may (but will not be required to) modify our right to call the senior notes for redemption, effective on and after the remarketing settlement date, to eliminate the redemption right in its entirety or to provide that the optional redemption right will arise at a later date.

Redemption Procedures

We will mail, or cause the trustee to mail, every redemption notice to the holders of record of the senior notes to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any senior notes to be redeemed pursuant to the notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such senior notes will cease to bear interest. Upon surrender of any such senior notes for redemption in accordance with said notice, such senior notes will be paid by us at the redemption price, subject to certain conditions. If any senior notes called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the applicable interest rate for the senior notes.

Consolidation, Merger, Sale of Assets and Other Transactions

So long as any senior notes are outstanding, we may not consolidate or merge with any other person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to another person unless:

•	the successor or purchaser is a person organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations under the indenture and the senior notes; and

•	immediately after the transaction, no Event of Default, and no event which, if notice was given and/or a certain period of time passed, would become an Event of Default shall exist.

Except as described above, neither the indenture nor the senior notes contain change of control or similar provisions intended to protect you by requiring us to repurchase or redeem the senior notes if we become involved in a merger or other significant corporate event. In addition, except as described above, no indenture provisions prohibit us from entering into a merger or a significant corporate event.

Events of Default

In addition to the events of default described in the accompanying prospectus under “Description of the Debt Securities—Events of Default,” it shall be an event of default under the senior notes if:

•

we fail on the date payment is due to pay the put price of any senior notes following the exercise of the put right by any holder of senior notes, unless the senior notes are a component of Corporate Units, in which case our obligation to pay the portion of the put price owing in respect of the principal of the senior notes so put will be netted against such holder’s obligations to pay the purchase price under the related purchase contract on the purchase contract settlement date in full satisfaction of such holders’ obligations under the purchase contracts; and

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $100 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice.

Modification

In addition to the modification provisions described in the accompanying prospectus under “Description of the Debt Securities—Modification and Waiver,” without the consent of each holder of a senior note affected, no modification may:

•	modify the put right upon a failed final remarketing; or

•

modify the interest rate reset or remarketing provisions of the senior notes, it being understood that any reset of the interest rate or modification of the maturity date or redemption provisions of the senior notes in connection with a successful remarketing is permitted under the Indenture and does not require any modification to the provisions of the Indenture.

Furthermore, the modification provision described in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver” that provides for modification to the indenture, without the consent of each holder affected, to allow for the issuance of additional debt securities of any series shall not apply to the senior notes.

Defeasance; Satisfaction and Discharge

The defeasance or covenant defeasance provisions of the indenture will not apply the senior notes. The satisfaction and discharge provisions of the indenture will apply to the senior notes. You should refer to the description of these provisions under “Description of Debt Securities—Discharge; Defeasance and Covenant Defeasance” in the accompanying prospectus.

Governing Law

The indenture, supplemental indenture No. 1 and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions thereof.

About the Trustee

The Bank of New York is the trustee under the indenture and will be the principal paying agent and registrar for the senior notes. The Bank of New York will also act as purchase contract agent, collateral agent, custodial agent and securities intermediary in connection with the Equity Units. In addition, an affiliate of The Bank of New York will act as a co-managing underwriter in the concurrent Common Stock Offering. In both of these offerings, an affiliate of The Bank of New York will receive customary underwriting commissions and discounts. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates. See “Description of the Equity Units” in this prospectus supplement and “Description of Debt Securities—Our Relationship with the Trustee” in the accompanying prospectus.

Agreement by Purchasers of Certain Tax Treatment

Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, you intend that the senior note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Book-Entry System

Senior notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. For additional information concerning the depositary and its book-entry system, see “Description of the Purchase Contracts—Book-Entry System” above and “Description of the Debt Securities—Book-Entry System” in the accompanying prospectus.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates or the depositary ceases to be a clearing agency registered under the Exchange Act, and no successor depositary has been appointed within 90 days after this notice,

•	an event of default occurs and is continuing with respect to the senior notes; or

•	to the extent permitted by the depositary, we determine in our sole discretion that the global securities shall be exchangeable,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates. In addition, as noted above, interests in global securities may be exchanged for senior notes in certificated form in connection with the recreation of Corporate Units.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is a summary of some of the terms of our common stock and Series A Preferred Stock. The descriptions in this prospectus supplement and the accompanying prospectus of the common stock and Series A Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by reference to, their governing documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the common stock and preferred stock in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

As used under this caption, “Description of Our Capital Stock,” all references to “we,” “us,” “our” and other similar references mean Ambac Financial Group, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of March 6, 2008.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends

The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

Liquidation and Dissolution

If we liquidate or dissolve, the holders of the common stock will be entitled to share in our assets available for distribution to common stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

Other Rights

Holders of the common stock have no right to:

•	convert or exchange the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of our common stock are not required to make additional capital contributions.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “ABK.”

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for the common stock.

Removal of Directors by Stockholders

Delaware law provides that members of a board of directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors

Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at least 60, but not more than 90, days prior to the date of the meeting for the election of directors. Except that if we give less than 70 days’ notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by us no later than the close of business on the 10th day after which such notice was mailed or such public disclosure was made.

10% Stockholder Provision

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, any acquisition of control of

Ambac requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. As a result, Section 4.5 of our Amended and Restated Certificate of Incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. These voting restrictions will not apply to any stockholder whose acquisition or ownership of 10% or more of our voting stock has been approved by the Office of the Commissioner of Insurance of the State of Wisconsin.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to, or receipt of disproportionate financial benefits by, the 15% stockholder, or

•	any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•	the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock.

Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General

We are currently authorized to issue 4,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. Our board of directors may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Series A Preferred Stock

The following summary sets forth the material terms and provisions of our Series A Participating Preferred Stock, which we refer to as the Series A Preferred Stock. This description may not be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation and the Certificate of Designations creating such Series A Preferred Stock, copies of which are available upon request to Ambac Financial Group, Inc. Requests should be directed to Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004, Attention: Anne Gill-Kelly.

General. An aggregate amount of shares of preferred stock of the Company has been designated as the Series A Participating Preferred Stock. As of the date of this prospectus supplement, all of these shares are on reserve for issuance upon settlement of the purchase contracts. As of the date of this prospectus supplement, there are no shares of Series A Preferred Stock outstanding.

Voting Rights. Each share of Series A Preferred Stock will entitle the holder to 100 votes on all matters submitted to a vote of the holders of the common stock of the Company. Except as required by law and as to matters that would adversely affect the rights of the Series A Preferred Stock relative to the common stock, the Series A Preferred Stock shall vote together with the common stock as a single class on all matters.

10% Stockholder Provision

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, any acquisition of control of Ambac requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. As a result, Section 4.5 of our Amended and Restated Certificate of Incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. These voting restrictions will not apply to any stockholder whose acquisition or ownership of 10% or more of our voting stock has been approved by the Office of the Commissioner of Insurance of the State of Wisconsin.

Dividends and Distributions. Holders of outstanding Series A Preferred Stock will be entitled to participate in all dividends or distributions (including, but not limited to, regular quarterly dividends) paid or made in respect of our common stock, whether in the form of cash or securities or any other form of property or assets. Any such dividend or distribution will be payable or deliverable on the date fixed for the related payment or delivery of the dividend or distribution on the common stock to holders of record of Series A Preferred Stock on the record date fixed for the related dividend or distribution to holders of the common stock. Any such payment or delivery will equal, in respect of each share of Series A Preferred Stock, the amount of cash, securities or other property or assets that a holder of 100 shares of common stock is entitled to receive. We may not pay dividends or make distributions on the common stock without making such dividends or distributions and paying any accrued and unpaid dividends on the Series A Preferred Stock. In addition to the foregoing, if the Authorized Share Condition has not been satisfied by the 120th day after the issuance of the Equity Units, dividends will accrue on shares of the Series A Preferred Stock from such date to, but excluding, the date on which the Authorized Share Condition is satisfied, in an amount per quarter equal to $16.875 per share.

Notwithstanding any of the foregoing, the additional dividend described in the preceding paragraph will be made on February 15, May 15, August 15 and November 15 of each year to holders of record of Series A Preferred Stock as of the first day of the month in which the related payment is to be made. Dividends in respect of the Series A Preferred Stock are cumulative and will be payable when, as and if declared by our board of directors. Any accrued and unpaid dividends on outstanding shares of Series A Preferred Stock shall be paid to holders upon the automatic conversion of Series A Preferred Stock into shares of our common stock in connection with the satisfaction of the Authorized Share Condition.

Conversion. The Series A Preferred Stock is not convertible at the election of the holders, but shall be converted automatically, without any further action of any holder, at such time that we have authorized and reserved a sufficient number of shares of common stock to permit the full conversion of all outstanding shares of Series A Preferred Stock into common stock.

Each share of Series A Preferred Stock will convert into 100 shares of common stock. The number of shares issuable upon automatic conversion of the Series A Preferred Stock upon the satisfaction of the Authorized Share Condition will remain at the fixed rate set forth in the preceding sentence. Upon the occurrence of a stock split or combination in respect of the common stock, the number of outstanding shares of Series A Preferred Stock held by each holder will be adjusted proportionately upward or downward such that the number of shares of Series A Preferred Stock held by any holder of our Series A Preferred Stock immediately following the event will correspond to the number of shares of our common stock that such holder would have following such event if the Series A Preferred Stock held by such holder had been converted into our common stock immediately prior to such event. In addition, upon the occurrence of a reorganization event pursuant to which our common stock is converted into the right to receive cash, securities or other property, each share of Series A Preferred Stock will automatically convert into the right to receive the amount of cash, securities or other property that a holder of 100 shares of our common stock has the right to receive pursuant to such event.

Redemption. The Series A Preferred Stock is not redeemable.

Fractional Shares. Fractional shares of Series A Preferred Stock may be issued down to 1/100th of a share. Any fractional shares of common stock that would be issued upon conversion of the Series A Preferred Stock shall be paid in cash.

Authorized Share Condition. We have agreed to use commercially reasonable efforts to satisfy the Authorized Share Condition as promptly as practicable following the issuance of the Equity Units.

“Authorized Share Condition” means that we have a sufficient number of authorized and unissued shares of common stock on reserve and registered on a registration statement under the Securities Act for the settlement in all circumstances of all outstanding purchase contracts and the automatic conversion of all outstanding shares of Series A Preferred Stock into shares of common stock.

If the Authorized Share Condition has not been satisfied at the time a purchase contract is settled (whether on the purchase contract settlement date or on any earlier settlement date), our obligation to deliver such common stock will be satisfied through the delivery of newly issued shares of our Series A Preferred Stock and we will not have any obligation to deliver any cash or other assets in connection with such settlement.

We have agreed in the Certificate of Designations governing our Series A Preferred Stock, the purchase contract agreement relating to the Equity Units and the underwriting agreement relating to the offering that in the event that we authorize any additional shares of our common stock following the date of issuance of the Equity Units, such shares must first be used by us to cause the satisfaction of the Authorized Share Condition and we will not apply or reserve such shares for any other purpose until the Authorized Share Condition has been satisfied.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units (including a component thereof) and our common stock or Series A Preferred Stock, as applicable, acquired under a purchase contract. Unless otherwise stated, this summary deals only with Equity Units (including a component thereof) and our common stock or Series A Preferred Stock, as applicable, held as capital assets (generally, assets held for investment) by holders that purchase Equity Units upon original issuance at the “issue price” (which will generally equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Equity Units is sold for money. The tax treatment of a holder may vary depending on the holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, banks, insurance companies, traders or dealers in securities or currencies, tax-exempt organizations, regulated investment companies, persons holding Equity Units, senior notes, or shares of our common stock or Series A Preferred Stock, as applicable, as part of a straddle, hedge, conversion transaction or other integrated investment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Equity Units (including a component thereof), who or that is, for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. A beneficial owner of Equity Units (including a component thereof), that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” A holder of Equity Units (including a component thereof) or common stock or Series A Preferred Stock, as applicable, that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of Equity Units (including a component thereof) or common stock or Series A Preferred Stock, as applicable.

The IRS has issued a public ruling addressing certain aspects of instruments substantially similar to the Equity Units. In the ruling, the IRS concluded that the senior notes issued as part of a unit with a purchase contract were treated as debt for U.S. federal income tax purposes. However, notwithstanding the ruling, there is no assurance that the IRS or a court will agree with the tax consequences described below.

Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of the Equity Units (including a component thereof) or our common stock or Series A Preferred Stock, as applicable, including the application and effect of United States federal, state, local and foreign tax laws.

U.S. Holders

Equity Units

Allocation of Purchase Price. A U.S. Holder’s acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components—an undivided beneficial ownership interest in our senior notes and the purchase contract. Unless the context otherwise requires, each reference herein to “senior note” or “senior notes”

is a reference to a holder’s undivided beneficial interest in our senior notes. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a U.S. Holder’s initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $45.7938 and the fair market value of each purchase contract as $4.2062. This position will be binding upon each U.S. Holder (but not on the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to such U.S. Holder’s timely filed United States federal income tax return for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, U.S. Holders are required to allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

Ownership of Senior Notes, Treasury Securities, or Treasury Portfolio. U.S. Holders will be treated as owning the senior notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio constituting a part of an Equity Unit for United States federal income tax purposes. We and, by virtue of their acquisition of Equity Units, U.S. Holders, agree to treat the senior notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio constituting a part of the Equity Units as owned by such U.S. Holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. Unless the context requires otherwise, each reference herein to the Treasury securities includes a reference to the new treasury securities.

Sales, Exchanges or Other Taxable Dispositions of Equity Units. A U.S. Holder that sells, exchanges or otherwise disposes of Equity Units in a taxable disposition (collectively, a “disposition”) will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note or the Treasury securities or Treasury portfolio, as the case may be, that constitute such Equity Units, and the proceeds realized on such disposition will be allocated between the purchase contract and the senior note or the Treasury securities or Treasury portfolio, as the case may be, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note or the Treasury securities or Treasury portfolio, as the case may be, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the portion of the proceeds received by such U.S. Holder that is allocable to the purchase contract and the senior note or the Treasury securities or Treasury portfolio, as the case may be, and (ii) such U.S. Holder’s adjusted tax basis in the purchase contract and such senior note or Treasury securities or the Treasury portfolio, respectively, except to the extent such U.S. Holder is treated as receiving an amount with respect to (a) accrued contract adjustment payments, which amount may be treated as ordinary income to the extent not previously included in income by such U.S. Holder or (b) accrued but unpaid interest on the senior note or accrued acquisition discount on the Treasury portfolio or Treasury security which is taxable as ordinary interest income if not previously included in such U.S. Holder’s income. In the case of Treasury securities or Treasury portfolio, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if such U.S. Holder held such component of the Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. In the case of the senior note, such gain or loss will be taxed as described under the heading “Senior Notes—Sales, Exchanges, Remarketings or Other Taxable Dispositions of the Senior Notes.” In the case of the purchase contract, it is unclear whether such gain or loss will be long-term or short-term capital gain or loss even if the applicable holding period is longer than one year. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the senior notes, the Treasury securities and the Treasury portfolio are summarized below.

If the disposition of an Equity Unit occurs when the purchase contract has a negative value, the tax consequences are, in the absence of any authorities on point, not clear. U.S. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value. In determining gain or loss, contract adjustment payments that have been received by U.S. Holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments previously included in a U.S. Holder’s income, but not received by such U.S. Holder, should increase such U.S. Holder’s adjusted tax basis in the purchase contract (see “—U.S. Holders—Purchase Contracts—Contract Adjustment Payments” below).

Senior Notes

Classification of the Senior Notes. It is a condition to the closing of the Equity Units Offering that Wachtell, Lipton, Rosen & Katz, special tax counsel to the Company, deliver its opinion to the Company that, for United States federal income tax purposes, the senior notes and the purchase contracts will be treated as separate securities, and the senior notes will be treated as our debt instruments. The remainder of this discussion assumes such treatment. Because of the terms of the senior notes, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount (“OID”), as set forth in the applicable Treasury regulations. We intend to treat the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated for United States federal income tax purposes. As described more fully below, under those Treasury regulations (1) regardless of a U.S. Holder’s regular method of tax accounting, such U.S. Holder would be required to accrue interest income with respect to the senior notes on a constant yield basis at an assumed yield; (2) the OID that accrues on the senior notes will exceed the stated interest payments on the senior notes; and (3) any gain and all or a portion of any loss on the sale, exchange or other taxable disposition of ownership interests in the senior notes generally would be ordinary rather than capital in nature. U.S. Holders should consult their own tax advisors regarding the treatment of the senior notes, including the application of the contingent payment debt rules.

A U.S. Holder of senior notes will accrue OID on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable yield is 11.00% and the projected payments for the senior notes per $50 of principal amount are $0.83 on May 15, 2008, $1.19 for each subsequent quarter ending on or prior to February 15, 2011, and $2.48 for each quarter ending after February 15, 2011. We have also determined that the projected payment for the senior notes, per $50 of principal amount, at the maturity date is $52.48 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

The amount of OID on a senior note for each accrual period will be determined by multiplying the comparable yield of the senior note, adjusted for the length of the accrual period, by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Equity Unit described above under “Equity Units—Allocation of Purchase Price,” the adjusted issue price of each senior note, per $50 of principal amount, at the beginning of the first accrual period will be $45.7938, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $45.7938, increased by any OID previously accrued by the U.S. Holder on the senior note and decreased by the amount of projected payments on the senior note through that date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. Holder holds the senior note.

If after February 15, 2011, the remaining amounts of principal and interest payable on the senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. Holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

U.S. Holders are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. A U.S. Holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the U.S. Holder for the taxable year that includes the date of its acquisition of the senior note.

The foregoing comparable yield and projected payment schedule are supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute a projection or representation as to the amounts that a U.S. Holder of senior notes will actually receive.

Tax Basis in the Senior Notes. A U.S. Holder’s initial tax basis in a senior note will equal the portion of the purchase price for the Equity Unit allocated to the senior note as described above (see “—Equity Units— Allocation of Purchase Price” above). A U.S. Holder’s tax basis in a senior note will be increased by the amount of OID included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior notes through the computation date.

Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. Holder will recognize gain or loss on the disposition of the senior notes (including upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. Holder on the disposition of the senior notes and such U.S. Holder’s adjusted tax basis in the senior notes, except to the extent such U.S. Holder is treated as receiving accrued but unpaid stated interest which is taxable as ordinary interest income if not previously included in such U.S. Holder’s income. Gain recognized on the disposition of a senior note prior to the purchase contract settlement date, or at any time prior to the date that is six months after the date of a successful remarketing (unless no further payments are due on the senior notes during the remainder of the six month period following the date of a successful remarketing), will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the purchase contract settlement date, or at any time prior to the date that is six months after the date of a successful remarketing (unless no further payments are due on the senior notes during the remainder of the six month period following the date of a successful remarketing) will be treated as ordinary loss to the extent of such U.S. Holder’s prior inclusion of OID on the senior note and as capital loss thereafter. In general, gain recognized on the disposition of a senior note on or after the date that is six months after the date of a successful remarketing (or at a time when there are no further payments due on the senior note during the remainder of the six month period following the date of a successful remarketing) will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note, to the extent not previously accrued and included in income by the U.S. Holder. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a U.S. Holder does not participate in the remarketing, any reset of the interest rate and/or modification of the maturity date and redemption provisions of the senior notes in connection with the remarketing should not cause such U.S. Holder to be treated as having sold, exchanged or otherwise disposed of its senior notes.

Treasury Securities

Original Issue Discount. If U.S. Holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by U.S. Holders will generally have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. U.S. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A U.S. Holder’s adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such U.S. Holder’s gross income.

Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that U.S. Holders obtain the release of Treasury securities or by delivering senior notes to the collateral agent, U.S. Holders generally will not recognize gain or loss upon such substitution. A U.S. Holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by such U.S. Holder on such disposition and such U.S. Holder’s adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if such U.S. Holder held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. With respect to Treasury securities with a fixed maturity date not more than one year from the date of their issuance, gain recognized by a U.S. Holder that uses the cash method of accounting will be treated as ordinary income in an amount equal to such U.S. Holder’s ratable share of acquisition discount (as defined below).

Substitution of Treasury Securities to Create or Recreate Treasury Units. U.S. Holders of Corporate Units who deliver Treasury securities to the collateral agent in substitution for senior notes will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the senior notes. U.S. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by U.S. Holders with respect to such Treasury securities and senior notes, and their adjusted tax bases in the Treasury securities, the senior notes and the purchase contract will not be affected by such delivery and release.

Purchase Contracts

Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable ordinary income to U.S. Holders when received or accrued, in accordance with their regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. Holders. U.S. Holders should consult their tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder’s adjusted tax basis in a purchase contract or our common stock or Series A Preferred Stock, as applicable, received under a purchase contract or the amount realized by a U.S. Holder upon the sale or other disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments (i) that have been included in a U.S. Holders’ income, but that have not been paid to such U.S. Holder, should increase such U.S. Holder’s adjusted tax basis in the purchase contract and (ii) that have been paid to a U.S. Holder, but that have not been included in such U.S. Holder’s income, should either reduce such U.S. Holder’s adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See “—Acquisition of Our Common Stock or Series A Preferred Stock Under a Purchase Contract,” “—Termination of Purchase Contract” and “—U.S. Holders—Equity Units—Sales, Exchanges or Other Taxable Dispositions of Equity Units.”

Acquisition of Our Common Stock or Series A Preferred Stock Under a Purchase Contract. A U.S. Holder generally will not recognize gain or loss on the purchase of our common stock or Series A Preferred Stock, as applicable, under a purchase contract, except with respect to any cash paid to such U.S. Holder in lieu of a fractional share of our common stock or Series A Preferred Stock, as applicable, which should be treated as paid in respect of such fractional share. A U.S. Holder’s aggregate initial tax basis in our common stock or Series A Preferred Stock, as applicable, received under a purchase contract should generally equal the purchase price paid for such common stock or Series A Preferred Stock, as applicable, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock or Series A Preferred Stock, as applicable, received under a purchase contract will commence on the day following the acquisition of such common stock or Series A Preferred Stock, as applicable.

Ownership of Our Common Stock or Series A Preferred Stock Acquired Under the Purchase Contract. Any distribution on our common stock or Series A Preferred Stock, as applicable, generally will be treated as a dividend to a U.S. Holder of our common stock or Series A Preferred Stock, as applicable, to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock or Series A Preferred Stock, as applicable, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if such U.S. Holder has held our common stock or Series A Preferred Stock, as applicable for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock or Series A Preferred Stock, as applicable, subject to applicable restrictions. Upon a disposition of our common stock or Series A Preferred Stock, as applicable, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the our common stock or Series A Preferred Stock, as applicable. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in respect of such common stock or Series A Preferred Stock, as applicable, is more than one year. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Because the terms of the Series A Preferred Stock require it to participate with the common stock in dividends and in liquidation, for United States federal income tax purposes the tax consequences of ownership of our Series A Preferred Stock will be the same as ownership of our common stock. If a U.S. Holder’s shares of Series A Preferred Stock are exchanged with us for shares of common stock, a U.S. Holder will not have gain or loss and the U.S. Holder’s holding period and the U.S. Holder’s basis in the U.S. Holder’s shares of common stock will be the same as the U.S. Holder’s basis and holding period in the Series A Preferred Stock exchanged therefor.

Early Settlement of Purchase Contract. U.S. Holders will not recognize gain or loss on the receipt of their proportionate share of senior notes, Treasury securities or the Treasury portfolio upon early settlement of a purchase contract, and U.S. Holders will have the same adjusted tax basis in such senior notes or Treasury securities or the Treasury portfolio as before such early settlement.

Termination of Purchase Contract. If a purchase contract terminates, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. Holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss, but it is unclear whether such gain will be long-term or short-term capital gain or loss even if the applicable holding period is longer than one year. Long-term capital gains of individuals are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the return of such U.S. Holder’s proportionate share of the senior notes, Treasury securities or the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such senior notes, Treasury securities or the Treasury portfolio as before such distribution.

Adjustment to Settlement Rate. A U.S. Holder may be treated as having received a constructive distribution from us if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of such adjustment (or failure to adjust), the proportionate interest of U.S. Holders of Equity Units in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to our common stock or Series A Preferred Stock, as applicable. Thus, under certain circumstances, an increase in (or failure to decrease) the settlement rate might give rise to a taxable dividend to U.S. Holders even though such U.S. Holders would not receive any cash related thereto.

The Treasury Portfolio

Interest Income, Original Issue Discount and Acquisition Discount. Following a successful remarketing, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, a U.S. Holder will be required to recognize ordinary income to the extent of such U.S. Holder’s pro rata portion of the interest paid with respect to such U.S. Treasury securities.

In addition, each U.S. Holder will be required to treat such U.S. Holder’s pro rata portion of each Treasury strip in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury strip and that has OID (or, in the case of short-term U.S. Treasury securities, acquisition discount, each as defined below) equal to such U.S. Holder’s pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over such U.S. Holder’s pro rata portion of the purchase price of the Treasury strip acquired on behalf of such U.S. Holder. Whether a U.S. Holder is on the cash or accrual method of tax accounting, if such OID exists, such U.S. Holder will be required to include it (but not acquisition discount on short-term U.S. Treasury securities, as defined below) in gross income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis. The actual cash payments on the Treasury strips, however, will not generally be taxable.

In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a “short-term U.S. Treasury security”), if a U.S. Holder is an accrual method taxpayer, in general, such U.S. Holder will be required to include the excess of the amount payable at maturity with respect to such U.S. Treasury security over such U.S. Holder’s U.S. federal income tax basis in the short-term U.S. Treasury security (“acquisition discount”) in gross income as it accrues. Unless such U.S. Holder elects to accrue the acquisition discount on a short-term security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. If a U.S. Holder is a cash method taxpayer, such U.S. Holder will be required to recognize the acquisition discount as ordinary income upon payment on the short-term U.S. Treasury securities. A U.S. Holder that obtains the release of its applicable ownership interest in the Treasury portfolio and subsequently disposes of such interest will recognize ordinary income on such disposition to the extent of any gain realized on any short-term U.S. Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such U.S. Treasury security not previously included in income.

Tax Basis of the Applicable Ownership Interest in the Treasury Portfolio. A U.S. Holder’s initial tax basis in such U.S. Holder’s applicable ownership interest in the Treasury portfolio will equal such U.S. Holder’s proportionate share of the amount paid by the collateral agent for the Treasury portfolio. A U.S. Holder’s adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID or acquisition discount included in gross income with respect thereto and decreased by the amount of cash received with respect to OID or acquisition discount in the Treasury portfolio.

Substitution of Senior Notes to Recreate Corporate Units

U.S. Holders of Treasury Units who deliver senior notes to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such senior notes or their receipt of the Treasury securities. U.S. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by U.S. Holders with respect to such Treasury securities and senior notes, and their adjusted tax bases in the Treasury securities, the senior notes and the purchase contract will not be affected by such delivery and release.

Remarketing of Senior Notes

A successful remarketing will be a taxable event for U.S. Holders of senior notes if such U.S. Holders participate in the remarketing, which will be subject to tax in the manner described under “—senior notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.”

Non-U.S. Holders

United States Federal Withholding Tax

United States federal withholding tax generally will not apply to any payment to a Non-U.S. Holder of principal or interest on the senior notes or the Treasury portfolio provided that:

•

in the case of the senior notes, the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder;

•	in the case of the senior notes, the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

•	in the case of the senior notes, the Non-U.S. Holder is not a bank within the meaning of Section 881(c)(3)(A) of the Code; and

•

(a) the Non-U.S. Holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the Non-U.S. Holder holds its senior notes, Treasury securities or the Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In general, United States federal withholding tax at a rate of 30% will apply to the dividends, if any (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under “—U.S. Holders—Purchase Contracts—Adjustment to Settlement Rate”), paid on the shares of common stock or Series A Preferred Stock, as applicable, acquired under the purchase contract.

We also intend to withhold at a rate of 30% on any contract adjustment payments made with respect to a purchase contract. It is possible that United States withholding tax on deemed dividends would be withheld from interest (or some other amount) paid to you. If a income tax treaty applies, you may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, and constructive or actual dividends, that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States are generally not subject to the United States federal withholding tax, but instead are generally subject to United States federal income tax, as described below. In order to claim any such exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder is required to provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

In general, United States federal withholding tax generally will not apply to any gain or income realized by a Non-U.S. Holder on the sale, exchange or other disposition of the Equity Units, purchase contracts (except potentially with respect to any accrued but unpaid contract adjustment payments that have not previously been included in income), senior notes, Treasury securities or common stock or Series A Preferred Stock, as applicable, acquired under the purchase contracts.

United States Federal Income Tax

Any gain realized on the disposition by a Non-U.S. Holder of an Equity Unit (including a component thereof) or common stock or Series A Preferred Stock, as applicable, acquired under the purchase contract generally will not be subject to United States federal income tax unless:

•

such gain or income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the Non-U.S. Holder, by virtue of holding a purchase contract or a senior note, is considered to own an interest in a U.S. real property holding corporation and does not meet the criteria for exemption from United States federal income tax.

Purchase contracts or shares of our common stock or Series A Preferred Stock, as applicable, generally will be treated as U.S. real property interests if we are (or, during a specified period, have been) a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if a tax treaty applies, such Non-U.S. Holder maintains a permanent establishment within the United States), and any income or gain recognized on the senior notes, the Treasury securities or the Treasury portfolio, the purchase contracts or our common stock or Series A Preferred Stock, as applicable, is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to such permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax (but not withholding tax) on such income or gain on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, in certain circumstances, if a Non-U.S. Holder is a foreign corporation it may be subject to a 30% branch profits tax (or, if a tax treaty applies, such lower rate as provided).

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the Equity Units (or any component thereof) or shares of our common stock or Series A Preferred Stock, as applicable, generally will be subject to information reporting and United States federal backup withholding at the rate then in effect if a Non-U.S. Holder receiving such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 6, 2008, each of the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the following respective number of Equity Units:

Name	Number of Equity Units
Credit Suisse Securities (USA) LLC	1,394,750
Citigroup Global Markets Inc.	1,394,750
Banc of America Securities LLC	1,050,000
UBS Securities LLC	840,500
Keefe, Bruyette & Woods, Inc.	320,000
Total	5,000,000

The underwriters are offering the Equity Units subject to their acceptance of the Equity Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Equity Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement also provides that the underwriters are obligated to purchase all of the Equity Units in the offering if any are purchased, other than those Equity Units covered by the over-allotment option described below. The underwriting agreement further provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Over-allotment Option

We have granted to the underwriters a 13-day option to purchase on a pro rata basis up to an additional 750,000 Equity Units at the initial offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Equity Units.

Reserved Shares

At our request, the underwriters have reserved up to 1% of the Equity Units for sale at the public offering price to persons who are directors, officers or managing directors of the Company. In addition, the underwriters in the concurrent Common Stock Offering have reserved up to 1% of the shares of common stock for sale at the public offering price to persons who are directors, officers or managing directors of the Company.

The number of Equity Units available for sale to the general public will be reduced by the number of directed Equity Units purchased by participants in the program. Any directed Equity Units not purchased will be offered by the underwriters to the general public on the same basis as all other Equity Units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed Equity Units.

Commissions and Expenses

The underwriters propose to offer the Equity Units initially at the public offering price on the cover page of this prospectus supplement and to the selling group members at that price less a selling concession not in excess of $0.90 per Equity Unit. After the initial offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The company estimates that the fees and expenses (excluding underwriting discounts and commissions and the fee payable to the private placement purchasers) payable by us in connection with this offering and the concurrent common stock offering and the private placement are $5.0 million. In addition, we will pay Credit Suisse a structuring fee equal to 1% of the gross proceeds of all three capital raising transactions, and we are required to reimburse an estimated $7.5 million to $10 million in connection with the private placement. The following table summarizes the underwriting discounts and commissions we will pay:

	Per Equity Unit		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting Discounts and Commissions paid by us(1)	$1.50	$1.50	$7,500,000	$8,625,000

(1)	Excluded from the calculation of “Underwriting Discounts and Commissions paid by us” is a structuring fee paid to Credit Suisse Securities (USA) LLC of 1% of gross proceeds raised in any capital raising transaction by us. For a further discussion of this fee, please see “—Other Relationships” below.

Lock-Up Agreements

We have agreed that we will not, directly or indirectly, take any of the following actions with respect to our Equity Units, purchase contracts, senior notes, shares of common stock, shares of participating preferred stock or any securities convertible into or exchangeable or exercisable for any such securities: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of any such securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any such securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any such securities within the meaning of Section 16 of the Exchange Act, or (v) file with the SEC a registration statement under the Securities Act, relating to any such securities, or publicly disclose the intention to take any such action, in each case, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., for a period of 120 days after the date of this prospectus supplement, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date hereof (or solely in the case of the Ambac 1997 Equity Plan and the Ambac 1997 Non-Employee Directors’ Equity Plan, as amended to reflect an aggregate increase in the numbers of shares authorized under those plans by up to 6.5 million shares), or grants of employee stock options pursuant to the terms of plans in effect on the date hereof, or issuances of such securities pursuant to the exercise of such options, or the issuance of the Equity Units (including the related purchase contracts and senior notes) being offered hereby or the issuance of shares of common stock in the concurrent Common Stock Offering.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Equity Units, purchase contracts, shares of our common stock, shares of our participating preferred stock or securities convertible into or exchangeable or exercisable for any Equity Units, purchase contracts, shares of our common stock or shares of our participating preferred stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Equity Units, purchase contracts or shares of our common stock or participating preferred stock, whether any of these transactions are to be settled by delivery of Equity Units, purchase contracts or shares of our common stock or participating preferred stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, and will not make any demand for or exercise any right with respect to the registration of any Equity Units, purchase contracts or shares of our common stock or participating preferred stock or any security convertible into or exchangeable or exercisable for securities without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 120 days after the date of this prospectus supplement, except transfers of any such securities received upon exercise of options granted to such employee, executive officer or director, transfers to family members or trusts in which the transferee agrees to be bound in writing by these same obligations and which transfer, in each case, requires no filing with the SEC in connection therewith and except for the withholding of shares of common stock to pay taxes upon settlement of restricted stock units granted to such employee and executive officer pursuant to the terms of plans in effect on the date hereof.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Unsold Allotments

In connection with this offering and the concurrent Common Stock Offering, the underwriters have agreed to purchase an aggregate of 60 million shares of common stock (the amount committed by an underwriter pursuant to this agreement being such underwriter’s “Commitment Amount”) which constitute unsold allotments of shares of common stock in the Common Stock Offering, at a purchase price per share of $6.75, less underwriting discounts and commissions per share of $0.3459.

The underwriters have agreed to purchase unsold allotments and, in connection therewith, have agreed that they will not sell or transfer the common stock purchased as unsold allotments. Specifically, each underwriter has agreed that it will not, directly or indirectly, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the undersigned, any affiliate of the undersigned or any person in privity with the undersigned) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to such underwriter’s unsold allotment of stock (the “Subject Stock”); provided that, for the avoidance of doubt, such lock-up shall not restrict ordinary market making activities, open market purchases and sales of common stock held on or acquired in the open market after the date of such lock-up (other than the Subject Stock) and, provided, further, that this provision shall not restrict the transfer of Subject Stock to an affiliate as long as the affiliate transferee agrees for the benefit of the Company to be bound by the terms hereof.

The lock-up agreement terminates, with respect to each underwriter, (i) 60 days after the consummation of the offerings for a number of shares of common stock equal to one-third of such underwriter’s Commitment Amount, (ii) 90 days after the consummation of the offerings for an additional one-third of such underwriter’s Commitment Amount and (iii) 120 days after consummation of the offerings for the remaining shares of common stock, if any; provided that (a) in no event will the lock-up be any more restrictive than any other lock-up or similar agreement agreed to by the Company, any other underwriter in connection with the offerings, or any party in any subsequent capital raising transaction and, if any such party is provided with a less restrictive lock-up or similar agreement the lock-up will be modified to conform to such agreement and (b) the Company will not release any party from any such lock-up or similar agreement unless each other party is so released and will otherwise seek to enforce the obligations of the parties to such lock-ups and similar agreements.

In connection with any resale by an underwriter of unsold allotments, we have agreed to update the registration statement and the final prospectuses for the Common Stock Offering and this Equity Units Offering at any time if such registration statements and the final prospectuses contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such updates will be at our expense.

We have further agreed in connection with sales of unsold allotments to allow the underwriters to perform updated due diligence customary for public offerings of common stock.

Private Placement

Two financial institutions (the “Private Purchasers”) have entered into a letter agreement dated March 6, 2008, with us, pursuant to which they will purchase, on a private placement basis, up to an aggregate of 14,074,074 shares of common stock at a price of $6.75 per share subsequent to, but on the same date, as the closing of this offering.

The obligations of the Private Purchasers are subject to certain conditions. The Private Purchasers have also entered into lock-up agreements pursuant to which they have agreed to restrictions on their ability to sell or transfer the shares of common stock they purchased in the Private Placement that are substantially the same as the restrictions agreed upon by the underwriters in their lock-ups described above. In addition, the Private Purchasers will be released from their obligations under the lock-ups in the event the Company obtains a release from the underwriters of its obligations under the 120-day lock-up agreement we have entered into for the benefit of the underwriters in connection with the offering.

We have agreed to provide the Private Purchasers with first priority demand and piggyback registration rights with respect to the common stock purchased, with the intended effect of such rights being to provide the Private Purchasers with the ability to make registered sales of such common stock (when they are no longer restricted from doing so pursuant to the lock-up agreements) that is equivalent in all material respects to the opportunity available to the underwriters in respect of the unsold allotments purchased by the underwriters.

The Private Purchasers will be paid an 8% fee payable upon consummation of the offering. This fee is based upon the aggregate commitments of the Private Purchasers. In addition, we have agreed to, upon consummation of the offering, reimburse the Private Purchasers promptly upon request for the fees and expenses of their legal and financial advisers and outside counsel, subject to a cap of between $7.5 million and $10 million to be negotiated.

The Private Purchasers and we have agreed to provide one another with certain indemnification rights.

Listing

Prior to this offering, there has been no public market for the Equity Units. We have applied for listing of the Corporate Units on the New York Stock Exchange under the symbol “ABK-Prz”. Neither the Treasury Units, the senior notes nor shares of Series A Preferred Stock initially will be listed. However, if the Treasury Units or the senior notes are separately traded or the Series A Preferred Stock is issued to a sufficient extent so that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the Treasury Units, the senior notes or the Series A Preferred Stock on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange. With respect to the shares of Series A Preferred Stock, in the event that the Authorized Share Increase described above in “Description of the Equity Units” does not occur on or prior to the 120 th day following the completion of the offering contemplated by this prospectus supplement, we may endeavor to apply to have the shares of Series A Preferred Stock listed on The New York Stock Exchange. However, even if we attempt to list one or more of those securities, an active trading market in those securities may not develop and we may not be successful in effecting any such listing.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Equity Units in excess of the number of Equity Units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Equity Units over-allotted by the underwriters is not greater than the number of Equity Units that they may purchase in the over-allotment option. In a naked short position, the number of Equity Units involved is greater than the number of Equity Units in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing Equity Units in the open market.

•

Syndicate covering transactions involve purchases of the Equity Units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Equity Units to close out the short position, the underwriters will consider, among other things, the price of Equity Units available for purchase in the open market as compared to the price at which they may purchase Equity Units through the over-allotment option. If the underwriters sell more Equity Units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Equity Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Equity Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Equity Units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Equity Units or preventing or retarding a decline in the market price of the Equity Units. As a result, the price of our Equity Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on a national securities exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Equity Units. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view the prospectus supplement online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Equity Units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically.

Other than the prospectus supplement in electronic format, information on the underwriters or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied on by investors.

Other Relationships

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Several of the underwriters and their affiliates have utilized products and services provided by us and our affiliates, including certain of our financial guarantee and credit derivative products in transactions underwritten by such parties, and certain of the underwriters and their affiliates are the beneficiaries of the products and services provided by us and our affiliates, including by being a holder of one of our financial guarantee policies or a counterparty to one of our credit derivatives. As beneficiaries of our products and services, these underwriters have an interest in our being successful in our efforts to raise capital and maintain our triple-A ratings from Moody’s and S&P. For example, certain of the underwriters are counterparties to a significant portion of our CDO of ABS credit default swaps that have greater than 25% RMBS Exposure. For a discussion of these products see “Residential Mortgage-Backed Securities Exposure” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is attached to this prospectus supplement. In addition, certain of the underwriters on various occasions have disclosed information regarding the extent of their commercial relationships with us and our competitors, including in filings made with the SEC. In addition, certain underwriters have exposure to deteriorations in our credit through holding our securities, holding derivatives for which our securities are the reference security, or otherwise, and as part of trading strategies and/or credit risk management have entered into CDS based upon our credit.

Credit Suisse Securities (USA) LLC, one of the joint book running managers for this offering, has executed an engagement letter with us pursuant to which it has, among other things, agreed to review and analyze our strategic plans and our financing and other business alternatives, and identify and structure potential capital raising transactions. In connection with the engagement, we have paid Credit Suisse Securities (USA) LLC a financial advisory fee of $5 million for their services. Additionally, upon completion of any equity or debt raising transaction, we have agreed to pay Credit Suisse a structuring fee equal to 1% of the gross proceeds raised by us in any such transactions; the $5 million fee will be creditable against any such fee. We have also agreed to indemnify Credit Suisse Securities (USA) LLC for any losses, claims, damages or liabilities suffered by Credit Suisse Securities (USA) LLC arising from the engagement other than to the extent such losses are determined to be caused by the bad faith or gross negligence of Credit Suisse Securities (USA) LLC.

Each of the underwriters in this offering is also acting as an underwriter in the concurrent Common Stock Offering for which each will receive customary underwriting commissions.

Ambac and its subsidiary Ambac Assurance Corporation have entered into a $400 million revolving credit facility with some of the affiliates of some of the underwriters. Citibank, N.A. serves as administrative agent and lender, and Citigroup Global Markets Inc. serves as sole lead arranger and sole book runner under the revolving credit facility and, in connection with the offering, has entered into an amendment to the credit facility for which it received a fee under the credit facility. These companies also receive standard fees for their services.

In addition, commencing in January 2008, a number of financial institutions and other market participants, consisting in significant part of insured counterparties to our CDOs of ABS, contemplated various transactions with the objective of enhancing our ability to maintain our credit ratings. An affiliate of Citigroup Global Markets, Inc., one of the co-book running managers of this Equity Units Offering and the concurrent Common Stock Offering, was a principal participant in these matters. Certain other underwriters of this offering and the concurrent Common Stock Offering also were participants in these matters. As counterparties to our insured swaps, beneficiaries of our other products and services and holders of our securities and derivatives on our securities, the financial institutions, including those whose affiliates are underwriters in this transaction, have an interest in our being successful in our efforts to raise capital in this Equity Units Offering and the concurrent Common Stock Offering and our maintaining our triple-A ratings.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Equity Units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Equity Units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Equity Units to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Equity Units to the public” in relation to any Equity Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Equity Units to be offered so as to enable an investor to decide to purchase or subscribe to the Equity Units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has severally represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Equity Units in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Equity Units in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our Equity Units other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our Equity Units which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Residents of Singapore

This prospectus supplement or any other offering material relating to our Equity Units has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the Equity Units will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our Equity Units may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other offering material relating to our Equity Units be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Residents of the United Arab Emirates

This prospectus supplement is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (UAE). The Equity Units have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities market or with any other UAE exchange. The offering, the Equity Units and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. In relation to its use in the UAE, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Equity Units may not be offered or sold directly or indirectly to the public in the UAE.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Ambac. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.ambac.com. Information on our website is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

This prospectus supplement is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the particular offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (filed on February 29, 2008); and

•

Current Reports on Form 8-K filed on January 18, 2008, January 22, 2008, January 23, 2008, January 25, 2008, February 1, 2008 and February 13, 2008, in each case excluding any portions of such Current Reports on Form 8-K which are specifically or deemed to be furnished to the SEC.

We incorporate by reference the documents listed above and any future filings made with the SEC prior to the termination of the particular offering referred to in this prospectus supplement in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, with the exception of any documents deemed not to be filed.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Vandana Sharma, First Vice President, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (telephone number (212) 208-3333 or at vsharma@ambac.com).

LEGAL OPINIONS

Anne Gill Kelly, Esq., Managing Director, Secretary and Assistant General Counsel of Ambac, One State Street Plaza, New York, New York, will issue an opinion about the legality of the securities offered hereby. Anne Gill Kelly, Esq. beneficially owns, or has the right to acquire under Ambac’s employee benefit plans, an aggregate of less than 1% of our common stock. Additionally, certain legal matters relating to the securities offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Sidley Austin LLP, New York, New York and Sullivan & Cromwell LLP, New York, New York. Sidley Austin LLP has in the past represented certain of our affiliates, and has also represented issuers and/or underwriters in transactions insured by our affiliates or for which our affiliates issued credit derivatives.

EXPERTS

The consolidated financial statements and related financial statement schedules of Ambac as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included in this prospectus supplement (and incorporated by reference in the registration statement of which it forms a part), in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP on such consolidated financial statements and related financial statement schedules refer to changes in Ambac’s method of accounting for variable interest entities and stock-based compensation in 2006.

PROSPECTUS

Ambac Financial Group, Inc.

Ambac Financial Group, Inc. may sell from time to time

Common Stock

Preferred Stock

Depositary Shares

Senior Debt Securities

Junior Subordinated Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the common stock, preferred stock, depositary shares, senior debt securities, junior subordinated debt securities, warrants to purchase our capital stock or debt securities, stock purchase contracts and stock purchase units then being offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “ABK”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2008.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “Ambac”, “we”, “our” or “us” refer to Ambac Financial Group, Inc., and its direct and indirect subsidiaries.

AMBAC FINANCIAL GROUP, INC.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products and other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac’s activities are divided into two business segments: (i) Financial Guarantee and (ii) Financial Services. Ambac provides financial guarantees for public and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation, or Ambac Assurance. Ambac Assurance is the successor to the founding financial guarantee insurance company, which wrote the first bond insurance policy in 1971. Through its financial services subsidiaries, Ambac provides financial and investment products including investment agreements, funding conduits, interest rate, currency and total return swaps, principally to its clients of the financial guarantee business.

Ambac Assurance has earned triple-A financial strength ratings, the highest ratings available from Moody’s Investors Service, Inc., or Moody’s, in 1987, Standard & Poor’s Ratings Services, or S&P, in 1979 and Fitch, Inc., or Fitch, in 1994. Ambac Assurance’s ratings have been periodically affirmed by each of these rating agencies. Moody’s rating was last reaffirmed in December 2007. S&P’s rating was last reaffirmed in December 2007; however, its outlook was changed from stable to negative. Fitch’s rating was changed from stable to rating watch negative in December 2007. These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and any reduction in these ratings could have a material adverse affect on Ambac Assurance’s ability to compete in the financial guarantee business. See “Business—Rating Agencies” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus, for further information.

Ambac Assurance provides its financial guarantees for a variety of products, including:

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public finance securities, which include bonds issued by state and local municipalities such as cities, counties, towns and villages, as well as water districts, sewer districts, higher educational institutions, hospitals, transportation authorities, housing authorities and other similar agencies;

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securities issued in connection with privatizations of essential infrastructures by sovereign entities and sub-sovereigns where the insured debt is backed by payments made by private companies which own concessions to build, maintain and operate roads, hospitals, schools and other essential infrastructure;

•	mortgage-backed securities, which are bonds and notes where investors receive payments out of the interest and principal on the underlying mortgages that back the securities;

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asset-backed securities, which are bonds and notes where investors receive payments out of cash flows from the underlying accounts receivable, loans, corporate debt or sovereign debt that back the securities; and

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structured credit derivatives, which are privately negotiated contracts that provide an investor with credit protection against the occurrence of a specific event such as a payment default or bankruptcy relating to an underlying obligation.

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Ambac Assurance and its subsidiary Ambac Assurance UK Limited, which serve the global capital markets, are primarily engaged in guaranteeing public finance securities, mortgage-backed securities, asset-backed securities and other structured finance obligations. Global capital markets include the U.S. financial markets and international markets such as the United Kingdom, Italian, Japanese and Australian financial markets.

Ambac Assurance seeks to minimize the risk inherent in its financial guarantee portfolio by maintaining a diverse portfolio which spreads its risk across a number of criteria, including issue size, type of obligation, geographic area and obligor, which is the entity responsible for making payments. In the case of default on a guaranteed obligation, payments under the financial guarantee policy generally may not be accelerated by the policyholder without Ambac Assurance’s consent. As of December 31, 2006 and September 30, 2007, Ambac Assurance’s net financial guarantee in force, after giving effect for reinsurance, was $802.7 billion and $892.0 billion, respectively.

Ambac Credit Products, LLC, a wholly owned subsidiary of Ambac Assurance, primarily provides credit protection in the global markets in the form of structured credit derivatives. Structured credit derivatives are privately negotiated contracts that require Ambac Credit to make payments upon the occurrence of certain defined credit events relating to an underlying obligation. Structured credit derivatives issued by Ambac Credit are guaranteed by Ambac Assurance. Ambac Credit generally enters into structured credit derivative contracts in which its exposure is to highly rated risks.

Ambac provides financial services and investment products principally to its financial guarantee clients which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.

Through its financial services subsidiaries, Ambac provides financial and investment products that include:

•	investment agreements, which are contracts between Ambac and a client that provide for the guaranteed return of principal invested and for the payment of interest at a guaranteed rate;

•	interest rate swaps, currency swaps and total return swaps; and

•	funding conduits, which are special purpose companies that help clients raise funds by issuing notes for the purpose of acquiring financial assets such as trade receivables.

We conduct our investment agreement business through our subsidiary, Ambac Capital Funding, Inc., or Ambac Capital. Ambac Capital provides investment agreements primarily to municipalities and their authorities, mortgage-backed security issuers, asset-backed security issuers and international issuers. The investment agreements written by Ambac Capital are guaranteed by Ambac Assurance. Investment agreements are primarily used by issuers to invest bond proceeds until the proceeds can be used for their intended purpose.

Ambac provides interest rate and currency swaps through its subsidiary, Ambac Financial Services, L.L.C. and total return swaps through its subsidiary Ambac Capital Services, L.L.C., primarily to states, municipalities and their authorities, issuers of asset-backed securities, investment banks and other entities in connection with their financings. The swaps provided by Ambac Financial Services and Ambac Capital Services are guaranteed by Ambac Assurance and provide a financing alternative that is intended to reduce an issuer’s overall borrowing costs and/or help manage their risk.

As a holding company, Ambac Financial Group, Inc. is largely dependent on dividends from Ambac Assurance to pay dividends on its capital stock, to pay principal of and interest on its indebtedness, to pay its operating expenses, to purchase its common stock in the open market and to make capital investments in its subsidiaries. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions.

Our principal executive offices are located at One State Street Plaza, New York, New York 10004 and our telephone number is (212) 668-0340.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts and relate to future plans or objectives and results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong and are based on current expectations and the current economic environment. Ambac’s actual results may vary materially, and there are no guarantees about the performance of our securities. Among factors that could cause actual results to differ materially are:

•	changes in the economic, credit or interest rate environment in the United States and abroad;

•	the level of activity within the national and worldwide debt markets;

•	competitive conditions and pricing levels;

•	legislative and regulatory developments;

•	changes in tax laws;

•	the policies and actions of the United States and other governments;

•	changes in capital requirement or other criteria of rating agencies;

•	changes in accounting principles or practices that may impact Ambac’s reported financial results;

•	the amount of reserves established for losses and loss expenses;

•	default of one or more of Ambac’s reinsurers;

•	market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by Ambac;

•	prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to Ambac; and

•	other risks and uncertainties that have not been identified at this time.

Ambac is not obligated to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended
	2006	2005	2004	2003	2002	September 30, 2007	September 30, 2006
Ratio of earnings to fixed charges	16.4x	18.3x	18.1x	16.0x	13.3x	1.4x	16.2x

We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases, an amount deemed representative of the appropriate interest factor. Since we did not have any preferred stock outstanding during the periods indicated above, our ratio of earnings to combined fixed charges and preference dividends for each relevant period will be the same as our ratio of earnings to fixed charges.

The decline in the ratio of earnings to fixed charges from September 30, 2006 to September 30, 2007 was primarily a result of the impact on earnings of net mark-to-market losses on credit and total return derivatives of $816.0 million during the 9-month period ended September 30, 2007 versus net mark-to-market gains of $16.4 million during the 9-month period ended September 30, 2006.

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DESCRIPTION OF SECURITIES

This prospectus contains a summary of the capital stock (including common stock and preferred stock), depositary shares, debt securities (including senior debt securities and junior subordinated debt securities), warrants to purchase our capital stock or debt securities, stock purchase contracts and stock purchase units that we may sell. These summaries are not meant to be a complete description of each security. However, this prospectus, together with the applicable accompanying prospectus supplement, contain all the material terms of the securities being offered.

Description of Capital Stock

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock were issued or outstanding as of January 16, 2008.

Common Stock

Voting rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

Liquidation and dissolution. If we liquidate or dissolve, the holders of the common stock will be entitled to share in our assets available for distribution to common stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert or exchange the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of our common stock are not required to make additional capital contributions.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “ABK.”

Transfer Agent and Registrar

The Bank of New York Mellon is the transfer agent and registrar for the common stock.

Removal of Directors by Stockholders

Delaware law provides that members of a board of directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors

Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at least sixty, but not more than ninety, days prior to the date of the meeting for the election of directors. Except that if we give less than seventy days notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by us no later than the close of business on the tenth day after which such notice was mailed or such public disclosure was made.

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10% Stockholder Provision

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, any acquisition of control of Ambac requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. As a result, section 4.5 of our amended and restated certificate of incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. These voting restrictions will not apply to any stockholder whose acquisition or ownership of 10% or more of our voting stock has been approved by the Office of the Commissioner of Insurance of the State of Wisconsin.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to, or receipt of disproportionate financial benefits by, the 15% stockholder, or

•	any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

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prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General. We are authorized to issue 4,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. Our board of directors may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for our debt securities, common stock, warrants or other preferred stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock or other securities to be received by the holders of preferred stock to be adjusted.

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Description of Depositary Shares

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part,

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of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

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Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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Description of Debt Securities

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities that rank on an equal basis with all our other unsecured and unsubordinated debt, or they will be junior subordinated debt securities that will rank junior to all of our senior unsecured debt including any senior subordinated debt.

The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

Our senior debt securities have been or will be issued under a senior debt indenture, dated as of February 15, 2006, by and among us and Bank of New York Mellon, as trustee, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto. Our junior subordinated debt securities have been or will be issued under a junior subordinated debt indenture, dated as of February 12, 2007, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto. Forms of the senior debt indenture and the junior subordinated debt indenture have been filed with the SEC and are incorporated by reference as Exhibits 4.1 and 4.4, respectively, to the registration statement on Form S-3 under the Securities Act of 1933, of which this prospectus forms a part. The senior debt indenture and the junior subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

We have summarized all material provisions of the indentures below. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the junior subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture.

General

The indentures allow us to issue either senior or junior subordinated debt securities from time to time under the applicable indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms.

Because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against the subsidiary.

We may sell debt securities at a substantial discount below their stated principal amount that bear no interest or below market rates of interest. The applicable prospectus supplement will describe the material federal income tax consequences and special investment considerations applicable to any such series of debt securities.

Provisions Generally Applicable to Both Senior and Junior Subordinated Debt Securities

Unless otherwise indicated, the following terms apply to both the senior debt securities and the junior subordinated debt securities and to both of the indentures.

Terms Specified in the Prospectus Supplement

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering.

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With respect to either indenture, the prospectus supplement will include some or all of the following for a particular series of debt securities:

•	the title of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

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whether the amount of payments of principal of and premium, if any, or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

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the dates or dates, or the method by which such date or dates will be determined or, in the case of the junior subordinated indenture, extended, on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on the debt securities will be payable;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

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the portion or methods of determining the portion of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default, as described below, if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of and premium, if any or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	the depositary for global or certificated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

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•

whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the applicable indenture, and will vote together on matters under the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture.

With respect to the junior subordinated indenture, the prospectus supplement may also include some or all of the following for a particular series of debt securities:

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our right, if any, and/or obligation, if any, at any time and/or from time to time, during the term of the junior subordinated debt securities of any series, to defer payments of interest on the junior subordinated debt securities of such series and the terms and conditions of such right and/or obligation, if applicable; and

•

our right, if any, and/or obligation, if any, to satisfy our obligation to pay interest then outstanding on and/or principal of the junior subordinated debt securities of a series by selling our common stock, warrants on common stock, securities mandatorily convertible into common stock or non-cumulative perpetual preferred stock or other qualifying securities specified in connection with establishment of the junior subordinated debt securities of such series to third parties that are not our subsidiaries (i.e., a “share settlement mechanism”), the proceeds of which shall be paid to the holders of the junior subordinated debt securities, in satisfaction of interest or principal, as applicable, then due on such junior subordinated debt securities and the terms and conditions of such right and/or obligation, if applicable.

Consolidation, Merger, Sale of Assets and Other Transactions

Under each of the indentures, so long as any debt securities are outstanding, we may not consolidate or merge with another corporation or convey, transfer or lease its properties or assets as an entirety or substantially as an entirety to another person, unless:

•	the successor or purchaser is a corporation organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations under the applicable indenture and the applicable debt securities; and

•	immediately after the transaction, no Event of Default, and no event which, if notice was given and/or a certain period of time passed, would become an Event of Default, shall exist.

Except as described above, neither of the indentures nor the applicable debt securities contain change of control or similar provisions intended to protect you by requiring us to repurchase or redeem the debt securities if we become involved in a merger or other significant corporate event. In addition, except as described above, no indenture provisions prohibit us from entering into a merger or a significant corporate event.

Events of Default

Unless we tell you otherwise in an accompanying prospectus supplement, the following shall constitute “Events of Default” under each of the indentures with respect to each series of the applicable debt securities:

•	our failure for 30 days to pay any interest on any debt security of such series when due;

•	our failure to pay principal or premium, if any, on any debt security of such series at maturity;

•	our failure to pay any sinking fund installment on any debt security of such series when due;

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•	our failure to perform any of our covenants with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Ambac, Ambac Assurance or any successor to the business of Ambac Assurance which is also a subsidiary of Ambac; and

•	any other event of default established for the debt securities of such series.

We are required to file with the trustee each year a written statement as to our compliance with certain of our obligations under each of the indentures.

Remedies

Under each of the indentures, if an Event of Default resulting from the failure to pay interest or principal or premium, if any, on the debt securities of any series exists, either the trustee or the holders of 25% in aggregate principal amount of outstanding debt securities of such series may declare the principal of all the outstanding debt securities of that series and all accrued interest on the applicable debt securities immediately due.

If one of the other Events of Default exists, either the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of all existing series, voting together as one class, may declare the principal of all the outstanding debt securities of all series and all accrued interest on the applicable debt securities immediately due.

Under certain conditions, these declarations may be annulled and defaults which have been cured may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, whichever was required to make the declaration in the first place.

Before the principal of the debt securities of any series is declared immediately due as described above, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series, voting together as one class, depending on the nature of the Event of Default, may waive any Event of Default other than an Event of Default:

•	resulting from a failure to pay principal of and premium, if any, or interest on any of the debt securities or

•	in respect of a provision of the applicable indenture which cannot be modified without the consent of the holder of each debt security affected by the modification.

If an Event of Default occurs, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, depending on the nature of the proceeding, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. However, unless the applicable indenture requires otherwise, the trustee is not under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of holders of applicable debt securities unless such holders offer indemnity reasonably satisfactory to the trustee.

Defeasance and Covenant Defeasance

We may, at our option, irrevocably deposit with the trustee money and/or United States government obligations in an amount that would be sufficient to pay the principal of and premium, if any, and interest on the debt securities of a series when each payment becomes due. If we do so, we may then elect to take advantage of the concept of defeasance, which allows us to be discharged from our obligations on the debt securities of such series, other than certain continuing obligations specified in each indenture relating to:

•	the transfer of debt securities;

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•	the replacement of temporary or mutilated, lost or stolen debt securities; and

•	the place we maintain for payments of the debt securities.

Alternately, we may elect to take advantage of the concept of covenant defeasance, which allows us to be discharged from our obligations with respect to the debt securities of such series under certain covenants.

Notwithstanding the deposit of funds and/or United States government obligations described above, in order to effect defeasance or covenant defeasance, each indenture requires us to deliver to the trustee an opinion of counsel that the contemplated defeasance or covenant defeasance will not cause the holders of debt securities of the relevant series to recognize income, gain or loss for federal income tax purposes.

Modification and Waiver

Under each of the indentures, Ambac and the trustee may modify the applicable indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all affected series, voting together as one class. However, no modification may, without the consent of the holder of each outstanding debt security affected by the modification, among other things:

•	a change in the stated maturity of the principal of, or any installment of interest, if any, on any debt securities;

•	reduce the principal of or any premium on any debt securities or reduce the rate of interest on any debt security;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of the debt security;

•	adversely affect any right of repayment at the option of any holder;

•	change any currency in which the principal of, premium on or interest on any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of redemption, on or after the redemption date; or

•

reduce the percentage of debt securities of any series issued whose holders must consent to, or modify any provisions of the applicable indenture relating to, any supplemental indenture or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waive without the consent of holders affected thereby.

Each of the indentures also contain provisions permitting us and the trustee, without the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture, among other things:

•	to evidence the succession of another corporation to us and the assumption of our covenants contained in the applicable indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to add, change or eliminate any of the provisions of this indenture with respect to all or any series of debt securities;

•	to secure the debt securities in accordance with the indenture;

•	to establish the form or terms of debt securities of any series permitted under the indenture;

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•	to allow for the issuance of additional debt securities of any series;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any provisions of the indenture as shall be necessary to facilitate the administration of the trusts under the indenture;

•

to cure any ambiguity or correct or supplement any provision in the indenture which may be inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests in any material respect of the holders of the debt securities of any series then outstanding; or

•	to make any changes to the indenture in order to conform the indenture to the final prospectus provided to investors in connection with the initial offering of the debt securities.

In addition, under the junior subordinated indenture, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the manner of calculating payments due on the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities;

•

a change in the place of payment for any payment on the junior subordinated debt securities of any series that is adverse to holders of such junior subordinated debt securities or a change in the currency in which any payment on such junior subordinated debt securities is payable; and

•	a change in the subordination of the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities.

Each of the indentures permits the holders of a majority in aggregate principal amount of the outstanding debt securities of all series, voting together as one class, to waive our compliance with certain covenants contained in the applicable indenture.

Payment and Paying Agents

We will make payment of principal of and premium, if any, and interest on debt securities at the place we designate. We may, at our option, make payments of interest by check mailed to the address of the person entitled to receive such interest payment according to the register for the debt securities or by transfer to an account of such person. Interest payments will be made to the person in whose name a debt security is registered as of a certain number of days prior to the relevant payment date. Although we may designate additional paying agents or remove paying agents, we will at all times maintain a paying agent in each place we designate for payment.

If the debt securities are represented by global certificates, payments will be made to The Depository Trust Company.

Denominations, Registrations and Transfer

Unless we tell you otherwise in an accompanying prospectus supplement, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company. In such case, each owner’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

Beneficial interests in a global security may only be exchanged for certificated securities registered in the particular owner’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended, and no successor depositary has been appointed for 90 days;

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•	we determine, in our sole discretion, that the global security shall be exchangeable; or

•	an Event of Default has occurred and is continuing.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by Ambac under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Each of the indentures and the applicable debt securities will be governed by the laws of New York.

Our Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of Ambac, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. Bank of New York Mellon, as trustee, is permitted to engage in other transactions with Ambac and its subsidiaries from time to time, provided that if Bank of New York Mellon acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The trustee under the indentures, Bank of New York Mellon, occasionally acts as trustee in connection with obligations insured by Ambac and its subsidiaries. Bank of New York Mellon is also acting as a trustee in connection with certain debt obligations that were previously issued by us and as a creditor under the $400 million revolving credit facility entered into by Ambac and its subsidiary Ambac Assurance Corporation. In addition, we have various business dealings with affiliates of the trustee.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock, warrants or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock, shares of preferred stock, warrants or other debt securities to be received by the holders of such series of debt securities to be adjusted.

Provisions Applicable Solely to Senior Debt Securities

Unless we tell you otherwise in an accompanying prospectus supplement, the following restrictive covenants shall apply with respect to each series of our senior debt securities:

Limitation on Liens. So long as any senior debt securities are outstanding, neither Ambac nor any of its subsidiaries will create, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor. However, this restriction will not apply if the senior debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

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Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any debt securities are outstanding and subject to the provisions of the senior indenture regarding mergers, consolidations and sales of assets, neither Ambac nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor, except for:

•	a sale or other disposition of any of such stock to a wholly-owned subsidiary of Ambac or of such subsidiary;

•	a sale or other disposition of all of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, or

•

a sale or other disposition of any of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, if, after such transaction, Ambac and its subsidiaries would own more than 80% of the issued and outstanding voting stock of Ambac Assurance or any such successor.

Provisions Applicable Solely to Junior Subordinated Debt Securities

General

Our junior subordinated debt securities will be issued under the junior subordinated indenture. Holders of junior subordinated debt securities should recognize that contractual provisions in the junior subordinated debt indenture may prohibit us from making payments on these securities. The junior subordinated debt securities will rank on an equal basis with certain of our other junior subordinated debt that may be outstanding from time to time and will rank junior to all of our senior indebtedness, as defined below, including any senior debt securities that may be outstanding from time to time.

If we issue junior subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the junior subordinated debt indenture restricts the amount of senior indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the junior subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, the following:

•

all indebtedness of Ambac (other than indebtedness issued pursuant to the junior subordinated indenture), whether outstanding on the date of the issuance of the junior subordinated debt securities of any series or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument;

•	all obligations of Ambac under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of Ambac’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all obligations of the types referred to in the preceding bullet points of another person, the payment of which Ambac is responsible or liable as guarantor or otherwise;

•	any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

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•

all obligations of the types referred to in the preceding bullet points of another person secured by any lien on any property or assets of Ambac (whether or not that obligation has been assumed by Ambac); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

The junior subordinated debt securities will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business and (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the junior subordinated debt securities of any series.

The junior subordinated indenture provides that, unless all principal of, and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the junior subordinated indebtedness in the following circumstances.

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Ambac, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of Ambac, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by Ambac for the benefit of creditors;

•	any other marshaling of the assets of Ambac;

•

a default in the payment of principal, premium, if any, sinking fund or interest with respect to any of our senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•

an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on the junior subordinated debt securities cease, is given to Ambac by the holders of senior indebtedness unless and until such default in payment or event of default has been cured or waived or ceases to exist.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the junior subordinated indenture will not be deemed a liquidation, dissolution or winding-up for the purposes of these subordination provisions.

Notwithstanding the foregoing subordination provisions, we may make payments or distributions on the junior subordinated debt securities of any series so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of such junior subordinated debt securities.

If the holders of junior subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of junior subordinated debt securities will have to repay that amount to the holders of the senior debt securities or to the trustee.

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Subrogation

After the payment in full of all senior indebtedness, the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the junior subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the junior subordinated debt securities will be deemed to be a payment by us to holders of or on the account of the senior indebtedness. These provisions of the junior subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the junior subordinated debt securities and the holders of the senior debt securities. Nothing contained in the junior subordinated indenture is intended to impair our absolute obligation to pay the principal of and premium and interest on the junior subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the junior subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the junior subordinated indenture will not prevent the holder of any junior subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above.

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Description of Warrants

We may issue warrants to purchase our debt securities, preferred stock or common stock. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, preferred stock or common stock at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•

the designation and terms of our debt securities, preferred stock or common stock, if any, with which the warrants are to be issued and the number of warrants issued with each such debt security, preferred stock or common stock;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

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Description of Stock Purchase Contracts and Stock Purchase Units

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Ambac. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.ambac.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed on March 1, 2007);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 (filed on May 10, 2007), June 30, 2007 (filed on August 9, 2007) and September 30, 2007 (filed on November 9, 2007);

•

Current Reports on Form 8-K filed on January 31, 2007, February 2, 2007, February 12, 2007, April 25, 2007, July 25, 2007, August 3, 2007, October 11, 2007, October 24, 2007, October 30, 2007, November 7, 2007, November 13, 2007, December 14, 2007 (two Current Reports on Form 8-K); December 21, 2007; December 27, 2007 and January 16, 2008, in each case excluding any portions of such Current Reports on Form 8-K which are specifically or deemed to be furnished to the SEC;

•

portions of our Definitive Proxy Statement on Schedule 14A filed on March 30, 2006 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Registration Statements on Form 8-A dated June 12, 1991 and February 28, 1996.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Peter R. Poillon, Managing Director, Investor Relations, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (telephone number (212) 208-3333 or at ppoillon@ambac.com).

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LEGAL OPINIONS

Anne Gill Kelly, Esq., Managing Director, Corporate Secretary and Assistant General Counsel of Ambac, One State Street Plaza, New York, New York 10004, and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York 10036 will act as our legal counsel. Anne Gill Kelly, Esq. will pass upon the legality of the securities registered hereby. Anne Gill Kelly, Esq. beneficially owns, or has the right to acquire under Ambac’s employee benefit plans, an aggregate of less than 1% of Ambac’s common stock.

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EXPERTS

Ambac’s consolidated financial statements and related financial statement schedules as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference in this prospectus (and the registration statement of which it forms a part) in reliance upon the reports of KPMG LLP, independent registered public accounting firm, thereon, which reports are also incorporated by reference in this prospectus (and the registration statement of which it forms a part), and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on such consolidated financial statements and related financial statement schedules refers to changes in Ambac’s method of accounting for variable interest entities and stock-based compensation in 2006.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 1-10777

Ambac Financial Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	13-3621676
(State of incorporation)	(I.R.S. employer identification no.)

One State Street Plaza New York, New York	10004
(Address of principal executive offices)	(Zip code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.01 per share	New York Stock Exchange, Inc.
5.875% Debentures, Due March 24, 2103	New York Stock Exchange, Inc.
5.95% Debentures, Due February 28, 2103	New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer  ☒        Accelerated filer  ☐        Non-accelerated filer  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of voting stock held by non-affiliates of the Registrant as of the close of business on June 30, 2007 was $8,847,312,379 (based upon the closing price of the Registrant’s shares of the New York Stock Exchange on that date, which was $87.19). For purposes of this information, the outstanding shares of Common Stock which were owned by all directors and executive officers of the Registrant were deemed to be shares of Common Stock held by affiliates.

As of February 20, 2008, 101,633,722 shares of Common Stock, par value $0.01 per share, (net of 7,559,374 treasury shares) were outstanding.

Documents Incorporated By Reference

Portions of Ambac Financial Group, Inc.’s Proxy Statement for its 2008 Annual Meeting of Stockholders scheduled to be held on May 15, 2008 are incorporated by reference into the Annual Report on Form 10-K in response to Part III, Items 10, 11, 12 and 14.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In this Annual Report, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “expect,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may”, or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10-K.

Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) changes in our business plan, including our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business for six months, (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements, seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) the risk of decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on Investment Agreements; (23) prepayment speeds on insured asset-backed securities; (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) other factors described in the Risk Factors section in Part I, 1A of this Annual Report on Form 10-K and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (30) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

Part I

Item 1.	Business.

INTRODUCTION

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products (including credit derivatives) and provides other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac’s activities are divided into two business segments: (i) Financial Guarantee and (ii) Financial Services. Ambac provides financial guarantee insurance for public and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation. Ambac Assurance is the successor to the founding financial guarantee insurance company, which wrote the first bond insurance policy in 1971. As an alternative to financial guarantee insurance credit protection is provided by Ambac Credit Products, a subsidiary of Ambac Assurance, in credit derivative format. Through its financial services subsidiaries, Ambac has provided financial and investment products including investment agreements, funding conduits, interest rate, currency and total return swaps, principally to its clients of the financial guarantee business. Please see “Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion.

As a holding company, Ambac is largely dependent on dividends from Ambac Assurance to pay dividends on its common stock, to pay principal and interest on its indebtedness and to pay its operating expenses. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions. See “Insurance Regulatory Matters—Wisconsin Dividend Restrictions” section and “Management’s Discussion and Analysis—Liquidity and Capital Resources” located in Part II, Item 7 for further information.

Ambac’s internet address is www.ambac.com. We make available free of charge, or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

Recent Developments:

Currently, Ambac Assurance has triple-A financial strength ratings from Moody’s Investors Services, Inc. (“Moody’s”) and Standard and Poor’s Rating Services (“S&P”), and a double-A rating from Fitch Inc. (“Fitch”) (downgraded from triple-A on January 18, 2008). These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and are essential to Ambac Assurance’s ability to compete in the financial guarantee business. See “Rating Agencies” section below for further information. Considering the high levels of delinquencies and defaults within residential mortgage loans, each of these rating agencies began a review of the capital adequacy of the financial guarantee industry in the fall of 2007. In late December 2007, following the rating agency reviews, Ambac Assurance’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s triple-A rating on “rating watch negative” and stated that Ambac Assurance had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac Assurance’s triple-A rating on review for possible downgrade. On January 18, 2008, S&P placed Ambac Assurance’s triple-A financial strength rating on Credit Watch Negative. On January 18, 2008, Fitch downgraded Ambac Assurance’s insurance financial strength rating to double-A (“ratings watch negative”). On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it is continuing a review for possible downgrade that was initiated on January 16. 2008. Based on an updated assessment of Ambac Assurance’s mortgage risk, Moody’s believes that Ambac Assurance’s capital exceeds the minimum Aaa standard but falls below the Aaa target level. Moody’s further stated that Ambac is actively pursuing capital strengthening activities that, if successful, are expected to result in Ambac Assurance meeting Moody’s current estimate of the Aaa target level. There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information. These ratings actions have had a significant impact on Ambac Assurance’s ability to compete in the financial guarantee business. Please refer to Part I, Item 1 “Business—Business Segments—Financial Guarantee” below for further discussion as to its impact on the U.S. public finance and asset-backed and international markets.

Currently, Ambac Financial Group’s long-term senior unsecured debt is rated “AA” by S&P (negative outlook), “Aa2” by Moody’s (review for possible downgrade) and A by Fitch (Rating Watch Negative).

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007.

In recent months, we have undertaken a review of all our business units. In conducting this review, we considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with our efforts to raise capital and maintain our triple-A ratings, we expect to:

•

Emphasize our public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including emphasizing segments of the global infrastructure market, student loans, leasing & asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines;

•	Suspend underwriting all structured finance businesses (domestic and international), for six months in order to accumulate capital;

•

Discontinue underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market transactions;

•	Discontinue the execution of credit enhancement transactions in credit default swap format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

We also will reduce the quarterly dividend payable on our common shares to $.01 per share.

Notwithstanding these actions, management remains confident that its claim paying ability is adequate to support policyholder liabilities.

In addition, Ambac is in the process of evaluating several options related to its capitalization which are focused on maintaining Ambac Assurance’s triple-A financial strength rating from the major rating agencies. These options may include a plan to raise additional capital. In the event that we do not maintain our triple-A ratings, we believe that we can execute a significantly reduced business plan and operate with double-A ratings that will include Structured Finance, International and reinsurance across a variety of bond types. In that circumstance, we expect to accumulate capital and position ourselves to regain our triple-A ratings. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

BUSINESS SEGMENTS

The following paragraphs describe the business operations of Ambac and its subsidiaries for its two reportable segments: Financial Guarantee and Financial Services.

Financial Guarantee

The financial guarantee segment includes financial guarantee insurance and other credit enhancement products, such as credit derivatives. Financial guarantee insurance provides an unconditional and irrevocable guarantee that protects the holder of a fixed income obligation against non-payment of principal and interest when due. Essentially, Ambac Assurance or Ambac Assurance UK makes payments if the obligor responsible for making payments fails to do so. Ambac Assurance and its subsidiaries serve the global capital markets by providing financial guarantee insurance for public finance and structured finance obligations. Total net premiums earned and other credit enhancement fees from external customers, by geographic location of risk is discussed in Part II, Item 8 under Note 19 of Notes to Consolidated Financial Statements. Both issuers and investors benefit from financial guarantee insurance. Issuers typically benefit when the insurance has the effect of lowering their cost of borrowing because the insurance premium is less than the value of the spread between the yield on the insured obligation (carrying the credit rating of Ambac Assurance) and the yield of the uninsured obligation. Financial guarantee insurance also typically increases the marketability of obligations issued by infrequent or unknown issuers or in connection with complex financings. Investors generally benefit from increased liquidity in the secondary market, reduced exposure to price volatility caused by changes in the credit quality of the underlying obligor, monitoring and remediation by Ambac on insured transactions and added protection against a potential loss in the event that the obligor defaults on its obligation. As a result of the actions by the rating agencies in the fourth quarter of 2007 and the beginning of 2008, obligations guaranteed by Ambac Assurance and other financial guarantors have experienced significantly greater price volatility and reduced liquidity, thereby reducing some of the benefit noted above.

In certain floating rate insured transactions, the issuer of insured securities is party to an interest rate swap that hedges their risk to interest rates effectively creating a synthetic fixed rate obligation. In such transactions, Ambac Assurance has, from time-to-time, insured the issuer’s obligations under both the insured securities and the derivative contract.

As an alternative to financial guarantee insurance, credit protection relating to a particular pool of assets, security or issuer can be provided through a credit derivative. Ambac Credit Products LLC, a wholly owned subsidiary of Ambac Assurance, provides credit protection in the global markets in credit derivative form. These credit derivatives, which are privately negotiated contracts, provide the counterparty with credit protection against the occurrence of a specific event such as a payment default or bankruptcy relating to an underlying obligation. Upon a credit event, Ambac Credit Products is generally required to make payments equal to the difference between the scheduled debt service payment and the actual payment made by the issuer. In a small number of transactions, Ambac Credit Products is required to (i) make a payment equal to the difference between the par value and market value of the underlying obligation or (ii) purchase the underlying obligation at its par value and a loss is realized for the difference between the par and market value of the underlying obligation. Substantially all of Ambac Credit Product’s credit derivative contracts relate to structured finance transactions. Credit derivatives issued by Ambac Credit Products are insured by Ambac Assurance. See “Quantitative and Qualitative Disclosures About Market Risk” located in Part II, Item 7A for further information about credit derivatives.

Ambac Assurance and its subsidiaries also guarantee or provide credit protection on obligations already carrying insurance from other financial guarantors, with Ambac Assurance obligated to pay only upon a default by both the underlying obligor and the original financial guarantor. At December 31, 2007, Ambac provided credit protection for $1.7 billion outstanding par on these obligations, primarily through the issuance of credit derivatives. The weighted-average rating of these underlying obligations, excluding the guarantee from other financial guarantors, was BBB+ at December 31, 2007.

In addition to the guarantees on fixed income obligations described above, Ambac Assurance, from time to time, enters into transactions that expose the company to risks which may not be correlated to credit risk, for example, market risk, weather-related or other disasters, mortality or other property and casualty type risk characteristics. Ambac underwrites such risks so that a substantial level of first loss protection would have to be exhausted before Ambac would become liable in respect of such risks. Additionally, Ambac underwrites such business primarily in relation to broad indices and reference pools which embody diverse risk characteristics.

Ambac Assurance seeks to minimize the risk inherent in its financial guarantee portfolio by maintaining a diverse portfolio which spreads its risk across a number of criteria, including issue size, type of obligation, geographic area and obligor.

Ambac Assurance derives financial guarantee revenues from: (i) premiums earned from insurance contracts; (ii) net investment income; (iii) revenue from credit derivative transactions; (iv) net realized gains and losses from sales of investment securities; and (v) certain structuring and other fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in Part II, Item 7 and Note 19 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information.

Pricing:

Ambac Assurance determines premium rates on the basis of the type of transaction and its assessment of the risk it is guaranteeing. Factors considered in pricing include underlying credit ratings, term to maturity, structure of the issue and credit and market factors including security features and other credit enhancement features. Additionally, the interest rate spread between insured and uninsured obligations with characteristics similar to those of the proposed issue is considered in the pricing process as well as the cost and the projected return to Ambac Assurance.

Prior to the rating agency actions on Ambac Assurance and other financial guarantors, the business environment was extremely competitive stemming from bank funding, the uninsured market, senior/subordinate securitizations, other providers of credit derivatives and other triple-A rated financial guarantors. This increased competition had an adverse impact on pricing. In the fall of 2007, each of the major rating agencies (S&P, Moody’s and Fitch) began a review of the capital adequacy of the financial guarantee industry. As a result of their reviews, the major rating agencies have recently (i) changed their rating outlook for certain financial guarantors to “negative”, (ii) placed certain financial guarantee insurers on review for a possible downgrade, and (iii) downgraded certain financial guarantee insurers. Certain financial guarantors had their current ratings affirmed as “stable”. Distress in the current credit environment has produced credit spread widening. However, due to the uncertainty of Ambac’s ratings as indicated above, Ambac’s business has been limited and we have not been able to benefit from the pricing environment. As a result of these actions and the uncertainty regarding future actions to be taken by the rating agencies, Ambac Assurance has been placed at a competitive disadvantage in all three of the financial guarantee markets: public finance, structured finance and international finance. See “Competition” section below for further information.

Financial guarantee products are sold in three principal markets: the U.S. public finance market, the U.S. structured finance and asset-backed market and the international finance market.

U.S. Public Finance Market

The U.S. public finance market includes all U.S. municipal issuance including general obligations, lease and tax-backed obligations, health care, housing, public utilities, transportation and higher education, as well as certain infrastructure privatization transactions, such as toll road and bridge financings, public transportation financings, stadium financings, military housing and student housing. Public finance obligations are generally supported by either the taxing authority of the issuer or the issuer’s or underlying obligor’s ability to collect fees or assessments for certain projects or public services. Although Ambac Assurance guarantees the full range of public finance obligations, Ambac Assurance concentrates on those projects that require more structuring skills. Certain projects, which had been financed by the local or U.S. government alone, are now being financed through public-private partnerships. In these transactions, debt service on the bonds, rather than being paid solely by tax revenues or other governmental funds, is being paid from a variety of revenue sources, including revenues derived from the project itself. Examples of these transactions include toll road financings, stadium financings, student housing and military housing. In the U.S. public finance market, an issuer typically pays an up-front premium to Ambac Assurance at the time the policy is issued. Premiums are usually quoted as a percentage of the total amount of principal and interest that is scheduled to become due during the life of the insured bonds. The following table sets forth the volume of new issues of long-term (longer than 12 months) public finance bonds and the volume of new issues of insured long-term public finance bonds over the past ten years in the United States.

U.S. Public Finance Long-Term Market

($ in Billions)	New Money	Refundings	Total Volume	Refundings as Percentage of Total Volume	Insured Volume	Insured Bonds as Percentage of Total Volume
1998	204.7	82.0	286.7	28.6	145.5	50.7
1999	189.3	38.3	227.6	16.8	105.6	46.4
2000	181.3	19.5	200.8	9.7	79.3	39.5
2001	223.5	64.7	288.2	22.4	134.4	46.6
2002	266.7	92.1	358.8	25.7	178.9	49.9
2003	288.7	95.0	383.7	24.8	190.7	49.7
2004	271.7	88.4	360.1	24.5	192.7	53.5
2005	277.6	130.7	408.3	32.0	233.0	57.1
2006	309.5	79.1	388.6	20.3	184.8	47.5
2007	351.4	76.2	427.6	17.8	201.0	47.0

Source: Amounts are reported by The Bond Buyer. Amounts represent gross par amounts issued or insured, respectively, during such year.

Changes in volume of public finance bond issuance during this period are primarily attributable to changes in refunding activity related to the then-current interest rate environment, along with the issuers’ new money requirements. Volume since 2002 has exceeded historical levels as a result of the low interest rate environment and considerable infrastructure finance needs. Insured volume as a percentage of total volume (“insured penetration”) during 2004 through 2005 increased, largely the result of budget deficits experienced by municipalities and the corresponding flight to quality by investors. Beginning December 2007, insured penetration was reduced significantly as a result of the uncertainty regarding the financial stability of the financial guarantors, including Ambac Assurance. This has also caused a reduction in new issuances as certain municipalities either (i) delayed issuance, or (ii) were unable to find purchasers for their obligations, given that their issuance was not going to be insured by a financial guarantor.

Proposed new public finance bond issues are submitted to Ambac Assurance by issuers (or their investment bankers or financial advisors) to determine their suitability for financial insurance. Public finance bond issues are sold on either a competitive or a negotiated basis. With respect to competitive issues, an issuer will publish a notice of sale soliciting bids for the purchase of a proposed issue of bonds. Potential bidders on the bonds then form syndicates. These syndicates then solicit a determination from some or all of the financial guarantors whether an issue is suitable for financial guarantee and at what premium rate and on what terms. The syndicate then determines whether to bid on the issue with a financial guarantee (and if so, with which financial guarantor) or without a financial guarantee. The issuer then generally selects the syndicate with the lowest bid. In a negotiated offering, the issuer has already selected an investment bank and that investment bank solicits premium quotes and terms from the financial guarantors.

Ambac Assurance also provides financial guarantees on public finance bonds outstanding in the secondary market that are typically purchased by an institution to hedge or facilitate the sale of bonds in its portfolio or inventory. Historically, the financial guarantee increases the sale price of bonds (typically by an amount greater than the cost of the policy) and affords a wider secondary market and therefore greater marketability to a given issue of previously issued bonds. Ambac’s ability to underwrite insurance policies in the secondary market has also been adversely impacted by the actions of the rating agencies. As is the case with new issues, the premium is generally payable in full at the time of policy issuance. Ambac Assurance employs the same underwriting standards on secondary market issues that it does on new public finance issues. For secondary market transactions, Ambac is generally not afforded the same level of control over credit remediation as a new issue insurance policy.

Ambac Assurance guaranteed gross par of $52.3 billion, $43.1 billion and $53.8 billion in 2007, 2006 and 2005, respectively, in the U.S. public finance market. Public Finance new business guaranteed represented 41%, 35% and 43% of total gross par guaranteed for 2007, 2006 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in Part II, Item 7 for further information.

The table below shows our ten largest Public Finance exposures, by repayment source, as a percentage of total Financial Guarantee net par outstanding at December 31, 2007:

(Dollars in Millions)	Ambac Ratings(1)	Net Par Outstanding	% of Total Net Par Outstanding
California State—GO	A+	$3,109	0.6%
New Jersey Transportation Trust Fund Authority—Transportation System	A+	2,162	0.4%
Washington State—GO	AA	1,879	0.4%
Bay Area Toll Authority, CA Toll Bridge Revenue	AA-	1,838	0.4%
MTA, NY, Transportation Revenue (Farebox)	A	1,724	0.3%
California Department of Water Resources, Power Supply	A	1,694	0.3%
NYS Thruway Authority, Highway & Bridge Revenue	AA-	1,488	0.3%
New Jersey Economic Development Authority—School Facilities Construction	A+	1,440	0.3%
New Jersey Turnpike Authority Revenue	A	1,374	0.3%
Massachusetts Commonwealth—GO	AA	1,327	0.3%

Total		$18,035	3.4%

(1)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac Assurance. In cases where Ambac has insured multiple tranches of an issue with varying internal ratings, or more than one obligation of an issuer with varying internal ratings, a weighted average rating is used. Ambac credit ratings are subject to revision at any time and do not constitute investment advice. Ambac Assurance, or one of its affiliates, has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.

U.S. Structured Finance Market

As described above in part I, Item 1, “Introduction”, as part of its plan to raise additional capital and maintain triple-A ratings, Ambac has reduced or expects to suspend, discontinue or limit, its participation in various parts of the structured finance sector in 2008; our review of our activities in this sector is ongoing. In addition, we have been able to write only a limited amount of new financial guarantee business since November 2007. Following is a description of our participation in the structured finance sector to date.

Financial guarantees of securities in the U.S. structured finance market are typically issued in connection with transactions in which the securities being issued are secured by or payable from a specific pool of financial or cash flow generating assets. This pool of assets has an identifiable cash flow or market value and is generally held by a special purpose entity. Structured finance obligations insured by Ambac Assurance generally have the benefit of over-collateralization and/or other forms of credit enhancement to mitigate credit risks associated with the related assets. These forms of credit enhancement are designed to absorb the expected losses in these transactions.

Structured Finance includes the securitization of a variety of asset types such as mortgage loans, home equity loans, auto loans, student loans, credit card debt, leases, operating assets and CDOs where the majority of the underlying collateral risks are situated in the United States. Additionally, Ambac’s Structured finance business encompasses both secured and unsecured debt issued by investor-owned utilities. Included within the operating asset sector are securitizations of aircraft, rental car, shipping container and rail cars fleets, as well as film rights, franchise fees, pharmaceutical royalties, and intellectual property. Included within CDOs are transactions that contain significant risks to the Residential Mortgage-Backed Securities (“RMBS”) market, including subprime borrowers. Please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Residential Mortgage-Backed Securities Exposures” for further discussion.

Structured Finance includes credit enhancement for asset-backed commercial paper conduits (“conduits”). Conduits are used by issuers to efficiently fund assets in the commercial paper market. Typically sponsored by financial institutions, the conduits usually purchase financial assets and asset-backed securities, and issue commercial paper to fund the purchase of the assets. The typical conduit structure provides Ambac with significant credit protection prior to a claim on Ambac’s insurance policy. A conduit requires program-wide credit enhancement as one of several elements needed to support the conduit’s credit rating for the structure, of which Ambac provides a senior portion.

Structured Finance also includes the credit enhancement of CDOs. These transactions involve the securitization of a portfolio of corporate bonds, corporate loan obligations and/or asset-backed securities, including exposure to subprime residential mortgages (the “Securitized Assets”). The transaction structure provides certain financial protection to Ambac. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization (i.e., the principal amount of the Securitized Assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac), the structure allows the transaction to experience defaults among the Securitized Assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac. In the case of first loss, the financial guarantee only covers a senior layer of debt. A subordinated layer of debt is either retained by the seller or sold off in the form of equity and mezzanine debt to other investors; these subordinated layers absorb losses before the senior layer experiences any loss. In the case of excess spread, the Securitized Assets generate cash flow in the form of interest that is in excess of the interest payments on the related debt. Ambac has participated in CDO transactions whereby the underlying collateral contains other CDO assets (commonly referred to as CDO squared) or mezzanine tranches of RMBS securities. As a result of these underlying securities forming the collateral pool, the senior debt holders or guarantor is not afforded the same control rights or structural protection that is present in Ambac’s remaining guaranteed portfolio of CDOs. Currently, Ambac has $2.9 billion of risk to these transactions.

Unlike the public finance market in which a substantial portion of the deals are bid competitively by the financial guarantors, the U.S. structured finance market is often a negotiated one. The financial guarantor will work directly with the investment bank or client to create an acceptable structure once having been awarded the business. Ambac participates in these markets through the issuance of financial guarantee insurance policies and credit default swaps.

The U.S. structured finance market in which Ambac provides financial guarantees is broad and varied, comprising public issues, private placements and bank loans. The increasing array of classes of assets securitized or guaranteed, and the ongoing rapid changes to the market, makes estimating the aggregate size of the market that we participate in difficult. Similar to the U.S. public finance market, the U.S. structured finance market has been adversely impacted by the rating agency actions including those with respect to Ambac Assurance, other financial guarantors as well as CDO and MBS securities.

Premiums for structured finance policies are typically based on a percentage of principal insured. Structured finance premiums are generally collected periodically (e.g., monthly, quarterly or annually) from the cash flow generated by the underlying assets, and on occasion, can be collected in a single payment at policy inception date.

Ambac Assurance guaranteed gross par of $53.6 billion, $62.4 billion and $58.8 billion in 2007, 2006 and 2005, respectively, in the U.S. structured finance market. U.S. Structured Finance new business guaranteed represents 43%, 50% and 47% of total gross par guaranteed for 2007, 2006 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in Part II, Item 7 for further discussion.

The table below shows our ten largest Structured Finance transactions, as a percentage of total financial guarantee net par outstanding at December 31, 2007:

($ in Millions)	Ambac Rating(1)	Net Par Outstanding(2)	% of Total Net Par Outstanding
CDO of ABS < 25% MBS	AAA	$2,700	0.5%
Private Commercial Asset-Backed Transaction	BBB+	2,425	0.5%
Kleros Preferred Funding VI, Ltd	A	2,397	0.5%
Iowa Student Loan Liquidity Corporation Revenue Bonds	A	2,168	0.4%
Ridgeway Court Funding II, Ltd	AA-	1,942	0.4%
Diversey Harbor ABS CDO, Ltd	AA-	1,868	0.3%
Wachovia Asset Securitization Issuance II, LLC 2007-HE2	BBB+	1,827	0.3%
Vermont Student Assistance Corporation Revenue Bonds	A	1,779	0.3%
Belle Haven ABS CDO 2006-1, Ltd	A	1,667	0.3%

Total		$18,773	3.6%

(1)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac Assurance. In cases where Ambac has insured multiple tranches of an issue with varying internal ratings, or more than one obligation of an issuer with varying internal ratings, a weighted average rating is used. Ambac credit ratings are subject to revision at any time and do not constitute investment advice. Ambac Assurance, or one of its affiliates, has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.
(2)	Ambac also has an outstanding commitment to provide a $2,934 financial guarantee on a pool of ABS CDO securities. Ambac has rated this exposure BBB+. For additional discussion, see “Residential Mortgage-backed Securities Exposure” within Part II, Item 7.

International Finance Market

As described above in part I, Item 1, “Introduction,” as part of its plan to raise additional capital and maintain triple-A ratings, Ambac has reduced, or expects to suspend, discontinue or limit, its participation in various parts of the structured finance sector in international markets in 2008; our review of our activities in this sector is ongoing. Following is a description of our participation in the structured finance sector in international markets to date.

Outside of the United States, structured finance issuers, utilities, sub-sovereigns, banks and investors have used financial guarantee products, particularly in markets throughout Western Europe. In the United Kingdom, ongoing privatization efforts have shifted certain risks associated with the development or operation of infrastructure projects from the government to market participants, thus prompting sponsors to secure long term financing and investors in such projects to seek the security of financial guarantee products. These privatization efforts are currently being initiated in most other European countries and Australia as well.

While the principles of securitization have been increasingly applied in overseas markets, development in particular countries has varied as a result of the relative sophistication of the local capital markets, level of bank disintermediation and the impact of legal and financial regulatory requirements. It is anticipated that securitization will continue to expand internationally, albeit at varying rates in each country. Ambac Assurance UK Limited, insures a wide array of obligations in the international markets including infrastructure financings, asset-securitizations, CDOs, utility obligations, whole company securitizations (e.g. securitizations of substantially all of the operating assets of a corporation) and other obligations.

Ambac Assurance’s strategy in the international markets is to strengthen its franchise in developed markets by focusing on high quality infrastructure, structured finance, securitization, and utility finance transactions, and in emerging markets by focusing on future flow transactions from top tier issuers (structured transactions secured by U.S. Dollar and Euro cash flows generated from exports or payment remittances) in domestic securitizations and infrastructure financings.

Ambac UK, which is authorized and regulated in the United Kingdom to provide certain classes of general financial guarantees (and is also authorized to conduct business throughout much of the European Union), has been Ambac Assurance’s primary vehicle for directly issuing financial guarantee policies in the United Kingdom and the European Union. In 2005, Ambac UK established a branch office in Milan, Italy. Ambac UK has entered into net worth maintenance and reinsurance agreements with Ambac Assurance pursuant to which Ambac Assurance provides capital support to Ambac UK.

Ambac Assurance is party to an alliance in Japan with Sompo Japan Insurance Inc. (“Sompo Japan”), one of the largest property and casualty insurance companies in Japan. Although the development of the Japanese securitization market has been slow, Ambac has established a strong franchise in the consumer finance and whole business securitization sectors.

European securitization issuance achieved record levels in 2007, despite market turmoil. Residential mortgage-backed, collateralized debt obligations and commercial mortgage-backed sectors represented more than 89% and 85% of total issuance in 2007 and 2006, respectively. Tight credit spreads during 2007 continued to impact the volume available for insurance by Ambac. Accordingly, while active in other sectors, Ambac UK did not underwrite any mortgage-backed transactions in 2007 and has not done so since 2004. The following table sets forth the volume of new issues European securitizations:

(€ in Billions)	Total Volume
2001	152.6
2002	157.7
2003	217.3
2004	243.5
2005	327.0
2006	458.9
2007	461.0

Source: Amounts are reported by the ESF Securitization Data Report

Premiums for international finance policies are generally based on a percentage of principal insured. The timing of the collection of international finance premiums varies among individual transactions; some are collected in a single payment at policy inception date and others are collected periodically (e.g., monthly, quarterly or annually).

Ambac Assurance guaranteed gross par of $20.1 billion, $19.0 billion and $12.7 billion in 2007, 2006 and 2005, respectively, in the international market. International Finance new business guaranteed represented 16%, 15% and 10% of total gross par guaranteed for 2007, 2006 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in Part II, Item 7 for further discussion.

The table below shows our ten largest International Finance transactions as a percentage of total financial guarantee net par outstanding at December 31, 2007:

($ in Millions)	Ambac Rating(1)	Net Par Outstanding	% of Total Net Par Outstanding
Mitchells & Butlers Finance plc-UK Pub Securitisation	A +	$2,565	0.5%
CDO of IG Corporate	AAA	1,970	0.4%
Telereal Securitisation plc	AA -	1,845	0.4%
Punch Taverns Finance plc-UK Pub Securitisation	A	1,776	0.3%
Synthetic RMBS	AAA	1,261	0.2%
Romulus Finance s.r.l	BBB	1,086	0.2%
Synthetic RMBS	AAA	1,076	0.2%
Tubelines (Finance) plc	A	1,051	0.2%
Metro net Rail(2)	BIG	1,022	0.2%
Synthetic RMBS	AAA	1,022	0.2%

Total		$14,674	2.8%

(1)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac Assurance. In cases where Ambac has insured multiple tranches of an issue with varying internal ratings, or more than one obligation of an issuer with varying internal ratings, a weighted average rating is used. Ambac credit ratings are subject to revision at any time and do not constitute investment advice. Ambac Assurance, or one of its affiliates, has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.
(2)	Metronet BCV and SSL are separate operating corporate entities with distinguishable risk features. Individually they would not appear on this list, however their exposures are aggregated to reflect common business and financial issues currently confronting each company. This transaction’s rating was upgraded to AA in 2008.

Risk Management

In 2008, Ambac announced that it has reorganized the risk management function. This reorganization contemplates structural and process-related changes related to risk management at Ambac, with an increased emphasis on risk-adjusted returns.

All risk management responsibilities are now consolidated in a newly created Chief Risk Officer position. The Chief Risk Officer is responsible for credit risk management; capital management and deployment; and surveillance and remediation of the existing insured portfolio. In the area of credit risk management, the Chief Risk Officer is charged with responsibility to review and strengthen underwriting policies and procedures, including identification of business sectors which will be emphasized, deemphasized or exited by Ambac. The

Chief Risk Officer is also empowered to veto any transaction that has been approved by the relevant credit committee. However, the CEO may override the Chief Risk Officer’s veto, upon notice to the Chairman of the Audit and Risk Assessment Committee of Ambac’s Board of Directors. The Chief Risk Officer reports to the Board of Directors on a “dotted line” basis and will inform and update the Audit and Risk Management Committee of the Board of Directors with respect to risk-related topics. Additionally, a newly created Capital and Risk Analysis Group, which has responsibility for transaction and portfolio based risk/return and capital analyses, reports to the Chief Risk Officer.

Ambac has a Portfolio Risk Management Committee (“PRMC”) which has established various procedures and controls to monitor and manage risk. The Chief Risk Officer serves as the Chairman of the PRMC. The PRMC consists of senior risk management professionals and senior management of Ambac. Its purview is enterprise-wide and its focus is on credit risk limits and measurement, concentration and correlation of risk and the attribution of economic and regulatory capital in a portfolio context.

Ambac has a Transaction Standards Committee which evaluates the suitability of transactions and products for Ambac participation with particular emphasis on potential legal, accounting, regulatory and/or reputation risks.

Underwriting guidelines, policies and procedures have been developed by Ambac Assurance’s management with the intent that Ambac Assurance guarantees only those obligations which, in the opinion of Ambac Assurance underwriting officers, are of investment grade quality with a remote risk of loss. However, losses may occur and it is Ambac Assurance’s policy to provide for loss reserves on non-derivative insurance policies that are adequate to cover probable and estimable losses. For derivative insurance policies and credit derivatives, changes in fair value and credit impairment are reflected currently in net income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 2 and Note 7 of Notes to Consolidated Financial Statements, located in Part II, Items 7 and 8, respectively, for further information.

The underwriting process involves review of structural, legal, political and credit issues, including compliance with current Ambac Assurance underwriting policies. These policies are reviewed periodically by management. Additionally, the underwriting process often entails on-site due diligence covering the parties to the transaction, such as the issuer, originator, servicer or manager.

The decision to guarantee an issue is based upon such credit factors as the issuer’s ability to repay the bonds, the bond’s security features and structure, rather than upon an actuarial prediction of the likelihood that the issuer will default on the underlying debt obligation.

Members of Ambac Assurance’s underwriting staff review all requests for guarantees. The underwriting process is designed to screen issues and begins with a credit analysis by the primary analyst assigned to the issue. The credit is then reviewed within the primary analyst’s underwriting group. At a minimum, the primary analyst’s recommendation to qualify or reject an issue must be approved by a concurring analyst and a credit officer. The number of additional approvals required for a particular credit depends in part on Ambac Assurance’s aggregate exposure to the credit. In some cases, the complexity of the credit or whether it is a new asset type are determining factors in the approval/review process. Ambac Assurance has three established credit committees comprised of senior credit officers, credit and market risk managers and attorneys. All large, complex or new types of credits recommended by the underwriting group must be formally presented to the credit committee for approval. For certain issues, the primary analyst’s recommendation must be approved by a concurring analyst and credit officer and need not be formally presented to the credit committee for approval.

Ambac Assurance assigns internal ratings to individual exposures as part of the underwriting process and at surveillance reviews. These internal ratings, which represent Ambac Assurance’s independent judgments, are based upon underlying credit parameters similar to those used by rating agencies.

Public Finance Underwriting:

In addition to general underwriting policies, asset classes, and bond types within those asset classes, have more specific underwriting criteria. For example, the critical risk factors for public finance credits will include the credit quality of the issuer, type of issue, the repayment source, the type of security pledged, the presence of restrictive covenants, and the bond’s maturity. Each bond issue is evaluated in accordance with, and the final premium rate is a function of, the particular factors as they relate to such issue.

Underwriting criteria that are applied for each bond type reflect the differences in, for example, economic and social factors, debt management, project essentiality, financial management, legal and administrative factors, revenue sources and security features.

Structured Finance Underwriting:

Structured finance obligations generally entail three forms of risks: (i) asset risk, which relates to the amount and quality of the underlying assets; (ii) structural risk, which relates to the extent to which the transaction’s legal structure and credit support provides protection from loss; and (iii) servicer risk, which is the risk that poor performance at the servicer or manager level contributes to a decline in cash flow available to the transaction. Ambac Assurance addresses these risks through its credit underwriting guidelines, policies and procedures.

In general, the amount and quality of asset coverage required is determined by the historical performance of the underlying asset type or the transaction’s specific underlying assets. The future performance or value of the underlying pool of assets will generally determine whether the amount of over-collateralization or other credit enhancement ultimately is sufficient to protect investors, and therefore the guarantor, against adverse asset performance. The ability of the servicer or manager to properly service and/or manage the underlying assets often is a factor in determining future asset performance.

Structured securities are usually designed to help protect the investors, and therefore the guarantor, from the bankruptcy or insolvency of the entity that originated the underlying assets as well as from the bankruptcy or insolvency of the servicer of those assets. The servicer of the assets is typically responsible for collecting cash payments on the underlying assets and forwarding such payments, net of servicing fees, to a trustee for the benefit of the issuer. Other potential issues include whether the sale of the assets by the originator to the issuer would be upheld in the event of the bankruptcy or insolvency of the originator and whether the servicer of the assets may be permitted or stayed from remitting to investors cash collections held by it or received by it after the servicer or the originator becomes subject to bankruptcy or insolvency proceedings. Structural features of a transaction, such as control rights that are typically held by the senior note holders, will impact the extent to which underlying asset performance affects the performance of the guaranteed securities.

International Finance Underwriting:

In the international markets, Ambac Assurance seeks to guarantee transactions of the same high credit standards it applies in its U.S. business. However, an understanding of the unique risks related to the particular country and region that could impact the credit of the issuer is necessary. These risks include legal and political environments, capital market dynamics, foreign exchange issues, and the degree of governmental support. Ambac Assurance monitors these risks carefully and addresses them through its credit underwriting guidelines, (which include country limits), underwriting procedures and transaction documentation.

Geographically, the international markets that Ambac Assurance focuses on have been the United Kingdom, continental Europe, Australia, Japan and certain emerging market countries. In addition, Ambac Assurance has guaranteed transactions in which the geographic risk is spread over multiple countries. The types of international obligations guaranteed have primarily been CDOs, utilities, cross-border mortgage and asset-backed securities, and infrastructure obligations, whole business securitizations and future flow transactions. Management believes that the risk associated with its international book of business is similar to its U.S. book of business. In fact, international CDOs may include significant components of U.S. exposure.

Surveillance and Remediation:

The Portfolio Risk Management Group is responsible for monitoring outstanding financial guarantee exposures, including credit derivatives. The group’s monitoring activities are designed to detect deterioration in credit quality or changes in the economic, regulatory or political environment which could adversely impact the portfolio. Active surveillance enables Ambac Assurance’s Portfolio Risk Management Group to track single credit migration and industry credit trends. Surveillance analysts also monitor the financial guarantee portfolio for concentrations of risk by (i) specific bond types; (ii) geographic location; and (iii) size of issue.

Surveillance analysts review, on a regular and ad hoc basis, credits in the book of business. Risk-adjusted surveillance strategies have been developed for each transaction type. Review periods and scope of review vary by bond type based upon each bond type’s inherent risk profile. The focus of the surveillance review is to assess performance, identify credit trends and recommend appropriate classifications, ratings and review periods. If a problem is detected, the group focuses on loss mitigation by recommending appropriate action and working with the issuer, trustee, bond counsel, servicer and other interested parties in an attempt to remediate the problem and minimize Ambac Assurance’s exposure to potential loss. In some cases, the Surveillance Group will engage attorneys and other outside consultants with appropriate expertise in the targeted loss mitigation strategy to assist management in examining the underlying collateral or providing industry specific advice. Those credits that are either in default or have developed problems that eventually may lead to a claim or loss are tracked closely by the appropriate surveillance team and reported to management and in summary to Ambac’s Board of Directors by preparation of an adversely classified credit listing. Relevant information, along with the plan for corrective actions and a reassessment of the credit’s rating and credit classification, is reviewed with senior management in regular adversely classified credit meetings. Internal and/or external counsel generally reviews the documents underlying any problem credit and if applicable, an analysis is prepared outlining Ambac Assurance’s rights and potential remedies, the duties of all parties involved and recommendations for corrective actions. Ambac Assurance also meets with relevant parties to the transaction as necessary. In many instances, Ambac Assurance, under the terms of the documents governing the underlying obligation, has the ability, among other things, to direct that audits be performed with respect to servicer and trustee contractual responsibilities.

The rating agencies also review the credits underlying Ambac Assurance’s financial guarantees and, in most cases, advise Ambac Assurance of the credit rating each transaction would receive if it were not insured.

Surveillance for collateral dependent transactions focuses on review of the asset and servicer performance transaction cash flows. In connection with our financial guarantee, Ambac will receive periodic reporting from the trustee to the issuer, and the servicer or manager (if applicable). Analysts review these reports and if necessary seek legal or accounting advice to assure reporting and application of cash flows comply with transaction requirements.

Ambac Assurance manages servicer risk for its structured finance exposures in several ways. In connection with the initial decision to guarantee, Ambac Assurance analyzes the capitalization and credit quality, the experience and financial strength of the servicer of the underlying assets. Thereafter, Ambac Assurance monitors the performance of transaction servicers through a combination of (i) on-site servicer reviews; (ii) annual compliance certificates received from servicer management; (iii) independent rating agency information; and (iv) a review of servicer financial information. On-site servicer reviews typically include a review of the collection, default management and quality control processes. Where appropriate, a third-party, such as an independent audit firm, may perform the review. In addition, Ambac Assurance may require a back-up servicer or require “term-to-term” servicing which provides for limited, renewable servicing terms in order to provide greater flexibility regarding the servicing arrangements of a particular transaction.

A significant portion of Ambac Assurance’s structured finance exposures relates to the mortgage-backed and home equity loan market. The issuers typically originate or purchase residential mortgages, home equity loans or home equity lines of credit, which are in turn bundled into pools which are sold by the issuers in the form of asset-backed securities. The servicer administers the underlying loans in the pools and may or may not be affiliated with the loans’ originators or the issuer.

The following table presents the top five servicers by net par outstanding, for global structured finance exposures:

($ in Millions)	Asset Class	Net Par Outstanding
Servicer:
Countrywide Home Loans.	Mortgage-backed	$13,768
PHEAA	Student loans	5,573
Nelnet	Student loans	3,970
RFC - Homecomings Financial	Mortgage-backed	4,321
Wachovia Bank, N.A.	Mortgage-backed	3,357

Financial Guarantees in Force

Ambac Assurance underwrites and prices financial guarantees on the assumption that the guarantee will remain in force until maturity of the underlying bonds. Ambac Assurance estimated that the average life of its guarantees on par in force at December 31, 2007 is 14 years. The 14 year average life is determined by applying a weighted average calculation, using the remaining years to expected maturity of each guaranteed bond, and weighting them on the basis of the remaining net par guaranteed. No assumptions are made for future refundings of guaranteed issues.

Ambac Assurance seeks to maintain a diversified financial guarantee portfolio designed to spread its risk based on a variety of criteria, including issue size, type of bond, geographic area and issuer.

As of December 31, 2007, the total net par amount of guaranteed bonds outstanding was $524.0 billion. See Note 16 of Notes to Consolidated Financial Statements, located in Part II, Item 8 for further information.

Types of Bonds

The table below shows the distribution by bond type of Ambac Assurance’s guaranteed portfolio as of December 31, 2007.

Guaranteed Portfolio by Bond Type

as of December 31, 2007(1)(2)

Bond Type	Net Par Amount Outstanding	% of Total Net Par Amount Outstanding
($ In Millions)
Public Finance:
Lease and tax-backed revenue	$88,147	17%
General obligation	63,977	12
Utility revenue	37,976	7
Health care revenue	27,161	5
Transportation revenue	25,466	5
Higher education	20,685	4
Housing revenue	11,531	2
Other	6,010	1

Total Public Finance	280,953	53

Structured Finance(2):
Mortgage-backed and home equity(3)	43,078	8
Asset-backed and conduits	36,407	7
CDO of ABS > 25% MBS(4)	29,127	6
Other CDOs(4)	22,174	4
Student loan	18,372	4
Investor-owned utilities	17,055	3
Other	4,485	1

Total Structured Finance	170,698	33

Total Domestic	451,651	86

International Finance(5):
Asset-backed and conduits	19,290	4
Other CDOs(4)	15,572	3
Investor-owned and public utilities	10,384	2
Mortgage-backed and home equity	10,106	2
Transportation	7,784	2
Sovereign/sub-sovereign	7,347	1
Other	1,891	—

Total International Finance	72,374	14

Grand Total	$524,025	100%

(1)	Includes $64,988 of credit derivatives.
(2)	Ambac has outstanding commitments to guarantee $22.8 billion of exposure, including a $2.9 billion commitment fee to provide a financial guarantee on a pool of CDO of asset-backed securities, mostly RMBS, which is not included in the numbers above. See Footnote 16 to the Consolidated Financial Statements.
(3)	Includes $8,432 million of sub-prime exposure.
(4)	See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of CDO exposures
(5)	International Finance transactions includes significant components of domestic exposure.

Issue Size

Ambac Assurance seeks a broad coverage of the market by guaranteeing small and large issues alike. Ambac Assurance’s financial guarantee exposure in the U.S. public finance market reflects the historical emphasis on issues guaranteed with an original par amount of less than $25 million. However, U.S. structured finance and international finance transactions generally involve larger deals. The following table sets forth the distribution of Ambac Assurance’s guaranteed portfolio as of December 31, 2007, with respect to the original size of each guaranteed issue:

Par Amount Per Issue

as of December 31, 2007

Original Par Amount	Number of Issues	% of Total Number of Issues	Net Par Amount Outstanding	% of Total Net Par Amount Outstanding
			($ in Millions)
Less than $10 million	8,764	52%	$31,960	6%
$10-50 million	5,220	31	92,316	18
$50-250 million	2,236	13	172,086	33
Greater than $250 million	707	4	227,663	43

	16,927	100%	$524,025	100%

Geographic Area

Ambac Assurance and its subsidiary, Ambac UK, are licensed to write business in the U.S. and abroad. The following table sets forth the geographic distribution of Ambac Assurance’s insured exposure as of December 31, 2007:

Geographic Area	Net Par Amount Outstanding	% of Total Net Par Amount Outstanding
($ In Millions)
Domestic:
California	$53,434	10%
New York	31,923	6
Florida	22,462	4
Texas	19,898	4
New Jersey	14,309	3
Pennsylvania	13,444	3
Illinois	12,592	2
Massachusetts	10,338	2
Ohio	8,219	2
Colorado	7,570	1
Mortgage and asset-backed	79,485	15
Other states	177,977	34

Total Domestic	451,651	86

International:
United Kingdom	27,207	5
Australia	6,400	1
Germany	6,157	1
Italy	3,017	1
Japan	2,753	1
Internationally diversified	16,550	3
Other international	10,290	2

Total International	72,374	14

Grand Total	$524,025	100%

Mortgage and asset-backed obligations include guarantees with multiple locations of risk within the United States. Internationally diversified is primarily made up of CDOs which include significant components of U.S. exposure.

The table below shows the distribution by currency of Ambac Assurance’s guaranteed portfolio as of December 31, 2007:

Currency	Net Par Amount Outstanding in Base Currency	Net Par Amount Outstanding in U.S. Dollars
(Amounts in Millions)
U.S. Dollars	466,020	$466,020
British Pounds	12,873	25,577
Euros	16,400	23,935
Australian Dollars	6,966	6,101
Japanese Yen	107,650	965
Other	3,553	1,427

Total		$524,025

Single Risk

Ambac Assurance has adopted underwriting and exposure management policies designed to limit the net guarantees in force for any one credit, although, as described above, certain of Ambac’s processes and procedures are being reviewed in connection with the reorganization of the risk function. In addition, Ambac Assurance uses reinsurance to limit net exposure to any one credit. The highest single insured risk represented 0.6% of the aggregate net par outstanding at December 31, 2007. Ambac Assurance is also subject to certain regulatory limits and rating agency guidelines on exposure to a single credit. See “Insurance Regulatory Matters” and “Rating Agencies,” sections.

Competition

Historically, the financial guarantee business has been highly competitive. Ambac Assurance faces competition from other financial guarantors and alternative forms of credit enhancement. Accordingly, each transaction Ambac proposes to guarantee may compete against an alternative execution, e.g. credit derivatives, letters of credit or structures that do not employ third-party credit enhancement, including senior/subordinated structures. Financial guarantee insurance and other forms of credit enhancement also compete in nearly all instances with the issuer’s alternative of foregoing credit enhancement and paying a higher interest rate. If the interest savings from insurance or another form of credit enhancement are not greater than the cost of such credit enhancement, the issuer is unwilling to accept the insurer’s terms and conditions for insurance or does not perceive the insurer to have sufficient financial strength, the issuer will generally choose to issue bonds without credit enhancement. Credit spreads are a significant factor in the issuer’s determination of whether or not to seek credit enhancement. Credit spreads represent the difference in interest cost for issuers between their projected or actual borrowing rate compared to a benchmark rate (such as U.S. Treasuries). As an issuer’s credit rating rises or as credit spreads become compressed (e.g. due to increased amounts of investment capital in the markets), the likelihood that the issuer will choose to issue bonds without credit enhancement increases.

In recent years, the overall business environment became more competitive, with increased competition from bank funding, the uninsured market, senior/subordinated securitizations and other triple-A-rated financial guarantors. As a result of recent rating agency actions, there has been much uncertainty in the financial guarantee markets. In the fall of 2007, each of the major rating agencies (S&P, Moody’s and Fitch) began a review of the capital adequacy of the financial guaranty industry. As a result of their reviews, the major rating agencies have recently (i) changed their rating outlook for certain financial guarantors to “negative”, (ii) placed certain financial guarantee insurers on review for a possible downgrade, (iii) downgraded certain financial guarantee insurers and (iv) affirmed current ratings as “stable” for certain financial guarantors. On January 16, 2008, Moody’s placed Ambac Assurance’s Aaa rating on review for possible downgrade. On January 18, 2008, Fitch downgraded Ambac Assurance’s insurer financial strength rating to AA, Rating Watch Negative. In addition, on January 18, 2008 S&P placed Ambac Assurance’s AAA financial strength rating on Credit Watch Negative. On February 25, 2008, S&P reaffirmed Ambac Assurance’s AAA rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publically announced that it is continuing a review for possible downgrade that was initiated on January 16, 2008. As a result of these actions and the uncertainty regarding future actions to be taken by the rating agencies, Ambac Assurance has been placed in a competitive disadvantage in all three of the financial guarantee markets: public finance, structured finance and international. In particular, it has been placed at a significant disadvantage to two of its competitors, Financial Security Assurance Inc. (“FSA Guarantee”) and Assured Guaranty, which are the only principal competitors in the financial guarantee market, who have had their triple-A financial strength ratings affirmed “stable” by all three of the major rating agencies. In addition, MBIA Insurance Corporation (“MBIA”) and Financial Guaranty Insurance Company (“FGIC”), who have been principal competitors of Ambac Assurance, have also been the subject of recent ratings action. MBIA has had its triple-A financial strength ratings placed under review for possible downgrade by Fitch on February 5, 2008, S&P has affirmed MBIA’s triple-A on February 25, 2008, but has changed the outlook to negative, and Moody’s has affirmed MBIA’s triple-A on February 26, 2008 and has changed their outlook to negative. FGIC has been downgraded from AAA to AA by Fitch and is still on review for downgrade, S&P has downgraded FGIC to A, and remains on credit watch developing. Moody’s downgraded FGIC from AAA to A3 and placed it on rating watch negative. In addition, Berkshire Hathaway has recently entered into the financial guarantee business. Banks, smaller financial guarantee insurance companies, multiline insurers and reinsurers represent additional participants in the market.

The principal competitive factors among the financial guarantors are: (i) premium rates; (ii) conditions precedent to the issuance of a policy related to the structure and security features of a proposed bond issue; (iii) ratings, financial strength and perception of financial strength of the guarantor; (iv) the quality of service provided to issuers, investors and other clients of the issuer; (v) trading value of the financial guarantor’s insured obligations. As explained above, as a result of the recent actions the rating agencies have taken with respect to Ambac Assurance, Ambac Assurance has been placed at a significant disadvantage regarding its ratings and perceived financial strength and trading value as a guarantor versus two of its principal competitors, FSA Guarantee and Assured. With respect to the other three competitive factors, Ambac Assurance believes it is on at least equal footing with each of its principal competitors.

In order to enter the financial guarantee market certain requirements must be met, most restrictive of which is that a significant minimum amount of capital is required of a financial guarantor in order to obtain appropriate financial strength ratings by the rating agencies. These capital requirements may deter other companies from entering the market. However, there can be no assurance that these capital requirements will deter potential competitors from entering the business. In addition to sufficient capital, the rating agencies have increasingly focused on the viability of the business model of potential entrants. Additionally, the market may increasingly accept guarantees by double–A or lower rated insurers, who have less stringent capital requirements. Under New York law, a monoline financial guarantee insurer must have at least $75 million of paid-in capital and surplus and maintain thereafter at least $65 million of policyholders’ surplus. A similar law in California imposes a $100 million minimum capital and surplus requirement, with a maintenance requirement thereafter of $75 million.

Ambac also faces intense competition in attracting and retaining qualified employees. Ambac’s ability to continue to compete effectively will depend upon the ability to attract employees and retain and motivate existing employees.

Reinsurance

Ceded Reinsurance:

State insurance laws and regulations, as well as the independent rating agencies, who rate Ambac Assurance, impose minimum capital requirements on financial guarantee companies, limiting the aggregate amount of insurance and the maximum size of any single risk exposure which may be written. Ambac Assurance uses reinsurance to diversify risk, increase underwriting capacity, manage capital needs and strengthen financial ratios. Currently, Ambac Assurance has treaty and facultative reinsurance agreements that allow Ambac Assurance to reduce its large risks, to manage its portfolio of insurance by bond type and geographic distribution, and to provide additional capacity for frequent bond issuers. Ambac Assurance’s current reinsurance program includes a surplus share treaty that allows Ambac Assurance to secure reinsurance on many insured transactions. Treaties provide coverage for the full term of the policies reinsured during the annual treaty period. Additionally, Ambac Assurance utilizes facultative reinsurance arrangements, when needed, for large transactions or if reinsurance is needed beyond capacity provided by the surplus share treaty. All facultative agreements provide coverage for the full term of the policy reinsured. For exposures reinsured, Ambac Assurance withholds a ceding commission to defray its underwriting and operating expenses.

The following table shows the distribution by bond type of Ambac Assurance’s ceded guaranteed portfolio at December 31, 2007:

Ceded Guaranteed Portfolio by Bond Type

as of December 31, 2007

Bond Type	Ceded Par Amount Outstanding	% of Gross Par Ceded
($ In Millions)
Public Finance:
Lease and tax-backed revenue	$12,180	12%
General obligation	7,416	10
Utility revenue	6,224	14
Health care revenue	10,208	27
Transportation revenue	6,354	20
Higher education	3,434	14
Housing revenue	1,423	11
Other	370	6

Total Public Finance	47,609	14

Structured Finance:
Mortgage-backed and home equity	2,801	6
Other CDOs	387	2
CDO of ABS > 25%	455	2
Asset-backed and conduits	6,112	14
Student loan	4,821	21
Investor-owned utilities	4,394	20
Other	1,969	31

Total Structured Finance	20,939	11

Total Domestic	68,548	13

International Finance:
CDOs	803	5
Asset-backed and conduits	4,758	20
Mortgage-backed and home equity	1,325	12
Investor-owned and public utilities	6,190	37
Sovereign/sub-sovereign	3,152	30
Transportation	2,484	24
Other	790	29

Total International Finance	19,502	21

Grand Total	$88,050	14%

As a primary financial guarantor, Ambac Assurance is required to honor its obligations to its policyholders whether or not its reinsurers perform their obligations under the various reinsurance agreements with Ambac Assurance. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance (i) monitors the financial condition of its reinsurers, (ii) is entitled to receive collateral from its reinsurance counterparty in certain reinsurance contracts, and (iii) has certain cancellation rights that can be exercised by Ambac Assurance in the event of a rating downgrade (S&P or Moody’s) of a reinsurer. For the purposes of determining the financial strength of Ambac Assurance, the rating agencies allow Ambac Assurance “credit” for reinsurance based on the reinsurer’s financial strength ratings. For Ambac Assurance, 100% credit is allowed for

AAA reinsurance and 65% to 70% credit is allowed for AA reinsurance and 45% to 50% credit is allowed for A reinsurance. Ambac Assurance’s current primary reinsurers are Assured Guaranty, Blue Point Re Ltd., FSA Guarantee, MBIA, Radian Asset Assurance Inc., RAM Reinsurance Company, Ltd., Swiss Reinsurance Company and Sompo Japan. The current stressed credit environment may have an adverse impact on the financial strength of certain of the reinsurers used by Ambac. Additionally, if the financial strength of these reinsurers declines, it could impair Ambac Assurance’s ability to recover amounts due from such reinsurers. This could limit Ambac’s ability to cede exposures to such reinsurers, and cause Ambac to significantly reduce its own ability to participate in larger single risk or capacity-type credits. See financial strength ratings of reinsurers located in the Risk Management section of Quantitative and Qualitative Disclosures about Market Risk located in Part II, Item 7A.

Assumed Reinsurance:

Under reciprocal reinsurance agreements with various financial guarantor competitors, Ambac Assurance has assumed exposures. Ambac and MBIA have had such a reciprocal reinsurance agreement since 1995 when the two companies created an unincorporated international joint venture. In 2004, Ambac Assurance entered into reciprocal reinsurance agreements with FSA Guarantee for healthcare and international PFI transactions. Additionally, Ambac Assurance’s portfolio has assumed transactions that it obtained in connection with its purchase of Connie Lee in 1998. Under the provisions of each of these reinsurance agreements, the ceding company has certain cancellation rights that can be exercised in the event of a rating downgrade of Ambac Assurance (typically below AAA by S&P and/or Aaa by Moody’s). As noted above, rating agencies give significantly lower capital credit for a reinsurer that is rated double-A than for a reinsurer rated triple-A. For example, under Standard & Poor’s current guidelines for assigning credit to reinsurance, if Ambac Assurance’s rating were downgraded from “AAA” to “AA,” there would be at least a 30% decrease in the benefits the ceding insurers receive based on Standard & Poor’s capital adequacy model. In addition to potential negative effects on future direct business, a downgrade of the ratings assigned to Ambac Assurance by either rating agency would give the ceding insurer the ability to terminate and recapture the reinsured exposures. The cost of such termination is based on the provisions of each reinsurance contract and amounts would be higher than the amount of liabilities (loss reserves and unearned premium reserves) included in the financial statements. Certain contracts require an increase in ceding commission if termination is not elected by the primary insurer.

The following table displays assumed exposures by ceding enterprise as of December 31, 2007:

Primary insurers	Assumed Gross Par	Percentage of total gross par assumed	Unearned premiums	Case loss reserves	Earned premiums
MBIA Insurance Corporation	$5,758,385	68%	$25,108	$—	$22,472
Financial Security Assurance Inc	1,259,071	15%	29,167	—	2,420
Radian Reinsurance Inc	1,081,344	13%	322	—	305
Other	391,839	4%	1,888	—	6,468

Total	$8,490,639	100%	$56,485	$—	$31,665

Rating Agencies

Moody’s, S&P, and Fitch periodically review Ambac Assurance’s business and financial condition, focusing on the quality of the obligations insured, financial performance metrics, and business and strategic plans. The rating agencies perform periodic assessments of the credits insured by Ambac Assurance, as well as the reinsurers and other providers of capital support, to confirm that Ambac Assurance continues to satisfy such rating agency’s capital adequacy criteria necessary to maintain Ambac Assurance’s triple-A rating.

Financial and other factors considered by the rating agencies in assessing Ambac Assurance’s ratings include:

•	probabilities of default and loss severities with regards to credit risks insured by Ambac Assurance;

•	correlations between Ambac Assurance’s insured risks;

•	concentrations, and degree of diversification, of insured risks;

•	the quality of Ambac Assurance’s investment portfolio;

•	the credit quality of Ambac Assurance’s reinsurers;

•	credit lines and other third-party capital support arrangements;

•	premium revenues expected to be generated from outstanding policies;

•	anticipated future new business originations;

•	financial flexibility;

•	franchise value;

•	risk management & underwriting policies and procedures; and

•	governance.

In November 2007, Moody’s, Fitch and S&P undertook updated capital analyses of Ambac Assurance and other financial guarantors in response to concerns over the delinquency and loss performance of U.S. residential mortgages and the impact of such performance on Ambac and other companies with exposure to certain RMBS and CDO of ABS transactions. On December 14, 2007, Moody’s affirmed Ambac Assurance’s Aaa financial strength rating with a stable outlook and on January 16, 2008 placed such ratings on review for possible downgrade. Moody’s outlook change followed Ambac’s announcement of $1.1 billion impairment charge on its ABS CDO portfolio and the retirement of Ambac’s Chairman and CEO. On December, 19, 2007, S&P affirmed Ambac Assurance’s AAA financial strength rating with negative outlook, citing the potential for further mortgage deterioration relative to our capital position. On January 18, 2008, Fitch downgraded our AAA financial strength rating to AA Rating Watch Negative following an assessment of our current exposure to structured finance collateralized debt obligations backed by subprime mortgage securities, including ABS CDO securities, as well as our exposure to RMBS. On January 18, 2008 S&P placed Ambac’s AAA financial strength rating on Credit Watch Negative. On February 25, 2008, S&P published results of yet another stress test and reaffirmed Ambac’s triple-A, but the rating remains on Credit Watch Negative. On February 29, 2008, Moody’s publically announced that it was continuing a review for possible downgrade that was initiated on January 16, 2008.

In addition, Moody’s has placed on review for possible downgrade Ambac’s Aa2 senior unsecured debt and financing trusts ratings, Aa3 junior subordinated debt rating, and (P)A1 provisional rating on preferred stock. S&P affirmed the double-A senior unsecured and issuer credit ratings for Ambac, but changed its outlook to negative from stable. Also, S&P affirmed the A+ rating for Ambac’s outstanding subordinated hybrid security, but changed its outlook to negative from stable. Fitch downgraded Ambac’s AA long-term rating and senior unsecured debt rating to A and, AA- subordinated debt rating to A- Rating Watch Negative.

There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information.

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007. Additional downgrades in our financial strength ratings could have a material adverse effect on our long-term competitive position and our prospects for future business opportunities. In addition, a downgrade of our financial strength ratings below specified levels would allow investment agreement and derivative counterparties to demand collateral or terminate certain agreements, introducing liquidity and market risks. Please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Credit Ratings and Collateral” for further information.

Insurance Regulatory Matters

General Law

United States of America:

Ambac Assurance is licensed to transact financial guarantee and surety business as an insurance company in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the territory of Guam and the U.S. Virgin Islands. Ambac Assurance is subject to the insurance laws and regulations of the State of Wisconsin (the “Wisconsin Insurance Laws”), its state of incorporation, and the insurance laws and regulations of other states in which it is licensed to transact business. These laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction. They generally require financial guarantors to maintain minimum standards of business conduct and solvency, meet certain financial tests, and file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition. They generally require prior approval of certain changes in control of domestic financial guarantors and their direct and indirect parents and the payment of certain dividends and distributions. In addition, these laws and regulations require approval of certain inter-corporate transfers of assets and certain transactions between financial guarantors and their direct and indirect parents and affiliates. They generally require that all such transactions have terms no less favorable than terms that would result from transactions between parties negotiating at arm’s length. Ambac Assurance is required to file quarterly and annual statutory financial statements with the National Association of Insurance Commissioners (“NAIC”), and if required, each jurisdiction in which it is licensed. It is subject to single and aggregate risk limits and other statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. Additionally, Ambac Assurance’s accounts and operations are subject to periodic examination by the Office of the Commissioner of Insurance of the State of Wisconsin (the “Wisconsin Commissioner”) and other state insurance regulatory authorities. See Note 18 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information.

United Kingdom:

Ambac UK is licensed to transact credit, suretyship and financial guarantee insurance in the United Kingdom and to offer those services in a number of other European Union (“EU”) countries. EU legislation allows Ambac UK to conduct business pursuant to its license in EU states other than the United Kingdom through a “passporting” arrangement, which eliminates the necessity of additional licensing or authorization in those other EU jurisdictions.

Ambac Credit Products Limited, also an Ambac Assurance wholly-owned subsidiary, is licensed in the United Kingdom to transact credit derivatives, as well as act as agent for Ambac Credit Products LLP and Ambac Capital Funding. Ambac Credit Products Limited is currently able to offer services via EU “passporting” in a number of other EU countries.

Ambac UK and Ambac Credit Products Limited are each subject to regulation by the Financial Services Authority (“FSA”) in the conduct of their business. The FSA is the single statutory regulator responsible for regulating the financial services industry in the U.K., having the authority to oversee the carrying on of “regulated activities” (including deposit taking, insurance and reinsurance, investment management and most other financial services), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. In addition, the regulatory regime in the United Kingdom must comply with certain EU legislation binding on all EU member states.

The FSA requires that non-life insurance companies such as Ambac UK maintain a margin of solvency at all times in respect of the liabilities of the insurance company, the calculation of which depends on the type and amount of insurance business a company writes. In addition, the FSA has established a capital monitoring level for Ambac UK. Breach of the monitoring level requires that Ambac UK inform the FSA and enter into discussions as to the reasons for the breach, and ultimately with a view to a remedy that could include additional capital being required. The monitoring level is an interim arrangement, while the FSA reflects on alternative methodologies for a permanent basis for calculating regulatory capital in respect of Ambac UK and other financial guarantors regulated by the FSA. In addition, an insurer is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent. Ambac believes that Ambac Assurance and Ambac UK are in compliance with all applicable insurance laws and regulations.

Insurance Holding Company Laws

Under the Wisconsin Insurance Holding Company laws, any acquisition of control of Ambac and thereby indirect control of Ambac Assurance requires the prior approval of the Wisconsin Commissioner. “Control” is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of that corporation and its subsidiaries unless the Wisconsin Commissioner, upon application, determines otherwise. For purposes of this test, Ambac believes that a holder of common stock having the right to cast 10% of the votes which may be cast by the holders of all shares of common stock of Ambac would be deemed to have control of Ambac Assurance within the meaning of the Wisconsin Insurance Laws. The United Kingdom has similar requirements applicable in respect of Ambac, as the ultimate holding company of Ambac UK.

Pursuant to Wisconsin law, Davis Selected Advisers, L.P. (“Davis Advisers”) obtained approval from the Wisconsin Insurance Commissioner to acquire greater than 10% of Ambac’s outstanding stock. Davis Advisers is making a similar application to the FSA, the relevant United Kingdom authority. As of December 31, 2007, Davis Advisers’ percentage of ownership was approximately 14.02%. In their request for approval from the Wisconsin Commissioner, Davis Advisers disclaimed any present intention to exercise control over Ambac or Ambac Assurance or to control or attempt to control the management or operations of Ambac or Ambac Assurance.

The Wisconsin insurance holding company laws also require prior approval by the Wisconsin Commissioner of certain transactions between Ambac Assurance and companies affiliated with Ambac Assurance.

Dividend Restrictions

Wisconsin:

Pursuant to the Wisconsin Insurance Laws, Ambac Assurance may declare dividends, subject to restrictions in its articles of incorporation, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency, income and asset tests. Distributions to Ambac (other than stock dividends) must be reported to the Wisconsin Commissioner. Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without notifying the Wisconsin Insurance Commissioner 30 days in advance of payment. Extraordinary dividends must be reported prior to payment and are subject to disapproval by the Wisconsin Commissioner. An extraordinary dividend is defined as a dividend or distribution, the fair market value of which, together with all dividends from the preceding 12 months, exceeds the lesser of: (a) 10% of policyholders’ surplus as of the preceding December 31 or (b) the greater of: (i) statutory net income for the calendar year preceding the date of the dividend or distribution, minus realized capital gains for that calendar year; or (ii) the aggregate of statutory net income for the three calendar years preceding the date of the dividend or distribution, minus realized capital gains for those calendar years and minus dividends paid or credited and distributions made within the first two of the preceding three calendar years.

During 2007, 2006 and 2005, Ambac Assurance paid to Ambac cash dividends on its common stock totaling $190.2 million, $136.0 million and $353.4 million, respectively. See Note 18 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information.

United Kingdom:

U.K. law prohibits Ambac UK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer’s ability to declare a dividend, the FSA’s capital requirements may in practice act as a restriction on dividends.

Statutory Contingency Reserve

Ambac Assurance is required to establish a mandatory contingency reserve in accordance with the NAIC Accounting Practices and Procedures manual (“NAIC SAP”) and the Wisconsin Administrative Code. The mandatory contingency reserve is an additional liability established to protect policyholders against the effect of adverse economic developments or cycles or other unforeseen circumstances. Under NAIC SAP, financial guarantors are required to establish a contingency reserve equal to the greater of 50% of premiums written or a stated percentage of the principal guaranteed depending on the category of obligation insured. However, under the Wisconsin Administrative Code, a municipal bond insurer is required to establish a contingency reserve consisting of 50% of earned premiums on policies of municipal bond insurance. The only exemption is when another jurisdiction in which the insurer is licensed requires a larger contingency reserve than required by the Wisconsin Administrative Code. Ambac Assurance calculates contributions using both methodologies and records the higher contribution amount. Contributions are required to be made in equal quarterly installments over a period of 20 years for municipal bonds and 15 years for all other obligations. Under NAIC SAP, contributions may be discontinued if the total reserve established for all categories exceeds the sum of the stated percentages contained therein multiplied by the unpaid principal balance. This reserve must be maintained for the periods specified above, except that the guarantor may be permitted to release reserves under specified circumstances in the event that actual loss experience exceeds certain thresholds or if the reserve accumulated is deemed excessive in relation to the guarantor’s outstanding guaranteed obligations, with notice to or approval by the insurance commissioner.

New York Financial Guarantee Insurance Law

New York’s comprehensive financial guarantee insurance law defines the scope of permitted financial guarantee insurance and governs the conduct of business of all financial guarantors licensed to do business in New York, including Ambac Assurance. Financial guarantors are also required to maintain case basis credit loss and loss expense reserves and unearned premium reserves on a basis established by the statute.

The New York financial guarantee insurance law establishes single risk limits with respect to obligations insured by financial guarantee insurers. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits generally compare the insured principal amount outstanding and/or average annual debt service on the insured obligations, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2007 and 2006, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Aggregate risk limits are also established on the basis of aggregate net liability and policyholders’ surplus requirements. “Aggregate net liability” is defined as the aggregate of the outstanding insured principal, interest and other payments of guaranteed obligations, net of reinsurance and collateral. Under these limits, policyholders’ surplus and contingency reserves must at least equal a percentage of aggregate net liability that is equal to the sum of various percentages of aggregate net liability for various categories of specified obligations. The percentage varies from 0.33% for municipal bonds to 4.00% for certain non-investment grade obligations. As of December 31, 2007 and 2006, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Financial Guarantee Insurance Regulation in Other States

Wisconsin laws and regulations governing municipal bond guarantors are less comprehensive than New York law and relate primarily to municipal bond insurance business. The Wisconsin regulations include certain single and aggregate risk limitations. The average annual debt service for any single issue of municipal bonds may not exceed 10% of Ambac Assurance’s policyholders’ surplus. In addition, Ambac Assurance’s cumulative net liability, defined as one-third of one percent of the guaranteed unpaid principal and interest covered by current municipal bond insurance policies, may not exceed its qualified statutory capital. As of December 31, 2007 and 2006, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

California has financial guarantee insurance laws similar in structure to those of New York. None of the risk limits established in California’s legislation with respect to business transacted by Ambac Assurance are more stringent in any material respect than the corresponding provisions in the New York financial guarantee insurance statute.

In addition to the laws and regulations of New York, Wisconsin and California, Ambac Assurance is subject to laws and regulations of other states concerning the transaction of financial guarantees, none of which is more stringent in any material respect than the New York financial guarantee insurance statute.

Financial Services

As described above in part I, Item 1, “Introduction” as part of its plan to raise additional capital and maintain triple-A ratings, in 2008 Ambac has discontinued writing new investment agreements and derivative products. Following is a description of our participation in the financial services business area to date.

Ambac’s Financial Services segment provides financial and investment products including investment agreements, derivative products (interest rate, currency and total return swaps) and funding conduits principally to clients of the financial guarantee business. Financial services revenues are primarily derived from: (i) gross investment income; (ii) net derivative product revenues; and (iii) net realized gains and losses on sales of securities.

The principal competitive factors among providers of financial service products that Ambac offers are: (1) pricing of contracts; (2) investment returns; (3) the financial strength of the provider (including credit enhancements); (4) the ability to provide services tailored to customers’ needs; and (5) the quality of service provided to customers. Ambac has been placed at a competitive disadvantage to other financial guarantors who have had their triple-A financial strength rating affirmed “stable” by all three of the major rating agencies.

Investment Agreements

Ambac provides investment agreements, including repurchase agreements, primarily to issuers of asset-backed and structured finance debt and, to a lesser extent, to municipal issuers through its wholly owned subsidiary, Ambac Capital Funding. Investment agreements used in structured financings provide a guaranteed investment return customized to meet expected cash flow requirements. Investment agreements are used by bond issuers to invest bond proceeds until such proceeds can be used for their intended purpose, such as financing construction. The investment agreement provides for the guaranteed return of principal invested, as well as the payment of interest thereon at a guaranteed rate and carries the same ratings as Ambac Assurance.

Ambac Capital Funding manages its balance sheet to protect against a number of risks inherent in its business including liquidity, market (principally interest rate), credit, operational and legal risk. See “Management’s Discussion and Analysis—Risk Management” located in Part II, Item 7 for further information. Ambac Capital Funding is managed with the goal of closely matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. To achieve this goal, derivative contracts are used.

A source of liquidity risk is the ability of some counterparties to withdraw moneys on dates other than those specified in the draw down schedule. Liquidity risk is mitigated by provisions in certain of the investment agreements that limit a counterparty’s ability to draw on the funds and provide notice periods prior to the draw of funds. See “Liquidity and Capital Resources” section located in Part II, Item 7 for a discussion on the impact of a ratings downgrade on Ambac Assurance. Investments are restricted to fixed income securities with a credit quality such that the overall minimum average portfolio credit quality is maintained at Aa/AA. Ambac Capital Funding maintains a portfolio of fixed income securities, cash and cash equivalents to meet short-term liquidity needs.

Ambac Capital Funding may use interest rate and currency swap contracts as part of its overall cash flow risk management. Interest rate swap contracts are agreements where Ambac Capital Funding agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts or the difference between different interest rate indices calculated by reference to an agreed upon notional amount. Currency swap contracts are agreements where Ambac Capital Funding agrees with other parties to exchange foreign currency denominated cash flows for USD denominated cash flows calculated by reference to an agreed upon notional amount.

See Note 9 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information on investment agreements.

Ambac Securities’ Inc. principal business is to serve as the placement agent and dealer for securities issued by Ambac Capital Funding in private placement transactions. Ambac Securities is registered as a broker-dealer with the SEC and in 42 states and the District of Columbia. Self regulatory organizations such as the Financial Industry Regulatory Authority regulate broker-dealers such as Ambac Securities. In addition, state securities and other regulators also have oversight authority over Ambac Securities. As a registered broker-dealer, Ambac Securities is subject to the net capital requirements of Rule 15c3-1 of the Securities Exchange Act of 1934, as amended, which is designed to measure the general financial condition and liquidity of a broker-dealer. In accordance with this rule, the ratio of aggregate indebtedness to net capital (“net capital ratio”) shall not exceed 15 to 1. At December 31, 2007, Ambac Securities had net capital, as adjusted, of approximately $0.7 million, which was $0.6 million in excess of its required net capital of $100 thousand. The net capital ratio was 0.01 to 1.

Derivative Products

The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions (through Ambac Financial Services) and taking total return swap positions (through Ambac Capital Services) on certain fixed income obligations. Most of the swap intermediation is hedged on an individual and portfolio basis. A portion of the swap intermediation consists of municipal interest rate swaps which require Ambac to receive a fixed rate and pay either a tax-exempt index rate or an issue-specific bond rate on a variable rate municipal bond. These municipal interest rate swaps are hedged against general interest rate fluctuations but are not hedged between taxable index rates (such as LIBOR) and issue-specific or tax-exempt index rates, which may result in mark-to-market gains or losses. The variable-rate municipal bonds related to our municipal swap transactions typically reset weekly and contain a liquidity facility provided by third party banks. In the event that there is a failed remarketing of the bonds, the liquidity facility provider will purchase the bonds. The underlying variable-rate bonds are wrapped by Ambac. The current dislocation in the credit markets and the recent rating agency actions on Ambac began affecting the marketability of such variable rate bonds in early 2008. This has led to increases in interest rates for those bonds and accordingly increases in Ambac’s payment obligation under the interest rate swaps where we pay an issue-specific rate, resulting in mark-to-market losses. These municipal interest rate swaps contain provisions that are designed to protect against certain forms of basis risk or tax reform. These provisions include the ability of Ambac Financial Services to convert its rate from the underlying issue-specific bond rate to an alternative floating rate that is a tax-exempt index rate or a fixed percentage of taxable index rate, in the event that the interest rate on the bond is adversely affected due to a credit downgrade or other events. In certain transactions one or more of these events have occurred and Ambac is evaluating its available remedies.

All interest rate swaps provided by Ambac Financial Services are guaranteed by Ambac Assurance through policies that guarantee the obligations of Ambac Financial Services and its counterparties. Total return swaps, which are entered into by Ambac Capital Services, are only used for fixed income obligations that meet Ambac Assurance’s credit underwriting criteria. These fixed income obligations are typically guaranteed by Ambac Assurance or another financial guarantor.

Ambac Financial Services and Ambac Capital Services manage a variety of risks inherent in their businesses, including credit, market, liquidity, operational and legal. These risks are identified, measured, and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization. See “Management’s Discussion and Analysis—Risk Management” located in Part II, Item 7 for further information.

Funding Conduits

Ambac has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. The activities of the special purpose entities are contractually limited to purchasing assets from a subsidiary of Ambac, issuing medium-term notes (“MTNs”) to fund such purchases, executing derivative hedges and related administrative services. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2007, Ambac Assurance had financial guarantee insurance policies issued for all assets and MTNs owned and outstanding by the special purpose entities. Ambac does not consolidate these special purpose entities under Statement of Financial Accounting Standards 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. See Notes 2 and 11 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information.

Investments and Investment Policy

As of December 31, 2007, the consolidated investments of Ambac had an aggregate fair value of approximately $18.4 billion and an aggregate amortized cost of approximately $18.5 billion. These investments are managed internally by officers of Ambac, who are experienced investment managers. All investments are effected in accordance with the general objectives and guidelines for investments established by Ambac’s Board of Directors. These guidelines encompass credit quality, risk concentration and duration, and are periodically reviewed and revised as appropriate.

As of December 31, 2007, the Financial Guarantee investment portfolio had an aggregate fair value of approximately $10.5 billion and an aggregate amortized cost of approximately $10.3 billion. Ambac Assurance’s investment policy is designed to achieve diversification of its portfolio and only permits investment in fixed income securities, consistent with its goal to achieve the highest after-tax, long-term return while preserving capital. Ambac Assurance is subject to limits on types and quality of investments imposed by the insurance laws and regulations of the States of Wisconsin and New York. In compliance with these laws, Ambac Assurance’s Board of Directors approves each specific investment transaction of Ambac Assurance. See “Insurance Regulatory Matters—General Law,” section above.

As of December 31, 2007, the Financial Services investment portfolio had an aggregate fair value of approximately $7.8 billion and an aggregate amortized cost of approximately $8.1 billion. Ambac Capital Funding’s investment policy is designed to achieve the highest after-tax return, subject to minimum average quality rating of AA on invested assets, and to maintain cash flow that closely matches invested assets to funded liabilities to minimize interest rate and liquidity risk. For further discussion, see “Investment Agreements,” section above.

The following tables provide certain information concerning the investments of Ambac:

Summary of Investments as of December 31,

	2007		2006		2005
Investment Category	Carrying Value	Weighted Average Yield(1)	Carrying Value	Weighted Average Yield(1)	Carrying Value	Weighted Average Yield(1)
($ In Thousands)
Long-term investments:
Taxable bonds	$9,133,227	5.42%	$9,323,979	5.52%	$8,447,332	4.86%
Tax-exempt bonds	8,369,098	4.54	7,783,460	4.59	6,658,322	4.66

Total long-term investments	17,502,325	5.01	17,107,439	5.10	15,105,654	4.78
Short-term investments(2)	879,067	4.50	311,759	4.50	472,034	3.74
Other	14,278	—	14,391	—	14,173	—

Total	$18,395,670	4.98%	$17,433,589	5.09%	$15,591,861	4.74%

(1)	Yields are stated on a pre-tax basis, based on average amortized cost.
(2)	Includes taxable and tax-exempt investments.

Investments by Security Type as of December 31,

	2007		2006		2005
Investment Category	Carrying Value	Weighted Average Yield(1)	Carrying Value	Weighted Average Yield(1)	Carrying Value	Weighted Average Yield(1)
($ In Thousands)
Municipal obligations(2)	$8,763,818	4.61%	$8,126,831	4.66%	$6,896,354	4.72%
Corporate securities	783,676	6.04	719,625	6.20	556,239	6.08
Foreign obligations	317,426	4.77	276,830	4.65	181,744	4.56
U.S. government obligations	138,015	4.60	174,022	4.42	184,465	4.21
U.S. agency obligations	682,768	5.48	789,394	5.20	946,430	5.06
Mortgage-backed securities	4,249,690	5.18	3,953,205	5.29	3,287,080	4.63
Asset-backed securities	2,566,932	5.64	3,067,532	5.81	3,053,342	4.80

Total long-term investments	17,502,325	5.01	17,107,439	5.10	15,105,654	4.78
Short-term investments(2)	879,067	4.50	311,759	4.50	472,034	3.74
Other	14,278	—	14,391	—	14,173	—

Total	$18,395,670	4.98%	$17,433,589	5.09%	$15,591,861	4.74%

(1)	Yields are stated on a pre-tax basis, based on average amortized cost.
(2)	Includes taxable and tax-exempt investments.

See Note 2 and 4 of Notes to Consolidated Financial Statements located in Part II, Item 8 for further information.

EMPLOYEES

As of December 31, 2007, Ambac and its subsidiaries had 367 employees. None of the employees are covered by collective bargaining agreements. Ambac considers its employee relations to be satisfactory.

CORPORATE GOVERNANCE

The Sarbanes-Oxley Act of 2002 requires Chief Executive Officers and Chief Financial Officers to make certain certifications with respect to this report and to Ambac’s disclosure control and procedures and internal control over financial reporting.

Ambac’s Disclosure Committee has the responsibility for ensuring that there is an adequate and effective process for establishing, maintaining and evaluating disclosure controls and procedures for Ambac in connection with its external disclosures. Ambac has a Code of Business Conduct which promotes management’s control philosophy and expresses the values which govern employee behavior and help maintain Ambac’s commitment to the highest standards of conduct. This code can be found on Ambac’s website at www.ambac.com on the “Investor Relations” page followed by “Corporate Governance”. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct that applies to its CEO, CFO or Controller. Ambac’s corporate governance guidelines and the charters for the audit and risk assessment committee, governance committee and compensation committee are also available on our website under the “Corporate Governance” page.

Item 1A.	Risk Factors.

In addition to the other information contained in this Form 10-K and the exhibits hereto, the following risk factors should be considered carefully in evaluating our business. A discussion of the policies and procedures used to identify, assess and manage certain risks is set forth under Item 7A “Quantitative and Qualitative

Disclosures About Market Risk” in this Report. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial individually may also adversely affect our business, financial condition, or results of operations.

Our holding company structure and certain regulatory and other constraints, including adverse business performance, could affect our ability to pay dividends and make other payments.

We are a holding company and have no substantial operations of our own or assets other than our ownership of Ambac Assurance, our principal operating subsidiary, and certain other smaller subsidiaries. As such, we are largely dependent on dividends from Ambac Assurance to, among other things, pay dividends on our capital stock, pay principal and interest on our indebtedness, pay our operating expenses and make capital investment in our subsidiaries. Wisconsin insurance regulations restrict the amount of dividends that may be paid by Ambac Assurance without the consent of the regulator. Adverse business circumstances or changes in regulatory policy could impact Ambac Assurance’s ability to pay us dividends in an amount sufficient for us to pay dividends on our capital stock. Further, the inability of Ambac Assurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could affect our ability to repay our debt and/or raise capital or otherwise have a material adverse effect on our operations. See Part 1, Item 1 “Business—Wisconsin Dividend Restrictions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

The placement of our financial strength rating on negative credit watch by S&P and on review for possible downgrade by Moody’s and the downgrade by Fitch has had a material adverse effect on our competitive position to write new business. A further downgrade of the financial strength rating of Ambac Assurance and/or Ambac UK would materially adversely affect our business and prospects and, consequently, our results of operations and financial condition.

Ambac Assurance’s ability to attract new business and to compete with other triple A-rated financial guarantors has, to date, been highly dependent on the triple A financial strength ratings assigned to it by the rating agencies. Historically, our insurance companies have held triple A financial strength ratings from Moody’s, S&P and Fitch. The objective of these ratings is to provide an opinion on an insurer’s financial strength and its ability and intent to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Financial strength ratings do not refer to an insurer’s ability to meet non-insurance obligations and are not a “market rating” or a recommendation to buy, hold or sell any security.

In the fall of 2007, each of the major rating agencies began a review of the capital adequacy of the financial guaranty industry. In late December, following the rating agency reviews, Ambac’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s AAA ratings on Rating Watch Negative and stated that Ambac had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac’s Aaa rating on review for possible downgrade. On January 18, 2008, Fitch downgraded Ambac’s insurance financial strength rating to AA, Credit Watch Negative. In addition, on January 18, 2008, S&P put Ambac’s AAA rating on Credit Watch Negative. On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it was continuing a review for possible downgrade that was initiated on January 16, 2008. To the extent that Ambac is unable to raise sufficient capital over the near term in relation to its increased capital needs, or is unable to satisfy other rating agency criteria, these ratings could be lowered. Furthermore, there can be no assurance that Ambac Assurance will not be required by any of the rating agencies to raise additional capital in order to maintain its ratings, nor can there be any assurance that we will be able to raise any such additional capital in the future.

As a result of the rating agency actions described above, as well as significant disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007. Any further downgrade in our financial strength ratings could have a material adverse effect on our long-term competitive position and our prospects for future business. In addition, a downgrade of our financial strength ratings below specified levels would allow investment agreement and derivative counterparties to terminate certain agreements, resulting in a possible payment of a settlement amount or require us to pledge collateral for the benefit of the counterparty, introducing liquidity risk. In addition, most investment agreements provide certain remedies for the investment agreement purchaser in the event of a downgrade of Ambac Assurance’s financial strength rating, typically to A1 by Moody’s or A+ by S&P. In most cases, we are permitted to post collateral or otherwise enhance our credit, prior to an actual draw on the investment agreement. Such a downgrade could result in a significant amount of collateral to be posted which could have a material adverse effect on our liquidity. Our results of operations or financial condition could be materially adversely affected by any reduction in its ratings. See Part I, Item 1, “Business—Rating Agencies” and Part II, Item 7, “Management’s Discussion and Analysis-Credit Ratings and Collateral” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers may further adversely affect our business results and prospects.

Recent reviews by each of Moody’s, S&P and Fitch stemming from the uncertainties relating to ultimate losses in the mortgage market have resulted in an increase in the level of capital the agencies require Ambac Assurance to hold against insured RMBS and ABS CDOs. Such actions have resulted in a downgrade of Ambac Assurance’s financial strength rating by Fitch from AAA to AA and a change in outlook to Credit Watch Negative and Review for Possible Downgrade from S&P and Moody’s respectively. See Part I, Item 1, “Business—Competition” for additional details regarding rating agency actions. As a result of the actions taken by each of the agencies, Ambac is exploring methods for enhancing its capital base. Additional changes in the rating agencies capital models and rating methodology could require us to hold more capital against specified credit risks in our insured portfolio. These requirements could place incremental stress on our rating and force us to raise additional capital, which could result in lower returns on equity.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers could also impose limitations on the areas and amount of new financial guarantee business in which we engage.

Collectively, changes in the rating agencies’ rating methodology may result in a downgrade of Ambac Assurance’s financial strength rating despite meeting the agencies’ currently prescribed capital metrics for a triple-A rating.

A downgrade of our long term credit ratings could adversely affect our liquidity and increase our borrowing costs.

Our long-term senior unsecured debt is rated “AA” by S&P and “Aa2” by Moody’s. On December 14, 2007, Moody’s affirmed our long-term senior debt rating. On December 19, 2007, S&P affirmed our long-term senior unsecured debt rating with a negative outlook. On December 21, 2007, Fitch placed our AA long-term senior unsecured debt rating on “rating watch negative”. On January 17, 2008, Moody’s placed our long-term senior unsecured debt rating on review for possible downgrade. On January 18, 2008, Fitch downgraded our AA long-term senior unsecured debt rating to A, and AA- subordinated debt rating to A-.

There have been a number of recent developments with respect to ratings actions by the rating agencies. In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information.

Our access to external sources of financing, as well as the cost of that financing, could be adversely affected by a deterioration of our long-term debt ratings. Long-term debt ratings are influenced by a number of factors, including, but not limited to: financial leverage on an absolute basis or relative to our peers, the composition of the balance sheet and/or capital structure, material changes in earning trends and volatility, inability to dividend monies from Ambac Assurance and our competitive position. Material deterioration in any one or a combination of these factors could result in a downgrade of our credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Moreover, if our need for capital arises because of significant sudden losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

We are subject to credit risk throughout our businesses, including large single risks, correlated risks and counterparty credit risk to reinsurers.

We are exposed to the risk that issuers of debt which we have insured (or with respect to which we have written credit derivatives), issuers of debt which we hold in our investment portfolio, reinsurers and other contract counterparties (including derivative counterparties) may default in their financial obligations, whether as the result of insolvency, lack of liquidity, operational failure, fraud or other reasons. These credit risks could cause increased losses and loss reserves and mark-to-market losses with respect to credit derivatives in our financial guarantee business; we could be required by the rating agencies to hold additional capital against insured exposures whether or not downgraded by the rating agencies; and we could experience losses and decreases in the value of our investment portfolio and, therefore, our financial strength. Such credit risks may be in the form of large single risk exposures to particular issuers, reinsurers or counterparties; losses caused by catastrophic events (including terrorist acts and natural disasters); or losses in respect of different, but correlated, credit exposures.

As of December 31, 2007, we have credit risk and other risks to our reinsurance counterparties through reinsurance contracts of approximately $88.1 billion or 14% of our gross par outstanding. No single reinsurance counterparty represents more than 16% of the $88.1 billion in par ceded, except for Assured Guaranty Re Limited to which we have reinsured $34.6 billion of par. In the event that we are required to make claim payments on policies that have been reinsured, we are at risk that such counterparties will fail to fulfill their payment obligations to us. In addition, downgrades to the credit ratings of our reinsurance counterparties may result in the reduction of rating agency capital credit provided by those reinsurance contracts, and could therefore result in a downgrade of our own credit ratings. Finally, a material deterioration in the capital levels of our reinsurance counterparties could reduce the amount of statutory capital relief provided by our reinsurance arrangements, and could result in our failure to meet our own statutory capital requirements. See the table included in “Quantitative and Qualitative Disclosures About Market Risk – Credit Risk” for additional information on the financial strength ratings of Ambac’s reinsurers as well as the amount of amounts due from such reinsurers that are not secured by collateral.

We are subject to credit risk and other risks related to residential mortgage backed securities and CDOs of ABS.

We have insured, and written credit default swaps (“CDS”) with respect to, RMBS and CDOs of ABS and are thus exposed to credit risk associated with those asset classes. Performance of these transactions can be adversely affected by general economic conditions, including recession, rising unemployment rates, declining house prices and unavailability of consumer credit; mortgage product attributes, such as interest rate adjustments, borrower and/or originator fraud and balloon payment obligations; financial difficulty experienced by mortgage servicers; and, particularly in the case of CDOs of ABS, transaction-specific factors such as the lack of control of the underlying collateral security which can result in a senior creditor determining to liquidate underlying assets to the disadvantage of mezzanine and subordinated creditors and disputes between creditors with respect to the interpretation of legal documents governing the particular transaction.

Transactions within Ambac Assurance’s insured RMBS and CDO portfolios also may be downgraded, placed on watch or subject to other actions by the three rating agencies that have granted Ambac Assurance its claims-paying ratings. Such ratings or other actions could require Ambac Assurance to maintain a material amount of additional capital to support the exposures it has insured. This could require us to:

•	Raise additional capital, if available, on terms and conditions that may be unfavorable;

•	Curtail the production of new business; or pay to reinsure or otherwise transfer certain of its risk exposure.

RMBS and CDOs of ABS exposures which we have written in the form of CDS are subject to FAS 133, which requires that these transactions be recorded at fair value. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in the estimated fair values of these CDS can be caused by general market conditions, perception of credit risk generally and events affecting particular credit derivative transactions (including those described above) and actual impairment.

While further deterioration in performance of the subprime mortgage sector is generally expected, the extent and duration of any future continued deterioration of the credit markets is unknown, as is the impact, if any, on potential claim payments and ultimate losses of the securities within Ambac Assurance’s portfolio. In addition, there can be no assurance that any of the governmental or private sector initiatives designed to address such credit deterioration in the markets will be implemented, and there is no way to know the effect that any such initiatives could have on the credit performance over time of the actual securities that Ambac Assurance insures.

In addition, there can no assurance that we would be successful, or that we would not be delayed, in enforcing the subordination provisions, credit enhancements or other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures in the event of litigation or the bankruptcy of other transaction parties. Many of the subordination provisions, credit enhancements and other contractual provisions of the RMBS and CDOs of ABS that Ambac Assurance insures are untested in the market and, therefore, it is uncertain how such subordination provisions, credit enhancements and other contractual provisions will be interpreted in the event of an action for enforcement.

Our recently announced intention to suspend or discontinue our activities and to revise our underwriting criteria in the structured finance sector and to discontinue our activities in Financial Services will adversely affect our business results and future earnings relative to historical levels.

As described more fully above in “Item 1. Business—Introduction”, we expect to make a number of changes to our businesses. As a result, certain businesses in which we currently operate will be suspended or discontinued, and other businesses de-emphasized or subject to new limitations. These changes will result in decreased revenues, credit enhancement production and net income relative to historical levels. We cannot assure you that we will be able to replace the loss of business production with our on-going businesses. Further, these changes could lead to certain disruptions in our on-going businesses. Management time and attention will be diverted to managing these changes rather than concentrating fully on running the on-going businesses and our employees may be distracted.

Revenues would be adversely impacted due to a decline in realization of installment premiums.

Due to the installment nature of a significant percentage of its premium income, Ambac Assurance has an embedded future revenue stream. The amount of installment premiums actually realized by Ambac Assurance could be reduced in the future due to factors such as early termination of insurance contracts or accelerated prepayments of underlying obligations. Such a reduction would result in lower revenues.

General economic conditions can adversely affect our business results and prospects.

Changes in general economic conditions can impact our business, including recessions; increases in corporate, municipal and/or consumer bankruptcies; changes in interest rate levels; a continued downturn in the U.S. housing market; continued dislocation and lack of liquidity in the credit and financial markets; changes in domestic and international laws, including tax laws and bankruptcy laws; intervention by governments in financial markets, including the imposition of limits on the ability of mortgagees to foreclose on defaulted mortgage loans and/or to increase interest rates on mortgage loans in accordance with original contract terms; wars and terrorist acts could adversely affect the performance of our insured portfolio and our investment portfolio, e.g. leading to increases in losses and loss reserves in our insured portfolio and decreases in the value of our investment portfolio and, therefore, our financial strength. Furthermore, reduction in the volume of capital markets transactions; levels of competition; and changes in investor perception of credit risk could adversely impact the volume and pricing of financial guarantee insurance transactions and therefore adversely impact our business prospects.

Changes in prevailing interest rate levels could adversely impact our business results and prospects.

Increases in prevailing interest rate levels can adversely affect the value of our investment portfolio and, therefore, our financial strength. In the event that investments must be sold in order to pay claims or to meet Financial Services liquidity needs due to contract terminations or collateral posting requirements, such investments would likely be sold at discounted prices. Additionally, increasing interest rates could lead to increased credit stress on consumer asset-backed transactions in our insured portfolio (as the securitized assets supporting a portion of these exposures are floating rate consumer obligations); slower prepayment speeds and resulting “extension risk” relative to such consumer asset-backed transactions in our insured portfolio and in our investment portfolio; decreased volume of capital markets activity and, correspondingly, decreased volume of insured transactions.

Decreases in prevailing interest rate levels can adversely affect the demand for, and pricing of, financial guarantee insurance, since lower absolute interest rates have historically tended to reduce credit spreads and, therefore, the savings realized by issuers by using our core product. Additionally, decreasing interest rates could result in early terminations of financial guarantee insurance policies in respect of which we are paid on an installment basis and do not receive a termination premium, thus reducing premium earned in respect of these transactions. Decreases in prevailing interest rates would also reduce investment income.

The financial guarantee business is highly competitive.

The financial guarantee business is highly competitive and we expect it to remain so in the near future. We face competition from other financial guarantors and alternatives to third-party credit enhancement. Such alternatives include bank financing, senior/subordinated securitization structures, letters of credit, guarantees and credit derivatives provided primarily by foreign and domestic banks.

Additionally, we could encounter additional competition in the future from new entrants to the financial guarantee insurance market. For example, Berkshire Hathaway recently publicly announced its entrance into the financial guarantee business. See Part I, Item 1, “Business—Competition” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

In addition, our performance is largely dependent on the talents and efforts of highly skilled individuals. Over the past few years, there has been increased competition in the financial guarantee business for qualified employees. Our business could be adversely affected if we are unable to attract new employees and retain and motivate our existing employees.

Adequate capital support and liquidity may not be available.

Financial guarantee insurers, including Ambac Assurance, typically rely on providers of lines of credit, reinsurers, contingent capital facilities and similar support mechanisms (often referred to as “soft capital”) to supplement their “hard capital”. The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guarantee insurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure that an acceptable replacement provider would be available in that event. Reductions by the rating agencies in the amount of capital credit that we receive in respect of soft capital facilities would require us to procure additional capital sources, potentially at higher costs.

Loss reserves may not be adequate to cover potential losses; changes in loss reserves may result in further volatility of net income and earnings.

Loss reserves established with respect to our non-derivative financial guarantee insurance business are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default. Loss reserves are only established when management has observed significant credit deterioration, in most cases, when the underlying credit is considered below investment grade. We do not record loss reserves for performing credits. Furthermore, the objective of establishing loss reserve estimates is not to reflect the worst possible outcome. As such, there can be no assurance that the actual losses in our financial guarantee insurance portfolio will not exceed our loss reserves. A further description of our accounting for loss and loss expenses can be found in Note 2 of the notes to our consolidated financial statements included in Item 8 our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

Uncertainty with respect to the ultimate performance of certain of our insured exposures may result in substantial changes in loss reserves. Correspondingly, such changes to loss reserves would affect our reported earnings.

Our underwriting and risk management policies and practices in the past have not anticipated unforeseen risks and/or the magnitude of potential for loss as the result of foreseen risks.

As described in Part I, Item 1, “Business—Risk Management” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we have established underwriting and risk management policies and practices which seek to mitigate our exposure to credit risk in our insured portfolio. These policies and practices in the past have not insulated us from risks that were unforeseen and which had unanticipated loss severity, and such policies and practices may not do so in the future. There can be no assurance that these policies and practices will be adequate to avoid future losses. We also rely on internally and externally developed complex financial models which additionally may have been reviewed by third parties to analyze and predict performance of the insured obligations. Flaws in these financial models and/or faulty assumptions used by these financial models could lead to increased losses and loss reserving.

Our net income and earnings have become more volatile due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form.

FAS 133 requires that credit derivative transactions be recorded at fair value. Since quoted market prices for the contracts that we execute are not available, we estimate fair value by using modeling methodologies which are less precise than using quoted market prices. Changes in estimated fair values relative to our credit derivative book have caused decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and have therefore affected our reported earnings. Similarly, further decreases or increases in estimated fair values in the future can affect our reported earnings. Changes in estimated fair values can be caused by general market conditions, uncertainty regarding the ultimate outcome of subprime mortgage losses and the quality of high yield corporate loans, perception of credit risk generally and events affecting particular credit derivative transactions (e.g. impairment or improvement of specific reference entities or reference obligations).

Changes to accounting rules relating to the financial guarantee industry could have a material adverse affect on us and our industry.

On April 18, 2007, the FASB issued an ED for public comment entitled “Accounting for Financial Guarantee Insurance Contracts”, an interpretation of SFAS 60 “Accounting and Reporting by Insurance Enterprises”. The comment period ended on June 18, 2007 and a roundtable with interested parties was held on September 4, 2007. The FASB has concluded its re-deliberations of the ED and expects to issue a final standard in the first quarter of 2008.

Under the FASB’s re-deliberations, Ambac would be required to recognize premium revenue, for both upfront and installment paying policies, based on applying a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for upfront paying policies. For installment paying policies, the FASB’s re-deliberations also require that the discount, equating to the difference between gross installment premiums and the present value of installment premiums, be accreted through the income statement.

Ambac believes that the cumulative effect of initially applying the revenue recognition provisions of this ED to our upfront paying policies would be material to our financial statements. Additionally, the revenue recognition for upfront paying insurance transactions originated after the standard’s effective date would be materially different than our current premium revenue recognition methodology. Ambac continues to evaluate the implications of the ED with regard to income recognition on installment paying policies, claim liabilities and deferred acquisition costs on its financial statements.

We are subject to the compliance requirements of the federal securities laws.

We are subject to extensive regulation under the federal securities laws, both as a registrant under the Securities Exchange Act of 1934, as amended, and in the conduct of our financial guarantee insurance business. In the event that we were unable to comply with the federal securities laws, we would likely be unable to access the public capital markets, which would make it more difficult for us to raise the necessary capital and/or increase the cost of capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected. Additionally, if we are unable to comply with the securities laws, Ambac Assurance would likely be unable to insure transactions in the public capital markets, which would have an adverse impact on our business and operating results.

We are subject to extensive regulation in the conduct of our financial guarantee insurance business.

Our principal subsidiary, Ambac Assurance, is subject to the insurance laws and regulations of each jurisdiction in which it is licensed. Ambac UK, the subsidiary through which we write financial guarantee insurance in the United Kingdom and in the European Union, is regulated by the Financial Services Authority. Failure to comply with applicable insurance laws and regulations could expose us to fines, the loss of insurance licenses in certain jurisdictions and/or the inability of Ambac Assurance to dividend monies to us, all of which could have an adverse impact on our business results and prospects. Additionally, if the cost of complying with these insurance laws and regulations increases materially, this could impact our business results.

The New York Insurance Department has indicated that it is undertaking a review of the laws and regulations that are applicable to Ambac Assurance and to other monoline financial guarantee insurance companies. As a result of any changes to such laws and regulations or the Department’s interpretation thereof,

Ambac Assurance could become subject to further restrictions on the types and amounts of business that it is authorized to insure, especially in the structured finance area. Any such restrictions could have a material effect on the amount of premiums that Ambac earns in the future. Additionally, any changes to such laws and regulations could subject Ambac Assurance to increased reserving and capital requirements or more stringent regulation generally, which could materially adversely affect our financial condition, results of operations and future business. See “Business—Insurance Regulatory Matters” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

We are subject to a variety of operational risks which could have a material adverse impact on our business results.

We depend on internal processes, risk models, various systems and our employees in the conduct of our business. Any failure of such processes, models and systems and/or employee misconduct or fraud could have an adverse impact on our business results. We are also subject to external operational risks, including fraud, settlement risk and the failure of risk models or other analytical tools provided by third parties. Any such external fraud or failure could have an adverse impact on our business results.

We may be required to raise additional capital which could have a dilutive effect on our outstanding equity capital and/or future earnings.

We may be required to raise additional capital as the result of rating agency capital requirements, unanticipated losses in our insured portfolio and/or diminution in our earnings prospects. Any future equity offerings could be dilutive to our existing shareholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our other securities. We may also engage in additional reinsurance or risk transfer transactions such as the one we completed with Assured Guaranty Re Ltd. in December 2007. Further, any capital raising in the form of reinsurance, or other risk transfer transactions of the existing portfolio, will have a dilutive effect on our future earnings. There can be no assurance that we will be able to consummate any capital raising transactions, or as to the terms of any of the currently proposed transactions.

Changes in tax laws impacting marginal tax rates and/or the preferred tax treatment of municipal obligations could adversely impact our business.

Tax legislation which imposes a “flat tax” or otherwise changes the tax preference of municipal obligations under current law could adversely affect the market value of municipal obligations. In large part, our investment portfolio is invested in tax-exempt municipal obligations; as such, the value of our investment portfolio could be adversely affected by any such legislation. Additionally, any such changes in tax law could reduce the difference between tax-exempt interest rates and taxable rates. This reduction could adversely impact the financial performance of our interest rate swap business, since, in certain interest swap transactions, we have assumed the “basis risk” between tax-exempt and taxable interest rates in that business. See Part I, Item 1, “Business—Derivative Products” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information.

Decline in our market position can adversely affect our business prospects.

Perceptions of the financial strength of Ambac Assurance and its affiliates, as well as perception of the financial strength of financial guarantee insurers generally, affects demand for financial guarantee insurance. Recent actions by the rating agencies with respect to our ratings and the ratings of other financial guarantee insurers; further credit deterioration in our insured portfolio and/or increases to our loss reserves; widening of credit default swap spreads with respect to Ambac Assurance; adverse publicity concerning us and the financial guarantee industry in general and decline of our stock price can contribute to a perception of impaired financial strength and thus a decline in our market position and trading value of Ambac guaranteed obligations including guaranteed auction rate and variable rate debt obligations. A sustained decline in trading values could result in early termination of financial guarantee insurance policies in respect of which we are paid on an installment basis, thus reducing premium earned in respect of these transactions. Ambac and the financial guarantee insurance industry generally, have suffered a loss of confidence among issuers and fixed income investors and as such, demand for our products has been adversely affected. A sustained loss of confidence would have a materially adverse effect on earnings.

Market risks which impact assets in our investment portfolio could adversely affect our business.

Our investment portfolio has been adversely affected by events and developments in the capital markets, including decreased market liquidity for investment assets; market perception of increased credit risk with respect to the types of securities held in our investment portfolio and corresponding credit spread-widening with respect to our investment assets; and extension of the duration of investment assets. Our investment portfolio may be further adversely affected by these and other events and developments in capital markets, including interest rate movements; downgrades of credit ratings of issuers of investment assets and/or financial guarantee insurers which insure investment assets; and foreign exchange movements which impact investment assets. At December 31, 2007, approximately 33% of our investment portfolio is insured by financial guarantors, including Ambac. Please refer to the table in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet” representing the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities at December 31, 2007.

Based on the previously described rating agency actions by Moody’s, S&P and Fitch which occurred during January 2008, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or to meet potential liquidity needs. We recorded an impairment charge through income on the portion of those securities which were in an unrealized loss position at December 31, 2007. Please refer to Part II, Item 7—Results of Operations—Financial Services, for further discussion. The impairments in value in the remaining investment portfolio are not deemed other-than-temporary, as such the remaining unrealized losses have been recognized in other comprehensive income. The following table summarizes amortized cost and estimated fair value of investments at December 31, 2007:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2007:
Fixed income securities:
Municipal obligations	$8,550,895	$231,099	$18,176	$8,763,818
Corporate obligations	768,277	25,792	10,393	783,676
Foreign obligations	303,655	13,861	90	317,426
U.S. government obligations	134,639	3,376	—	138,015
U.S. agency obligations	619,634	63,239	105	682,768
Mortgage-backed securities	4,595,122	7,786	353,218	4,249,690
Asset-backed securities	2,598,529	11,432	43,029	2,566,932
Short-term	879,039	28	—	879,067
Other	13,571	839	132	14,278

Total investments	$18,463,361	$357,452	$425,143	$18,395,670

To the extent that we are required to liquidate large blocks of investment assets in order to pay claims under financial guarantee insurance policies to make payments under investment agreements and/or to collateralize our obligations under investment agreements and interest rate swaps, such investment assets would likely be sold at discounted prices which could be less than the December 31, 2007 fair values shown in the above table.

We are subject to credit and liquidity risk due to unscheduled and unanticipated withdrawals on Investment Agreements.

Ambac’s Investment Agreement business has issued investment agreements to investors that may allow for early withdrawal (i.e. deviate from a defined or expected withdrawal schedule). The provisions that allow for early withdrawal vary by transaction but include events such as credit events, early call provision, loss events, construction project development variance and changes in tax code. To the extent we experience an increase in unanticipated withdrawals, the Investment Agreement business may be required to liquidate certain asset holdings. This early liquidation of asset holdings may result in a realized loss.

We are subject to the risk of litigation and regulatory inquiries or investigations, and the outcome of proceedings we are or may become involved in could have a material adverse effect on our business, operations, financial position, profitability or cash flows .

Recently, Ambac, and certain of its present and former officers and directors, have been named in lawsuits that allege violations of the federal securities laws and/or state law. At least four federal securities putative class action suits have been filed. The first of these, captioned Reimer v. Ambac Financial Group, Inc., et al. (filed on or about January 16, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 411) purports to be brought on behalf of purchasers of Ambac’s common stock from October 19, 2005 to November 26, 2007. The suit alleges, among other things, that the defendants issued materially false and misleading statements regarding our business and financial results related to guarantees of CDO and MBS transactions. Three other suits, Babic v. Ambac Financial Group Inc. et al. (filed on or about February 7, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1273), Parker v. Ambac Financial Group, Inc. et al (filed on or about February 22, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) and Minneapolis Firefighters’ Relief Association v. Ambac Financial Group, Inc. et al. (filed on or about February 26, 2008 in the United States District Court for the Southern District of New York, Case No. 08 CV 1918) make substantially the same allegations as the Reimer action. In addition, at least seven shareholder derivative actions have been filed in New York federal court and in Delaware and New York state courts. The first shareholder derivative action captioned Rubery v. Callen, et al. (filed on or about January 23, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 854) and names as defendants certain present and former officers and directors of Ambac and names Ambac as a nominal defendant. This suit asserts violation of state and federal law, including breaches of fiduciary duties, waste of corporate assets, unjust enrichment and violations of the federal securities laws, for conduct occurring between October 2005 and the present regarding, among other things, our guarantees of CDO and MBS transactions and defendants alleged insider trading on non-public information. Ambac has also received various regulatory inquiries and requests for information. For example, recently we received a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.” See Item 3, “Legal Proceedings” for additional information.

It is not possible to predict whether additional suits will be filed or whether additional inquiries or requests for information will be made, and it is also not possible to predict the outcome of litigation, inquiries or requests for information. It is possible that there could be unfavorable outcomes in these or other proceedings. Management is unable to make a meaningful estimate of the amount or range of loss that could result from unfavorable outcomes but, under some circumstances, adverse results in legal proceedings could be material to our company’s business, operations, financial position, profitability or cash flows.

Item 1B.	Unresolved Staff Comments

There are no material unresolved written comments that we received from the SEC staff 180 days or more before the end of our fiscal year relating to our periodic or current reports under the Securities Exchange Act of 1934.

Item 2.	Properties.

The executive office of Ambac is located at One State Street Plaza, New York, New York 10004, which consists of approximately 145,000 square feet of office space, under an agreement that expires in September 2019. This office houses operations for all reportable business segments.

Ambac’s financial guarantee business segment also maintains offices internationally, with the principal office located at 6 Broadgate, London EC2, which consists of approximately 12,600 square feet of office space under an agreement that expires in September 2013. International operations are also conducted in four offices located in Australia (Sydney), Italy (Milan) Japan (Tokyo) and Mexico (Mexico City).

Ambac maintains a disaster recovery site in upstate New York as part of its Disaster Recovery Plan. This remote hot-site facility is complete with user work stations, phone system, data center, internet connectivity and a power generator, capable of serving the needs of the disaster recovery team to support all business segment operations. The plan, facility and systems are revised and upgraded where necessary, and user tested annually to confirm their readiness.

Item 3.	Legal Proceedings.

Ambac Financial Group, Inc, and certain of its present and former officers and directors have been named in lawsuits that allege violations of the federal securities laws and/or state law. Various putative class action suits alleging violations of the federal securities laws have been filed against the company and certain of its present or former directors and officers. These suits include Reimer v. Ambac Financial Group, Inc., et al. (filed on or about January 16, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 411), which purports to be brought on behalf of purchasers of Ambac’s common stock from October 19, 2005 to November 26, 2007. The suit alleges, among other things, that the defendants issued materially false and misleading statements regarding our business and financial results related to guarantees of CDO and MBS transactions. Three other suits, Babic v. Ambac Financial Group Inc. et al. (filed on or about February 7, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1273), Parker v. Ambac Financial Group, Inc. et al (filed on or about February 22, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) and Minneapolis Firefighters’ Relief Association v. Ambac Financial Group, Inc. et al. (filed on or about February 26, 2008 in the United States District Court for the Southern District of New York, Case No. 08 CV 1918) make substantially the same allegations as the Reimer action.

Various shareholder derivative actions have recently been filed against certain present and former officers and directors of Ambac, and Ambac as a nominal defendant. The suits, which are brought purportedly on behalf of the company, are in many ways similar and allege violations of law for conduct occurring between October 2005 and the present regarding, among other things, our guarantees of CDO and MBS transactions and defendants’ alleged insider trading on non-public information. The suits include (i) Rubery v. Callen, et al. (filed on or about January 23, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 854) asserts violation of state and federal law, including breaches of fiduciary duties, waste of corporate assets, unjust enrichment and violations of the federal securities laws; (ii) Clark v. Callen et al. (filed on or about January 24, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 856) asserts substantially the same allegations as Rubery; (iii) Yaokasin v. Callen et al. (filed on or about February 8, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1312) asserts violation of state law, including breaches of fiduciary duties and unjust enrichment; (iv) Wayne County Employees’ Retirement System v. Callen et al. (filed on or about February 1, 2008 in the Delaware Court of Chancery, C.A. No. 3521) asserts violation of state law, including breaches of fiduciary duties, waste, reckless and gross mismanagement, and unjust enrichment; (v) Trustees of the Police and Fire Retirement System of Detroit v. Callen et al. (filed on or about February 13, 2008 in the Delaware Court of Chancery, C.A. No.3541) asserts substantially the same allegations as Wayne County; (vi) Operative Plasters & Cement Masons Local 262

Pension & Annuity Funds v. Callen et al. (filed on or about February 15, 2008 in the Supreme Court of the State of New York, New York County, Index No. 650050/2008E) asserts violation of state law, including breaches of fiduciary duties, gross mismanagement, abuse of control, and waste and (vii) Leone v. Callen et al. (filed on or about February 25, 2008 Supreme Court of the State of New York, County of New York, Case No. 650053/2008E) asserts violation of state law, including breaches of fiduciary duties, gross mismanagement, abuse of control and waste.

Ambac has also received various regulatory inquiries and requests for information. These include a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.”

It is not possible to predict whether additional suits will be filed or whether additional inquiries or requests for information will be made, and it is also not possible to predict the outcome of litigation, inquiries or requests for information. It is possible that there could be unfavorable outcomes in these or other proceedings. Management is unable to make a meaningful estimate of the amount or range of loss that could result from unfavorable outcomes but, under some circumstances, adverse results in legal proceedings could be material to our business, operations, financial position, profitability or cash flows.

Item 4.	Submission of Matters to a Vote of Security-Holders.

There were no matters submitted to a vote of security holders during the fourth quarter of 2007.

Part II

Item 5.	Market for Registrant’s Common Equity and Related Stockholder Matters.

As of February 20, 2008, there were 59 stockholders of record of Ambac’s Common Stock, which is listed on the New York Stock Exchange under the symbol “ABK”.

The table below sets forth, for the quarters indicated, the high and low sales prices per share of Ambac’s Common Stock and the amount of cash dividends declared per common share.

	High	Low	Dividends
2007:
Fourth Quarter	$73.20	$20.55	$0.210
Third Quarter	$88.41	$53.10	$0.210
Second Quarter	$96.10	$84.02	$0.180
First Quarter	$91.83	$83.48	$0.180
2006:
Fourth Quarter	$90.75	$81.56	$0.180
Third Quarter	$87.50	$80.64	$0.180
Second Quarter	$85.00	$76.79	$0.150
First Quarter	$82.00	$73.74	$0.150

In connection with our efforts to raise capital and maintain triple-A ratings, we expect to reduce our quarterly dividend payable on our common shares to $.01 per share.

The Board of Directors of Ambac has authorized the establishment of a stock repurchase program that permits the repurchase of up to 24,000,000 shares of Ambac’s Common Stock. Ambac will only repurchase shares of its Common Stock under the repurchase program where it feels that it is economically attractive to do so and is in conformity with regulatory and rating agency guidelines. The following table summarizes Ambac’s repurchase program during the fourth quarter of 2007 and shares available at December 31, 2007:

	Total Shares Purchased(1)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan(1)	Maximum Number of Shares That May Yet Be Purchased Under the Plan
October 2007	—	—	—	3,930,658
November 2007	—	—	—	3,930,658
December 2007	210	$26.68	210	3,930,448

Fourth Quarter 2007	210	$26.68	210	3,930,448

(1)	Shares repurchased during the fourth quarter of 2007 were pursuant to a stock repurchase plan authorized by Ambac’s Board of Directors, for settling awards under Ambac’s long-term incentive plans.

From January 1, 2008 through February 26, 2008, Ambac has not repurchased any shares of its Common Stock in the open market under its stock repurchase program.

Information concerning restrictions on the payment of dividends is set forth in Item 1 above under the caption “Insurance Regulatory Matters—Wisconsin Dividend Restrictions.”

Item 6.	Selected Financial Data.

The following financial information for the five years ended December 31, 2007, has been derived from Ambac’s Consolidated Financial Statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes located in Part II, Item 8.

Financial Data	Years Ended December 31,
(Dollars in millions, except per share amounts)	2007	2006	2005	2004	2003
Statement of Operations Highlights:
Gross premiums written	$1,031.4	$996.7	$1,096.0	$1,048.3	$1,143.7
Net premiums earned and other credit enhancement fees	917.9	871.4	866.4	764.5	667.3
Net investment income	465.0	423.9	378.1	355.3	321.1
Net mark-to-market (losses) gains on credit derivative contracts	(6,004.4)	9.1	13.6	17.7	—
Interest income from investment and payment agreements	445.3	391.7	270.3	198.8	212.0
Financial services—other revenue	6.9	16.6	15.8	26.4	20.6
Total revenue	(4,214.9)	1,832.1	1,614.1	1,401.6	1,272.2
Losses and loss expenses	256.1	20.0	149.9	69.6	53.4
Financial guarantee underwriting and operating expenses	139.3	133.7	117.7	106.6	92.0
Interest expense from investment and payment agreements	420.0	359.9	239.3	168.9	196.3
Financial services—other expenses	12.2	12.4	13.7	14.7	12.1
Interest expense	85.7	75.3	55.9	54.3	54.2
Net (loss) income	(3,248.2)	875.9	751.0	724.6	618.9
Net (loss) income per share:
Basic	(31.56)	8.22	6.94	6.61	5.81
Diluted	(31.56)	8.15	6.87	6.53	5.66
Return on equity	(76.7)%	15.1%	14.4%	15.6%	15.7%
Cash dividends declared per common share	0.780	0.660	0.550	0.470	0.420

Balance Sheet Highlights
Total investments, at fair value	$18,395.7	$17,433.6	$15,591.9	$14,422.3	$13,776.3
Prepaid reinsurance	489.0	315.5	303.4	297.3	325.5
Total assets	23,565.0	20,267.8	18,545.9	17,672.5	16,557.1
Unearned premiums	3,123.9	3,037.5	2,941.0	2,765.2	2,531.8
Losses and loss expense reserve	484.3	220.1	304.1	254.1	189.4
Obligations under investment agreements, investment repurchase agreements and payment agreements	8,706.4	8,356.9	7,252.8	7,080.7	7,076.4
Long-term debt	1,669.9	991.8	1,191.7	791.8	791.8
Total stockholders’ equity	2,279.9	6,189.6	5,388.2	5,035.0	4,265.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION

REFORM ACT OF 1995

In this Annual Report, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may”, or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10-K.

Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) changes in our business plan, including our decision to discontinue writing new business in the financial services area, to significantly reduce new underwritings of structured finance business and to discontinue all new underwritings of structured finance business for six months; (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of foreseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) the risk of decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on Investment Agreements; (23) prepayment speeds on insured asset-backed securities; (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) other factors described in the Risk Factors section in Part I. 1A of this Annual Report on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (30) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

OVERVIEW

Ambac is a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world. In recent months, we have undertaken a review of all our business units. In conducting this review, we considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with our efforts to raise capital and maintain our triple-A ratings, we expect to:

•

Emphasize our public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including emphasizing segments of the global infrastructure market, student loans, leasing & asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines;

•	Suspend underwriting all structured finance businesses (domestic and international), for six months in order to accumulate capital);

•

Discontinue underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market transactions;

•	Discontinue the execution of credit enhancement transactions in credit default swap format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

We also will reduce the quarterly dividend payable on our common shares to $.01 per share.

Notwithstanding these actions, management remains confident that its claim paying ability is adequate to support policyholder liabilities.

In addition, Ambac is in the process of evaluating several options related to its capitalization which are focused on maintaining Ambac Assurance’s triple-A financial strength rating from the major rating agencies. These options may include a plan to raise additional capital. In the event that we do not maintain our current ratings, we believe that we can execute a significantly reduced business plan to operate with double-A ratings that will include Structured finance, International and reinsurance across a variety of bond types. In that circumstance, we expect to accumulate capital and position ourselves to regain our triple-A ratings. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

The Company has also announced the creation of the role of Chief Risk Officer who will be ultimately responsible for three principal areas: Capital and Risk Analysis, Portfolio Risk Management and Credit Risk Management. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

Currently, Ambac Assurance has triple-A financial strength ratings from Moody’s Investors Services, Inc. and Standard and Poor’s Rating Services, and a double-A rating from Fitch Inc. (downgraded from triple-A on January 18, 2008). These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement. Refer to Part I, Item 1—“Business Segments—Rating Agencies” for further information. Considering the high levels of delinquencies and defaults within residential mortgage loans, each of these rating agencies began a review of the capital adequacy of the financial guarantee industry in the fall of 2007. In late December 2007, following the rating agency reviews, Ambac Assurance’s triple-A rating was affirmed by both S&P (with “negative outlook”) and Moody’s; however, Fitch placed Ambac’s triple-A rating on “rating watch negative” and stated that Ambac Assurance had a modeled $1 billion capital shortfall. On January 16, 2008, Moody’s put Ambac Assurance’s triple-A rating on review for possible downgrade. On January 18, 2008, Fitch downgraded Ambac Assurance’s insurance financial strength rating to double-A (“ratings watch negative”). On February 25, 2008, S&P reaffirmed Ambac Assurance’s triple A rating, but kept it on Credit Watch Negative. On February 29, 2008, Moody’s publicly announced that it was continuing a review for possible downgrade that was initiated on January 16, 2008. These ratings actions have had a materially adverse effect on Ambac Assurance’s ability to compete in the financial guarantee business and to write new business. Please refer to Part I, Item 1 “Business—Business Segments—Financial Guarantee” for further discussion as to its impact on the U.S. public finance and asset-backed and international markets.

As a financial guarantee insurance company our business is materially affected by conditions in the financial debt markets and economic conditions, primarily in the United States. Management believes that the financial guarantee business thrives within normal economic cycles. For example, a strong economic environment with good or improving credit is beneficial to our financial guarantee portfolio. However, such conditions, if in place for an extended period of time, will reduce credit spreads and result in lower pricing. Conversely, in a deteriorating credit environment, credit spreads widen and pricing for our product improves. However, if the weakening environment is sudden, pronounced or prolonged, the stresses on our portfolio could result in claims payments in excess of normal or historical expectations. The business environment during the first half of 2007 was generally favorable due to a combination of factors, including low unemployment, low corporate interest rates, liquid and efficient capital markets, low inflation, and strong consumer confidence. However, the second half of 2007 was characterized by a global credit crisis that created difficult market conditions. These conditions resulted in widening credit spreads, a lack of price transparency, less liquidity and a flight to quality. These market conditions continued in January and February 2008. As a result of these market conditions and recent rating agency actions with respect to Ambac Assurance, 2008 new business production has been significantly reduced. If these market conditions continue or worsen during the remainder of 2008, the company will continue to face a very challenging business environment, regardless of Ambac Assurance’s ratings.

Ambac’s Financial Services segment provides financial and investment products including investment agreements, interest rate swaps, currency swaps, and funding conduits, principally to clients of the financial guarantee business. Additionally, the Financial Services segment enters into total return swaps with professional counterparties.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are considered most important to the portrayal of the financial condition and results of operations, and require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain. Changes to management assumptions relating to critical accounting policies could potentially result in materially different results. Management has identified the accounting for loss and loss expenses and the valuation of financial instruments as critical accounting estimates. This discussion should be read in conjunction with the consolidated financial statements and notes thereon included elsewhere in this report. We have discussed with the Audit and Risk Assessment Committee management’s assessment of such critical accounting policies and estimates, the reasons why they are considered critical, and how current and anticipated future events impact those determinations. The Company’s critical accounting policies and estimates are as follows:

Financial Guarantee Insurance Losses and Loss Expenses. The loss reserve for financial guarantee insurance discussed herein relates only to Ambac’s non-derivative insurance business. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative Financial Guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Ambac establishes an active credit reserve to reflect probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported as of the reporting date. The active credit reserve is established through a process that estimates probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severity assumptions; and (iv) the net par outstanding on the adversely classified credit. The loss severity assumptions and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac. Our Portfolio Risk Management group is responsible for designating the credit classification of individual credits and assigning credit ratings, which in turn affect default probabilities used in estimating active credit reserves.

For certain adversely classified credit exposures, Ambac’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve. Additional remediation activities which inform our estimates of the active credit reserves can include various actions by Ambac. The most common actions include obtaining detailed appraisal information on collateral; more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve Ambac uses relevant credit-specific information and an analysis of rights and remedies obtained from its remediation efforts to supplement the statistical approach discussed above.

Case basis credit reserves are established for losses on insured obligations that have already defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights.

The primary assumptions impacting the estimate of loss reserves are the probability of default and severity of loss given a default. The probability of default assumption represents the percentage chance that a particular insured obligation will default over its remaining life. Probability of default assumptions are based upon rating agency studies of bond defaults given a particular asset class, rating and remaining tenor of an underlying obligation, modified as appropriate by Ambac’s experience and judgment. Severity of loss represents the amount of loss that would be incurred on a defaulted obligation due to the difference in the amount of net par guaranteed and the value of the related collateral and other subrogation rights. Loss severity estimates are based upon available evidence such as rating agency recovery rates with respect to debt obligations in the particular asset class, review of financial statements, collateral performance, and/or surveillance data such as collateral appraisals. When credits are in default or have specific attributes that warrant an adjustment, we typically develop a best estimate of the loss based upon transaction specific elements rather than a statistical loss as our knowledge is greater as to the ultimate outcome of these credits due to our surveillance and remediation activity.

For the active credit reserve component of our total reserves, as the probability of default for an individual credit increases and/or the severity of loss given a default increases, our loss reserve for that insured obligation will also increase. Political, economic, credit or other unforeseen events could have an adverse impact on default probabilities and loss severities. Downgrades to the underlying rating of an adversely classified credit, particularly those individual credits with a large net par balance, could have a significant impact on our reserves. Case basis credit reserves for public finance and other non-collateral dependent transactions are only sensitive to severity assumptions because the underlying financial obligation has already defaulted (that is a 100% probability of default). Case basis credit reserves for collateral dependent transactions (such as mortgage-backed security transactions) will be sensitive to both severity assumptions as well as probability of default, as the probability of default will vary based upon the performance of the underlying collateral that has not yet defaulted.

Adjustments to the probability of default or severity assumptions may create volatility in our financial results in any given quarter or year. Loss reserve volatility will be a direct result of the credit performance of our insured portfolio including the number, size, asset classes and quality of credits included on our adversely classified list. The number and severity of adversely classified credits depend to a large extent on transaction specific attributes, but will generally increase during periods of economic stress and decline during periods of economic stability. Due to the small number of credits and size of certain individual adversely classified credits, modest changes in underlying ratings or classifications can have a large impact on any quarter’s provision for losses and loss expenses. Furthermore, external influences beyond our control may result in favorable or unfavorable development on our reserves. Historically Ambac has not ceded large percentages of outstanding exposures to our reinsurers, therefore, reinsurance recoveries have not had a significant effect on loss reserve volatility. The current stressed credit environment may have an adverse impact on the financial strength of certain of the reinsurers used by Ambac. Please refer to Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk—Credit Risk” for further information.

The table below indicates the number of credits and net par outstanding for case reserves and active credit reserves on non-investment grade credits at December 31, 2007:

$ in millions	Number of credits	Net par outstanding	Net Loss Reserves(1)
Active credit reserves	45	$6,513	$363.4
Case reserves	13	1,359	109.8

Totals	58	$7,872	$473.2

(1) Net of reinsurance recoverable on unpaid losses of $11.1 million.

Ambac has exposure to various bond types issued in the debt capital markets. Our experience has shown that for the majority of bond types, we have not experienced claims and therefore the estimate of loss severity has remained constant. However, for certain bond types Ambac has loss experience that indicates that factors or events could have a material impact on the original estimate of loss severity. We have observed that, with respect to four bond types in particular, it is reasonably possible that a material change in actual loss severities and defaults could occur over time. These four bond types are healthcare institutions, aircraft lease securitizations known as Enhanced Equipment Trust Certificates (“EETC”), collateralized debt obligations (“CDOs”) and mortgage-backed and home equity securitizations. These four bond kinds represent 53% of our ever-to-date claim payments.

Healthcare:

Typically, bonds insured by Ambac in the healthcare sector are secured by revenues generated by a hospital enterprise. The value of a hospital and its ability to generate revenues are primarily impacted by the essentiality of that hospital enterprise to a particular community. For example, hospitals that do not have significant competition in a community generally have more stable collateral values than facilities in communities with significant competition.

EETC:

Intense competition in the global airline industry and high energy costs could adversely impact our EETC transactions. We currently do not have any exposure to EETC in our classified credit portfolio.

Residential mortgage-backed securities (“RMBS”):

The table below indicates the number of credits, net par outstanding and total loss reserves for RMBS exposures on the adversely classified credit listing:

$ in millions	Number of credits	Net par outstanding	Net Loss Reserves
Second lien	12	$4,164	$266
First lien - subprime	11	699	10
Other	5	22	26	(1)

Totals	28	$4,885	$302

(1) Includes allowance for reinsurance recoverables.

Continued increases in RMBS defaults as a result of fraud, foreclosures, increases in interest rates, unemployment and/or personal bankruptcies could adversely impact residential real estate values and the probability of default and severity of loss for our transactions. The loss experience in the RMBS insured portfolio in 2007 occurred predominantly in transactions composed of second lien mortgage products, Home Equity Line of Credit (“HELOCs”) and closed end second mortgage loans that were securitized in 2006 and 2007. The underlying loans in these vintages are experiencing near record volumes of delinquencies and losses, due to factors such as weak mortgage industry underwriting standards, declining home values, abrupt slowdowns in voluntary prepayments due to a decreased availability of mortgage credit, and potential misrepresentations and/or fraud, among other factors. Our loss estimates for the portfolio are primarily based upon the assumption that these factors are contributing to significant collateral delinquencies and early payment defaults that reach peak loss levels between months 21 and 29 following transaction close and then rapidly reduce to substantially lower levels through a period extending to months 50 and 60, after which relatively smaller delinquency and loss rates occur. However, it is possible that our loss estimate assumptions for these securities could be substantially higher as a result of continued illiquidity of the mortgage market, continued deterioration in housing prices, and/or the effects of a weakened economy marked by growing unemployment and wage pressures. In other words, we feel that it is possible that the loss pattern for these transactions can be more severe and prolonged than we assume. If delinquency and loss rates peak around the same time as our prior assumption, but that the reduction of these factors occurs over a more prolonged time period extending beyond month 120 and continues at relatively higher rates throughout the life of our portfolio. A reasonably possible scenario would culminate in present value claims payments of approximately $750 million for the deals that are currently contributing to our aggregate loss reserves.

CDOs:

The majority of the CDO portfolio (85%) was executed in derivative form and accordingly must be recorded on our balance sheet at fair value. Please refer to “Valuation of Financial Instruments” below for further discussion on mark-to-market sensitivities.

Currently, the credits that comprise our case basis credit reserves primarily include mortgage-backed and home equities from the four bond types discussed above as well as transportation credits. The case basis credit reserve, net of reinsurance for RMBS transactions, was approximately $63.0 million at December 31, 2007.

Generally, severity assumptions are established within our ACR for entire asset classes and therefore represent an average severity of loss given a default. However, it is our experience that ultimate severity outcomes often vary from averages. Therefore, we have not provided reasonably possible negative scenarios for the severity assumption. The table below outlines the estimated impact on the December 31, 2007 consolidated loss reserve from reasonably possible increases in the probability of default estimate arising via an assumption of one full letter downgrade for each credit (including both investment grade and non-investment grade) of the following bond type that presently reside within the adversely classified credit listing.

$ in millions Category	Net par outstanding	Loss Reserves at 12/31/07	Increase in Reserve Estimate
Transportation	$867	$77.0	$77.3
Health care	$456	$30.8	$39.6

Ambac’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Valuation of Financial Instruments. The fair market values of financial instruments held are determined by using independent market quotes when available and valuation models when market quotes are not available. Ambac’s financial instruments categorized as assets are mainly comprised of investments in fixed income securities and derivative contracts.

Investments in fixed income securities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS 115 requires that all debt instruments and certain equity instruments be classified in Ambac’s balance sheet according to their purpose and, depending on that classification, be carried at either cost or fair market value. The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. Trading volume in residential mortgage-backed and certain asset-backed securities has been extremely limited. For those fixed income investments where quotes were not available, fair values are based on internal valuation models. Key inputs to the internal valuation models include maturity date, coupon and generic yield curves for industry and credit rating characteristics that closely match those characteristics of the specific investment securities being valued. Approximately 87%, 10% and 1% of the investment portfolio was valued using a nationally recognized pricing service, dealer quotes and internal valuation models, respectively, at December 31, 2007. Approximately 2% of the investment portfolio, which represents primarily short-term money market funds, was valued based on amortized cost. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market.

Ambac’s exposure to derivative instruments is created through interest rate, currency, total return and credit default swaps. These contracts are accounted for at fair value under SFAS 133 “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended (“SFAS 133”). Fair value is determined based upon market quotes from independent sources, when available. When independent quotes are not available, fair value is determined using valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios. As described further below, certain valuation models also require inputs that are not readily observable in the market.

The net fair value of all derivative contracts at December 31, 2007 and 2006 was ($5,694) million and $352 million, respectively. This decrease in net asset value relates primarily to the mark-to-market loss on credit derivatives during 2007.

Ambac uses both vendor-developed and proprietary models, based on the complexity of transactions. The selection of a model to value a derivative depends on the contractual terms of, and specific risks inherent in the instrument as well as the availability of pricing information in the market. For derivatives that are less complex and trade in liquid markets, such as interest rate and currency swaps, we utilize vendor-developed models. For derivatives that trade in less liquid markets, such as credit derivatives on collateralized debt obligations and total return swaps, a proprietary model is used because such instruments tend to be unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. These models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques.

Fair value of Ambac’s credit default swaps (CDS) is determined using internal valuation models and represents the net present value of the difference between the fees Ambac originally charged for the credit protection and our estimate of what a comparable financial guarantee credit protection provider may charge for the same protection at the balance sheet date. Ambac competes in the financial guarantee market, which differs from the credit markets where Ambac insured obligations may trade. As financial guarantor, Ambac assumes only credit risk; we do not assume liquidity risk or other risks and costs inherent in direct ownership of the underlying reference securities. Additionally, as a result of obtaining the investor’s control rights, financial guarantors generally have the ability to actively remediate the credit, potentially reducing the loss given a default. Financial guarantee contracts, including CDS, issued by Ambac and its competitors are typically priced to capture some portion of the spread that would be observed in the capital markets for the underlying (insured) obligation, with minimum pricing constrained by objective estimates of expected loss and financial guarantor required rates of return. Such pricing is well established by historical financial guarantee fees relative to capital market spreads as observed and executed in competitive markets, including in financial guarantee reinsurance and secondary market transactions. Because of this relationship and in the absence of severe credit deterioration, changes in the fair value of our credit default swaps (both unrealized gains and losses) will generally be less than changes in the fair value of the underlying reference obligations.

Key variables used in our valuation of credit derivatives on collateralized debt obligations include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads and other factors. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Ambac’s CDS fair value calculations are adjusted for increases in expected loss on the reference obligations and observable changes in financial guarantee market pricing. If no adjustment is considered necessary Ambac maintains the same percentage of the spread demanded in the market for the reference obligation as existed at the inception of the CDS. Therefore, absent changes in expected loss on the reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fee used for a particular contract in Ambac’s fair value calculations represent a consistent percentage, period to period, of the spread (over Libor) determinable from the reference obligation value at the balance sheet date. This results in a CDS fair value balance that fluctuates in proportion with the reference obligation value. Please refer to Item 7a. “Risk Management—Market Risk” for fair value sensitivities for our credit derivative portfolio as a result of changes in credit spreads on the underlying reference obligations.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and therefore an increase in expected loss. The effects of credit deterioration on financial guarantee CDS fees are not readily observable in the market. Ambac reflects the effects of changes in expected loss on the fair value of its CDS contracts by increasing the percentage of the reference obligation spread which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The fundamental assumption is that financial guarantee CDS fees will increase relative to reference obligation spreads as the underlying credit quality of the reference obligation deteriorates and approaches payment default. In 2007, such adjustments were made on CDO of ABS transactions containing over 25% MBS exposure which have suffered credit downgrades. For Ambac’s 4 CDO of ABS transactions that are rated below investment grade (3 CDO squareds and one CDO of Mezzanine ABS), the average spread capture percentage is approximately 89%. The factors used to increase the percentage of reference obligation spread captured in the CDS fee were based on recent rating agency probability of default percentages determined by management to be appropriate for structured finance CDO of ABS. Other asset types within the CDS portfolio have not experienced significant downgrades as of December 31, 2007. It is reasonably possible that additional downgrades could occur in the future on the CDO of ABS transactions in our CDS portfolio which contain over 25% MBS exposure. Assuming a one full letter downgrade on all of these transactions as of December 31, 2007, Ambac’s derivative liability balance would increase $335 million.

In addition, when there are sufficient numbers of new transactions to indicate a general change in market pricing trends for CDS on a given asset class, management will adjust its assumptions about the percentage of reference obligation spreads captured as CDS fees to match the current market. No such adjustments were made in 2007.

In accordance with the Emerging Issues Task Force (“EITF”) Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF 02-3”), recognition of a trading profit or loss at inception of a derivative transaction is prohibited unless fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. Ambac defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. Management’s judgment is applied in recording adjustments to fair value that take into account various factors, including but not limited to, credit risk, future administration costs, the bid offer spread and illiquidity due to lack of market depth. The FASB issued SFAS 157, “Fair Value Measurements” in September 2006 which is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will supersede the guidance in EITF 02-3. Please refer to Note 2 of the Consolidated Financial Statements located in Part II, Item 8 for further discussion on how SFAS 157 will impact derivative transaction gains and losses.

RESIDENTIAL MORTGAGE-BACKED SECURITIES EXPOSURE

Structured Finance includes exposure to sub-prime and mid-prime first and second lien residential mortgage-backed securities. Ambac has exposure to the U.S. sub-prime mortgage market through direct guarantees in the MBS portfolio, credit enhancements of CDOs and, to a lesser extent, guarantees of bank sponsored multi-seller conduits that contain residential mortgage-backed securities (“RMBS”) in their collateral pool.

Market environment:

The residential mortgage markets in the United States are experiencing significant financial stress. The decline in home sales that began in the second half of 2006 and continued into 2007 represented the first year-over-year decline in nationwide house prices since 1991. The subprime mortgage industry began to collapse in early 2007 as borrowers became unable or unwilling to make mortgage payments. The significant increase in foreclosure activity and rising interest rates in mid-2007 depressed housing prices further as problems in the subprime markets spread to the mid-prime and prime mortgage markets. The widespread dispersion of credit risk related to mortgage delinquencies through the securitization of mortgage-backed securities, sales of CDOs and other structured products and the unclear impact on the banking industry caused banks to reduce lending activity. In addition, many lenders stopped offering home equity loans and “stated income” loans. As prices declined and delinquencies increased, rating agencies moved to downgrade CDOs and other mortgage-related investment products. The lack of liquidity and transparency regarding the underlying assets in securitizations resulted in significant price declines across all mortgage-related products in fiscal 2007. These price declines were further driven by forced sales of assets in order to meet demands by investors for the return of their collateral and collateral calls by lenders. During the second half of 2007, the economic impact of these problems spread on a global basis and disrupted the broader financial markets. The combination of these events caused a large number of major financial institutions and investors, including Ambac, to recognize substantial losses as they revalued their mortgage-related exposure downward.

Direct RMBS portfolio exposure:

Ambac insures RMBS transactions that contain first-lien mortgages. Ambac classifies first-lien mortgage borrowers into three broad credit risk classes: prime, mid-prime and sub-prime. The most common statistical metric that is used to determine the credit risk of a mortgage borrower is the FICO score (Fair Isaac Credit Organization). FICO credit scores are calculated by using information, which in Fair Isaacs’ view, best predicts future credit performance. Predictive factors in the data have been considered by most market participants to be a reasonable indication of future credit performance. Credit scores analyze a borrower’s credit history considering numerous factors such as late payments, the amount of time credit has been established, the amount of credit used versus the amount of credit available, length of time at present residence and negative credit information such as bankruptcies, charge-offs, collections, etc. FICO scores range from 300 to 850. Though there are no industry standard definitions, generally FICO scores are as follows: prime (FICO score over 710), mid-prime (FICO score between 640 and 710) and sub-prime (FICO score below 640).

Sub-prime mortgage loans can be defined as loans that involve elevated credit risk. Whereas prime loans are typically made to borrowers who have a strong credit history and can demonstrate a capacity to repay their loans, sub-prime loans are typically made to borrowers who are perceived as deficient on either or both of these grounds. Compared with prime loans, sub-prime loans typically have higher loan-to-value ratios, reflecting the greater difficulty that sub-prime borrowers have in making down payments and the propensity of these borrowers to extract equity during refinancing.

Ambac also insures RMBS transactions that contain predominantly second-lien mortgage loans, such as closed end seconds and home equity lines of credit. A second lien mortgage loan is a type of loan in which the borrower uses the equity in their home as collateral and the second lien loan is subordinate to the first lien on the home. The borrower is obligated to make monthly payments on both their first and second lien loans. If the borrower defaults on their payments due on these loans and the property is subsequently liquidated, the liquidation proceeds are first allocated to pay off the first lien loan and any remaining funds are applied to pay off the second lien. As a result of this subordinate position to the first lien, second lien loans carry a significantly higher risk of loss.

The risk of loss inherent in the 2005, 2006 and 2007 vintage sub-prime, mid-prime and second lien mortgage loans has been elevated due to a number of factors. These factors increase current and potential future losses and include but are not limited to the following:

•	There has been a notable increase in mortgage loan delinquencies and foreclosures and this situation resulted in significant losses for mortgage lenders and investors in mortgage related products.

•

As a result of higher losses, traditional mortgage lenders have significantly curtailed lending to sub-prime and mid-prime borrowers for both new mortgages and refinancing existing mortgages. Additionally, investors in traditional mortgage products have curtailed their purchases of such investments. This environment significantly reduces the borrowers’ ability to refinance their mortgages and will increase their financial stress in the event they have an adjustable rate mortgage which resets to a higher interest rate. The reduced liquidity also contributes to the lack of availability of credit to purchase new homes, thus contributing to home price depreciation.

•

The very unfavorable residential mortgage market in the United States has been marked by nationally declining home prices. As home prices fall, the value of collateral available to pay loan balances is diminished, which will cause significantly higher loss severities in the event a borrower defaults.

Ambac insures tranches issued in RMBS, including transactions that contain risks to the above types of mortgages and risk classifications. In the direct RMBS business Ambac generally insures the most senior tranche of the RMBS, from a given loss attachment point to the top of the capital structure. The insured RMBS in the BBB portion of the table below are all relatively large senior tranches that reside at the top of the capital structure. Because of their size and position in the capital structure, these tranches generally produce lower levels of loss severity, upon collateral default, than BBB-rated mezzanine tranches with similar collateral.

Recent credit downgrades of the RMBS by the major independent rating agencies have been concentrated in transactions which are comprised principally of first and second lien mortgage loans originated during the 2005 through 2007 period. The primary factors driving these rating downgrades are increasing foreclosure and delinquency rates for loans originated during this time period. Market participants believe a primary factor contributing to this poor credit performance was a pronounced deterioration in credit underwriting standards by mortgage originators. The following tables provide current net par outstanding by vintage and type, and underlying credit rating of Ambac’s affected U.S. RMBS book of business:

	Total Net Par Outstanding At December 31, 2007
Year of Issue ($ in millions)	Second Lien	Sub-prime	Mid-prime
1998-2001	$269.1	$1,188.8	$32.8
2002	374.2	1,106.0	63.4
2003	80.9	2,248.3	299.6
2004	2,487.3	771.2	648.4
2005	2,195.2	1,515.9	2,212.8
2006	6,566.1	1,025.7	609.7
2007	5,315.2	576.3	2,839.0

Total	$17,288.0	$8,432.2	$6,705.7

% of Total MBS Portfolio	32.5%	15.9%	12.6%

	Percent of Related RMBS Transactions’ Net Par
Internal Ambac Credit Rating(1)	Second Lien	Sub-prime	Mid-prime
AAA	0.1%	6.0%	78.2%
AA	<0%	4.0%	18.4%
A	19.8%	36.9%	1.1%
BBB	59.0%	48.2%	2.3%
Below investment grade	21.0%	4.9%	0.0%

(1)	Ambac ratings set forth above reflect the internal Ambac ratings as of December 31, 2007, and may be changed at any time based on our internal credit review. Ambac undertakes no obligation to update such ratings. This does not constitute investment advice. Ambac or one of its affiliates has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.

RMBS exposure in collateralized debt obligations:

Ambac typically provides credit protection in connection with CDOs through credit default swaps that are similar to the protection provided by other financial guarantees. Credit default swaps are derivative contracts that are subject to mark to market accounting under generally accepted accounting principles. Ambac has typically tailored its contracts to contain certain provisions in order to mitigate certain liquidity risk that is inherent in standard credit derivative contracts. Ambac has typically limited termination events to its own payment default or bankruptcy events, including insolvency and the appointment of a liquidator, receiver or custodian with respect to Ambac Assurance.

The two key liquidity risk mitigation terms are as follows:

•

The majority of our credit derivatives are written as “pay-as-you-go”. Similar to an insurance policy execution, pay-as-you-go provides that Ambac pay interest shortfalls on the referenced transaction as they are incurred on each scheduled payment date, but only pays principal shortfalls upon the earlier of (i) the date on which the assets designated to fund the referenced obligation have been disposed of and (ii) the legal final maturity date of the referenced obligation.

•

None of our outstanding credit derivative transactions includes ratings based collateral triggers or otherwise require Ambac to post collateral regardless of Ambac’s ratings or the size of the mark to market exposure to Ambac.

Ambac’s RMBS exposure embedded in CDOs relates primarily to the asset class commonly referred to as CDO of asset backed securities or CDO of ABS.

As detailed in the schedule below, Ambac participated in both the “High-grade CDO of ABS” and the “Mezzanine CDO of ABS” asset classes.

High-grade CDO of ABS are transactions that are typically comprised of underlying RMBS collateral generally rated single-A through triple-A by one or more of the major rating agencies at the inception of the CDO. High-grade transactions contain a mix of sub-prime, mid-prime and prime mortgages. High-grade deals may also contain components of other high-grade and mezzanine CDO exposure. These CDO components would also generally have single A through triple-A ratings at inception of the transaction.

Mezzanine CDO of ABS are transactions are structured similarly to high-grade transactions except the underlying collateral exposure in a mezzanine transaction is comprised primarily of triple-B rated tranches of sub-prime and mid-prime mortgages at deal inception. CDO of CDO (or “CDO squared”) transactions are collateralized primarily with other CDO of ABS securities. Collateral of these inner CDOs consists primarily of triple-B rated tranches of sub-prime mortgages at inception. Mezzanine and CDO squared transactions are considered higher risk and require a more significant level of subordination to achieve triple-A credit ratings because of the lower credit quality of the underlying collateral pool.

Ambac established a minimum rating requirement for participation in these transactions to be a triple A rating from one or more of the major rating agencies. The existing transactions were executed at subordination levels that were in excess of an initial rating agency triple-A attachment point (i.e. the level of subordination that was initially required to achieve such rating).

Ambac has participated in the Collateralized Debt Obligation (“CDO”) market since 1998. Ambac’s outstanding CDO exposures are comprised of the following asset type and credit ratings as of December 31, 2007: (1)

Business Mix by Net Par ($ in billions)(1)	Net Par	Percentage
CDO of ABS > 25% MBS	$29.1	43%
High yield Corporate	23.8	36%
Market value CDOs	4.1	6%
Investment grade	3.9	6%
CDO of ABS <25% MBS	3.1	5%
Other	2.9	4%

Total	$66.9	100%

Ambac Ratings by Net Par(1)(2) ($ in billions)	Net Par	Percentage
AAA	$28.7	43%
AA	22.6	34%
A	11.3	17%
BBB	1.3	2%
Below investment grade	3.0	4%

Total	$66.9	100%

(1)	Amounts exclude an outstanding commitment with respect to approximately $2.9 billion of ABS CDOs which carries an Ambac rating of BBB+. For additional information, please see discussion below.
(2)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac. Ambac ratings set forth above reflect the internal Ambac ratings as of December 31, 2007, and may be changed at any time based on our internal credit review. Ambac undertakes no obligation to update such ratings. This does not constitute investment advice. Ambac or one of its affiliates has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.

The residential mortgage market in the United States is experiencing significant financial stress. The speed and extent of the housing downturn has been significant and has resulted in significant losses for several major financial institutions and investors, including Ambac. During the third and fourth quarters of 2007, the major rating agencies downgraded and put on watch for downgrade a significant number of RMBS and CDO of ABS, including securities guaranteed by Ambac. Subprime mortgage loans represent a significant portion of the underlying exposure for many of these downgraded securities. The primary factors driving these rating downgrades are increasing foreclosure and delinquency rates for loans originated during this time period. Subprime mortgage loans in more recent vintages have displayed significantly worse credit performance compared to earlier vintages. According to recent statistics from Standard and Poor’s, since July 2007, cumulative losses are still relatively low but have increased significantly for U.S. subprime RMBS transactions issued during 2006 and 2007. Delinquencies for these vintages have also increased significantly. These negative trends recently caused Standard & Poor’s to increase their lifetime projected loss range for the 2006 subprime vintages to 18%-20% from the 12%-16% they projected at mid-year 2007. Standard & Poor’s projected loss range for the 2007 subprime vintage is currently 16%-18%. These loss projections represent the universe of subprime RMBS rated by Standard & Poor’s and may or may not be reflective of the projected or actual performance of Ambac’s exposure to this asset class. Nonetheless, the credit deterioration in the housing market has had a significant adverse impact on the credit quality of Ambac’s CDO of ABS exposures. The table below breakout Ambac’s exposures to CDOs of ABS > 25% and provide the estimated internal credit ratings of Ambac’s CDO of ABS exposures. All 228 CDO of ABS exposures were executed at an initial credit rating (both Ambac and at least one major rating agency) of triple A. As of December 31, 2007, 26 CDO of ABS exposures have experienced credit downgrades, including four exposures to below investment grade.

Breakout of CDO of ABS >25% RMBS Exposure(1)

			Collateral as % of Deal(2)
Year Issued	CDO of ABS	Amount(1) (as of 12/31/07) ($ millions)	Sub-prime RMBS(3)	Other RMBS(4)	ABS CDO High-grade	ABS CDO Mezzanine	CDO Other(5)	Other ABS(5)	Ambac Rating(6)
2004	Cheyne High Grade ABS CDO, Ltd.	780	37%	16%	10%	11%	24%	2%	AA+
2005	Duke Funding High Grade III Ltd.	1,524	37%	62%	—	—	—	—	A-
2005	Palmer Square PLC	988	36%	33%	7%	7%	15%	1%	AAA
2005	Hereford Street ABS CDO I, Ltd.	986	56%	17%	—	—	23%	4%	AA+
2005	Pascal CDO, Ltd.	859	58%	17%	3%	5%	6%	10%	AAA
2005	Tremonia CDO 2005-1 PLC	815	43%	27%	2%	10%	13%	5%	AAA
2005	High Grade Structured Credit CDO 2005-1	624	59%	31%	3%	5%	2%	—	AA+
2005	Belle Haven ABS CDO 2005-1, Ltd.	588	56%	30%	4%	4%	2%	3%	AA+
2006	Diversey Harbor ABS CDO, Ltd.	1,868	35%	40%	7%	17%	1%	—	AA-
2006	Belle Haven ABS CDO 2006-1, Ltd.	1,667	45%	29%	5%	9%	5%	7%	A
2006	Ridgeway Court Funding I, Ltd.	1,567	36%	26%	8%	23%	4%	2%	A
2006	Duke Funding High Grade IV, Ltd.	1,303	31%	68%	—	—	—	—	AA-
2006	Duke Funding High Grade V, Ltd.	1,250	39%	61%	—	—	—	—	A+
2006	McKinley Funding III, Ltd.	1,179	18%	40%	6%	32%	3%	—	BBB-
2006	Millerton II High Grade ABS CDO, Ltd.	1,116	41%	51%	3%	1%	3%	—	AA-
2006	Lancer Funding, Ltd.	940	47%	41%	3%	6%	3%	1%	AA-
2006	Cairn High Grade ABS CDO II Limited	819	34%	41%	1%	21%	1%	2%	A+
2006	ESP Funding I, Ltd.	670	44%	15%	—	17%	22%	—	A+
2006	Longshore CDO Funding 2006-1, Ltd.	614	30%	32%	7%	12%	16%	2%	AA+
2007	Kleros Preferred Funding VI, Ltd.	2,397	34%	35%	6%	20%	3%	1%	A
2007	Ridgeway Court Funding II, Ltd.	1,942	48%	10%	3%	31%	7%	1%	AA-
2007	Citation High Grade ABS CDO I, Ltd.	937	39%	53%	—	5%	—	2%	A+
2007	Fiorente Funding Limited	721	35%	42%	2%	12%	1%	7%	AA-
2007	CDO of Mezzanine ABS	503	83%	6%	—	7%	—	4%	BIG

	Subtotal	26,655

	CDO of CDO
2005	CDO of Mezzanine ABS	79	9%	1%	20%	33%	36%	1%	BBB-
2007	CDO of Mezzanine ABS	1,399	—	—	—	100%	—	—	BIG
2007	CDO of Mezzanine ABS	497	—	—	7%	93%	—	—	BIG
2007	CDO of Mezzanine ABS	498	—	—	—	100%	—	—	BIG

	Subtotal	2,472

	Total	29,127

(1)	Amounts exclude an outstanding commitment with respect to approximately $2.9 billion of ABS CDOs which carries an Ambac rating of BBB+. This commitment is disclosed in further detail below in “Other CDO Commitments”.
(2)	May not total 100% due to rounding.
(3)	“Subprime”—Generally, transactions were categorized as sub-prime if they had a weighted-average credit score of 640 or lower as set forth in a third party data source Ambac deemed reliable. If no credit score was available, transactions were categorized as sub-prime unless a reliable third party source, such as a rating agency, categorized the transaction as prime or mid-prime.
(4)	“Other RMBS”—Generally, transactions were categorized as Other RMBS if they were RMBS transactions with a weighted-average credit score greater than 640 (at origination of mortgages) as set forth in a third party data source we deemed reliable. If no credit score was available, transactions were categorized as Other RMBS if a reliable third party source, such as a rating agency, categorized the transaction as prime or mid-prime.
(5)	“CDO Other” and “Other ABS”—Generally, transactions were categorized as either “CDO Other” or “Other ABS” if they are not High-grade CDO of ABS or Mezzanine CDO of ABS, Subprime or Other RMBS as described above. Examples of types of transactions included in the CDO Other category include, but are not limited to; CDOs primarily backed by commercial MBS or corporate securities, and collateralized loan obligations. Examples of transactions included in the Other ABS category, include, but are not limited to, transactions backed by commercial MBS, student loans, automobile loans, credit card receivables and student loans.
(6)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac. Ambac ratings set forth above reflect the internal Ambac ratings as of December 31, 2007, and may be changed at any time based on our internal credit review. Ambac undertakes no obligation to update such ratings. This does not constitute investment advice. Ambac or one of its affiliates has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees. Ambac undertakes no obligation to update ratings. “BIG” denotes credits deemed below investment grade (e.g, below BBB-).

Other CDO Commitments

Ambac has an outstanding commitment to provide a financial guarantee on a static pool consisting primarily of High-Grade and Mezzanine CDO of ABS securities, comprising primarily underlying sub prime and mid prime residential mortgage backed securitizations. The commitment was structured such that Ambac would issue an insurance policy on securities remaining in the pool after a first loss coverage amount was depleted. The initial pool size was approximately $4 billion with 25% of first loss coverage. The first loss coverage amortizes on a pro rata basis as the underlying investment securities amortize. The pro rata amortization of the first loss coverage stops when it reaches $750 million; this amount remains available to absorb future losses. As of December 31, 2007, the gross investment pool balance is $3.91 billion and $978 million of first loss remains available. However, we expect the gross investment pool balance and the first loss amount to be reduced by losses associated with credit events that have occurred, but have not yet been presented, in the amount of $153.7 million. Ambac’s approximate net exposure under this commitment as of December 31, 2007 is $2.93 billion. Ambac has assigned an internal credit rating of BBB+ to this commitment.(1)

The following summarizes certain key characteristics of the gross investment pool of CDO securities as of December 31, 2007:

Vintage by closing date of underlying CDO:(2)
2007	2.3%
2006	14.7%
2005	36.0%
2004 and prior	47.0%

Total	100%

Ratings Distribution of the underlying CDOs(3)	Moody’s	S&P
Aaa/AAA	45.0%	40.9%
Aa/AA	32.3%	30.3%
A/A	17.5%	13.3%
Baa/BBB	3.0%	0.7%
Below investment grade	2.2%	2.8%
Not rated	—	12.0%

Total	100%	100%

(1)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac. Ambac ratings set forth above reflect the internal Ambac ratings as of December 31, 2007, and may be changed at any time based on our internal credit review. Ambac undertakes no obligation to update such ratings. This does not constitute investment advice. Ambac or one of its affiliates has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.
(2)	The closing dates set forth above were determined based on third party sources Ambac deemed reliable.
(3)	The third party ratings set forth above are as of the December 31, 2007, and may be changed at any time by the rating agencies.

RMBS investment portfolio exposure:

Ambac also has RMBS exposure in its Financial Services investment portfolio. Please refer to the tables in the Liquidity and Capital Resources—Balance Sheet section below which display: i) the fair value of mortgage and asset-backed securities by classification and ii) the ratings distribution of the fixed income investment portfolio by segment.

RESULTS OF OPERATIONS

The following paragraphs describe the consolidated results of operations of Ambac and its subsidiaries for 2007, 2006 and 2005 and its financial condition as of December 31, 2007 and 2006. These results are presented for Ambac’s two reportable segments: Financial Guarantee and Financial Services.

Our diluted (loss) earnings per share were ($31.56), $8.15 and $6.87 for 2007, 2006 and 2005, respectively. The 2007 financial results were negatively impacted by (i) significant mark-to-market losses on credit derivative exposures; (ii) lower other income compared to the comparable prior period in 2006 (which included recoveries from the sale of three aircraft from a defaulted enhanced equipment trust certificate transaction); and (iii) a higher provision for loss and loss expenses, partially offset by (i) higher net premiums earned and (ii) higher net investment income. 2007 was significantly impacted by a $6,004.4 million mark-to-market loss, primarily driven by certain collateralized debt obligations of asset-backed securities backed by subprime residential mortgage-backed securities. Also impacting 2007 was the establishment of loss reserves primarily driven by unfavorable credit activity within the home equity line of credit and closed-end second lien residential mortgage-backed securities portfolio. This was partially offset by the release of approximately $41 million of reserves related to Hurricane Katrina. Both the 2005 and 2006 financial results were impacted by Hurricane Katrina loss reserve activity. The 2005 results were negatively impacted by the establishment of $92 million of reserves and the 2006 results were positively impacted by the release of approximately $41 million of Katrina related reserves. Return on average shareholders’ equity was (76.7%) and 15.1% for 2007 and 2006, respectively.

Ambac’s net income in 2006 increased $124.9 million compared to $751.0 million or $6.87 per diluted share, in 2005. Ambac’s income before income taxes in 2006 was up 18% from income before income taxes of $1,022.8 million in 2005. This increase was attributable to growth in both the Financial Guarantee and Financial Services segments. Income (loss) before income taxes in 2005 consisted of $1,009.3 million from Financial Guarantee, $81.0 million from Financial Services and $(67.5) million from Corporate.

Financial Guarantee

Ambac provides financial guarantees in respect of debt obligations through its principal operating subsidiary, Ambac Assurance Corporation, as well as credit protection in the form of credit derivatives through Ambac Credit Products LLC, a wholly owned subsidiary of Ambac Assurance. Ambac provides these services in three principal markets: public finance, structured finance and international finance.

Ambac guaranteed $126.0 billion of gross par value bonds during 2007, an increase of 1% from $124.5 billion in 2006. Par value written during 2006 decreased 1% compared to $125.3 billion written during 2005.

The following table provides a breakdown of guaranteed net par outstanding by market sector at December 31, 2007 and 2006:

(Dollars in billions)	December 31, 2007	December 31, 2006
Public Finance	$280.9	$282.2
Structured Finance	170.7	162.6
International Finance	72.4	74.2

Total net par outstanding	$524.0	$519.0

In connection with its financial guarantee business, Ambac has outstanding commitments to provide guarantees of $22.8 billion at December 31, 2007. These commitments relate to potential future debt issuances or increases in funding levels for existing insurance or credit derivative transactions. Commitments generally have fixed termination dates and are contingent on the satisfaction of all conditions set forth in the contract. These commitments may expire unused or be reduced or cancelled at the counterparty’s request. Additionally, approximately 28% of the total commitment amount represents commitments that contain one or more of the following provisions: (i) the commitment may be terminated at Ambac’s election upon a material adverse change, (ii) in order for the funding levels to be increased, certain asset eligibility requirements must be met, or (iii) for commitments to provide protection in credit derivative form, the commitment may not be exercised upon an event of default or after the reinvestment period. Accordingly, the $22.8 billion of commitments outstanding at December 31, 2007 does not necessarily reflect actual future amounts.

The following tables provide a rating distribution of guaranteed net par outstanding based upon internal Ambac Assurance credit ratings at December 31, 2007 and 2006 and a distribution by bond type of Ambac Assurance’s below investment grade exposures at December 31, 2007 and 2006. Below investment grade is defined as those exposures with a credit rating below BBB-:

	Percentage of Guaranteed Portfolio(1)
	December 31, 2007	December 31, 2006
AAA	13%	16%
AA	22%	20%
A	43%	43%
BBB	20%	20%
Below investment grade	2%	1%

Total	100%	100%

Summary of Below Investment Grade Exposure(1)

Bond Type
(Dollars in millions)	2007	2006
Public Finance:
Transportation	$1,024	$1,264
Health care	397	404
General obligation	173	292
Tax-backed	132	134
University	29	69
Other	117	120

Total Public Finance	1,872	2,283

Structured Finance:
Mortgage-backed and home equity	4,189	848
CDO of ABS > 25% MBS	2,896	—
Enhanced equipment trust certificates	617	950
Investor-owned utilities	583	509
Other CDOs	61	90

Total Structured Finance	8,346	2,397

International Finance:
Transportation revenue	1,052	397
Public finance infrastructure	—	149
Other	37	40

Total International Finance	1,089	586

Grand Total	$11,307	$5,266

(1)	Internal Ambac credit ratings are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac Assurance. In cases where Ambac has insured multiple tranches of an issue with varying internal ratings, or more than one obligation of an issuer with varying internal ratings, a weighted average rating is used. Ambac credit ratings are subject to revision at any time and do not constitute investment advice. Ambac Assurance, or one of its affiliates, has guaranteed the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.

The total number of credits with Ambac Assurance ratings below investment grade was 69 and 64 at December 31, 2007 and 2006, respectively. The increase to mortgage-backed and home equity is the result of significant credit impairment during 2007. The increase consisted of $3,625 million of second lien credits. Refer to the Residential Mortgage Backed Securities exposure included in this Management’s Discussion and Analysis. The decrease in International Finance’s transportation revenue is due to the refinancing of the Eurotunnel credit. The increase in CDO of ABS > 25% MBS resulted from the downgrade of three CDO squared and one mezzanine CDO of ABS containing significant sub-prime mortgage exposure.

Public Finance:

Public finance obligations are bonds issued by states, municipalities and other governmental or not-for-profit entities located in the United States (“Public Finance”). Bond proceeds are used to finance or refinance a broad spectrum of public purpose initiatives, including education, utility, transportation, health care and other general purpose projects. Public Finance bond obligations par value written was $52.3 billion, $43.1 billion and $53.8 billion for 2007, 2006 and 2005, respectively. Ambac’s market share for 2007, based upon par insured, was flat in 2007 compared to 2006 at approximately 23%. Ambac’s market share for 2005 was approximately 25%. Insured market penetration dipped to below 50% in 2006 for the first time since 2001, while market penetration was the highest in 10 years in 2005 at 57%. As a result of the uncertainty regarding the financial stability of the financial guarantors, insured penetration dropped to approximately 30% in December 2007. If penetration levels remain at that level, new business production for Ambac will be reduced significantly. Please refer to the “U.S. Public Finance Market” section, located in Item 1., Business, for historical U.S. public finance market data.

The table below shows the percentage, by bond type, of new Public Finance business gross par guaranteed by Ambac Assurance during each of the last three years.

New Business Guaranteed by Bond Type

Bond Type	2007	2006	2005
U.S. Public Finance:
Lease and tax-backed revenue	28%	34%	34%
General obligation	24%	24%	28%
Utility revenue	13%	11%	8%
Health care revenue	11%	10%	11%
Transportation revenue	10%	6%	8%
Higher education	7%	9%	7%
Housing revenue	6%	4%	3%
Other	1%	2%	1%

Total U.S. Public Finance	100%	100%	100%

Structured Finance:

Structured finance obligations include securitizations of a variety of asset types such as mortgages, home equity loans, student loans and credit card receivables; operating assets; leases; CDOs; investor-owned utilities and asset-backed commercial paper conduits originated in the United States (“Structured Finance”). Structured Finance obligations par value written was $53.6 billion, $62.4 billion and $58.8 billion in 2007, 2006 and 2005, respectively. The decrease in Structured Finance obligations guaranteed for 2007 as compared to 2006 resulted primarily from lower mortgage-backed and home equity securitizations, partially offset by higher student loan par guaranteed. The increase in par guaranteed in 2006 compared to 2005 resulted primarily from higher par written in CDOs, partially offset by a decline in the consumer asset-backed sector of the market (including mortgage-backed securities).

The table below shows the percentage, by bond type, of new Structured Finance business gross par guaranteed by Ambac Assurance during each of the last three years.

New Business Guaranteed by Bond Type

Bond Type	2007	2006	2005
U.S. Structured Finance:
CDOs	30%	33%	23%
Asset-backed and conduits	28%	25%	29%
Mortgage-backed and home equity	26%	30%	36%
Student loan	10%	5%	7%
Investor-owned utilities	6%	4%	4%
Other	—%	3%	1%

Total U.S. Structured Finance	100%	100%	100%

International Finance:

International finance obligations include public purpose infrastructure projects, utilities and various types of structured financings originated outside the United States (“International Finance”), including asset-backed securities, whole business and future flow securitizations. International structured financings also encompass CDOs that may include significant components of U.S. exposures.

International Finance bond obligations par value written was $20.1 billion, $19.0 billion and $12.7 billion for 2007, 2006 and 2005, respectively. International Finance obligations guaranteed during 2007 are higher than 2006 primarily due to increases in asset-backed and conduit obligations and transportation obligations, partially offset by lower CDO par written. International Finance obligations guaranteed during 2006 are higher than 2005 primarily due to increases in CDOs, asset-backed and conduits, sovereign/sub-sovereign (primarily PFI), and transportation revenue obligations, partially offset by lower investor-owned and public utility obligations par written.

The table below shows the percentage, by bond type, of new International Finance business gross par guaranteed by Ambac Assurance during each of the last three years.

New Business Guaranteed by Bond Type

Bond Type	2007	2006	2005
International Finance:
Asset-backed and conduits	40%	25%	36%
CDOs	17%	36%	24%
Sovereign/sub-sovereign (PFI)	12%	15%	1%
Transportation	11%	6%	3%
Investor-owned and public utilities	10%	12%	30%
Mortgage-backed and home equity	5%	3%	6%
Other	5%	3%	—%

Total International Finance	100%	100%	100%

Gross Premiums Written. Gross premiums written in 2007 were $1,031.4 million, an increase of 3% from $996.7 million in 2006. Up-front premiums written increased to $480.7 million in 2007 from $459.2 million in 2006, an increase of 5%. Up-front premiums written by market sector saw increases in Public Finance and Structured Finance, which were partially offset by a decrease in International Finance. Installment premiums written in 2007 were $550.7 million, an increase of 2% from $537.5 million in 2006. Installment premiums increased in Structured and International Finance, which was partially offset by a decrease in Public Finance. Gross premiums written in 2006 decreased 9% from $1,096.0 million in 2005. This is a result of lower premiums written in Public Finance, partially offset by higher premiums written in Structured and International Finance. The following table sets forth the amounts of gross premiums written by type:

(Dollars in millions)	2007	2006	2005
Public Finance:
Up-front	$416.4	$346.0	$528.1
Installment	28.0	29.7	24.1

Total Public Finance	444.4	375.7	552.2

Structured Finance:
Up-front	30.3	30.0	15.0
Installment	310.8	303.6	299.5

Total Structured Finance	341.1	333.6	314.5

International Finance:
Up-front	34.0	83.2	32.3
Installment	211.9	204.2	197.0

Total International Finance	245.9	287.4	229.3

Total	$1,031.4	$996.7	$1,096.0

Total up-front	$480.7	$459.2	$575.4
Total installment	550.7	537.5	520.6

Total	$1,031.4	$996.7	$1,096.0

Ceded Reinsurance. Ambac Assurance’s reinsurance program is principally comprised of a surplus share treaty and facultative reinsurance. The surplus share treaty requires Ambac Assurance to cede covered transactions while affording Ambac Assurance the flexibility to cede par amounts of such transactions within a predefined range. Management uses facultative reinsurance to cede risks in amounts greater than the maximums that can be ceded under the surplus share treaty and risks which are excluded from the surplus share treaty. Ceded premiums written in 2007 were $277.5 million, up 168% from $103.5 million in 2006. Ceded premiums written in 2006 were up 4% from $99.7 million in 2005. Ceded premiums written as a percentage of gross premiums written were 26.9%, 10.4% and 9.1% for 2007, 2006 and 2005, respectively.

During the fourth quarter of 2007, Ambac Assurance ceded approximately $29 billion of exposures under an existing facultative reinsurance agreement with Assured Guaranty Re Ltd. As part of this cession, Ambac ceded $143.2 million of written premium to Assured Guaranty. Excluding this arrangement, ceded premiums written were $134.3 million. Included in ceded premiums written in 2006 and 2005 were $37.0 million and $55.8 million, respectively, in return premiums from reinsurance contracts that were cancelled. Excluding the return premiums, ceded premiums written were $140.5 million and $155.5 million for 2006 and 2005, respectively, a decrease of 10%. Ceded premiums written (exclusive of the Assured Guaranty cession in 2007 and the return premiums in 2006 and 2005) as a percentage of gross premiums written were 13.0%, 14.1% and 14.2% for 2007, 2006 and 2005, respectively.

Included in the year ended December 31, 2006 income (loss) before income taxes in the Financial Guarantee segment is the impact from cancellations of the remaining reinsurance contracts with AXA Re Finance S.A. (“AXA Re”) and American Re-Insurance Company (“American Re”). The insured par that was recaptured as a result of the cancellation totaled approximately $3.9 billion. Included in ceded premiums written in Ambac’s Consolidated Statement of Operations is $37.0 million in returned premiums from the cancellation, of which $29.3 million was deferred. The difference, $7.7 million, included in net earned premiums, results from the difference between the negotiated amount of returned premiums and the associated unearned premium remaining on the previously ceded portion of the underlying guarantees. The net impact of this cancellation to the Consolidated Statement of Operations amounted to approximately $3.1 million, $2.0 million after-tax.

Included in the year ended December 31, 2005 income (loss) before income taxes in the Financial Guarantee segment is the impact of a cancellation of a reinsurance contract with Radian Asset Assurance Inc. (“Radian”) during the first quarter of 2005. The insured par that was recaptured as a result of the cancellation totaled approximately $7.5 billion. Included in ceded premiums written in Ambac’s Consolidated Statement of Operations is $55.8 million in returned premiums from the cancellation, of which $51.3 million was deferred. The difference, $4.5 million, included in net earned premiums, results from the difference between the negotiated amount of returned premiums and the associated unearned premium remaining on the underlying guarantees. The net impact of this cancellation to the Consolidated Statement of Operations amounted to approximately $2.7 million, $1.8 million after-tax.

Net Premiums Earned and Other Credit Enhancement Fees. Net premiums earned and other credit enhancement fees during 2007 were $917.9 million, an increase of 5% from $871.4 million in 2006. The increase was primarily the result of higher normal earned premiums (which is defined as net premiums earned less accelerated earnings and reconciled to total net premiums earned in the table below), higher other credit enhancement fees and higher refundings and calls of previously insured obligations and other accelerations, such as reinsurance cancellations, (collectively referred to as “accelerated earnings”).

The following table provides a breakdown of net premiums earned by market sector and other credit enhancement fees:

(Dollars in millions)	2007	2006	2005
Public Finance	$234.9	$231.0	$223.6
Structured Finance	291.7	283.4	269.9
International Finance	185.9	179.0	181.3

Total normal premiums earned	712.5	693.4	674.8
Accelerated earnings	129.0	118.2	141.5

Total net premiums earned	841.5	811.6	816.3
Other credit enhancement fees	76.4	59.8	50.1

Total net premiums earned and other credit enhancement fees	$917.9	$871.4	$866.4

Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. However, given the same underlying attributes of an insured obligation such as tenor, gross premium amount, and amortization schedule, the timing of revenue recognition may differ for premiums collected upfront versus premiums collected in installments. When an issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium (net of refunding credits, if any) is earned at that time. The level of refundings or calls vary, depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Earnings on refundings relate to transactions where the premium was paid up-front at the inception of the policy or in advance on an installment basis. Accelerated earnings also include the difference between negotiated return premiums and the associated unearned premium on reinsurance cancellations. Net premiums earned included accelerated earnings of $129.0 million and $118.2 million during 2007 and 2006, respectively. The following table provides a breakdown of accelerated earnings:

(Dollars in millions)	2007	2006	2005
Public Finance	$106.2	$73.0	$114.6
Structured Finance	9.8	17.8	20.5
International Finance	13.0	19.7	1.9
Reinsurance cancellations	—	7.7	4.5

Total accelerated earnings	$129.0	$118.2	$141.5

Normal net premiums earned increased 3% from $693.4 million in 2006 to $712.5 million in 2007. Normal net premiums earned for 2007 increased 2%, 3% and 4% for Public, Structured, and International Finance, respectively, from 2006. Public Finance normal earned premium growth has been negatively impacted by the high level of refunding activity over the past few years, increasingly competitive pricing and the mix of business underwritten in recent periods. The growth in normal earned premiums in Structured Finance has improved in asset classes such as commercial asset-backed securities and student loan securitizations over the past several quarters. The increase in International normal earned premiums has resulted from improving deal flow.

Other credit enhancement fees in 2007, which is primarily comprised of fees received from the credit derivatives product, were $76.4 million, an increase of 28% from $59.8 million in 2006. Included in 2007 was a one time premium on a credit derivative transaction that matured. Included in 2006 was $0.8 million of accelerated other credit enhancement fees, compared to $1.8 million in 2005. Excluding the one-time premium in 2007 and the acceleration for 2006, other credit enhancement fees increased 22% for 2007. This increase is primarily due to higher domestic credit derivative writings. This increase was driven by investor demand for credit enhancement in the form of credit derivatives in the first half of 2007, rather than insurance.

Net premiums earned and other credit enhancement fees during 2006 increased 1% from $866.4 million in 2005. This increase was primarily the result of higher normal earned premiums and higher other credit enhancement fees, partially offset by lower accelerated earnings.

Net Investment Income. Net investment income in 2007 was $465.0 million, an increase of 10% from $423.9 million in 2006. The increase was primarily attributable to the growth of the investment portfolio resulting from the positive operating cash flows of the Financial Guarantee book of business (primarily premiums written and coupon receipts on invested assets) and an increase of $4.7 million over 2006 from the consolidation of variable interest entities under FIN 46R (primarily offset in the Statement of Operations by line item “Interest expense on variable interest notes” which had an increase of $4.6 million over 2006). Investments in tax-exempt securities amounted to 78%, 77% and 74% of the total fair value of the portfolio as of December 31, 2007, 2006 and 2005, respectively. The average pre-tax yield-to-maturity on the investment portfolio was 4.63%, 4.61% and 4.61% at December 31, 2007, 2006 and 2005, respectively. Net investment income in 2006 increased 12% from $378.1 million in 2005. The increase was primarily attributable to (i) the growth of the investment portfolio resulting from the positive operating cash flows of the Financial Guarantee book of business, including cash received related to the previously mentioned reinsurance cancellation, and (ii) an approximately $200 million capital contribution from the parent company in late December 2005.

Net Mark-to-Market (Losses) Gains on Credit Derivative Contracts. Net mark-to-market (losses) gains on credit derivative contracts in 2007 were ($6,004.4) million, compared to net mark-to-market gains of $9.1 million and $13.6 million in 2006 and 2005, respectively. During 2007, a net mark-to-market loss was recorded across the entire credit derivative portfolio, with the largest declines related to collateralized debt obligations of asset-backed securitizations (“CDO of ABS”) containing sub-prime mortgage-backed securities as collateral, including CDOs containing other CDO of ABS securities as collateral (“CDO of CDO”). Mark-to-market losses on these CDO of ABS comprised approximately 94% of the total mark-to-market losses for the year ended December 31, 2007. The remainder of the mark is attributed primarily to CDOs of corporate assets, both loans and bonds. The negative mark-to-market is driven primarily by credit deterioration of sub-prime RMBS collateral, market uncertainty about the ultimate amount of losses that will be realized in recent sub-prime residential mortgage-backed securities and the lack of liquidity in collateralized debt obligations of the asset—backed security market resulting in a reduction in market-quoted prices on the underlying reference obligations of our credit derivatives. Mark-to-market losses were also impacted by credit deterioration of CDO of ABS reference obligations in the credit derivative portfolio which is reflected in the Company’s fair value models. There were no realized net losses paid on credit derivatives for the years ended December 31, 2007, 2006 and 2005. So far in the first quarter of 2008, we have observed continued rating agency downgrades of mortgage-backed securities and CDOs, a continued lack of liquidity in the collateralized debt obligation market and continued credit deterioration in the underlying RMBS and as a result Ambac may experience future mark-to-market losses.

Other Income. Other income in 2007 was $10.7 million, as compared to $39.6 million in 2006. Included in other income are deal structuring fees, commitment fees, aircraft revenues and equity earnings from Ambac’s Qualifying Special Purpose Entities (“QSPEs”). Included in the years ended December 31, 2007, 2006 and 2005 were equity earnings of $1.2 million, $4.7 million and $7.3 million from these QSPEs. During the first quarter of 2006, Ambac Assurance sold three aircraft from a previously reported defaulted enhanced equipment trust certificate. The gain on the sale amounted to $25.0 million. Also included within other income are structuring and commitment fee revenues for 2007, 2006 and 2005 of approximately $6.0 million, $2.1 million and $0.7 million, respectively. Structuring fees are negotiated for certain domestic and international structured finance transactions, typically collected at inception of the transactions, and are earned ratably over the life of the transactions. Ambac has approximately $23.9 million and $20.9 million of deferred structuring and commitment fees included in “Other liabilities” on the Consolidated Balance Sheets as of December 31, 2007 and 2006, respectively. Other income increased $27.1 million in 2006 from $12.5 million in 2005, primarily from the sale of three aircraft amounting to $25 million as mentioned above.

Losses and Loss Expenses. Losses and loss expenses are based upon estimates of the aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. Losses and loss expenses in 2007 were $256.1 million, $20.0 million in 2006 and $149.9 million in 2005. The increased loss provision in 2007 is primarily the result of increases for domestic transportation and residential mortgage-backed security sectors, partially offset by a reduction in the remaining Public Finance portfolio due to improved financial conditions. The decrease in the 2006 loss provision is primarily due to improvements in Hurricane Katrina related credits primarily due to state and federal support provided to the region, particularly the greater New Orleans area.

The following table summarizes the changes in the total net loss reserves for 2007 and 2006:

(Dollars in millions)	December 31, 2007	December 31, 2006
Beginning balance of net loss reserves	$215.0	$300.6
Provision for losses and loss expenses	256.1	20.0
Losses paid	(30.4)	(126.2)
Recoveries of losses paid from reinsurers	4.7	3.9
Other recoveries, net of reinsurance	27.9	16.7

Ending balance of net loss reserves	$473.3	$215.0

The following tables provide details of net losses paid, net of recoveries received for the years ended December 31, 2007, 2006 and 2005 and gross case reserves and total gross loss reserves at December 31, 2007 and 2006:

(Dollars in millions)	2007	2006	2005
Net losses paid (recovered):
Public Finance	$(6.5)	$76.2	$11.3
Structured Finance	7.6	30.6	72.5
International Finance	(3.3)	(1.2)	2.9

Total	$(2.2)	$105.6	$86.7

	2007		2006
(Dollars in millions)	Gross Case Basis Reserves(1)(2)	Total Loss Reserves	Gross Case Basis Reserves(1)(2)	Total Loss Reserves
Public Finance	$51.8	$170.4	$45.7	$195.0
Structured Finance	69.0	313.0	(0.2)	21.6
International Finance	0.1	0.9	2.0	3.5

Total	$120.9	$484.3	$47.5	$220.1

(1)

Ambac discounts estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio. Discount rates applied to case basis credit reserves were 4.5% at December 31, 2007 and 2006, respectively.

(2)	Reinsurance recoverables on case basis credit reserves were $11.1 million and $5.0 million at December 31, 2007 and 2006, respectively.

Active credit reserves were $363.4 million and $172.6 million at December 31, 2007 and 2006. Included in the calculation of active credit reserves at December 31, 2007 and 2006 was the consideration of $13.4 million and $6.9 million, respectively, of reinsurance which would be due to Ambac from the reinsurers, upon default of the insured obligations. The active credit reserve at December 31, 2007 and 2006 was comprised of 45 and 55 credits with net par outstanding of $6,513 million and $3,831 million, respectively. The increase in net par outstanding of credits within the active credit reserve was driven primarily by downgrades of residential mortgaged-backed credits offset by credit improvements, redemption of insured credits, and transfers to case basis credit reserves.

Case basis credit reserves at December 31, 2007 and 2006 were comprised of 13 and 7 credits, respectively, with net par outstanding of $1,359.4 million and $668.4 million, respectively. The increase to the case basis credit reserves is primarily due to the default of several residential mortgage-backed transactions.

At December 31, 2007, expected future claim payments on credits that have already defaulted totaled $60.2 million. Related future payments (recoveries) are $66.4 million, $46.9 million, $18.6 million, $(11.3) million and $0.1 million for 2008, 2009, 2010, 2011, and 2012, respectively.

Please refer to the “Critical Accounting Policies and Estimates” section of this Management’s Discussion and Analysis and to Note 2 of the Consolidated Financial Statements located in Part II, Item 8 for further background information on loss reserves, our policy and for further explanation of potential changes.

Underwriting and Operating Expenses. Underwriting and operating expenses of $139.3 million in 2007 increased by 4% from $133.7 million in 2006. Underwriting and operating expenses in 2006 increased 14% from $117.7 million in 2005. Underwriting and operating expenses consist of gross underwriting and operating expenses, less the deferral to future periods of expenses and reinsurance commissions related to the acquisition of new insurance contracts, plus the amortization of previously deferred expenses and net reinsurance commissions. The following table provides details of underwriting and operating expenses for 2007, 2006 and 2005:

				% Change
(Dollars in millions)	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Gross underwriting and operating expenses	$195.7	$191.2	$167.4	+2%	+14%
Net reinsurance commissions received(1)	(59.4)	(26.1)	(21.3)
Operating expenses and reinsurance commissions deferred	(43.1)	(69.6)	(59.0)
Amortization of previously deferred expenses(1)	46.1	38.2	30.6

Underwriting and operating expenses	$139.3	$133.7	$117.7	+4%	+14%

(1)	The 2006 and 2005 cancellations of reinsurance contracts disclosed above impacted net reinsurance commissions received by ($10.3) million, and ($17.4) million, respectively and the amortization of previously deferred expenses by $8.1 million and $15.9 million, respectively.

The increases in gross underwriting and operating expenses in 2007 and 2006 reflect the overall increased business activity in those years and are primarily attributable to higher compensation costs. Compensation expenses in 2007, 2006 and 2005 were $144.2 million, $142.5 million and $113.4 million, respectively. The increase in net reinsurance commissions in 2007 was due to ceding commissions received of $21.5 million related to the reinsurance cession to Assured Guaranty Re., Ltd noted above. Lower future business production could result in a lower rate of deferral of gross underwriting expenses. As these non-deferred gross underwriting expenses would be recognized in income as incurred, total underwriting and operating expenses could be higher than prior periods.

Financial Guarantee Exposure Draft (“ED”). On April 18, 2007, the FASB issued an ED for public comment entitled “Accounting for Financial Guarantee Insurance Contracts”, an interpretation of SFAS 60 “Accounting and Reporting by Insurance Enterprises”. The comment period ended on June 18, 2007 and a roundtable with interested parties was held on September 4, 2007. The FASB has concluded its re-deliberations of the ED and expects to issue a final standard in the first quarter of 2008.

Under the FASB’s re-deliberations, Ambac would be required to recognize premium revenue, for both upfront and installment paying policies, based on applying a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for upfront paying policies. For installment paying policies, the FASB’s re-deliberations also require that the discount, equating to the difference between gross installment premiums and the present value of installment premiums, be accreted through the income statement.

Ambac believes that the cumulative effect of initially applying the revenue recognition provisions of this ED to our upfront paying policies would be material to our financial statements. Additionally, the revenue recognition for upfront paying insurance transactions originated after the standard’s effective date would be materially different than our current premium revenue recognition methodology. Ambac continues to evaluate the implications of the ED with regard to income recognition on installment paying policies, claim liabilities and deferred acquisition costs on its financial statements.

Financial Services

Through its Financial Services subsidiaries, Ambac provides financial and investment products including investment agreements, funding conduits, interest rate swaps, currency swaps and total return swaps. The investment agreement business is managed with the goal of closely matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. To achieve this goal, derivative contracts may be used. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Most of the swap intermediation is hedged on an individual or portfolio basis. Certain municipal interest rate swaps are not hedged for the basis difference between taxable index and issue specific or general tax-exempt index rates. Therefore, changes in the relationship between those rates may result in mark-to-market gains or losses.

Revenues. Revenues in 2007 decreased 19% to $380.8 million from $468.7 million in 2006. The decreased revenues in 2007 are primarily due to (i) lower net realized gains, (ii) mark-to-market losses on total return swaps, and (iii) lower post inception revenues on interest rate swaps, partially offset by higher gross investment income from the investment agreement business.

The following table provides a breakdown of Financial Services revenues for 2007, 2006 and 2005:

				% Change
(Dollars in millions)	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Investment income	$445.3	$391.7	$270.3	+14%	+45%
Derivative products	6.9	16.6	15.8	-58%	+5%
Net realized investment (losses) gains	(29.1)	59.3	2.3	-149%	+2478%
Net mark-to-market (losses) gains on total return swaps	(33.3)	2.5	1.3	-1432%	+92%
Net mark-to-market (losses) gains on non-trading derivative contracts	(9.0)	(1.4)	44.2	-543%	-103%

Total Financial Services revenue expenses	$380.8	$468.7	$333.9	-19%	+40%

The increases in investment income in 2007 and 2006 were driven by higher interest rates on floating rate investments and the issuance of investment agreements during the period. Derivative product revenues decreased in 2007 primarily due to a decline in post inception revenue on interest rate swaps driven by increases in floating rates on certain interest rate swaps with municipal counterparties. The total return swap portfolio has experienced credit spread widening which resulted in net mark-to-market losses in 2007. The mark-to-market losses on non-trading derivatives in 2007 were primarily due to hedge ineffectiveness. The mark-to-market gains on the non-trading derivative contracts in 2005 relate almost entirely to interest rate hedge contracts in Ambac’s investment agreement business. The non-trading derivative contracts were effective economic hedges, but did not meet the technical requirements for hedge accounting under SFAS Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”. These derivatives were redesignated to meet the technical requirements of SFAS No. 133 in 2005.

During 2002 and 2003 realized losses included impairment write-downs of $150.2 million related to asset-backed notes issued by National Century Financial Enterprises, Inc (“NCFE”). These notes, which were backed by health care receivables and rated triple-A until October 25, 2002, defaulted and NCFE filed for protection under Chapter 11 of the U.S. Bankruptcy Code in November 2002. The loss was specific to the NCFE notes and had no impact on other investments held. In 2007, 2006 and 2005, Ambac has received cash recoveries of $6.5 million, $55.5 million and $10.8 million, respectively, resulting from distributions under the NCFE Bankruptcy Plan, payments made by a trust created under the Plan and litigation settlements.

In the event that Ambac Assurance is further downgraded by the rating agencies, Ambac will be required to post incremental collateral to its investment agreement counterparties. Please refer to the Liquidity and Capital Resources—Credit Ratings and Collateral section below for further discussion. Based on the previously described rating agency actions by Moody’s, Standard & Poor’s and Fitch which occurred during January 2008, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or to meet potential liquidity needs. A portion of the securities identified are in an unrealized loss position at December 31, 2007. Ambac does not believe the securities in an unrealized loss position are credit impaired. However, we have recorded an impairment write-down of $40.1 million for the securities identified which are in an unrealized loss position because we do not have the intent to hold the securities for a period of time sufficient to allow for any anticipated recovery in market value. This impairment write-down was recorded in Net realized investment (losses)/gains at December 31, 2007.

Expenses. Financial Services expenses were $432.2 million, $372.3 million and $252.9 million for 2007, 2006 and 2005, respectively. Included in the above are expenses related to investment and payment agreements of $420.0 million, $359.9 million and $239.2 million for 2007, 2006 and 2005, respectively. The increases are primarily related to higher rates on floating rate investment agreements.

Corporate Items

Interest Expense. Interest expense was $85.7 million, $75.3 million and $55.9 million in 2007, 2006 and 2005, respectively. The increases are primarily attributable to Ambac’s issuance of $400 million aggregate principal amount of Directly Issued Subordinated Capital Securities due 2087 (the DISCs”) in February 2007. In October 2006, Ambac redeemed all of its outstanding $200 million 7% debentures at par plus accrued interest. For additional information, please refer to “Liquidity and Capital Resources—Ambac Financial Group, Inc. Liquidity” section.

Corporate Expenses. Corporate expenses include the operating expenses of Ambac Financial Group. Corporate expenses were $13.9 million, $20.6 million, and $15.0 million in 2007, 2006 and 2005, respectively. The decreased expenses in 2007 are primarily related to the write-off of approximately $6.0 million of fees and expenses related to the redemption of Ambac’s $200 million 7% debentures mentioned above in 2006. Ambac’s contingent capital facility expense for 2007, 2006 and 2005 were $6.1 million, $2.5 million and of $5.0 million, respectively.

Provision for Income Taxes. Income taxes for 2007 were at an effective rate of 36.9%, compared to 27.6% and 26.6% for 2006 and 2005, respectively. The increase in the effective tax rates for 2007 is primarily due to the mark-to-market losses recognized during the year. The increase in the effective rate for 2006 compared to 2005 is primarily due to higher taxable income resulting from improved financial guarantee underwriting results relative to the comparable prior period and a net release of tax reserves in 2005 as a result of the expiration of the statute of limitations on a prior tax year.

LIQUIDITY AND CAPITAL RESOURCES

Ambac Financial Group, Inc. Liquidity. Ambac’s liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon: (i) Ambac Assurance’s ability to pay dividends or make other payments to Ambac; and (ii) external financing. In January 2008, Ambac reduced its annual dividends paid to stockholders from $0.84 per share to $0.28 per share. Pursuant to Wisconsin insurance laws, Ambac Assurance may pay dividends, provided that, after giving effect to the distribution, it would not violate certain statutory surplus, solvency and asset tests. Based upon these tests, the maximum amount that will be available during 2008 for payment of dividends without regulatory approval by Ambac Assurance is $332 million. Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without notifying the Wisconsin Insurance Commissioner 30 days in advance of payment. Ambac Assurance paid dividends of $190.2 million in 2007. Ambac sought and obtained regulatory approval with respect to the dividends paid in each of the four quarters of 2007, which exceeded by more than 15% the dividends paid in each of the four quarters of 2006. The increase was primarily necessitated by the issuance of the DISCs in February 2007.

Ambac’s principal uses of liquidity are for the payment of its operating expenses, income taxes, interest on its debt, dividends on its shares of common stock and capital investments in its subsidiaries.

The following table includes aggregated information about contractual obligations for Ambac. These contractual obligations impact Ambac’s and its subsidiaries short-and long-term liquidity and capital resource needs. The table includes information about payments due under specified contractual obligations, aggregated by type of contractual obligation, including claim payments, principal and interest payments of Ambac’s long-term debt obligations, investment agreement obligations, payment agreement obligations and payments due under operating leases.

	Contractual Obligations by Year
(Dollars in millions)	2008	2009	2010	2011	2012	Thereafter
Long-term debt obligations(1)	$89.6	$89.6	$89.6	$226.5	$76.2	$4,446.5
Investment agreement obligations(2)	3,114.6	1,205.5	1,420.2	602.2	663.0	2,903.8
Payment agreement obligations(3)	319.0	56.7	55.2	55.6	63.5	664.7
Operating lease obligations	9.8	9.9	10.3	10.2	10.2	63.7
Purchase obligations(4)	8.8	2.7	2.5	1.7	1.1	—
Pension and post retirement benefits(5)	2.6	12.0	0.2	0.2	0.2	1.9
Other long-term liabilities(6)(7)	66.4	46.9	25.2	6.7	414.8	1,127.9

Total	$3,610.8	$1,423.3	$1,603.2	$903.1	$1,229.0	$9,208.5

(1)	Includes principal of and interest on obligations.
(2)	Includes principal of and interest on obligations using current rates for floating rate obligations. Certain investment agreements have contractual provisions that allow our counterparty the flexibility to withdraw funds prior to legal maturity date. Amounts included in the table are based on the earliest optional draw date.
(3)	Certain payment agreements have contractual provisions that allow investors the right to redeem their investment at any time prior to legal maturity date. Amounts included in the table are based on this right being exercised in 2008.
(4)	Purchase obligations include various technology related maintenance agreements, rating agency fees and other outside services.
(5)	Amount primarily represents future benefit payments on the non-qualified pension and postretirement benefit plans for the next 10 years (unfunded).
(6)	Amount includes expected claim payments on financial guarantee insurance contracts that have already defaulted. Expected claim payments on financial guarantee insurance contracts that have not yet defaulted are not included.
(7)	Thereafter includes $79.1 million of FIN 48 unrecognized tax benefits that is not possible to make a reliable estimate about the period in which the payment may occur.
(8)	Table excludes potential obligations on credit derivative contracts. The derivative liability at December 31, 2007 was $5,995.6 million, related to $64,988 million notional outstanding.

Based on the amount of dividends that it expects to receive from Ambac Assurance during 2008, management believes that Ambac will have sufficient liquidity to satisfy its needs over the next twelve months. Beyond the next twelve months, Ambac Assurance’s ability to declare and pay dividends to Ambac may be influenced by a variety of factors including adverse market changes, insurance regulatory changes and changes in general economic conditions. Consequently, although management believes that Ambac will continue to have sufficient liquidity to meet its debt service and other obligations over the long term, no guarantee can be given that Ambac Assurance will be able to dividend amounts sufficient to pay all of Ambac’s operating expenses, debt service obligations and dividends on its common stock.

A subsidiary of Ambac provides a $360 million liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility, which is guaranteed by Ambac Assurance, provides temporary funding in the event that the reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2007.

Ambac Assurance Liquidity. Ambac Assurance’s liquidity on a long-term basis is largely dependent on new business opportunities. The principal uses of Ambac Assurance’s liquidity are the payment of operating expenses, claim payments, reinsurance premiums, taxes, dividends to Ambac and capital investments in its subsidiaries. Management believes that Ambac Assurance’s operating liquidity needs, on a short term basis, can be funded exclusively from its operating cash flow. The principal sources of Ambac Assurance’s liquidity are gross premiums written, scheduled investment maturities, net investment income and receipts from credit derivatives.

Financial Services Liquidity. The principal uses of liquidity by Financial Services subsidiaries are payment of investment and payment agreement obligations, net obligations under interest rate, total return and currency swaps, operating expenses and income taxes. Management believes that its Financial Services liquidity needs can be funded from its operating cash flow, the maturity and sale of its invested assets and from time to time, by inter-company loans and repurchase agreement transactions. The principal sources of this segment’s liquidity are proceeds from issuance of investment agreements, net investment income, maturities or sales of securities from its investment portfolio and net receipts from interest rate, currency and total return swaps. The investment objectives with respect to the investment agreement business are preservation of capital by maintaining a minimum average quality rating of AA on invested assets, maximize the net interest rate spread as compared to investment agreements issued and to maintain a liquid floating rate investment portfolio, which includes short-term investments, to minimize interest rate and liquidity risk. As of December 31, 2007, the investment agreement business floating rate investment portfolio approximates $6.3 billion or 84% of the investment portfolio related to the investment agreement business. Recently, Ambac decided to de-emphasize the Financial Services businesses. Ambac’s decision to decrease outstanding exposure to the financial services businesses was primarily due to the different liquidity needs of the business compared to the Financial Guarantee business, rating agency views relating to non-core businesses and to allow management to enhance its focus on the financial guarantee business. Ambac believes that this decision should not materially impact the Financial Services business liquidity.

Investment agreements subject Ambac to liquidity risk associated with unanticipated withdrawals of principal as allowed by the terms of the investment agreements. These unanticipated withdrawals could require Ambac to sell investment securities at a loss to the extent other funding sources are unavailable. Ambac utilizes several tools to manage liquidity risk including regular surveillance of the investment agreements for unscheduled withdrawals. In general, Ambac has characterized the portfolio of investment agreements into two broad categories, contingent and fixed withdrawal. As of December 31, 2007, approximately $4.5 billion relates to contingent withdrawal investment agreements. Contingent withdrawal transactions include contractual provisions that allow the investor to withdraw principal and require minimal notice to Ambac. The vast majority of these investment agreements can only be drawn in the event that well-defined, observable events have occurred, primarily credit events. As of December 31, 2007, approximately $3.3 billion relates to fixed withdrawal investment agreements, of which $1.8 billion include provisions where under certain circumstances our counterparty has the ability to withdraw funds during 2008.

Capital and Capital Support. Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative, subject to certain limited exceptions, only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high-quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. The auction for these securities occurs every 28 days.

Beginning in August 2007, a disruption in the auction market caused the auction for these securities to fail. As a result, existing investors were required to maintain their position in the securities and the distribution rate on such securities increased to the maximum rate (100 basis points over one month LIBOR). If downgraded below AAA/Aaa, the maximum rate increase is to 200 bps over LIBOR. The impact of this failed auction on Ambac Assurance was an increase in the cost of the put option premium paid to the trusts. Each trust is rated AA/Aa2 with review for possible downgrade by S&P and Moody’s, respectively. For the years ended December 31, 2007 and 2006, Ambac Assurance incurred fees related to these perpetual put options of $6.1 million and $3.5 million, respectively. These fees are included as Corporate expenses on the Consolidated Statements of Operations.

From time to time, Ambac accesses the capital markets to support the growth of its businesses. In February 2006, Ambac filed a Form S-3 with the SEC utilizing a “shelf” registration process for well known seasoned issuers. Under this process and subject to market conditions, Ambac may issue through February 2009 an unlimited amount of the securities described in the prospectus filed as part of the registration, namely, common stock, preferred stock, debt securities, and warrants of Ambac.

On February 12, 2007, Ambac Financial Group completed the public offering of $400 million aggregate principal amount of DISCs due 2087. The proceeds from the sale of the DISCs was used to repurchase $400 million of Ambac’s common stock pursuant to an accelerated share repurchase program. The total number of common stock purchased under the agreement amounted to 4,459,223 shares.

In connection with the completion of the DISCs Offering, Ambac entered into a replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of long-term indebtedness of Ambac (“DISCs Covered Debt”).

The DISCs replacement capital covenant provides that Ambac will not repay, redeem or purchase, and will cause its subsidiaries not to repay, redeem or purchase, all or any part of the DISCs on or before February 7, 2067, except, with certain limited exceptions, to the extent that, during a specified period prior to the date of that repayment, redemption or purchase, Ambac has received proceeds from the sale of replacement capital securities.

Credit Ratings and Collateral. Our insurance companies currently have triple-A financial strength ratings from Standard & Poor’s Rating Services (with “Credit Watch Negative”) and Moody’s Investors Service, Inc. (review for possible downgrade) and a double-A financial strength rating from Fitch Inc. (Rating Watch Negative). The objective of these ratings is to provide an opinion on an insurer’s financial strength and its ability and intent to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Financial strength ratings do not refer to an insurer’s ability to meet non-insurance obligations and are not a “market rating” or a recommendation to buy, hold or sell any security.

Downgrades and the potential for future downgrades in Ambac Assurance’s triple-A financial strength rating has adversely affected Ambac’s ability to compete for business. Credit ratings are an important component of a financial institutions’ ability to compete in the financial guarantee, derivative, investment agreement and structured transaction markets. See “Rating Agencies” section located in Part I, Item 1 for further information.

Ambac has posted collateral of $2,179.2 million under its outstanding investment agreements at December 31, 2007. In the event that Ambac Assurance is further downgraded, Ambac may be required to post incremental collateral to its investment agreement counterparties, introducing liquidity risk. The majority of the downgrade triggers are based on the lower of Moody’s or S&P rating levels. In addition, most investment agreements provide certain remedies, including a termination of the investment agreement contract, for the investment agreement purchaser in the event of a downgrade of Ambac Assurance’s credit rating, typically to A1 by Moody’s or A+ by S&P. In most cases Ambac is permitted to post collateral or otherwise enhance its credit, prior to an actual draw on the investment agreement. The Investment Agreement business executes a range of interest rate and cross-currency swaps to reduce the market risk on investment agreements with Ambac’s derivatives subsidiary, Ambac Financial Services, LLC. In addition, Ambac Financial Services provides interest rate and currency swap transactions for states, municipalities, asset-backed issuers and other entities in connection with their financings. Ambac Financial Services offsets most of the interest rate and currency risks in these instruments and incorporates these transactions under standardized derivative documents including collateral support agreements. Under these agreements, Ambac could be required to post collateral to a swap dealer in the event unrealized losses exceed a predetermined threshold amount. Ambac has posted collateral of $19.2 million under these contracts at December 31, 2007. Conversely, Ambac could receive collateral from the counterparty in the event unrealized gains exceed a predetermined threshold. Ambac has received collateral of $116.0 million under these contracts at December 31, 2007. The thresholds afforded Ambac by the swap dealer would be reduced in the event of a downgrade of Ambac’s credit rating and accordingly could result in Ambac posting additional amounts of collateral to the counterparty.

Ambac has entered into payment undertaking agreements where it receives funds from certain municipal customers. These funds serve as collateral for loans extended by Ambac in connection with certain structured municipal transactions. In the event of a downgrade of Ambac’s credit rating, Ambac is required to post collateral or obtain other forms of credit enhancement to secure its obligations.

Ambac Capital Services enters into total return swaps. All of our total return swaps have collateral support agreements and would require us to pledge collateral as a result of a downgrade or in the event exposure limit losses exceed a predetermined threshold amount. In addition, a downgrade of our financial strength rating below specified levels would allow total return swaps counterparties to terminate certain agreements, resulting in a possible payment of a settlement amount. At December 31, 2007, Ambac has not pledged collateral under any of its total return swap contracts. At February 27, 2008, Ambac has posted collateral of $6.6 million.

Ambac Credit Products enters into credit derivative contracts. Ambac Credit Products is not required to post collateral under any of its contracts.

Ambac manages its liquidity risk through the maintenance of liquid collateral and bank liquidity facilities. Ambac will meet the collateral requirements either by selling securities in the Financial Services investment portfolio in the market or to Ambac Assurance. Based on the previously described rating agency actions by Moody’s, Standard & Poor’s and Fitch which occurred during January 2008, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or to meet potential liquidity needs. Ambac can also enter into collateral swaps with external counterparties or with Ambac Assurance. In either case, securities transferred to Ambac Assurance must meet Ambac Assurance’s investment guidelines. Additionally, Ambac generally has the right to re-hypothecate collateral that it receives under derivative contracts.

The following table summarizes the estimated change in net collateral posting requirements of all the financial services products assuming immediate downgrades of Ambac’s financial strength rating level by either S&P or Moody’s at December 31, 2007:

(Dollars in millions) Change in Credit Ratings	Estimated Collateral Requirements	Estimated increases in Collateral Requirements
Base scenario at current levels	$2,053	$—
AA+/Aa1	2,219	166
AA/Aa2	2,289	236
AA-/Aa3	2,534	481
A+/A1	6,391	4,338
A/A2	8,144	6,091
A-/A3	8,023	5,970

Certain investment agreements and interest rate swaps have collateral triggers based on downgrade of Ambac Assurance’s financial strength rating to below AA- and/or A+ by Fitch. Approximately $267.4 million, $428.5 million and $428.5 million of the incremental collateral included in the table above is related to assumed downgrade by Fitch to A+, A and A-, respectively.

Ambac has entered into total return swap transactions on fixed income obligations that were previously guaranteed by other financial guarantors. Some of these total return swaps have incremental collateral triggers based on other financial guarantors’ financial strength ratings. Assuming a downgrade of those guarantors below Aa3/AA- by Moody’s or S&P, the incremental collateral requirement would be $6.4 million.

Credit Facilities. On July 30, 2007, Ambac and Ambac Assurance, as borrowers, extended its $400 million five year unsecured, committed revolving credit facility (the “Credit Facility”) with a group of highly rated banks (the “Banks”) from July 28, 2011 to July 30, 2012. The Credit Facility provides for borrowings by Ambac and Ambac Assurance on a revolving basis up to an aggregate of $400 million at any one time outstanding, which maximum amount may, at Ambac’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500 million.

On January 17, 2008, Ambac and Ambac Assurance amended the Credit Facility effective December 31, 2007 (“Amendment No. 1”). Amendment No. 1 modified the definition of total capital and section 5.03 (a) concerning minimum net assets to exclude the after-tax impact of net mark to market gains (losses) on credit derivative contracts to the extent that such losses do not result from any impairment of the underlying credit derivate contracts. Amendment No. 1 also increased the level of minimum net assets and the percentage of future earnings and equity issuances Ambac is required to retain under the net asset covenant described below and added a definition of impairment value.

Ambac and/or Ambac Assurance may borrow under the Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, Ambac and/or Ambac Assurance may borrow under the Credit Facility until the final maturity date. Loans may be denominated in U.S. Dollars or certain other currencies at the option of Ambac and/or Ambac Assurance. Ambac and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s base rate and the Federal Funds Rate plus 0.5%, plus the Applicable Margin (as defined in the Credit Facility) or (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR or EURIBOR plus the Applicable Margin. There are no outstanding loans under the Credit Facility. Neither Ambac nor Ambac Assurance has previously incurred any borrowing under this or prior similar facilities.

The Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants requiring Ambac to: (i) maintain a debt-to-total capital ratio, excluding debt consolidated under FIN 46, the DISCs and credit link notes, of not more than 30%, and (ii) maintain at all times net assets equal to or greater than $4.375 billion. The stockholders’ equity financial covenant increases annually, in an amount equal to 25% of the prior fiscal year’s net income commencing with fiscal year 2008, 50% of the net proceeds of any 2008 equity issuances, and 25% of the net proceeds of any equity issuances thereafter. The Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Ambac or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting Ambac or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of Ambac and/or Ambac Assurance. Ambac and Ambac Assurance are in full compliance with the terms and conditions of the Credit Facility.

Balance Sheet. Total assets as of December 31, 2007 were $23.57 billion, up 16% compared to total assets of $20.27 billion at December 31, 2006. The increase was primarily due to cash generated from operations during the period and a deferred tax asset resulting from the net mark-to-market loss generated in 2007. The increase was partially offset by the change in unrealized gains/losses in the investment portfolio which went from a net unrealized gain position at December 31, 2006 to a net unrealized loss position at December 31, 2007. The unrealized loss is primarily due to credit spread widening in highly rated asset-backed securities within the investment agreement investment portfolio. As of December 31, 2007, stockholders’ equity was $2.28 billion, a 63% decrease from year-end 2006 stockholders’ equity of $6.19 billion. The decrease was primarily the result of the net loss reported for the year, the $400 million share buyback earlier in the years and the change in unrealized gains/losses within the investment portfolio.

Ambac Assurance’s investment objectives for the Financial Guarantee portfolio are to maintain an investment duration that closely approximates the expected duration of related financial guarantee liabilities and achieve the highest after-tax net investment income. The Financial Guarantee investment portfolio is subject to internal investment guidelines. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits.

The Financial Services investment portfolio consists primarily of assets funded with proceeds from the issuance of investment agreement liabilities. The investment objectives with respect to investment agreements are to achieve the highest after-tax total return, subject to a minimum average credit quality rating of Aa/AA on invested assets, and to maintain cash flow matching of invested assets to funded liabilities to minimize interest rate and liquidity exposure. The investment portfolio is subject to internal investment guidelines. Such guidelines set forth minimum credit rating requirements and credit risk concentration limits.

The following table summarizes the composition of the fair value of Ambac’s investment portfolio by segment at December 31, 2007 and 2006:

(Dollars in millions)
	Financial Guarantee	Financial Services	Corporate	Total
2007:
Fixed income securities:
Municipal obligations	$8,276.0	$487.8	$—	$8,763.8
Corporate obligations	338.4	445.3	—	783.7
Foreign obligations	317.4	—	—	317.4
U.S. government obligations	123.3	14.7	—	138.0
U.S. agency obligations	266.7	174.8	—	441.5
Mortgage-backed securities	776.0	3,340.1	—	4,116.1
Asset-backed securities	153.2	2,413.7	—	2,566.9
Other	13.2	—	1.1	14.3

	10,264.2	6,876.4	1.1	17,141.7
Short-term	271.3	557.0	50.8	879.1

	10,535.5	7,433.4	51.9	18,020.8

Fixed income securities pledged as collateral:
U.S. agency obligations	—	241.3	—	241.3
Mortgage-backed securities	—	133.6	—	133.6

	—	374.9	—	374.9

Total investments	$10,535.5	$7,808.3	$51.9	$18,395.7

Percent total	57.3%	42.4%	0.3%	100%

2006:
Fixed income securities:
Municipal obligations	$7,667.4	$459.4	$—	$8,126.8
Corporate obligations	208.2	511.4	—	719.6
Foreign obligations	276.8	—	—	276.8
U.S. government obligations	160.2	13.9	—	174.1
U.S. agency obligations	400.4	389.0	—	789.4
Mortgage-backed securities	900.7	2,745.4	—	3,646.1
Asset-backed securities	5.2	3,062.3	—	3,067.5
Other	13.4	—	1.0	14.4

	9,632.3	7,181.4	1.0	16,814.7
Short-term	229.1	17.1	65.6	311.8

	9,861.4	7,198.5	66.6	17,126.5

Fixed income securities pledged as collateral:
Mortgage-backed securities	—	307.1	—	307.1

Total investments	$9,861.4	$7,505.6	$66.6	$17,433.6

Percent total	56.6%	43.0%	0.4%	100%

The following table represents the fair value of mortgage and asset-backed securities at December 31, 2007 and 2006 by classification:

(Dollars in millions)	Financial Guarantee	Financial Services	Corporate	Total
December 31, 2007:
RMBS first lien—Alt-A	$—	$2,879.5	$—	$2,879.5
U.S. Government sponsored enterprise mortgages	769.2	205.8	—	975.0
Credit cards	147.6	661.1	—	808.7
Student loans	—	703.2	—	703.2
Airplanes	—	325.3	—	325.3
CDO/CLO	5.6	169.2	—	174.8
RMBS – Prime	—	162.1	—	162.1
RMBS – Second lien	—	161.9	—	161.9
Structured insurance	—	157.8	—	157.8
Auto	—	83.7	—	83.7
Other	6.8	377.8	—	384.6

Total	$929.2	$5,887.4	$—	$6,816.6

December 31, 2006:
RMBS first lien – Alt-A	$—	$2,467.2	$—	$2,467.2
U.S. Government sponsored enterprise mortgages	892.6	419.0	—	1,311.6
Credit cards	—	997.4	—	997.4
Student loans	—	683.4	—	683.4
Airplanes	—	401.6	—	401.6
CDO/CLO	5.2	248.5	—	253.7
RMBS—Prime	—	6.3	—	6.3
RMBS—Second lien	—	91.1	—	91.1
Structured insurance	—	167.2	—	167.2
Auto	—	215.1	—	215.1
Other	8.1	418.0	—	426.1

Total	$905.9	$6,114.8	$—	$7,020.7

The following table summarizes, for all securities in an unrealized loss position as of December 31, 2007 and 2006, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position:

	2007		2006
(Dollars in millions)	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Municipal obligations in continuous unrealized loss for:
0 - 6 months	$223.8	$0.5	$677.7	$3.7
7 -12 months	614.7	9.3	106.6	1.0
Greater than 12 months	633.4	8.4	1,270.7	21.7

	1,471.9	18.2	2,055.0	26.4

Corporate obligations in continuous unrealized loss for:
0 - 6 months	161.4	4.1	34.6	0.1
7 - 12 months	9.3	0.3	33.2	0.2
Greater than 12 months	53.8	6.0	50.9	0.8

	224.5	10.4	118.7	1.1

Foreign obligations in continuous unrealized loss for:
0 - 6 months	18.9	0.1	78.8	0.9
7 - 12 months	—	—	26.5	0.3
Greater than 12 months	40.4	—	13.1	0.2

	59.3	0.1	118.4	1.4

U.S. government obligations in continuous unrealized loss for:
0 - 6 months	—	—	28.1	0.1
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	123.4	3.1

	—	—	151.5	3.2

U.S. agency obligations in continuous unrealized loss for:
0 - 6 months	—	—	351.6	3.6
7 - 12 months	—	—	—	—
Greater than 12 months	9.1	0.1	121.6	2.8

	9.1	0.1	473.2	6.4

Mortgage-backed securities in continuous unrealized loss for:
0 - 6 months	2,535.3	278.4	392.3	1.9
7 - 12 months	536.4	65.0	52.1	0.3
Greater than 12 months	730.4	9.8	1,043.4	23.7

	3,802.1	353.2	1,487.8	25.9

Asset-backed securities in continuous unrealized loss for:
0 - 6 months	838.1	31.2	58.2	0.5
7 - 12 months	106.4	8.7	23.4	0.3
Greater than 12 months	22.0	3.1	110.4	0.3

	966.5	43.0	192.0	1.1

Other in continuous unrealized loss for:
0 - 6 months	1.2	0.1	0.3	—
7 - 12 months	—	—	0.2	—
Greater than 12 months	—	—	—	—

	1.2	0.1	0.5	—

Total	$6,534.6	$425.1	$4,597.1	$65.5

As noted in the “Results of Operations—Financial Services”, included in 2007 Net realized (losses) / gains were impairment write-downs of $40.1 million, which are excluded from the table above.

Management has determined that the unrealized losses in fixed income securities at December 31, 2007 are primarily driven by (a) the uncertainty in the mortgage-backed security market resulting in the lack of market liquidity and (b) the current interest rate environment. These mortgage-backed securities are predominantly rated AAA. Ambac has concluded that unrealized losses are temporary in nature based upon (a) no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer and analysis of projected defaults on the underlying collateral; and (c) Ambac’s ability and current intent to hold these securities until a recovery in fair value or maturity. Of the $6,534.6 million that were in a gross unrealized loss position at December 31, 2007, below investment grade securities and non-rated securities had a fair value of $1.2 million and unrealized loss of $0.1 million, which represented less than 0.1% of the total fair value and the total pre-tax unrealized losses shown in the above table. Of the $4,597.1 million that were in a gross unrealized loss position at December 31, 2006, below investment grade securities and non-rated securities had a fair value of $0.5 million and an unrealized loss of less than $0.1 million, which represented less than 0.1% of the total fair value and total pre-tax unrealized losses shown in the above table. Credit spreads in asset-backed securities, especially mortgage-backed securities, have seen significant widening during the second half of 2007 as investor concern over the U.S. housing market has increased. This trend has continued into the first quarter of 2008.

The following table summarizes amortized cost and fair value for all securities in an unrealized loss position as of December 31, 2007 and 2006, by contractual maturity date:

	2007		2006
(Dollars in millions)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Municipal obligations:
Due in one year or less	$6.1	$6.1	$—	$—
Due after one year through five years	232.5	231.6	365.6	361.9
Due after five years through ten years	226.3	223.9	1,160.3	1,145.8
Due after ten years	1,025.2	1,010.3	555.5	547.3

	1,490.1	1,471.9	2,081.4	2,055.0

Corporate obligations:
Due in one year or less	—	—	—	—
Due after one year through five years	—	—	—	—
Due after five years through ten years	167.0	160.4	25.0	25.0
Due after ten years	67.9	64.1	94.8	93.7

	234.9	224.5	119.8	118.7

Foreign obligations:
Due in one year or less	31.7	31.6	22.2	22.1
Due after one year through five years	27.7	27.7	81.4	80.2
Due after five years through ten years	—	—	16.2	16.1
Due after ten years	—	—	—	—

	59.4	59.3	119.8	118.4

U.S. government obligations:
Due in one year or less	—	—	49.9	49.6
Due after one year through five years	—	—	11.2	11.2
Due after five years through ten years	—	—	37.9	36.8
Due after ten years	—	—	55.7	53.9

	—	—	154.7	151.5

U.S. agency obligations:
Due in one year or less	1.3	1.3	56.6	56.1
Due after one year through five years	7.9	7.8	256.7	253.3
Due after five years through ten years	—	—	102.7	100.6
Due after ten years	—	—	63.6	63.2

	9.2	9.1	479.6	473.2

Mortgage-backed securities	4,155.3	3,802.1	1,513.7	1,487.8

Asset-backed securities	1,009.5	966.5	193.1	192.0

Other:
Due in one year or less	1.3	1.2	0.5	0.5
Due after one year through five years	—	—	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	—	—	—	—

	1.3	1.2	0.5	0.5

Total	$6,959.7	$6,534.6	$4,662.6	$4,597.1

The following table summarizes, for all securities sold at a loss during 2007 and 2006, the aggregate fair value and realized loss by length of time those securities were continuously in an unrealized loss position prior to the sale date:

	2007		2006
(Dollars in millions)	Fair Value	Gross Realized Losses	Fair Value	Gross Realized Losses
Municipal obligations in continuous unrealized loss for:
0 - 6 months	$2.7	$0.1	$2.1	$0.1
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	0.4	—

	2.7	0.1	2.5	0.1

Corporate obligations in continuous unrealized loss for:
0 - 6 months	10.2	0.6	19.0	—
7 - 12 months	23.6	0.6	—	—
Greater than 12 months	—	—	1.5	—

	33.8	1.2	20.5	—

Foreign government obligations in continuous unrealized loss for:
0 - 6 months	9.0	0.2	6.2	—
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	9.0	0.2	6.2	—

U.S. government obligations in continuous unrealized loss for:
0 - 6 months	—	—	4.0	—
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	—	—	4.0	—

U.S. agency obligations in continuous unrealized loss for:
0 - 6 months	102.5	0.4	139.0	2.7
7 - 12 months	—	—	0.1	—
Greater than 12 months	—	—	—	—

	102.5	0.4	139.1	2.7

Mortgage-backed securities in continuous unrealized loss for:
0 - 6 months	238.0	0.1	46.2	—
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	238.0	0.1	46.2	—

Asset-backed securities in continuous unrealized loss for:
0 - 6 months	357.6	1.5	2.0	—
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	357.6	1.5	2.0	—

Other securities in continuous unrealized loss for:
0 - 6 months	—	—	—	—
7 - 12 months	—	—	—	—
Greater than 12 months	—	—	—	—

	—	—	—	—

Total	$743.6	$3.5	$220.5	$2.8

Excluded from 2007 and 2006, gross realized losses in the above table were impairment write-downs of $40.1 million and $0.1 million, respectively. Refer to the “Results of Operations – Financial Services” section for a further discussion of the impairment write-downs.

The following table provides the ratings distribution of the fixed income investment portfolio at December 31, 2007 and 2006 by segment:

Rating(1):
2007:
	Financial Guarantee	Financial Services	Combined
AAA	88%	91%	89%
AA	11	4	8
A	1	5	3
BBB	<1	0	<1
Below investment grade	0	<1	<1
Not rated	<1	0	<1

	100%	100%	100%

2006:
AAA	87%	91%	89%
AA	11	3	8
A	1	5	3
BBB	<1	1	<1
Below investment grade	0	<1	<1
Not rated	<1	0	<1

	100%	100%	100%

(1) Ratings represent Standard & Poor’s classifications. If unavailable, Moody’s rating is used.

Short-term investments in the Financial Guarantee portfolio consisted primarily of domestic and foreign currency denominated money market funds. Short-term investments in the Financial Services portfolio consisted of domestic money market funds.

Ambac’s fixed income portfolio includes securities covered by guarantees issued by Ambac Assurance and other financial guarantors (“insured securities”). The published Moody’s and S&P ratings on these securities reflect the higher of the financial strength rating of the financial guarantor or the rating of the underlying issuer. Rating agencies do not always publish separate underlying ratings (those ratings excluding the insurance by the financial guarantor) because the insurance cannot be legally separated from the underlying security by the insurer. Ambac obtains underlying ratings through ongoing dialog with rating agencies and other sources. In the event these underlying ratings are not available from the rating agencies, Ambac will assign an internal rating. The following table represents the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities at December 31, 2007:

(Dollars in millions) Financial Guarantee	Municipal obligations	Corporate obligations	Mortgage and asset- backed securities		Total	Weighted Average Underlying Rating
MBIA Insurance Corporation	$1,610.0	$53.8	$—		$1,663.8	AA-
Financial Security Assurance Inc	1,477.0	24.5	—		1,501.5	AA
Financial Guaranty Insurance Corp	1,274.0	—	—		1,274.0	AA-
Ambac Assurance Corporation	16.4	32.6	—		49.0	A-

Total	$4,377.4	$110.9	$—		$4,488.3	AA-

Financial Services
MBIA Insurance Corporation	$130.3	$—	$335.5		$465.8	A
Financial Security Assurance Inc	109.3	105.5	47.3		262.1	A
Financial Guaranty Insurance Corp	155.8	—	138.6		294.4	A
Ambac Assurance Corporation	33.7	—	519.2	(2)	552.9	BBB-
Assured Guaranty Corporation	—	—	46.0		46.0	BB+

Total	$429.1	$105.5	$1,086.6		$1,621.2	A-

(1)	Ratings represent the lower underlying rating assigned by S&P or Moody. If unavailable, Ambac’s internal rating is used.
(2)	Approximately $265.3 million matured in the first quarter of 2008.

Cash Flows. Net cash provided by operating activities was $945.4 million, $944.6 million and $1,039.0 million during 2007, 2006 and 2005, respectively. These cash flows were primarily provided by Financial Guarantee operations. The increase in cash provided by operating activities from 2006 to 2007 is primarily due to net claim recoveries in 2007 of $2.1 million compared to net claim payments of $105.6 million and $86.7 million in 2006 and 2005, respectively. This is partially offset by lower net premium receipts in 2007 and the proceeds from the 2006 sale of three aircraft. Future net cash provided by operating activities will be impacted by the level of premium collections, particularly upfront premiums, and claim payments. 2008 expected installment premium receipts and claim payments (for credits that are in default at December 31, 2007) are estimated to be approximately $465 million and $66.4 million, respectively. Net cash provided by financing activities was $564.9 million, $577.4 million and $393.7 million during 2007, 2006 and 2005, respectively. Financing activities for the years ended 2007, 2006 and 2005 included $296.7 million, $896.4 million and $321.3 million, respectively, in net investment and payment agreements issued (net of investment and payment agreement draws), which were provided primarily by the investment agreement business. Financing activities in 2007 included the proceeds of the issuance of DISCs of $393.4 million and variable interest entity notes of $280.6 million, partially offset by net purchases of treasury shares of $422.1 million. Financing activities for 2006 included a $200.0 million payment for the redemption of long-term debt, while 2005 included $396.3 million in proceeds from the issuance of long-term debt by Ambac. Financing activities also included net purchases of common stock held in treasury of $65.7 million and $279.1 million in 2006 and 2005, respectively. Net cash used in fixed income investing activities in 2007, 2006 and 2005 were $888.2 million, $1,939.5 million and $1,357.4 million, respectively. These investing activities were primarily net purchases of fixed income investment securities. Total cash provided by operating, investing and financing activities was $92.1 million, $4.2 million and $8.4 million during 2006, 2005 and 2004, respectively.

SPECIAL PURPOSE and VARIABLE INTEREST ENTITIES

Please refer to Note 2, Significant Accounting Policies” and Note 11, “Special Purpose Entities and Variable Interest Entities” of the Consolidated Financial Statements, located in Part II, Item 8, for information regarding special purpose and variable interest entities.

ACCOUNTING STANDARDS

Please refer to Note 2, “Significant Accounting Policies” of the consolidated Financial Statements, located in Part II, Item 8, for a discussion of the impact of recent accounting pronouncements on Ambac’s financial condition and results of operations.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

RISK MANAGEMENT

In the ordinary course of business, Ambac manages a variety of risks, principally credit, market, liquidity, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

Ambac recently announced that it had reorganized the risk management function. This reorganization contemplates structural and process-related changes related to risk management at Ambac, and evince an increased emphasis on risk-adjusted returns.

All risk management responsibilities are now consolidated in a newly-created Chief Risk Officer position. The Chief Risk Officer is therefore responsible for credit risk management; capital management and deployment; and surveillance and remediation of the existing insured portfolio. In the area of credit risk management, the Chief Risk Officer is charged with responsibility to review and strengthen underwriting policies and procedures, including identification of business sectors which will be emphasized, deemphasized or exited by Ambac. The Chief Risk Officer is also empowered to veto any transaction that has been approved by the relevant credit committee. However, the CEO may override the Chief Risk Officer’s veto, upon notice to the Chairman of the Audit and Risk Assessment Committee of Ambac’s Board of Directors. The Chief Risk Officer reports to the Board of Directors on a “dotted line” basis and will inform and update the Audit and Risk Management Committee of the Board of Directors with respect to risk-related topics. Additionally, a newly created Capital and Risk Analysis Group, which has responsibility for transaction and portfolio based risk/return and capital analyses, reports to the Chief Risk Officer.

Credit Risk. Ambac is exposed to credit risk in various capacities including as an issuer of financial guarantees, as counterparty to reinsurers and derivative and other financial contracts and as a holder of investment securities. Ambac’s Portfolio Risk Management Committee (“PRMC”) employs various procedures and controls to monitor and manage credit risk. The PRMC is comprised of senior risk professionals and senior management of Ambac. Its purview is enterprise-wide and its focus is on risk limits and measurement, concentration and correlation of risk, and the attribution of economic and regulatory capital in a portfolio context.

All financial guarantees and credit derivatives issued are subject to a formal credit underwriting process. Various factors affecting the creditworthiness of the underlying obligation are evaluated during the underwriting process. Senior credit personnel approve all transactions prior to issuing a financial guarantee or credit derivative. Subsequent to the issuance of a financial guarantee or credit derivative, surveillance personnel perform periodic reviews of exposures according to a schedule based on the risk profile of the guaranteed obligations or as necessitated by specific credit events or other macro-economic variables. Proactive credit remediation can help secure rights and remedies which mitigate losses in the event of default.

Ambac manages credit risk associated with its investment portfolio through adherence to specific investment guidelines. These guidelines establish limits based upon single risk concentration, asset type limits and minimum credit rating standards. Additionally, senior credit personnel monitor the portfolio on a continuous basis. Credit risks relating to derivative positions (other than credit derivatives) primarily concern the default of a counterparty. The counterparty creditworthiness of new clients is separately evaluated by senior credit personnel upon entering these contracts. Counterparty default exposure is mitigated through the use of industry standard collateral posting agreements. For counterparties subject to such collateral posting agreements, collateral is posted when a derivative counterparty’s credit exposure exceeds contractual limits. Please refer to Note 4 “Investments”, located in Part II, Item 8, and “Liquidity and Capital Resources” in Management’s Discussion and Analysis. Located in Part II, Item 7 for disclosures of collateral posted to Ambac under derivative contracts.

To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance (i) monitors the financial condition of its reinsurers, (ii) is entitled to receive collateral from its reinsurance counterparty in certain reinsurance contracts, and (iii) has certain cancellation rights that can be exercised by Ambac Assurance in the event of a rating downgrade (S&P or Moody’s) of a reinsurer. Given the financial strength of its reinsurers at the inception of each reinsurance contract, Ambac Assurance requires collateral from reinsurers primarily to (i) receive statutory credit for the reinsurance for foreign reinsurers, (ii) provide liquidity to Ambac Assurance in the event of claims on the reinsured exposures, and (iii) enhance rating agency credit for the reinsurance. When a reinsurer is downgraded by one or more rating agencies, less capital credit is given to Ambac Assurance under rating agency models. Ambac Assurance held letters of credit and collateral amounting to approximately $571.5 million from its reinsurers at December 31, 2007. The largest reinsurer accounted for 5.6% of gross par outstanding at December 31, 2007.

As of December 31, 2007, the aggregate amount of insured par ceded by Ambac to reinsurers under reinsurance agreements was $88,050 million. The following table represents the percentage ceded to reinsurers and reinsurance recoverable at December 31, 2007 and its rating levels as of February 26, 2008:

Reinsurers	Standard & Poor’s rating	Credit watch	Moody’s rating	Credit watch	Percentage of total par ceded	Net unsecured reinsurance recoverable (in thousands)(3)
Assured Guaranty Re Ltd.	AA	Stable	Aa2	Stable	39.25%	—
Radian Asset Assurance Inc	AA	Stable	Aa3	Stable	15.28%	48
RAM Reinsurance Company Ltd.	AAA	CWN	Aa3	Rating under review	10.39%	—
Swiss Reinsurance Co.	AA-	Stable	Aa2	Stable	9.22%	—
BluePoint Re Ltd	AA	CWN	Aa3	Rating under review	6.57%	—
Assured Guaranty Corporation	AAA	Stable	Aaa	Stable	5.39%	1,582
Sompo Japan Insurance Inc	AA-	Stable	Aa3	Stable	5.29%	—
MBIA Insurance Corporation	AAA	Negative Outlook	Aaa	Negative outlook	4.44%	—
Financial Security Assurance Inc	AAA	Stable	Aaa	Stable	1.81%	—
XL Financial Assurance(1)	A-	CWN	A3	Rating under review	1.06%	—
Other(2)					1.31%	4,193

Total					100.00%	$5,823

(1)	Reinsurer was downgraded in 2008 by S&P and Moody’s. According to the terms of the reinsurance agreement, Ambac Assurance has certain cancellation rights that can be exercised.

CWN – credit watch negative

(2)	Included in “Other” are reinsurers with less than 1% of total par ceded. The aggregate of these reinsurers represent a weighted-average rating of A+ based on the lower of S&P and Moody’s.
(3)	Represents ceded case loss and loss expense reserves and reinsurance recoverables on ceded paid losses and loss expenses, less ceded premium payables due to reinsurers, letters of credit, and collateral posted for the benefit of the Company.

RWN – rating watch negative

In light of the ongoing nature of ratings actions or announcements by the rating agencies, one should consult announcements by the rating agencies, the websites of the rating agencies and Ambac’s website for the then current publicly available information.

Market Risk. Market risk represents the potential for losses that may result from changes in the value of a financial instrument as a result of changes in market conditions. The primary market risks that would impact the value of Ambac’s financial instruments are interest rate risk, basis risk (e.g., taxable index rates relative to issue specific or tax-exempt index rates) and credit spread risk. Below we discuss each of these risks and the specific types of financial instruments impacted. Senior managers in Ambac’s Risk Analysis and Reporting group are responsible for monitoring risk limits and applying risk measurement methodologies. The results of this effort are reported to the PRMC. The estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. Ambac utilizes various systems, models and stress test scenarios to monitor and manage market risk. This process includes frequent analyses of both parallel and non-parallel shifts in the yield curve, “Value-at-Risk” (“VaR”) and changes in credit spreads. These models include estimates, made by management, which utilize current and historical market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market.

Financial instruments that may be adversely affected by changes in interest rates consist primarily of investment securities, loans, investment agreement liabilities, obligations under payment agreements, long-term debt, and derivative contracts used for hedging purposes. The following table summarizes the estimated change in fair value (based primarily on the valuation models discussed above) on these financial instruments, assuming immediate changes in interest rates at specified levels at December 31, 2007 and 2006:

(Dollars in millions) Change in Interest Rates	Estimated Net Fair Value	Estimated Change in Net Fair Value
2007:
300 basis point rise	$7,630	$(1,648)
200 basis point rise	8,243	(1,035)
100 basis point rise	8,793	(485)
Base scenario	9,278	—
100 basis point decline	9,698	420
200 basis point decline	10,056	778
300 basis point decline	10,349	1,071

2006:
300 basis point rise	$7,585	$(1,552)
200 basis point rise	8,167	(970)
100 basis point rise	8,683	(454)
Base scenario	9,137	—
100 basis point decline	9,526	389
200 basis point decline	9,850	713
300 basis point decline	10,111	974

Ambac, through its subsidiary Ambac Financial Services, is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. Ambac Financial Services manages its municipal interest rate swaps business with the goal of being market neutral to changes in overall rates while retaining some basis risk. Ambac’s municipal interest rate swap portfolio may be adversely affected by changes in basis. If actual or projected tax-exempt interest rates increase or decrease in a parallel shift by 1% in relation to taxable interest rates, Ambac will experience a market-to-market gain or loss of $0.15 million and $0.04 million at December 31, 2007 and 2006, respectively.

The estimation of potential losses arising from adverse changes in market relationships, known as VaR, is a key element in management’s monitoring of basis risk for the municipal interest rate swap portfolio. Ambac has developed a VaR methodology to estimate potential losses using a one day time horizon and a 99% confidence level. This means that Ambac would expect to incur losses greater than that predicted by VaR estimates only once in every 100 trading days, or about 2.5 times a year. Ambac’s methodology estimates VaR using a 300-day historical “look back” period. This means that changes in market values are simulated using market inputs from the past 300 days. For the years ended December 31, 2007 and 2006, Ambac’s VaR, for its interest rate swap portfolio averaged approximately $0.4 million and $1.3 million, respectively. Ambac’s VaR ranged from a high of $0.9 million to a low of $0.3 million in 2007 and from a high of $2.3 million to a low of $0.3 million in 2006. Ambac supplements its VaR methodology, which it believes is a good risk management tool in normal markets, by performing rigorous stress testing to measure the potential for losses in abnormally volatile markets. These stress tests include (i) parallel and non-parallel shifts in the yield curve and (ii) immediate changes in normal basis relationships, such as those between taxable and tax-exempt markets.

The municipal interest rate swaps we provide require Ambac Financial Services to receive a fixed rate and pay either a tax-exempt index rate or an issue-specific bond rate on a variable-rate municipal bond. The variable-rate municipal bonds typically reset weekly and contain a liquidity facility provided by third party banks. In the event that there is a failed remarketing of the bonds, the liquidity facility provider will purchase the bonds. The underlying bonds are wrapped by Ambac. The current dislocation in the credit markets and the recent rating agency actions on Ambac began effecting the marketability of such variable rate bonds in early 2008. This has led to increases in interest rates for those bonds and accordingly increases in Ambac’s payments under the interest rate swaps where we pay an issue-specific rate, resulting in mark-to-market losses. Assuming the dislocation in the credit markets continues and the rates of the variable rate bonds related to our municipal swaps immediately increased 300bps for a one year period, we would recognize additional mark-to-market losses of approximately $60.9 million at December 31, 2007. The municipal interest rate swaps where we pay an issue-specific bond rate contain provisions that are designed to protect against certain forms of basis risk or tax reform. These provisions include the ability of Ambac Financial Services to convert its rate from the underlying issue-specific bond rate to an alternative floating rate that is a tax-exempt index rate or a fixed percentage of taxable index rate, in the event that the interest rate on the bond is adversely affected due to a credit downgrade or in the event of a liquidity facility put. Assuming these triggering events were to occur for the entire municipal swap portfolio and Ambac Financial Services were to convert its rate to an alternative floating rate, we would recognize mark-to-market gains of approximately $106.7 million. In certain transactions one or more of these triggering events have in fact occurred and Ambac is evaluating its available remedies.

Ambac Financial Services provides certain liquidity assurance guarantees to municipalities issuing variable-rate bonds. Municipalities of variable-rate bonds are required to maintain a liquidity facility provided by third party banks. In the event that there is a failed remarketing of the bonds, the liquidity facility provider will purchase the bonds. To limit its exposure to the increase in the cost of obtaining the liquidity facility, municipalities entered into a liquidity assurance agreement with Ambac, whereby Ambac receives a fixed fee and pays the municipalities their cost of the funding for the liquidity facilities. The cost of liquidity Ambac is required to pay under the liquidity guarantee is capped at a predetermined threshold. Typically, the underlying bonds are wrapped by Ambac. Ambac is not obligated to provide the liquidity facility in the event that a liquidity facility is no longer available. The widening of credit spreads on Ambac wrapped bonds could potentially lead to Ambac paying a higher cost on these liquidity assurance guarantees when the municipalities renew their liquidity facilities. Assuming the cost of liquidity to the municipalities increased to a rate equal to or greater than the capped rate under the liquidity assurance guarantees at December 31, 2007, Ambac’s increased costs on an annual basis would be approximately $6.2 million.

Financial instruments that may be adversely affected by changes in credit spreads include Ambac’s outstanding credit derivative and total return contracts. Ambac, through its subsidiary Ambac Credit Products, enters into credit derivative contracts. These contracts require Ambac Credit Products to make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). If credit spreads of the underlying obligations change, the market value of the related credit derivative changes. As such, Ambac Credit Products could experience mark-to-market gains or losses. Market liquidity could also impact valuations. Changes in credit spreads are generally caused by changes in the market’s perception of the credit quality of the underlying obligations. Ambac offers credit derivatives to provide credit protection enabling financial institutions to hedge portfolios of credit risk achieving either economic or regulatory relief. Ambac Credit Products structures its contracts with partial hedges from various financial institutions or with first loss protection. Such structuring mitigates Ambac Credit Products’ risk of loss and reduces the price volatility of these financial instruments. Management models the potential impact of credit spread changes on the value of its contracts.

Ambac, through its subsidiary Ambac Capital Services, enters into total return swap contracts. These contracts require Ambac Capital Services to pay a specified spread in excess of LIBOR in exchange for receiving the total return of an underlying fixed income obligation over a specified period of time. If credit spreads of the underlying obligations change, the market value of the related total return swaps changes and Ambac Capital Services could experience mark-to-market gains or losses.

The following table summarizes the net par exposure outstanding and net derivative asset (liability) balance related to credit derivatives and total return swaps as of December 31, 2007 by asset type ($ in millions):

	CDO of ABS	CDO of CDO	CLO	Other(2)	Total
Net par outstanding(1)	$26,675	$2,472	$20,818	$16,284	$66,249
Net asset (liability) fair value	(3,778)	(1,871)	(222)	(147)	(6,018)

(1)	Par amounts do not include outstanding commitments to provide guarantees. Certain financial guarantee commitments relate to potential increases in funding levels for existing credit derivative exposures or otherwise require fair value accounting. The amount of such outstanding commitments was $4,749 million at December 31, 2007.
(2)	Includes total return swaps with a total notional value of $535 million as of December 31, 2007.

The following table summarizes the estimated change in fair values (based primarily on the valuation models discussed above) on the net balance of Ambac’s net structured credit derivative and total return swap positions assuming immediate parallel shifts in spreads at December 31, 2007 ($ in millions):

	Estimated Unrealized Gain / (Loss)
Change in Underlying Spreads	CDO of ABS	CDO of CDO	CLO	Other(1)	Total	Total Estimated Unrealized Gain/(Loss)
500 basis point widening	$(2,490)	$(510)	$(1,686)	$(1,324)	$(6,010)	$(12,028)
250 basis point widening	(1,246)	(255)	(843)	(663)	(3,007)	(9,025)
50 basis point widening	(249)	(51)	(168)	(132)	(600)	(6,618)
Base scenario	—	—	—	—	—	(6,018)
50 basis point narrowing	245	51	169	106	571	(5,447)
250 basis point narrowing	1,197	255	291	191	1,934	(4,084)
500 basis point narrowing	2,345	510	294	193	3,342	(2,675)

(1)	Includes total return swaps.

The impact of changes in spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably and may be impacted differently in the current market environment. For example, we have generally observed the greatest volatility and lowest prices (widest spreads) for CDO of CDO transactions, which are collateralized primarily with mezzanine tranches of other CDOs. The collateral of these inner CDOs consists primarily of triple-B rated tranches of sub-prime and mid-prime RMBS. We expect the extreme price volatility to continue until uncertainty regarding the sub-prime sector and credit markets in general is reduced.

During 2007, Ambac incurred net mark-to-market losses on credit derivative contracts of ($6,004) million related primarily to credit derivatives on CDOs of ABS containing sub-prime RMBS exposure (including CDOs of CDOs) and CLOs containing corporate credit risk. During 2007, spreads on the underlying CDO of ABS including CDO of CDO securities widened by an average of approximately 779 basis points which, combined with the effects of credit deterioration, resulted in mark-to-market losses of ($5,637) million. Also during 2007, spreads on underlying corporate CLO obligations widened by an average of 73 basis points, causing a mark-to-market loss of ($227) million. This credit spread widening and resulting negative mark-to-market is driven by lower prices in certain structured finance asset classes which are reflected in the fair value of our credit derivatives. The lower prices are attributable to uncertainty regarding the ultimate outcome of sub-prime mortgage losses and the quality of high yield corporate loans. These uncertainties, along with reduced demand for certain structured asset classes, a lack of liquidity in the markets and forced selling by structured and/or leveraged investment vehicles, all combined to exacerbate pricing declines across the structured debt capital markets.

In early 2008, the independent rating agencies have continued to downgrade mortgage-backed and CDO securities, including many of the securities underlying our credit derivatives. Additionally, general market value indications on structured securities and quoted prices on many of the reference obligations of our credit derivatives have continued to decline, particularly with respect to CDO of ABS exposures and to a lesser extent CLOs. As a result, mark-to-market losses on credit derivatives and total return swaps are estimated to be approximately $650 million for the month of January 2008, with the trend continuing into February.

Liquidity Risk. Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in financial guarantee contracts, derivative contracts and investment agreements. Ambac Assurance manages its liquidity risk by maintaining a comprehensive analysis of projected cash flows. Additionally, the financial guarantee business maintains a minimum level of cash and short-term investments at all times. The investment agreement business manages liquidity risk by closely matching the maturity schedules of its invested assets, including hedges, with the maturity schedules of its investment agreement liabilities. Ambac Financial Services maintains cash and short-term investments and closely matches the date swap payments are made and received. See additional discussion in “Liquidity and Capital Resources” section.

Operational Risk. Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. Shortcomings or failures in our internal processes, people or systems could lead to disruption of our businesses. Ambac mitigates operational risk by maintaining and testing critical systems (and their system backup) and performing ongoing control procedures to monitor transactions and positions, maintain documentation, confirm transactions and ensure compliance with regulations.

Ambac maintains a disaster recovery site in upstate New York as part of its Disaster Recovery Plan. This remote hot-site facility is complete with user work stations, phone system, data center, internet connectivity and a power generator, capable of serving the needs of the disaster recovery team to support all business segment operations. The plan, facility and systems are revised and upgraded where necessary, and user tested annually to confirm their readiness.

Legal Risk. Legal risks attendant to Ambac’s businesses include uncertainty with respect to the enforceability of the obligations insured by Ambac Assurance and the security for such obligations, as well as uncertainty with respect to the enforceability of the obligations of Ambac’s counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. Ambac seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

Item 8.	Financial Statements and Supplementary Data.

Management’s Responsibility for Financial Information

The management of Ambac Financial Group, Inc. (“Ambac”) is responsible for the integrity and objectivity of the Consolidated Financial Statements and all other financial information presented in this Form 10-K and for assuring that such information fairly presents the consolidated financial position and operating results of Ambac. The accompanying Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles using management’s best estimates and judgment. The financial information presented elsewhere in this Form 10-K is consistent with that in the Consolidated Financial Statements.

The independent registered public accounting firm audits Ambac’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit and Risk Assessment Committee of the Board of Directors, comprised solely of independent directors, meets regularly with financial and risk management, the internal auditors and the independent registered public accounting firm to review the work and procedures of each. The independent registered public accounting firm and the internal auditors have free access to the Audit and Risk Assessment Committee, without the presence of management, to discuss the results of their work and their considerations of Ambac and its subsidiaries and the quality of Ambac’s financial reporting. The Audit and Risk Assessment Committee appoints the independent registered public accounting firm, subject to stockholder approval.

Management’s Report on Internal Control Over Financial Reporting

The management of Ambac is responsible for establishing and maintaining adequate internal control over financial reporting. Ambac’s internal control over financial reporting is a process designed under the supervision of the chief executive officer and chief financial officer and effected by Ambac’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Ambac’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. Ambac’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of Ambac; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Ambac; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ambac’s assets that could have a material effect on the financial statements.

As of December 31, 2007, management conducted an assessment of the effectiveness of Ambac’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation in relation to the criteria established in Internal Control —Integrated Framework, management concluded that Ambac’s internal control over financial reporting is effective as of December 31, 2007.

The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein, which expresses an unqualified opinion on the effectiveness of Ambac’s internal control over financial reporting as of December 31, 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ambac Financial Group, Inc.:

We have audited Ambac Financial Group, Inc. and subsidiaries’ (the “Company” or “Ambac”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Ambac maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Ambac as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008, expressed an unqualified opinion on those consolidated financial statements.

New York, New York
February 29, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ambac Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of Ambac Financial Group, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2006 Ambac Financial Group, Inc. changed its methods of accounting for variable interest entities and stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ambac Financial Group, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

New York, New York
February 29, 2008

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
(Dollars in Thousands, Except per Share Data)	2007	2006
Assets:
Investments:
Fixed income securities, at fair value (amortized cost of $17,225,611 in 2007 and $16,499,731 in 2006)	$17,127,485	$16,800,338
Fixed income securities pledged as collateral, at fair value (amortized cost of $345,140 in 2007 and $311,546 in 2006)	374,840	307,101
Short-term investments (amortized cost of $879,039 in 2007 and $311,759 in 2006)	879,067	311,759
Other (cost of $13,571 in 2007 and $13,427 in 2006)	14,278	14,391

Total investments	18,395,670	17,433,589
Cash	123,933	31,868
Securities purchased under agreements to resell	—	273,000
Receivable for securities sold	11,068	12,857
Investment income due and accrued	202,737	193,199
Reinsurance recoverable on paid and unpaid losses	11,862	3,921
Prepaid reinsurance	489,028	315,498
Deferred taxes	2,116,380	—
Deferred acquisition costs	255,639	252,115
Loans	867,676	625,422
Derivative assets	990,534	1,019,339
Other assets	100,484	107,005

Total assets	$23,565,011	$20,267,813

Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$3,123,860	$3,037,544
Losses and loss expense reserve	484,276	220,074
Ceded reinsurance balances payable	32,435	20,084
Obligations under investment and payment agreements	8,570,902	8,202,590
Obligations under investment repurchase agreements	135,524	154,287
Securities sold under agreement to repurchase	100,000	—
Deferred income taxes	—	258,067
Current income taxes	97,826	49,920
Long-term debt	1,669,945	991,804
Accrued interest payable	113,443	105,129
Derivative liabilities	6,685,528	667,066
Other liabilities	270,734	275,670
Payable for securities purchased	645	95,973

Total liabilities	21,285,118	14,078,208

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized shares—4,000,000; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; authorized shares—350,000,000; issued and outstanding shares—109,193,096 at December 31, 2007 and at December 31, 2006	1,092	1,092
Additional paid-in capital	839,952	790,168
Accumulated other comprehensive income	(22,138)	187,518
Retained earnings	2,107,773	5,470,049
Common stock held in treasury at cost, 7,643,073 shares at December 31, 2007 and 3,462,543 shares at December 31, 2006	(646,786)	(259,222)

Total stockholders’ equity	2,279,893	6,189,605

Total liabilities and stockholders’ equity	$23,565,011	$20,267,813

See accompanying Notes to Consolidated Financial Statements.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
(Dollars in Thousands, Except Share Data)	2007	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$1,031,402	$996,669	$1,096,023
Ceded premiums written	(277,532)	(103,496)	(99,673)

Net premiums written	$753,870	$893,173	$996,350

Net premiums earned	$841,461	$811,623	$816,324
Other credit enhancement fees	76,434	59,760	50,091

Net premiums earned and other credit enhancement fees	917,895	871,383	866,415
Net investment income	465,048	423,885	378,096
Net realized investment gains	9,931	7,085	6,307
Net mark-to-market (losses) gains on credit derivative contracts	(6,004,391)	9,068	13,618
Other income	10,733	39,559	12,467
Financial Services:
Investment income	445,344	391,732	270,299
Derivative products	6,877	16,638	15,757
Net realized investment (losses) gains	(29,053)	59,255	2,314
Net mark-to-market (losses) gains on total return swap contracts	(33,301)	2,508	1,330
Net mark-to-market (losses) on non-trading derivative contracts	(9,059)	(1,414)	44,201
Corporate:
Net investment income	5,050	11,614	3,345
Net realized investment gains	—	791	—

Total revenues	(4,214,926)	1,832,104	1,614,149

Expenses:
Financial Guarantee:
Losses and loss expenses	256,109	20,004	149,856
Underwriting and operating expenses	139,344	133,740	117,701
Interest expense on variable interest entity notes	4,622	—	—
Financial Services:
Interest from investment and payment agreements	420,005	359,904	239,255
Other expenses	12,229	12,389	13,683
Corporate:
Interest	85,740	75,294	55,896
Other expenses	13,941	20,560	14,994

Total expenses	931,990	621,891	591,385

Pre-tax (loss) income from continuing operations	(5,146,916)	1,210,213	1,022,764
(Benefit) provision for income taxes	(1,898,759)	334,302	271,754

Net (loss) income	$(3,248,157)	$875,911	$751,010

Net (loss) income per share	$(31.56)	$8.22	$6.94
Net (loss) income per diluted share	$(31.56)	$8.15	$6.87
Weighted-average number of common shares outstanding:
Basic	102,929,122	106,593,409	108,280,281
Diluted	102,929,122	107,536,339	109,394,985

See accompanying Notes to Consolidated Financial Statements.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	Years Ended December 31,
(Dollars in Thousands)	2007		2006		2005
Retained Earnings:
Balance at January 1	$5,470,049		$4,718,730		$4,058,118
Net (loss) income	(3,248,157)	$(3,248,157)	875,911	$875,911	751,010	$751,010

Dividends declared—common stock	(79,566)		(69,910)		(58,805)
Dividends on restricted stock units	(19)		(636)		—
Exercise of stock options	(34,534)		(54,046)		(31,593)

Balance at December 31	$2,107,773		$5,470,049		$4,718,730

Accumulated Other Comprehensive (Loss) Income:
Balance at January 1	$187,518		$192,254		$286,756
Unrealized (losses) on securities, ($364,817), ($26,882), and ($124,780), pre-tax, in 2007, 2006 and 2005, respectively(1)		(200,493)		(15,396)		(87,280)
(Losses) gains on derivative hedges, ($20,411), $9,210, and $1,205 pre-tax in 2007, 2006 and 2005, respectively		(11,719)		5,149		1,122
Adjustment to initially apply FASB Statement No. 158, $2,611 pre-tax in 2007 and ($3,518) pre-tax in 2006	1,697		(2,287)			—
Foreign currency gain (loss)		859		7,798		(8,344)

Other comprehensive (loss) income	(211,353)	(3,459,510)	(2,449)	(2,449)	(94,502)	(94,502)

Total comprehensive (loss) income		$(3,463,576)		$873,462		$656,508

Balance at December 31	$(22,138)		$187,518		$192,254

Preferred Stock:
Balance at January 1 and December 31	$—		$—		$—

Common Stock:
Balance at January 1	$1,092		$1,092		$1,089
Issuance of stock	—		—		3

Balance at December 31	$1,092		$1,092		$1,092

Additional Paid-in Capital:
Balance at January 1	$790,168		$723,680		$694,465
Stock based compensation	41,273		48,669		17,986
Excess tax benefit related to share-based compensation	8,511		17,819		9,468
Issuance of stock	—		—		1,761

Balance at December 31	$839,952		$790,168		$723,680

Common Stock Held in Treasury at Cost:
Balance at January 1	$(259,222)		$(247,578)		$—
Cost of shares acquired	(449,392)		(126,703)		(309,670)
Shares issued under equity plans	61,828		115,059		62,092

Balance at December 31	$(646,786)		$(259,222)		$(247,578)

Total Stockholders’ Equity at December 31	$2,279,893		$6,189,605		$5,388,178

(1)	Disclosure of reclassification amount:

	2007	2006	2005
Unrealized holding (losses) gains arising during period	$(195,657)	$(10,505)	$(84,273)
Less: reclassification adjustment for net gains included in net income	4,836	4,891	3,007

Net unrealized (losses) gains on securities	(200,493)	(15,396)	(87,280)

See accompanying Notes to Consolidated Financial Statements.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in Thousands)	2007	2006	2005
Cash flows from operating activities:
Net income	$(3,248,157)	$875,911	$751,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,695	2,865	4,287
Amortization of bond premium and discount	1,243	3,288	(2,736)
Share-based compensation	37,339	37,199	17,987
Current income taxes	47,906	33,194	16,544
Deferred income taxes	(2,202,806)	5,055	71,275
Deferred acquisition costs	2,924	(31,212)	(17,429)
Unearned premiums, net	(87,214)	84,441	169,772
Losses and loss expenses	256,261	(84,256)	63,119
Ceded reinsurance balances payable	12,351	(3,662)	5,498
Investment income due and accrued	(9,538)	(21,868)	(11,140)
Accrued interest payable	8,314	5,237	31,012
Net mark-to-market losses (gains)	6,046,751	(10,162)	(59,149)
Net realized investment gains	19,122	(67,131)	(8,621)
Other, net	58,193	115,684	7,610

Net cash provided by operating activities	945,384	944,583	1,039,039

Cash flows from investing activities:
Proceeds from sales of bonds	1,035,321	850,015	2,183,563
Proceeds from matured bonds	1,816,672	1,949,356	1,464,970
Purchases of bonds	(3,740,241)	(4,738,905)	(5,005,902)
Change in short-term investments	(567,280)	160,275	49,192
Securities purchased under agreements to resell	273,000	146,000	(66,000)
Loans, net	(242,254)	59,340	2,131
Recoveries from impaired investments	6,458	55,474	—
Other, net	137	753	(52,298)

Net cash used in investing activities	(1,418,187)	(1,517,692)	(1,424,344)

Cash flows from financing activities:
Dividends paid	(79,566)	(69,910)	(58,805)
Securities sold under agreements to repurchase	100,000	—	—
Proceeds from issuance of investment and payment agreements	2,501,559	2,298,247	1,569,193
Payments for investment and payment draws	(2,204,841)	(1,401,806)	(1,247,905)
Proceeds from issuance of long-term debt	673,991	—	396,332
Payments for redemption of long-term debt	—	(200,000)	—
Capital issuance costs	(6,070)	(3,498)	(5,035)
Net cash collateral received	(6,618)	2,196	17,175
Issuance of common stock	—	—	1,764
Purchases of treasury stock	(449,392)	(126,703)	(309,670)
Proceeds from sale of treasury stock	27,294	61,013	30,608
Excess tax benefit related to share-based compensation	8,511	17,819	—

Net cash provided by financing activities	564,868	577,358	393,657

Net cash flow	92,065	4,249	8,352
Cash at January 1	31,868	27,619	19,267

Cash at December 31	$123,933	$31,868	$27,619

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$208,119	$248,186	$185,927
Interest expense on long-term debt	$83,016	$79,860	$46,120
Interest on investment agreements	$408,380	$340,709	$250,935
Cash received during the year for:
Income taxes	$—	$—	$896

See accompanying Notes to Consolidated Financial Statements.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

1        BACKGROUND

Ambac is a holding company incorporated in the state of Delaware. Ambac, through its subsidiaries, provides financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal financial guarantee operating subsidiary, Ambac Assurance Corporation is a guarantor of public finance and structured finance obligations and, as of December 31, 2007, has been assigned triple-A ratings from Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services, and a double-A rating from Fitch, Inc. As of February 29, 2008 Moody’s has Ambac’s triple-A rating review for possible downgrade, Standard and Poor’s has Ambac’s triple-A rating on “credit watch negative” and Fitch has Ambac’s double-A rating on “rating watch negative.”

Ambac’s Financial Services segment provides financial and investment products including investment agreements, funding conduits, interest rate, currency and total return swaps, principally to its insurance company clients. As a result of recent rating agency actions, as well as widespread disruption in the capital markets and investor concern with respect to our financial position, we have been able to write only a limited amount of new financial guarantee business since November 2007.

In recent months, we have undertaken a review of all our business units. In conducting this review, we considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with our efforts to raise capital and maintain our triple-A ratings, we expect to:

•

Emphasize our public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including emphasizing segments of the global infrastructure market, student loans, leasing & asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines;

•	Suspend underwriting all structured finance businesses (domestic and international), for six months in order to accumulate capital;

•

Discontinue underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market transactions;

•	Discontinue the execution of credit enhancement transactions in credit default swap format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

We also will reduce the quarterly dividend payable on our common shares to $.01 per share.

Notwithstanding these actions, management remains confident that its claim paying ability is adequate to support policyholder liabilities.

In addition, Ambac is in the process of evaluating several options related to its capitalization which are focused on maintaining Ambac Assurance’s triple-A financial strength rating from the major rating agencies. These options may include a plan to raise additional capital. In the event that we do not maintain our current ratings, we believe that we can execute a significantly reduced business plan to operate with double-A ratings

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

that will include Structured Finance, International and reinsurance across a variety of bond types. In that circumstance, we expect to accumulate capital and position ourselves to regain our triple-A ratings. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

2        SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac and subsidiaries have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Such estimates are used in connection with certain fair value measurements. See Note 17 for further discussions on estimates used in the determination of fair value of credit derivative transactions. Moreover, estimates are significant in determining the amounts of loss reserves for non-derivative insurance business. Actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates. The significant accounting policies of Ambac are described below:

Consolidation:

The consolidated financial statements include the accounts of Ambac and all other entities in which Ambac has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as special purpose entities (“SPEs”), through arrangements that do not involve controlling voting interests.

There are two different accounting frameworks applicable to SPEs; the qualifying SPE (“QSPE”) framework under Statement of Financial Accounting Standards (“SFAS”) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125”); and the variable interest entity (“VIE”) framework under Financial Interpretation Number (“FIN”) 46R “Consolidation of Variable Interest Entities”. The applicable framework depends on the nature of the entity and Ambac’s relationship to that entity.

The QSPE framework is applicable when an entity transfers (sells) financial assets to a SPE meeting certain criteria as defined in SFAS 140. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparties, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. Ambac adheres to the QSPE criteria for its medium-term note issuance program and does not consolidate those SPEs.

When the SPE does not meet the QSPE criteria, consolidation is assessed pursuant to FIN 46(R). Under FIN 46(R), a VIE is defined as an entity that is not assessed for consolidation by determining which party maintains a controlling voting interest. As such, a VIE (i) lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties, (ii) equity owners lack the right to make significant decisions affecting the entity’s operations, and (iii) equity owners do not have an obligation to absorb or the right to receive the entity’s losses or returns.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

FIN 46(R) requires a variable interest holder (e.g., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. Ambac determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. When qualitative analysis is not conclusive Ambac performs a quantitative analysis.

In April of 2006, the FASB issued FASB Staff Position (FSP) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”. FSP FIN 46(R)-6 requires that the analysis of VIEs, in accordance with FIN 46(R), be based on the design of the entity (referred to as a “by design” approach). This evaluation requires an analysis of the nature of risks in a VIE, determining the purpose for which the entity was created, and determining the variability the VIE was designed to create and pass along to its interest holders. Accordingly, Ambac elected to consider, in its consolidation evaluation, the facts and circumstances surrounding the design of transactions, including participation of all interested parties. This evaluation considers the nature of all subordinate variable interest holders within the design of the transaction. FSP FIN 46(R)-6 permitted retrospective application to the date of the initial application of FIN 46(R). Under this provision, Ambac elected to retrospectively apply the new guidance as of December 31, 2006. As a result of retrospectively applying FSP FIN 46(R)-6, Ambac de-consolidated three transactions where it previously had concluded it was the primary beneficiary. Reporting periods prior to December 31, 2006 have also been adjusted to reflect the effects of this de-consolidation. All previously consolidated VIEs were bankruptcy remote special purpose financing entities created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac is not primarily liable for the debt obligations of these previously consolidated entities. Ambac would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac’s creditors do not have rights with regard to the assets of these previously consolidated VIEs.

Under a separate transaction which closed during 2007, Ambac determined it was the primary beneficiary and therefore consolidated a VIE as a result of providing a financial guarantee. Refer to Note 11, Special Purpose Entities and Variable Interest Entities, for further discussion of this transaction.

On August 11, 2005, the FASB issued an Exposure Draft “Accounting for Transfers of Financial Assets”, an amendment to SFAS No. 140. The comment period ended on October 10, 2005. The FASB is still in the process of redeliberating the Exposure Draft. A representative of the FASB publicly stated they are working toward eliminating the concept of the QSPE by the beginning of 2009. Eliminating the QSPE concept could potentially require Ambac to consolidate certain VIEs it has involvement with as described in Note 11, Special Purpose Entities and Variable Interest Entities. These VIEs have total assets of approximately $2,700,000 at December 31, 2007. It remains unclear how the potential consolidation of these entities would be reported on the financial statements as the FASB continues to deliberate this issue. Ambac will continue to monitor the status of the FASB project and assess the implications of the final provisions on its financial statements.

Investments:

Ambac’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale as defined by SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. Available-for-sale securities are reported in the financial statements at fair value with unrealized gains and losses, net of deferred taxes, reflected in Accumulated Other Comprehensive Income in Stockholders’ Equity and are computed using amortized cost as the basis. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. For purposes of computing amortized cost, premiums and discounts are accounted for using the effective interest method over the remaining term of the securities. Premiums and discounts for bonds that do not have a large number of similar underlying loans to consider estimates of future principal payments, typically corporate and municipal bonds, are amortized or accreted over the remaining term of the securities even if they are callable. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments on a retrospective basis. Certain short-term investments, such as money market funds, are carried at cost, which approximates fair value. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

Ambac has a formal impairment review process for all securities in its investment portfolio. Ambac conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its amortized cost and the decline is considered “other than temporary.” If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss; net of tax in Accumulated Other Comprehensive Income in Stockholders’ Equity on our Consolidated Balance Sheets. If we believe the decline is “other than temporary”, we write down the carrying value of the investment and record a loss on our Consolidated Statements of Operations. Factors considered when assessing impairment include: (i) debt securities whose fair values have declined by 20% or more below amortized cost; (ii) debt securities whose market values have declined by 5% or more but less than 20% below amortized cost for a continuous period of at least six months; (iii) recent downgrades by rating agencies; (iv) the financial condition of the issuer and analysis of projected defaults on the underlying collateral; (v) whether scheduled interest payments are past due; and (vi) whether Ambac has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. Ambac’s assessment of a decline in value includes management’s current judgment regarding facts and circumstances specific to a security and the factors noted above. If that judgment changes in the future, Ambac may ultimately record a loss after having originally concluded that the decline in value was temporary.

Repurchase Agreements:

Securities purchased under agreements to resell and securities sold under agreements to repurchase, represent short-term collateralized financing transactions and are recorded at their contracted amounts, plus accrued interest. Ambac nets securities purchased under agreements to resell and securities sold under agreements to repurchase that are executed with the same counterparty under legally enforceable netting agreements that meet the applicable netting criteria. Ambac takes possession of securities purchased under agreements to resell, makes delivery of securities sold under agreements to repurchase, monitors the market value of these securities on a daily basis and delivers or obtains additional collateral as appropriate. At December 31, 2007 and 2006, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of 5 days and 43 days, respectively.

Deferred Acquisition Costs:

Financial guarantee insurance costs that vary with and are primarily related to the production of business, have been deferred. Ambac periodically conducts a study to determine the amount of operating costs that vary with and primarily relate to the acquisition of business and qualify for deferral. These costs include compensation of employees and certain other underwriting expenses, net of reinsurance ceding commissions. Premium taxes and reinsurance commissions are deferred in their entirety. Costs associated with credit derivatives are expensed as incurred. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned. Amortization of deferred acquisition costs amounted to $46,104, $38,221 and $30,582 for 2007, 2006 and 2005, respectively, and is adjusted to reflect acceleration of premium revenue due to refundings or calls and

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

to reflect changes in the estimated lives of certain insured obligations. A premium deficiency exists if the sum of the expected loss and loss expenses and amortized deferred acquisition costs exceed the related unearned premiums and anticipated investment income. Ambac includes anticipated investment income when determining whether a premium deficiency exists, as permitted under US GAAP. If a premium deficiency were to exist the unamortized deferred acquisition costs would be reduced by a charge to expense and a liability would be established for any remaining deficiency.

Loans:

Loans are reported at their outstanding principal balances. Interest income is accrued on the unpaid principal balance. A loan is considered impaired when, based on current events and the financial condition of the issuer, it is probable that Ambac will be unable to collect all principal and interest due according to the contractual terms of the loan agreement.

Losses and Loss Expenses:

Ambac’s financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the insured obligation fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac’s non-derivative insurance business. The policy for derivative contracts is discussed in the “Derivative Contracts” section below. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observation of deterioration in the obligor’s credit standing. Based upon Ambac’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed in the last paragraph of this Note, the accounting for credit loss reserves is subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported and are reflected on an undiscounted basis as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac’s Portfolio Risk Management Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration in an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), problems with the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issue. For example, a servicer of a mortgage-backed securitization that does not remain current in its collection efforts could cause an increase in the delinquency and potential default of the underlying obligation.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac. For certain adversely classified credit exposures, Ambac’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve. Additional remediation activities applied to adversely classified credits can include various actions by Ambac. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve Ambac uses relevant credit-specific information obtained from its remediation efforts to supplement the statistical approach discussed above. Senior management meets at least quarterly with the Portfolio Risk Management Group to review the status of their work to determine the adequacy of Ambac’s loss reserves and make any necessary adjustments. Active credit reserves were $363,372 and $172,644 at December 31, 2007 and 2006, respectively. The active credit reserves at December 31, 2007 and 2006 were comprised of 45 credits with net par of $6,512,515 and 55 credits with net par outstanding of $3,830,759, respectively. Included in the calculation of active credit reserves at December 31, 2007 and 2006 was the consideration of $13,364 and $6,859, respectively, of reinsurance which would be due to Ambac from reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provisions for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Ambac discounts these estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Case basis credit reserves were $120,904 and $47,430 at December 31, 2007 and 2006, respectively. The discount rate applied to case basis credit reserves was 4.5% at December 31, 2007 and 2006. The case basis credit reserves at December 31, 2007 and 2006 were comprised of 13 and 7 credits, respectively, with net par outstanding of $1,359,415 and $668,440, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $11,088 and $4,972 at December 31, 2007 and 2006, respectively.

Ambac provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $484,276 and $220,074 at December 31, 2007 and 2006, respectively. Due to the relatively small number and large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio. Ambac’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS 60 to the financial guarantee industry, Ambac does not believe that SFAS 60 alone provides sufficient guidance. As a result, Ambac supplements the guidance in SFAS 60 with the guidance in SFAS 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac also relies by analogy on EITF Issue 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contracts in that they are generally irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties in applying the existing insurance accounting literature; such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences among the industry participants.

In January and February of 2005, the Securities and Exchange Commission staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In September 2005, the Financial Accounting Standards Board (“FASB”) added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed guidance was issued on April 18, 2007 and the final guidance is expected to be issued in the first quarter of 2008.

Obligations under Investment and Payment Agreements and Investment Repurchase Agreements:

Obligations under investment and payment agreements and investment repurchase agreements are recorded as liabilities on the Consolidated Balance Sheets at amortized cost. The carrying value of these obligations is adjusted for principal paid and interest credited to the account as well as any fair value hedge adjustments. These fair value hedge adjustments are discussed further in “Derivative Contracts used for Non-trading and Hedging

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Purposes” below. Interest expense is computed based upon daily outstanding liability balances at rates and periods specified in the agreements. Under the terms of certain payment agreements, investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac.

Net Premiums Earned:

Gross premiums are received either upfront (typical of public finance obligations), or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities; and are recorded as unearned premiums. The premium is allocated to each bond maturity proportionately based on total principal amount guaranteed and is recognized as premiums on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

Premiums ceded to reinsurers reduce the amount of premiums earned by Ambac from its financial guarantee insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

Financial Services Revenue:

Ambac’s Financial Services revenues include the following products:

Investment agreements – Ambac provides investment agreements and investment repurchase agreements principally to asset-backed and structured finance issuers, states, municipalities and municipal authorities, whereby Ambac agrees to pay an agreed-upon return based on funds deposited. Proceeds from these investment agreement and investment repurchase agreement obligations are used to invest in high credit quality fixed income investments. Interest income from these investments is included in Financial Services revenues.

Interest rate, currency swaps and total return swaps – Ambac provides interest rate and currency swaps principally to states, municipalities and their authorities and asset-backed issuers in connection with their financings. Ambac also enters into total return swaps, which contain contractual provisions similar to credit default swaps, with various financial institutions. All interest rate, currency and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivatives Contracts section below.

Derivative Contracts:

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, SFAS 149 and SFAS 155, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes from independent market sources are obtained for market value. However, when quotes are not available, Ambac uses internally developed valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios to determine the fair value a market

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(Dollar Amounts in Thousands, Except Share Amounts)

participant would ascribe to the transaction. The valuation results from these models could differ materially from amounts that would actually be realized in the market. In accordance with the Emerging Issues Task Force (EITF) Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), recognition of a trading profit or loss at inception of a derivative transaction is prohibited unless fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. Ambac defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. The deferral is recognized in income when the market data becomes observable or over the life of the transaction. The fair value includes an adjustment for counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Derivative Contracts Classified as Held for Trading Purposes:

Financial Guarantee Credit Derivatives:

Ambac Assurance Corporation, through its subsidiary Ambac Credit Products, enters into credit derivative transactions with various financial institutions. Management views these credit derivative transactions as an extension of its financial guarantee business, under which Ambac intends to hold its position for the entire term of the related contract. These credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in the Consolidated Statement of Operations. The fee component is reflected in “Other Credit Enhancement Fees”, and the mark-to-market gains or losses associated with fair value changes are reflected in “Net Mark-to-Market (Losses) Gains on Credit Derivative Contracts”.

Financial Services – Derivative Products:

Ambac, through its subsidiary Ambac Financial Services, provides interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services enters into total return swaps with professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s financial guarantee credit underwriting criteria. These contracts are recorded on trade date at fair value. Changes in fair value are recorded in the Consolidated Statements of Operations. The entire change in fair value of interest rate and currency swaps and the fee component of total returns swaps are reflected in “Derivative Product Revenues” and the mark-to-market gains or losses associated with the fair value changes on total return swaps are reflected in “Net Mark-to-Market (Losses) Gains on Total Return Swap Contracts”.

Derivative Contracts used for Non-Trading and Hedging Purposes:

In order to qualify for hedge accounting, a derivative must be considered highly effective at reducing the risk associated with the exposure being hedged. Each derivative must be designated as a hedge, with documentation of the risk management objective and strategy, including identification of the hedging instrument, the hedged item, the risk exposure, and how effectiveness will be assessed prospectively and retrospectively. The extent to which a hedging instrument is effective at achieving offsetting changes in fair values or cash flows must be assessed at least quarterly. Any ineffectiveness must be reported in net income.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Interest rate and currency swaps are utilized to hedge exposure to changes in fair value of assets or liabilities resulting from changes in interest rates and foreign exchange rates, respectively. These interest rate and currency swap hedges are referred to as “fair value” hedges. If the provisions of the derivative contract meet the technical requirements for fair value hedge accounting under SFAS 133, the change in fair value of the derivative contract, excluding accrued interest, is recorded as a component of “Net mark-to-market (losses) on non-trading derivative contracts” in the Consolidated Statements of Operations. The change in fair value of the hedged asset or liability attributable to the hedged risk adjusts the carrying amount of the hedged item and is recorded as a component of “Net mark-to-market (losses) on non-trading derivative contracts.” The net amount representing hedge ineffectiveness, recorded in “Net mark-to-market (losses) on non-trading derivative contracts” was ($5,747), ($1,313) and ($673) for the years ended December 31, 2007, 2006, and 2005, respectively. Changes in the accrued interest component of the derivative contract are recorded as an offset to changes in the accrued interest component of the hedged item.

Interest rate swaps are also utilized by certain of our equity method investees to hedge the exposure to changes in cash flows caused by variable interest rates. These interest rate swap hedges are referred to as “cash flow” hedges. The effective portion of the gains and losses on interest rate swaps that meet the technical requirements for cash flow hedge accounting under SFAS 133 is reported in “Accumulated Other Comprehensive Income” in Stockholders’ Equity. As of December 31, 2007, $2,874 of pre-tax deferred losses on derivative instruments reported in Accumulated Other Comprehensive Income are expected to be reclassified to net income during the next twelve months. Transactions and events expected to occur over the next twelve months that will necessitate reclassifying these derivative losses include the repricing of variable-rate medium-term notes (“MTNs”).

Ambac discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, is sold or terminated. When hedge accounting is discontinued because the derivative no longer qualifies as an effective fair value hedge, Ambac continues to carry the derivative on the balance sheet at its fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. The net derivative gain or loss related to a discontinued cash flow hedge (recognized during the period of hedge effectiveness) will continue to be reported in Accumulated Other Comprehensive Income and amortized into net income as a yield adjustment to the previously designated asset or liability. If the previously designated asset or liability is sold or matures, the net derivative gain or loss related to a discontinued cash flow hedge reported in Accumulated Other Comprehensive Income will be reclassified into net income immediately. All subsequent changes in fair values of derivatives previously designated as cash flow hedges will be recognized in net income.

Ambac enters into non-trading derivative contracts for the purpose of economically hedging exposures to fair value or cash flow changes caused by fluctuations in interest rates and foreign currency rates. The changes to the fair value of the derivative contract are recorded as a component of “Net mark-to-market (losses) gains on non-trading derivative contracts” in the accompanying Consolidated Statements of Operations. The change in fair value of such derivative contracts was ($3,312), ($101) and $44,874 for 2007, 2006 and 2005, respectively. The mark-to-market gains in 2005 primarily related to highly effective economic hedges that did not meet the technical requirements for hedge accounting under SFAS133. These derivatives met the technical requirements of SFAS 133 as of July 1, 2005.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Depreciation and Amortization:

Depreciation of furniture and fixtures and electronic data processing equipment is charged over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of ten years or the remaining term of the operating leases using the straight-line method.

Pensions, Postretirement and Postemployment Benefits:

Ambac provides postretirement and postemployment benefits, including health and life benefits covering substantially all employees who meet certain age and service requirements. Ambac accounts for these benefits under the accrual method of accounting. Amounts related to the postretirement health benefits liability are established and charged to expense based on actuarial determinations. Effective August 1, 2005, new employees were not eligible for postretirement benefits. During 2006, the Compensation Committee of the Board of Directors approved an amendment to the Pension Plan that terminated the Plan effective December 31, 2006.

Ambac adopted FAS 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans”, on December 31, 2006. FAS 158 requires employers’ to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its Consolidated Balance Sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income.

Stock Compensation Plans:

The Ambac 1997 Equity Plan (the “Equity Plan”) provides for the granting of stock options, stock appreciation rights, restricted stock units (“RSUs”), performance units and other awards that are valued or determined by reference to the Common Stock. Ambac generally expects to deliver shares to employees under this plan from its treasury stock. Ambac also maintains the Ambac 1997 Non-employee Directors Equity Plan, which provides awards of restricted stock units to non-employee members of Ambac’s Board of Directors. The number of restricted stock units awarded to each non-employee director under the Directors Equity Plan are determined by formula. As of December 31, 2007, approximately 6,839,370 shares were available for future grant under the Equity Plan and the Directors Equity Plan.

Effective January 1, 2006, Ambac adopted SFAS No. 123R, “Share-Based Payment”, (“SFAS No. 123-R”) by using the modified prospective approach to all employee awards granted after the effective date. Beginning with the effective date, SFAS No. 123-R requires entities to recognize compensation cost for all equity-classified awards after the effective date and for all awards granted to employees prior to the effective date of SFAS No. 123-R that remain unvested on the effective date using the fair-value measurement method and estimating forfeitures for all unvested awards. Under the fair-value measurement method, a share-based award is generally measured based on the grant-date fair value of the award. SFAS No. 123-R requires the grant date expensing of share-based awards granted to retirement-eligible employees. Based on interpretative guidance under SFAS 123-R, Ambac must elect to continue to expense awards to retirement eligible employees on the grant date or accrue in the year prior to the grant date (service period). Ambac elected to accrue the estimated cost of future stock-compensation grants to retirement-eligible employees over the service period. Share-based awards that require future service are amortized over the relevant service period. The fair value of the stock option awards are attributed over the shorter of the derived vesting periods based on the output of the valuation model or the service period. RSU awards are attributed over the shorter of the vesting or service period.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Prior to the adoption of SFAS No. 123R, Ambac accounted for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS No. 123 as amended by SFAS Statement 148, “Accounting for Stock-Based Compensation—Transition and Disclosure “, prospectively to all employee awards granted after January 1, 2003.

Foreign Currency:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with SFAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities of Ambac’s foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are included as a component of “Accumulated Other Comprehensive Income,” net of any related taxes in Stockholders’ Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates.

Foreign currency transaction gains and losses of Ambac’s U.S. dollar functional currency subsidiaries’, arising primarily from sales of long-term foreign denominated investment securities, short-term investment securities and cash denominated in foreign currencies, are reflected in net income. The Consolidated Statements of Operations include pre-tax gains from such foreign exchange items of $14,496, $8,724 and $6,270 for 2007, 2006 and 2005, respectively.

Income Taxes:

Ambac files a consolidated Federal income tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

On January 1, 2007, Ambac adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, which provides a framework to determine the appropriate level of tax reserves for uncertain tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Ambac also accrues interest and penalties related to these unrecognized tax benefits in the provision for income taxes.

Net Income Per Share:

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Common shares outstanding includes common stock issued less treasury shares plus restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted net income per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, plus all dilutive potential common shares outstanding during the period. All dilutive potential common shares outstanding include common stock deliverable pursuant to stock options and nonvested restricted stock units. These dilutive shares totaled 0, 942,929 and 1,626,422 additional shares from the assumed conversion of dilutive stock options and nonvested restricted stock units at December 31, 2007, 2006 and 2005,

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

respectively. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the year.

Future Application of Accounting Standards:

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement supplements other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In addition, SFAS 157 supersedes certain accounting guidance, which prohibited the recognition of day one gains on certain derivative transactions. With the adoption of SFAS 157, any remaining reserves for day one gains will be reflected as a cumulative effect adjustment to the opening balance of retained earnings. Ambac will adopt the provisions of SFAS 157 on January 1, 2008. The adoption of SFAS 157 will not have a material effect on Ambac’s financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits reporting entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The fair value option may be applied instrument by instrument, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. Ambac will adopt the provisions of SFAS 157 on January 1, 2008. The adoption of SFAS 159 will not have a material effect on Ambac’s financial statements.

On April 18, 2007, the FASB issued an Exposure Draft (“ED”) for a proposed SFAS “Accounting for Financial Guarantee Insurance Contracts”, an interpretation of SFAS 60, “Accounting and Reporting by Insurance Enterprises”. The ED clarifies how SFAS 60 applies to financial guarantee insurance contracts issued by insurance enterprises, including the methodology to account for premium revenue and claim liabilities. The comment period for the ED ended on June 18, 2007 and the final Statement is expected to be issued in the first quarter of 2008. The final Statement shall be applied to existing and future financial guarantee insurance contracts. The cumulative effect of initially applying this final Statement will be recorded as an adjustment to the opening balance of retained earnings for that fiscal year.

In April 2007, the FASB issued FASB Staff Position (“FSP”) FIN 39-1, an amendment of FASB Interpretation No. 39. FSP FIN 39-1 permits fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a liability) to be offset against fair value amounts recognized for derivative instruments that are executed with the same counterparty under the same master netting arrangement. The decision to offset fair value amounts constitutes an accounting policy election by the entity. A reporting entity shall not offset fair value amounts recognized for derivative instruments without offsetting fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with earlier application permitted. An entity must recognize the effect of applying FSP FIN 39-1 retrospectively as a change in accounting principle for all financial statement periods presented, unless it is impracticable to do so. Ambac will adopt the provisions of FSP FIN 39-1 on January 1, 2008. The adoption of FSP FIN 39-1 will not have a material effect on Ambac’s financial statements.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements”. SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling interest in subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R, “Business Combinations”. Among other things, SFAS 160 requires that non-controlling interests be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. In addition, the amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. An entity must recognize the effect of applying SFAS 160 prospectively, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively. Ambac will adopt the provisions of SFAS 160 on January 1, 2009. The adoption of SFAS 160 will not have a material effect on Ambac’s financial statements.

Reclassifications:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

3        CORRECTION OF INVESTMENT AMORTIZATION

Ambac has been amortizing premiums paid on certain fixed income investment securities that have call features to the call date that produces the lowest yield, typically the first call date, rather than amortizing to the maturity date. Ambac has determined that $15,474 of premium amortization, net of tax, should not have been recorded as a reduction of investment income. This amount was not material to any noted periods and therefore is reported as an adjustment to beginning 2005 retained earnings and accumulated other comprehensive income. There was no effect on the previously reported liquidity or net operating cash flows for 2005, 2006 or 2007.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

4        INVESTMENTS

The amortized cost and estimated fair value of investments at December 31, 2007 and 2006 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2007:
Fixed income securities:
Municipal obligations	$8,550,895	$231,099	$18,176	$8,763,818
Corporate obligations	768,277	25,792	10,393	783,676
Foreign obligations	303,655	13,861	90	317,426
U.S. government obligations	134,639	3,376	—	138,015
U.S. agency obligations	408,996	32,604	105	441,495
Mortgage-backed securities	4,460,620	7,666	352,163	4,116,123
Asset-backed securities	2,598,529	11,432	43,029	2,566,932
Short-term	879,039	28	—	879,067
Other	13,571	839	132	14,278

	18,118,221	326,697	424,088	18,020,830

Fixed income securities pledged as collateral:
U.S. agency obligations	210,638	30,635	—	241,273
Mortgage-backed securities	134,502	120	1,055	133,567

Total collateralized investments	345,140	30,755	1,055	374,840

Total investments	$18,463,361	$357,452	$425,143	$18,395,670

2006:
Fixed income securities:
Municipal obligations	$7,906,892	$246,243	$26,304	$8,126,831
Corporate obligations	691,993	28,700	1,068	719,625
Foreign obligations	269,834	8,413	1,417	276,830
U.S. government obligations	177,165	99	3,242	174,022
U.S. agency obligations	757,827	38,001	6,434	789,394
Mortgage-backed securities	3,653,037	14,276	21,209	3,646,104
Asset-backed securities	3,042,983	25,614	1,065	3,067,532
Short-term	311,759	—	—	311,759
Other	13,427	996	32	14,391

	16,824,917	362,342	60,771	17,126,488

Fixed income securities pledged as collateral:
Mortgage-backed securities	311,546	269	4,714	307,101

Total collateralized investments	311,546	269	4,714	307,101

Total investments	$17,136,463	$362,611	$65,485	$17,433,589

Foreign obligations consist primarily of government issued securities which are denominated in either Pounds sterling, Euros or Australian dollars.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The amortized cost and estimated fair value of investments at December 31, 2007, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,049,823	$1,051,968
Due after one year through five years	2,072,096	2,114,178
Due after five years through ten years	2,555,277	2,624,915
Due after ten years	5,592,514	5,787,987

	11,269,710	11,579,048
Mortgage-backed securities	4,595,122	4,249,690
Asset-backed securities	2,598,529	2,566,932

	$18,463,361	$18,395,670

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following table shows gross unrealized losses and fair values of Ambac’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
2007:
Fixed income securities:
Municipal obligations.	$838,561	$9,750	$633,379	$8,426	$1,471,940	$18,176
Corporate obligations	170,659	4,376	53,822	6,017	224,481	10,393
Foreign obligations	18,836	54	40,421	36	59,257	90
U.S. government obligations	—	—	—	—	—	—
U.S. agency obligations	—	—	9,150	105	9,150	105
Mortgage-backed securities	3,071,772	343,386	730,354	9,832	3,802,126	353,218
Asset-backed securities	944,450	39,957	22,000	3,072	966,450	43,029
Other	1,143	108	36	24	1,179	132

Total temporarily impaired securities	$5,045,421	$397,631	$1,489,162	$27,512	$6,534,583	$425,143

2006:
Fixed income securities:
Municipal obligations.	$784,297	$4,683	$1,270,766	$21,621	$2,055,063	$26,304
Corporate obligations.	67,782	268	50,875	800	118,657	1,068
Foreign obligations.	105,264	1,258	13,090	159	118,354	1,417
U.S. government obligations.	28,132	174	123,418	3,068	151,550	3,242
U.S. agency obligations	351,568	3,605	121,637	2,829	473,205	6,434
Mortgage-backed securities.	444,405	2,224	1,043,419	23,699	1,487,824	25,923
Asset-backed securities.	81,528	718	110,427	347	191,955	1,065
Other	516	32	—	—	516	32

Total temporarily impaired securities	$1,863,492	$12,962	$2,733,632	$52,523	$4,597,124	$65,485

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

At December 31, 2007 and 2006, there were 332 and 352 investments in fixed income securities where the aggregate amortized cost exceeded fair value by $425,143 or 7% and $65,485 or 1%, respectively. Management has determined that the unrealized losses in fixed income securities at December 31, 2007 are primarily attributable to the current interest rate environment and the recent lack of liquidity in the mortgage-backed security market. These mortgage-backed securities are predominately rated AAA. Ambac has concluded that these unrealized losses are temporary in nature based upon (a) no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer and analysis of projected defaults on the underlying collateral; and (c) Ambac’s ability and current intent to hold these securities until a recovery in fair value or maturity. There were no individual securities with material unrealized losses as of December 31, 2007 and 2006. Of the $397,631 and $12,962 that have been in a gross unrealized loss position for less than a year, 100% are rated investment grade. Of the $27,512 and $52,523 that have been in a gross unrealized loss position for a year or more, 100% are rated investment grade.

Securities carried at $6,676 and $6,389 at December 31, 2007 and 2006, respectively, were deposited by Ambac with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Ambac’s fixed income portfolio included securities covered by guarantees issued by Ambac Assurance and other financial guarantors (“insured securities”). The published ratings on these securities reflect the higher of the financial strength rating of the financial guarantor or the rating of the underlying issuer by Moody’s and S&P. Rating agencies generally do not publish separate underlying ratings (those ratings excluding the insurance by the financial guarantor) because the insurance cannot be legally separated from the underlying security by the insurer. Ambac obtains underlying ratings through ongoing dialog with rating agencies and other sources. In the event these underlying ratings are not updated or simply not available from the rating agencies, Ambac will assign an internal rating. The following table represents the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities (including securities insured by other financial guarantors) at December 31, 2007:

Financial Guarantee	Municipal obligations	Corporate obligations	Mortgage and asset- backed securities		Total	Weighted Average Underlying Rating(1)
MBIA Insurance Corporation	$1,609,983	$53,781	$—		$1,663,764	AA-
Financial Security Assurance Inc	1,477,032	24,538	—		1,501,570	AA
Financial Guaranty Insurance Corp	1,274,010	—	—		1,274,010	AA-
Ambac Assurance Corp	16,383	32,616	—		48,999	A-

Total	$4,377,408	$110,935	$—		$4,488,343	AA-

Financial Services
MBIA Insurance Corporation	$130,273	$—	$335,482		$465,755	A
Financial Security Assurance Inc	109,296	105,500	47,347		262,143	A
Financial Guaranty Insurance Corp	155,769	—	138,630		294,399	A
Ambac Assurance Corp	33,690	—	519,172	(2)	552,862	BBB-
Assured Guaranty Corporation	—	—	45,953		45,953	BB+

Total	$429,028	$105,500	$1,086,584		$1,621,112	A-

(1)	Ratings represent the lower underlying rating assigned by S&P or Moody. If unavailable, Ambac’s internal rating is used.
(2)	Approximately $265.3 million matured in the first quarter of 2008.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Net investment income from the Financial Guarantee segment was comprised of the following:

	2007	2006	2005
Fixed income securities	$451,809	$417,339	$374,224
Short-term investments	12,094	9,358	8,061
Loans	5,871	2,088	1,519

Total investment income	469,774	428,785	383,804
Investment expense	(4,726)	(4,900)	(5,708)

Net investment income	$465,048	$423,885	$378,096

The Financial Guarantee segment had gross realized gains of $12,124, $10,654 and $20,376 in 2007, 2006 and 2005, respectively, and gross realized losses of $2,193, $3,569 and $14,069 in 2007, 2006 and 2005, respectively. Included in the above are net foreign exchange gains of $7,381, $6,176 and $7,448 in 2007, 2006 and 2005, respectively. Net foreign exchange gains primarily resulted from sales and maturities of long-term foreign currency denominated securities. Included in gross realized losses were impairment write-downs of $0, $119 and $340 in 2007, 2006 and 2005, respectively. The Financial Services segment had gross realized gains of $14,073, $59,903 and $20,364 in 2007, 2006 and 2005, respectively, and gross realized losses of $43,126, $648 and $18,049 in 2007, 2006 and 2005, respectively. Included in the above are net foreign exchange gains of $4,841, $0 and $0 in 2007, 2006 and 2005, respectively. Included in gross realized losses were impairment write-downs of $40,080, $0, and $334, during 2007, 2006 and 2005 respectively. The 2007 impairment write-down of $40,080 relates to a portfolio of securities in which management has identified in the Financial Services investment portfolio with the potential to sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade and/or liquidity needs. In 2002 and 2003 realized losses included impairment write-downs of $150,201 related to asset-backed notes issued by National Century Financial Enterprises, Inc. (“NCFE”). These notes, which were backed by health care receivables and rated triple-A until October 25, 2002, defaulted and NCFE filed for protection under Chapter 11 of the U.S. Bankruptcy Code in November 2002. The loss was specific to the NCFE notes and had no impact on other investments held. In 2007, 2006 and 2005, Ambac has received cash recoveries of $6,458, $55,474 and $10,767, respectively, resulting from distributions under the NCFE Bankruptcy Plan, payments made by a Trust created under the Plan and litigation settlements.

Based on rating agency actions as described in footnote 1, management subsequently identified certain investment securities in the Financial Services investment portfolio to potentially sell in order to satisfy additional collateral posting requirements upon a further ratings downgrade. A portion of the securities identified are in an unrealized loss position at December 31, 2007. Ambac does not believe the securities in an unrealized loss position are credit impaired. However, management has recorded an impairment write-down of $40,080 for the securities identified which are in an unrealized loss position because management does not have the intent and ability to hold the securities for a period of time sufficient to allow for any anticipated recovery in market value. This impairment write-down was recorded in Net realized investment (losses)/gains at December 31, 2007.

Ambac routinely pledges and receives collateral related to certain business lines and/or transactions. The following is a description of those arrangements by collateral source:

(1)

Securities purchased under agreements to resell (repurchase agreements)—In the normal course of business, Ambac holds securities under repurchase agreements with various counterparties. A portion of these securities has been pledged to Ambac’s investment agreement counterparties (including counterparties with agreements structured as investment repurchase agreements). Such securities may not then be repledged by the investment agreement counterparty to another entity. Securities purchased

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

under agreements to resell have also been pledged to certain interest rate swap and credit derivative counterparties. Under the terms of these derivative agreements, Ambac and its counterparties may be required to pledge collateral to the other resulting from changes in the estimated fair value of those agreements. Both Ambac and the counterparties have identical rights to pledge or rehypothecate the securities received under these derivative agreements.

(2)	Securities held in Ambac’s investment portfolio—Ambac pledges investments it holds in its investment portfolio to (a) investment and investment repurchase agreement counterparties; (b) repurchase agreement counterparties in accordance with the terms and conditions described in (1) above; and (c) a non-U.S. domiciled insurance company which has ceded insurance risks to Ambac. Securities pledged to investment and investment repurchase agreement counterparties as well as non-U.S. domiciled insurers may not then be re-pledged to another entity. Ambac has also sold securities in its Financial Services investment portfolio under agreements to repurchase (reverse repurchase agreements). Ambac’s counterparties under derivative agreements and reverse repurchase agreements have the right to pledge or rehypothecate the securities and as such, are separately classified on the Consolidated Balance Sheet as “Fixed income securities pledged as collateral, at fair value”.

(3)	Cash and Securities pledged to Ambac under derivative agreements—Ambac may repledge securities it holds from certain derivative counterparties as described in (1) above, to other derivative counterparties in accordance with its rights and obligations under those agreements.

The following table presents (i) the sources of collateral either received from various counterparties where Ambac is permitted to sell or re-pledge or directly held in the investment portfolio, and (ii) how that collateral was pledged to various investment and investment repurchase agreement, derivative and reverse repurchase agreement counterparties non-U.S. domiciled insurers at December 31, 2007 and 2006:

		Collateral Pledged
	Fair Value of Cash and Underlying Securities	Fair Value of Securities Pledged to Investment and Payment Agreement Counterparties	Fair Value of Cash and Securities Pledged to Derivative Counterparties	Fair Value of Cash and Securities Pledged to non-U.S. domiciled insurers	Fair value of securities sold under agreements to repurchase
2007:
Sources of Collateral:
Securities purchased under agreements to resell	$251,517	$248,734	$—	$—	$—
Cash and securities pledged directly from the investment portfolio	2,322,247	1,930,421	—	16,986	374,840
Cash and securities pledged from its derivative counterparties	115,984	—	19,232	—	—

2006:
Sources of Collateral:
Securities purchased under agreements to resell	$561,243	$283,008	$—	$—	$—
Cash and securities pledged directly from the investment portfolio	2,385,552	2,063,257	—	15,194	307,101
Cash and securities pledged from its derivative counterparties	189,292	46,795	15,720	—	—

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

5        LOANS

Loans have been extended to customers participating in certain structured municipal transactions. The loans are collateralized with cash in amounts adequate to repay the loan balance. Equipment and other assets underlying the transactions serve as additional collateral for the loans. Ambac acts as the payment custodian and holds the funds posted as collateral. At December 31, 2007 and 2006, both the loan balances outstanding and collateral held were $586,395 and $609,821, respectively. As of December 31, 2007 and 2006, the interest rates on these loans ranged from 6.25% to 8.06%. The range of expected final maturity dates of these loans is January 2013 to January 2027 as of December 31, 2007.

6        REINSURANCE

The effect on reinsurance on premiums written and earned was as follows:

	Years Ended December 31,
	2007		2006		2005
	Written	Earned	Written	Earned	Written	Earned
Direct	$1,008,531	$913,798	$960,372	$868,725	$1,043,576	$873,466
Assumed	22,871	31,665	36,297	34,279	52,447	36,478
Ceded	(277,532)	(104,002)	(103,496)	(91,381)	(99,673)	(93,620)

Net premiums	$753,870	$841,461	$893,173	$811,623	$996,350	$816,324

Ceded Reinsurance: In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. Ceded premiums are considered prepaid reinsurance premiums and are amortized into income in proportion to the protection received.

The reinsurance of risk does not relieve Ambac Assurance of its original liability to its policyholders. In the event that any of Ambac Assurance’s reinsurers are unable to meet their obligations under reinsurance contracts, Ambac Assurance would, nonetheless, be liable to its policyholders in the full amount of its policy.

To minimize exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) is entitled to receive collateral from its reinsurance counterparties in certain reinsurance contracts; and (iii) has certain cancellation rights that can be exercised by Ambac Assurance in the event of a rating downgrade (S&P or Moody’s) of a reinsurer. Ambac Assurance continually evaluates collectibility of its reinsurance recoverable and establishes an allowance for uncollected reinsurance when uncollectibility is probable and the amount can be reasonably estimated. For the years ended December 31, 2007, 2006 and 2005, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $9,940, $3,904 and $22,936, respectively. Reinsurance recoverables (payables) on paid losses and loss expenses as of December 31, 2007, 2006 and 2005 were $775, ($1,051) and $263, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

As of December 31, 2007, the aggregate amount of insured par ceded by Ambac to reinsurers under reinsurance agreements was $88,050,000. The following table represents the percentage ceded to reinsurers and reinsurance recoverable at December 31, 2007 and its rating levels:

Reinsurers	Standard & Poor’s rating	Credit watch	Moody’s rating	Credit watch	Percentage of total par ceded	Net unsecured reinsurance recoverable(3)
Assured Guaranty Re Ltd.	AA	Stable	Aa2	Stable	39.25%	—
Radian Asset Assurance Inc.	AA	Stable	Aa3	Stable	15.28%	48
RAM Reinsurance Company Ltd.	AAA	CWN	Aa3	Rating under review	10.39%	—
Swiss Re	AA-	Stable	Aa2	Stable	9.22%	—
BluePoint Re Ltd	AA	CWN	Aa3	Rating under review	6.57%	1,582
Assured Guaranty Corporation	AAA	Stable	Aaa	Stable	5.39%	—
Sompo Japan Insurance Company	AA-	Stable	Aa3	Stable	5.29%	—
MBIA Insurance Corporation	AAA	Negative outlook	Aaa	Negative outlook	4.44%	—
Financial Security Assurance Inc.	AAA	Stable	Aaa	Stable	1.81%	—
XL Financial Assurance(1)	A-	CWN	A3	Rating under review	1.06%	—
Other(2)					1.30%	4,193

Total					100.00%	$5,823

(1)	Reinsurer was downgraded in 2008 by S&P and Moody’s. According to the terms of the reinsurance agreement, Ambac Assurance has certain cancellation rights that can be exercised.
(2)	Included in “Other” are reinsurers with less than 1% of total par ceded. The aggregate of these reinsurers represent a weighted-average rating of A+. based on the lower of S&P and Moody’s.
(3)	Represents ceded case loss and loss expense reserves and reinsurance recoverables on ceded paid losses and loss expenses, less ceded premium payables due to reinsurers, letters of credit, and collateral posted for the benefit of the Company.

NR – not rated

CWN – credit watch negative

Ambac Assurance’s reinsurance assets, including prepaid reinsurance and reinsurance recoverables on losses amounted to $500,890 at December 31, 2007. This credit exposure existed at December 31, 2007 with respect to reinsurance recoverables to the extent that any reinsurer may not be able to reimburse Ambac Assurance under the terms of these reinsurance arrangements. Ambac Assurance requires certain reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. The collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Assumed Reinsurance:

Under reciprocal reinsurance agreements with various financial guarantor competitors, Ambac Assurance has assumed exposures. Ambac and MBIA have had such a reciprocal reinsurance agreement since 1995 when the two companies created an unincorporated international joint venture. In 2004, Ambac Assurance entered into reciprocal reinsurance agreements with FSA Guarantee for healthcare and international PFI transactions. Additionally, Ambac Assurance’s portfolio has assumed transactions that it obtained in connection with its purchase of Connie Lee in 1998. Under the provisions of each of these reinsurance agreements, the ceding company has certain cancellation rights that can be exercised in the event of a rating downgrade of Ambac Assurance (typically below AAA by S&P and/or Aaa by Moody’s). The cost of such termination is based on the provisions of each reinsurance contract and amounts would be higher than the amount of liabilities (loss reserves and unearned premium reserves) included in the financial statements. As noted above, rating agencies give significantly lower capital credit for a reinsurer that is rated lower than triple-A. For example, under S&P’s current guidelines for assigning credit to reinsurance, if Ambac Assurance’s rating were downgraded from “AAA” to “AA,” there would be at least a 30% decrease in the benefits the ceding insurers receive based on S&P’s capital adequacy model. Certain contracts require an increase in ceding commission if termination is not elected by the primary insurer.

The following table displays assumed exposures by ceding enterprise as of December 31, 2007:

Primary insurers	Assumed Gross Par	Percentage of total gross par assumed	Unearned premiums	Case loss reserves	Earned premiums
MBIA Insurance Corporation	$5,758,385	68%	$25,108	$—	$22,472
Financial Security Assurance Inc	1,259,071	15%	29,167	—	2,420
Radian Reinsurance Inc	1,081,344	13%	322	—	305
Other	391,839	4%	1,888	—	6,468

Total	$8,490,639	100%	$56,485	$—	$31,665

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

7        LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2007	2006	2005
Case basis loss and loss expense reserves:
Balance at January 1	$47,430	$106,532	$133,254
Less: reinsurance recoverables	4,972	3,468	16,499
Plus impact on foreign exchange gains on loss reserves	5	—	—

Net balance at January 1	42,463	103,064	116,755

Transfers from (to) active reserves:
Current year	69,870	34,660	31,274
Prior years	(4,489)	10,307	41,776

Total transfers from active reserves	65,381	44,967	73,050

Paid (net of recoveries) related to:
Current year	10,892	32,895	2,755
Prior years	(13,020)	72,673	83,986

Total paid	(2,128)	105,568	86,741

Net balance at December 31	109,972	42,463	103,064
Less impact on foreign exchange gains on loss reserves	(156)	5	—
Plus reinsurance recoverables	11,088	4,972	3,468

Balance at December 31	120,904	47,430	106,532

Active credit reserve:
Balance at January 1	172,644	197,607	120,801
Provision for losses	256,109	20,004	149,856
Transfers to case reserves	(65,381)	(44,967)	(73,050)

Balance at December 31	363,372	172,644	197,607

Total	$484,276	$220,074	$304,139

During 2007, 2006 and 2005, gross losses paid were $30,417, $126,183 and $119,070, respectively. During 2007, 2006 and 2005, other recoveries (under subrogation rights) of losses were $27,875, $16,711 and $9,394, respectively.

The provision for losses and loss expenses represents the expense recorded to bring the total reserve (active credit and case basis credit) to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio as of the reporting date. The provision for losses of $256,109 is the amount recorded as loss and loss expenses in the Consolidated Statements of Operations. The 2007 loss and loss expenses were primarily driven by provisions for losses for deteriorating mortgage-backed securities, offset by a net reduction in provisions for public finance and transportation credits including $40,954 for Hurricane Katrina related credits. Ambac did not pay any Katrina related claims during 2007. Provisions are recognized through the active credit reserve based on the ongoing analysis of the portfolio as discussed in Note 2. Upon default of the underlying credit, the reserve is transferred from active credit reserves to case basis credit reserves. Additional provisions for losses upon further credit deterioration of a defaulted exposure are initially recorded in active credit reserve and subsequently transferred to case basis credit reserve.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

An international public finance transportation credit was favorably settled in 2007, including recoveries received from claims paid during 2006. Continued deterioration in a previously impaired public finance infrastructure issue was experienced in 2006, offset by favorable development resulting from the final settlement of several credits (including the health care institution discussed below). A domestic health care institution, which defaulted in a year prior to 2005, continued to experience significant financial stress in 2005.

Loss estimates for mortgage-backed securities are significantly impacted by underlying borrow default rates and severity of declines in housing prices in the U.S., among other factors. Ambac’s accounting policy regarding loss reserves has been identified as a “critical accounting policy and estimate” due to the valuation’s significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts which are inherently uncertain. The provision for loss and loss expenses for the year ending December 31, 2007 includes a reduction for $880 related to first lien subprime mortgage credits. No losses and loss expenses were paid during 2007 and loss reserves related to first lien subprime mortgage credit were $10,037 at December 31, 2007.

8        LONG-TERM DEBT AND LINES OF CREDIT

Long-term Debt:

The carrying value of long-term debt was as follows:

	As of December 31,
	2007	2006
9 - 3/8% Debentures, due 2011	$142,347	$142,304
7 - 1/2% Debentures, due 2023	74,682	74,662
5.95% Debentures, due 2035	399,844	399,838
6.15% Directly-issued subordinated capital securities (“DISCs”), due 2087	397,421	—
5.95% Debentures, due 2103	200,000	200,000
5.875% Debentures, due 2103	175,000	175,000

Total debentures and DISCs	1,389,294	991,804
Variable interest entity notes	280,651	—

Total long-term debt	$1,669,945	$991,804

The debentures due on August 1, 2011 were issued on August 8, 1991 in the principal amount of $150,000 and bear interest of 9- 3/8%, payable on February 1 and August 1 of each year and are non-callable. In July 2001, Ambac extinguished $7,500, thereby reducing the principal amount of the debt to $142,500.

The debentures due on May 1, 2023 were issued on May 11, 1993 in the principal amount of $75,000 and bear interest of 7- 1/2%, payable on May 1 and November 1 of each year and are non-callable.

The debentures due on December 5, 2035 were issued on December 5, 2005 in the principal amount of $400,000 and bear interest of 5.95%, payable on June 5 and December 5 of each year beginning June 5, 2006. The debentures are redeemable prior to maturity, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the debentures to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued interest thereon to the date of redemption.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The debentures due on February 28, 2103 were issued on February 28, 2003 in the principal amount of $200,000 and bear interest of 5.95%, payable on March 31, June 30, September 30 and December 31 of each year. The debentures may not be redeemed prior to February 28, 2008. On or after February 28, 2008, Ambac may redeem the debentures at 100% of their principal amount, plus accrued interest to the date of redemption. Ambac may also shorten the maturity of the debentures or redeem all of the debentures at 100% of their principal amount, plus accrued interest, in the event of certain changes involving United States federal income taxation.

The debentures due on March 24, 2103 were issued on March 24, 2003 in the principal amount of $175,000 and bear interest of 5.875%, payable on March 31, June 30, September 30 and December 31 of each year beginning June 30, 2003. The debentures may not be redeemed prior to March 24, 2008. On or after March 24, 2008, Ambac may redeem the debentures at 100% of their principal amount, plus accrued interest to the date of redemption. Ambac may also shorten the maturity of the debentures or redeem all of the debentures at 100% of their principal amount, plus accrued interest, in the event of certain changes involving United States federal income taxation.

In February 2007, Ambac issued in a public offering $400,000 of Directly-Issued Subordinated Capital Securities due 2087 (the”DISCS”sm) and bears interest of 6.15%, payable semi-annually in arrears on February 15 and August 15 of each year beginning August 15, 2007. The DISCS may be redeemed in whole or in part at Ambac’s option, or in whole upon the occurrence of certain tax or rating agency events, at the applicable redemption price. Ambac used the proceeds from the offering to repurchase $400,000 of its common stock pursuant to an accelerated share repurchase program.

The variable interest entity notes were issued by a consolidated VIE. Ambac is the primary beneficiary of the VIE as a result of providing financial guarantees on the variable interest notes. Consequently, Ambac has consolidated this variable interest entity note and all other assets and liabilities of the VIE. Ambac is not primarily liable for the debt obligations of this entity. Ambac would only be required to make these payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Ambac’s creditors do not have rights with regard to the assets of this VIE. Please refer to Note 11 for a detailed description of the variable interest entity note.

Credit Facilities:

On July 30, 2007, Ambac and Ambac Assurance, as borrowers, extended its $400,000 five year unsecured, committed revolving credit facility (the “Credit Facility”) with a group of highly rated banks (the “Banks”) from July 28, 2011 to July 30, 2012. The Credit Facility provides for borrowings by Ambac and Ambac Assurance on a revolving basis up to an aggregate of $400,000 at any one time outstanding, which maximum amount may, at Ambac’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500,000.

On January 17, 2008, Ambac and Ambac Assurance amended the Credit Facility effective December 31, 2007 (“Amendment No. 1”). Amendment No. 1 modified the definition of total capital and minimum net assets to exclude the after-tax impact of net mark to market gains (losses) on credit derivative contracts to the extent that such losses do not result from any impairment of the underlying credit derivate contracts. Amendment No. 1 also increased the level of minimum net assets and the percentage of future earnings and equity issuances Ambac is required to retain under the net asset covenant described below.

Ambac and/or Ambac Assurance may borrow under the Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, Ambac and/or Ambac Assurance may borrow under the Credit Facility until the final maturity date. Loans may be denominated in U. S. Dollars or

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

certain other currencies at the option of Ambac and/or Ambac Assurance. Ambac and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s base rate and the Federal Funds Rate plus 0.5%, plus the Applicable Margin (as defined in the Credit Facility) or (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR or EURIBOR plus the Applicable Margin. There are no outstanding loans under the Credit Facility. Neither Ambac nor Ambac Assurance have previously incurred any borrowing under this or prior similar facilities.

The Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants requiring Ambac to: (i) maintain a debt-to-total capital ratio, excluding debt consolidated under FIN 46, the DISCs and credit link notes, of not more than 30%, and (ii) maintain minimum net assets (at all times) equal to or greater than $4,375,000. The stockholders’ equity financial covenant increases annually, in an amount equal to 25% of the prior fiscal year’s net income commencing with fiscal year 2008, 50% of the net proceeds of any 2008 equity issuances, and 25% of the net proceeds of any equity issuances thereafter. The Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Ambac or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting Ambac or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of Ambac and/or Ambac Assurance. Ambac and Ambac Assurance are in full compliance with the terms and conditions of the Credit Facility.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative, subject to certain limited exceptions, only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high-quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. The auction for these securities occurs every 28-days. Beginning in August 2007, a disruption in the auction market caused the auction for these securities to fail. As a result, existing investors were required to maintain their position in the securities and the distribution rate on such securities increased to the maximum rate (100 basis points over one month LIBOR). If downgraded below AAA/Aaa, the maximum rate increases to 200 bps over LIBOR. The impact of this failed auction on Ambac Assurance was an increase in the cost of the put option premium paid to the trusts. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s, respectively. During 2007 and 2006, Ambac Assurance incurred fees related to these perpetual put options of $6,070 and $3,497, respectively. These fees are included as Corporate expenses on the Consolidated Statements of Operations.

From time to time, Ambac accesses the capital markets to support the growth of its businesses. In February 2006, Ambac filed a Form S-3 with the SEC utilizing a “shelf” registration process for well known seasoned issuers. Under this process, Ambac may issue through February 2009 an unlimited amount of the securities described in the prospectus filed as part of the registration, namely, common stock, preferred stock, debt securities, and warrants of Ambac.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

9        OBLIGATIONS UNDER INVESTMENT AND PAYMENT AGREEMENTS

Obligations under investment agreements, including those structured in the form of repurchase agreements, are recorded on a settlement-date basis. Certain investment agreements have contractual provisions that allow our counterparty the flexibility to withdraw funds prior to the legal maturity date. Amounts included in the table below are based on the earliest optional draw date. As of December 31, 2007 and 2006, the contractual interest rates for these agreements, which include both fixed and variable, ranged from 1.57% to 8.63% and from 1.57% to 9.11% respectively. As of December 31, 2007 and 2006, obligations under investment agreements and investment repurchase agreements, excluding fair value hedge adjustments, were $7,832,612 and $7,501,729, respectively.

Net payments due under investment agreements, based on the earliest optional draw date, in each of the next five years ending December 31, and the periods thereafter, are as follows:

Principal Amount
2008	$2,767,325
2009	966,072
2010	1,240,923
2011	458,009
2012	546,961
All later years	1,853,322

$7,832,612

Obligations under payment undertaking agreements represent funds received by Ambac from certain municipal customers. These funds serve as collateral for loans extended by Ambac in connection with certain structured municipal transactions. In connection with these transactions, Ambac is obligated to make periodic agreed upon payments. As of December 31, 2007 and 2006, the interest rates on these obligations ranged from 6.25% to 8.06%. Net payments due under payment agreements in each of the next five years ending December 31, and the periods thereafter, based on contractual payment dates, are as follows:

Principal Amount
2008	$31,427
2009	21,702
2010	21,477
2011	23,176
2012	32,562
All later years	456,051

$586,395

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

10        INCOME TAXES

Ambac’s provision for income taxes charged to income from continuing operations is comprised of the following:

	2007	2006	2005
Current taxes	$304,801	$334,639	$200,480
Deferred taxes	(2,203,560)	(337)	71,274

	$(1,898,759)	$334,302	$271,754

The total effect of income taxes on income and stockholders’ equity for the years ended December 31, 2007 and 2006 was as follows:

	2007	2006
Total income taxes charged to income from continuing operations	$(1,898,759)	$334,302

Income taxes charged (credited) to stockholders’ equity:
Unrealized losses on investment securities	(164,324)	(11,486)
Unrealized (losses) gains on derivative hedges	(8,692)	4,061
Exercise of stock options	(8,511)	(17,819)
Other	1,371	2,179

Total credited to stockholders’ equity	(180,156)	(23,065)

Total effect of income taxes	$(2,078,915)	$311,237

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2007	%	2006	%	2005	%
Tax on income from continuing operations at statutory rate	$(1,801,421)	35.0%	$423,575	35.0%	$357,967	35.0%
Changes in expected tax resulting from:
Tax-exempt interest	(102,436)	2.0	(94,044)	(7.8)	(84,759)	(8.3)
Addition to (release of) tax reserves	2,700	(0.1)	2,030	0.2	(9,000)	(0.9)
State income taxes, net of federal tax benefit	—	—	1,558	0.1	5,249	0.5
Other, net	2,398	—	1,183	0.1	2,297	0.3

Tax expense on income from continuing operations	$(1,898,759)	36.9%	$334,302	27.6%	$271,754	26.6%

The addition to tax reserves in 2007 and 2006 relates to the accrual of interest on existing tax reserves. The release of tax reserves in 2005 relates to the expiration of the statute of limitations of an earlier tax year.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred tax liabilities:
Contingency reserve	$406,957	$366,957
Unrealized gains on bonds	—	113,413
Deferred acquisition costs	90,386	91,840
Unearned premiums and credit fees	102,595	139,339
Investments	10,903	9,068
Mark–to-market gains on non-trading derivatives	16,616	19,786
Other	9,701	8,934

Total deferred tax liabilities	637,158	749,337

Deferred tax assets:
Unrealized losses on credit derivatives	$2,077,229	—
Tax and loss bonds	371,371	331,371
Loss reserves	169,366	98,469
Unrealized losses on bonds	73,630	—
Compensation	48,591	46,091
Other	13,351	15,339

Sub-total deferred tax assets	2,753,538	491,270
Valuation allowance	—	—

Total deferred tax assets	2,753,538	491,270

Net deferred tax assets (liabilities)	$2,116,380	$(258,067)

Ambac believes that no valuation allowance is necessary in connection with the deferred tax asset. It is more likely than not that future tax deductions from credit derivative contracts will be characterized as ordinary losses. Accordingly, it is more likely than not that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written and income from the investment portfolio will generate sufficient taxable income to realize the deferred tax asset.

On January 1, 2007, Ambac adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, which provides a framework to determine the appropriate level of tax reserves for uncertain tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. Ambac’s liability for unrecognized tax benefits was not impacted as a result of the adoption of FIN 48.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

A reconciliation of the beginning and ending amount of the liability for unrecognized tax benefits is as follows:

Balance at January 1, 2007	$58,900
Increases related to prior year tax positions	2,700
Decreases related to prior year tax positions	—
Increases related to current year tax positions	28,000
Settlements	—
Lapse of statute	—

Balance at December 31, 2007	$89,600

Included in these balances at December 31, 2007 and 2006 are $37,800 and $35,100, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. Over the next 12 months, Ambac estimates it may decrease federal tax reserves related to the unrecognized tax benefits by approximately $10,500 for issues that may no longer warrant a tax reserve after an expected settlement for the years 2001 through 2004.

Ambac accrues interest and penalties related to unrecognized tax benefits in the provision for income taxes. During 2007 and 2006 Ambac recognized interest of $2,700 and $2,200, respectively. Ambac had approximately $4,900 and $2,200 for the payment of interest accrued at December 31, 2007 and 2006, respectively.

Ambac files a consolidated Federal income tax return with its subsidiaries. Ambac and its subsidiaries also file separate or combined income tax returns in various states, local and foreign jurisdictions.

The following are the major jurisdictions in which Ambac and its affiliates operate and the earliest tax years subject to examination:

Jurisdiction	Tax Year
United States	2001
New York State	2005
New York City	2000
United Kingdom	2005

11        SPECIAL PURPOSE ENTITIES AND VARIABLE INTEREST ENTITIES

Ambac has involvement with special purpose entities, including VIEs in the following ways. First, Ambac is a provider of financial guarantee insurance for various debt obligations issued by various entities, including VIEs. Second, Ambac has sponsored two special purpose entities that issue MTNs to fund the purchase of certain financial assets. As discussed in detail below, these Ambac-sponsored special purpose entities are considered QSPEs. Lastly, Ambac is an investor in asset-backed securities issued by VIEs, and, in one transaction, has a beneficial interest in a VIE that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below.

Financial Guarantees:

Ambac provides financial guarantees in respect of assets held or debt obligations of special purpose entities, including VIEs. Ambac’s primary variable interest exists through this financial guarantee insurance or credit derivative contract. The transaction structure provides certain financial protection to Ambac. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on assets held or debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the securitized assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt; such excess cash flow is applied to redeem debt, thus creating over-collateralization. Ambac’s maximum exposure under these financial guarantee insurance and credit derivative contracts as of December 31, 2007 and December 31, 2006 are included in Note 16 “Guarantees in Force”, primarily related to the structured and international finance market sectors.

As of December 31, 2007, Ambac is the primary beneficiary and therefore consolidated a VIE under one transaction as a result of providing a financial guaranty. The VIE is a bankruptcy remote special purpose financing entity created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac is not primarily liable for the debt obligations of the VIE. Ambac would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac’s creditors do not have rights with regard to the assets of the VIE.

Proceeds from the note issuance of the VIE were used to extend loans to universities in the United Kingdom. The financial reports of this VIE are prepared by an outside trustee and are not available within the time constraints Ambac requires to ensure the financial accuracy of the operating results. As such, the financial results of the VIE are consolidated on a one quarter lag. Total long-term debt outstanding under this note issuance was $280,651 with a maturity date of December 7, 2047 and a fixed rate of interest of 5.32% at December 31, 2007. Ambac is subject to potential consolidation of an additional $757,046 of assets and liabilities in connection with future utilization of the VIE.

The following table provides supplemental information about the combined assets and liabilities associated with the VIE discussed above. The assets and liabilities of the VIE are consolidated into the respective Balance Sheet captions.

	At December 31, 2007	At December 31, 2006
Assets:
Cash	$1,354	$—
Investment income due and accrued	5,431	—
Loans	265,748	—
Other assets	13,049	—

Total assets	$285,582	—

Liabilities:
Accrued interest payable	$4,756	$—
Long-term debt	280,651	—
Other liabilities	175	—

Total liabilities	285,582	—

Stockholders’ equity:	—	—

Total liabilities and stockholders’ equity	$285,582	$—

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Qualified Special Purpose Entities:

A subsidiary of Ambac has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46(R) and accordingly are not consolidated in Ambac’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac. Ambac, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2007, there have been 15 individual transactions processed through the QSPEs of which 10 are outstanding. In each case, Ambac sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac to repurchase or redeem assets of the QSPE. Additionally, Ambac’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac, issuing MTNs to fund such purchase, executing derivative hedges and obtaining financial guarantee policies with respect to indebtedness incurred. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued and/or the related derivative contracts. As of December 31, 2007, Ambac Assurance had financial guarantee insurance policies issued for all assets, MTNs and derivative contracts owned and outstanding by the QSPEs.

Ambac’s exposures under these financial guarantee insurance policies as of December 31, 2007 and December 31, 2006 are included in the disclosure in Note 16 “Guarantees in Force”. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2007, 2006 and 2005 were $0, $450,000 and $0 respectively. No gains or losses were recognized on the sale. As of December 31, 2007, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities of the QSPEs was $1,985,295, $1,968,714 and $53,449, respectively. When market quotes are not available, fair values are based on internal valuation models, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $6,213, $5,022 and $5,713 for the years ended December 31, 2007, 2006 and 2005, respectively. Ambac also received fees for providing other services amounting to $245, $328 and $321 for 2007, 2006 and 2005, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following table shows the asset categories, weighted-average rating and weighted-average life of the financial assets in the QSPEs at December 31, 2007:

	Estimated Fair Value	Weighted Average Rating	Weighted Average Life
Asset-backed securities	$1,230,134
Utility obligations	755,161

Total	$1,985,295	A-	6	(1)

(1)	The MTN liabilities have the same weighted-average life as the financial assets.

VIE Beneficial Interest:

Ambac owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed rate municipal debt securities. These beneficial interests are directly secured by the related municipal debt securities. Ambac is the primary beneficiary of this entity as a result of its beneficial interest. The fixed rate municipal debt securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $256,546 and $258,976 as of December 31, 2007 and 2006, respectively. The beneficial interests issued to third parties, reported as Obligations under investment and payment agreements on the Consolidated Balance Sheets, were $250,806 and $248,415 as of December 31, 2007 and 2006, respectively. Under the terms of these beneficial interests, the investors have the contractual right to redeem their investment at any time, with five business days notice. As of December 31, 2007 and 2006, the interest rates on these beneficial interests ranged from 3.19% to 4.06% and from 2.95% to 4.01%, respectively.

12        RETIREMENT PLANS

Pensions and Postretirement Health Care and Other Benefits:

During 2006, the Compensation Committee of the Board of Directors approved an amendment to the Ambac Pension Plan that terminated the Plan effective December 31, 2006. Benefits under the Plan ceased to accrue as of December 31, 2006. Benefits were paid under the Plan in 2007 and the remaining plan assets will be transferred to a trust and be used to fund other eligible retirement benefits. The remaining plan assets as of December 31, 2007 are disclosed as part of Short-term Investments in the Consolidated Balance Sheets.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of pension plan assets, and the funded status of the pension plan as of December 31, 2007 and 2006.

	2007	2006
Accumulated Benefit Obligation at End of Year:	$—	$32,011

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$32,011	$31,074
Service cost	—	2,242
Interest cost	279	1,704
Actuarial loss	558	5,106
Benefits paid	(32,848)	(417)
Curtailment	—	(7,698)

Projected benefit obligation at end of year	$—	$32,011

Change in Plan Assets:
Fair value of plan assets at beginning of year	$34,143	$30,620
Actual return on plan assets	326	3,940
Company contributions	—	—
Benefits paid	(32,848)	(417)

Fair value of plan assets at end of year	$1,621	$34,143

Funded status	$1,621	$2,132

Net pension costs for 2007, 2006 and 2005 included the following components:

	2007	2006	2005
Service cost	$—	$2,242	$2,078
Interest cost	279	1,704	1,551
Expected return on plan assets	(226)	(2,520)	(2,393)
Recognized prior service costs	—	(105)	(145)
Recognized net loss	11	268	258
Settlement loss	3,074	—	—
Curtailment loss	—	179	—

Net periodic pension cost	$3,138	$1,768	$1,349

Ambac provides postretirement and postemployment benefits, including health and life benefits covering substantially all employees who meet certain age and service requirements. Effective August 1, 2005, new employees were not eligible for postretirement benefits. All plans are contributory. None of the plans are currently funded. Postretirement and postemployment benefits expense was $1,177, $1,072 and $915 in 2007, 2006 and 2005, respectively. The unfunded accumulated postretirement benefit obligation was $6,982 as of December 31, 2007. The assumed health care cost trend rates range from 10% in 2008, decreasing ratably to 6% in 2013. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 2007, by $1,310 and the 2007 benefit expense by $254. Decreasing the assumed health care cost trend rate by one percentage point in each future year would decrease the accumulated postretirement benefit obligation at December 31, 2007 by $1,087 and the 2007 benefit expense by $193.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following table sets forth projected benefit payments from Ambac’s postretirement plan and reflects expected future service where appropriate:

Amount
2008	$133
2009	131
2010	166
2011	205
2012	245
All later years	1,871

$2,751

Assumptions:

The following assumptions were used to determine the projected benefit obligations for the pension and postretirement plans at the measurement date (December 31) and the net periodic cost for the year:

At year end:	2007	2006
Discount rate (pension plan)	N/A	4.75%
Discount rate (postretirement plan)	6.25%	5.75%

During the current year:	2007	2006	2005
Discount rate (pension plan)	4.75%	5.50%	5.75%
Expected long-term return on pension plan assets	5.00%	8.25%	8.75%
Rate of compensation increase	N/A	4.00%	4.50%

The discount rate used in determining the projected benefit obligations for the postretirement plan is selected by reference to the year-end Moody’s corporate AA rate, as well as other high-quality indices with similar duration to that of the benefit plans. The return on plan assets reflects the weighted-average of the expected long-term rates of return for the security classes of investments.

Savings Incentive Plan:

Substantially all employees of Ambac are covered by a defined contribution plan (the “Savings Incentive Plan”). Ambac makes an employer matching contribution of 100% of the employee’s contributions up to 6% of such participants’ base compensation, subject to limits set by the Internal Revenue Code. Effective January 1, 2007, the Compensation Committee of the Board of Directors approved an increase to the matching contribution from 50% to 100% of the employees contribution up to 6%. Ambac may also make a Basic Profit Sharing contribution of 3% of base compensation and a Supplemental Profit Sharing contribution of an additional 3% of base compensation to eligible employees. The total cost of the Savings Incentive Plan was $4,678, $3,757 and $3,521 in 2007, 2006 and 2005, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

13        STOCK COMPENSATION

Stock Options:

Stock options awarded to eligible employees are exercisable and expire as specified at the time of grant. Such options are awarded based on the fair market value of the Common Stock as traded on the New York Stock Exchange on the grant date and have a term of seven years from the date of the grant. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement, permanent disability or death.

Upon the adoption of SFAS No. 123-R, Ambac used a Monte Carlo simulation model for the 2006 and 2007 stock option grants. The model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the option grant and calculates the fair market value for each option granted based on certain assumptions. Prior to 2006, the Black-Scholes model was used to value stock options. The assumptions for the 2007, 2006 and 2005 stock option grants are as follows:

	2007	2006	2005
Risk-free interest rate	5.0%	4.3% - 4.4%	3.6%
Expected volatility	22.2%	25.3%	26.6%
Suboptimal factor	175%	175%	Not Applicable
Dividend yield	0.83%	0.80%	0.63%
Expected life	5.36 years	5.23 years	4 years

The expected volatility considers the implied volatility in Ambac’s traded options and historical volatility levels on Ambac’s common stock over the contractual term of the option. Utilized in the Monte Carlo simulation, the suboptimal factor represents the option holder’s expected exercise behavior, that is, the percentage multiplied by the option grant’s strike price results in the market price at which Ambac expects the holder to exercise their option. The determination of the suboptimal factor is based on the exercise history of Ambac’s previous grants considering management’s future expectation of exercise behavior. The expected dividend yield is based on historical dividend payments. The risk-free interest rates reflect the yields on U.S. Treasuries over the contractual term of the award. For the Monte Carlo simulation model, we have adjusted the contractual term of the option for the effect of retirement-eligible participants to arrive at the expected term assumption.

A summary of option activity for the period ending December 31, 2007 is as follows:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life
Outstanding at beginning of year	3,749,819	$55.22
Granted	709,250	$87.27
Exercised	(530,213)	$50.89
Forfeited or expired	(39,283)	$80.50

Outstanding at end of year	3,889,573	$70.37	$0	3.5

Exercisable	2,122,066	$61.60	$0	2.2

The grant date fair value of stock options granted during 2007, 2006 and 2005 were $24.71, $22.25 and $21.23, respectively. The intrinsic value for stock options exercised during 2007, 2006 and 2005 was $21,152, $37,334 and $25,245, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

As of December 31, 2007, there was $12,360 of total unrecognized compensation costs related to unvested stock options granted. These costs are expected to be recognized over a weighted average period of 1.3 years. Gross stock option expense for 2007, 2006 and 2005 was $15,345, $15,079 and $10,169, respectively. The net income effect from stock options for 2007, 2006 and 2005 were $7,033, $5,692, and $3,857, respectively.

Cash received from stock option exercises for 2007 and 2006 was $27,020 and $61,190. The income tax benefits from share-based arrangements totaled $8,511 and $17,819 for 2007 and 2006, respectively, with approximately $6,640 and $12,342, respectively, attributed to stock option exercises. Excess tax benefits are included in financing activities of the Consolidated Statements of Cash Flows.

RSUs:

RSUs are granted to all eligible employees based upon the performance of Ambac, the performance of the employee’s department and the performance of the employee. Officers at the level of Managing Director and above, can, in lieu of the first twenty-five percent of their cash bonus, receive RSUs. These RSUs are granted at a twenty-five percent discount to the fair market value of Ambac common stock on the date of grant. These employees can elect to defer more than twenty-five percent of their cash bonus in the form of RSUs, however, the aforementioned discount does not apply. RSUs do not have a vesting period in excess of four years. Typically, RSU agreements provide that vesting is accelerated in certain circumstances, such as retirement, permanent disability or death. As of December 31, 2007, 1,183,192 RSUs remained outstanding, of which (i) 521,568 units required future service as a condition to the delivery of the underlying shares of common stock and (ii) 661,624 units did not require future service.

Information with respect to the RSU awards is as follows:

	2007	2006	2005
RSUs awarded	267,359	260,086	270,728
Weighted average fair value per share	$86.77	$75.13	$78.75
Gross RSU expense	$18,141	$22,448	$19,047
Net income effect	$9,509	$9,629	$8,011

A summary of RSU activity for 2007 is as follows:

	2007
	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	1,288,484	$64.62
Granted	267,359	$86.77
Delivered	(340,349)	$72.73
Forfeited	(32,302)	$79.04

Outstanding at end of year	1,183,192	$66.61

As of December 31, 2007, there was $15,491 of total unrecognized compensation costs related to unvested RSUs granted. These costs are expected to be recognized over a weighted average period of 1.8 years. The fair value for RSUs vested during 2007, 2006 and 2005 was $25,842, $8,511 and $9,986, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

14        COMMITMENTS AND CONTINGENCIES

Ambac is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2008	$9,819
2009	9,892
2010	10,316
2011	10,193
2012	10,218
All later years	63,710

$114,148

Rent expense for the aforementioned leases amounted to $9,890, $9,966 and $10,018 for the years ended December 31, 2007, 2006 and 2005, respectively.

A subsidiary of Ambac provides a $360,000 liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility, which is guaranteed by Ambac Assurance, provides temporary funding in the event that the reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2007.

Ambac Financial Group, Inc, and certain of its present and former officers and directors have been named in lawsuits that allege violations of the federal securities laws and/or state law. Various putative class action suits alleging violations of the federal securities laws have been filed against the company and certain of its present or former directors and officers. These suits include Reimer v. Ambac Financial Group, Inc., et al. (filed on or about January 16, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 411), which purports to be brought on behalf of purchasers of Ambac’s common stock from October 19, 2005 to November 26, 2007. The suit alleges, among other things, that the defendants issued materially false and misleading statements regarding our business and financial results related to guarantees of CDO and MBS transactions. Three other suits, Babic v. Ambac Financial Group et al. (filed on or about February 7, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1273), Parker v. Ambac Financial Group, Inc. et al. (filed on or about February 22, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) and Minneapolis Firefighters’ Relief Association v. Ambac Financial Group, Inc. et al. (filed on or about February 26, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1825) make substantially the same allegations as the Reimer action.

Various shareholder derivative actions have recently been filed against certain present and former officers and directors of Ambac, and Ambac as a nominal defendant. The suits, which are brought purportedly on behalf of the company, are in many ways similar and allege violations of law for conduct occurring between October 2005 and the present regarding, among other things, our guarantees of CDO and MBS transactions and defendants’ alleged insider trading on non-public information. The suits include (i) Rubery v. Callen, et al. (filed on or about January 23, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 854) asserts violation of state and federal law, including breaches of fiduciary duties, waste of

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

corporate assets, unjust enrichment and violations of the federal securities laws; (ii) Clark v. Callen et al. (filed on or about January 24, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 856) asserts substantially the same allegations as Rubery; (iii) Yaokasin v. Callen et al. (filed on or about February 8, 2008 in the United States District Court for the Southern District of New York, case No. 08 CV 1312) asserts violation of state law, including breaches of fiduciary duties and unjust enrichment; (iv) Wayne County Employees’ Retirement System v. Callen et al. (filed on or about February 1, 2008 in the Delaware Court of Chancery, C.A. No. 3521) asserts violation of state law, including breaches of fiduciary duties, waste, reckless and gross mismanagement, and unjust enrichment; (v) Trustees of the Police and Fire Retirement System of Detroit v. Callen et al. (filed on or about February 13, 2008 in the Delaware Court of Chancery, C.A. No.3541) asserts substantially the same allegations as Wayne County; (vi) Operative Plasters & Cement Masons Local 262 Pension & Annuity Funds v. Callen et al. (filed on or about February 15, 2008 in the Supreme Court of the State of New York, New York County, Index No. 650050/2008E) asserts violation of state law, including breaches of fiduciary duties, gross mismanagement, abuse of control, and waste, and (vii) Leone v. Callen et al. (filed on or about February 25, 2008 Supreme Court of the State of New York, County of New York, Case No. 650053/2008E) asserts violation of state law, including breaches of fiduciary duties, gross mismanagement, abuse of control and waste.

Ambac has also received various regulatory inquiries and requests for information. These include a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.”

It is not possible to predict whether additional suits will be filed or whether additional inquiries or requests for information will be made, and it is also not possible to predict the outcome of litigation, inquiries or requests for information. It is possible that there could be unfavorable outcomes in these or other proceedings. Management is unable to make a meaningful estimate of the amount or range of loss that could result from unfavorable outcomes but, under some circumstances, adverse results in legal proceedings could be material to our business, operations, financial position, profitability or cash flows.

15        STOCKHOLDERS’ EQUITY

Ambac is authorized to issue 350,000,000 shares of Common Stock, par value $0.01 per share, of which 109,193,096 were issued as of December 31, 2007. Ambac is also authorized to issue 4,000,000 shares of Preferred Stock, par value $0.01 per share, none of which was issued and outstanding as of December 31, 2007.

Dividends declared per share amounted to $0.78, $0.66, and $0.55 in 2007, 2006, and 2005, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

16        GUARANTEES IN FORCE

The par amount of financial guarantees outstanding were $612,075,000 and $567,578,000 at December 31, 2007 and 2006, respectively. The par amount of financial guarantees outstanding, net of reinsurance, was $524,025,000 and $519,043,000 at December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding(1)
(Dollars in Millions)	2007	2006
Public Finance:
Lease and tax-backed revenue	$88,147	$89,042
General obligation	63,977	62,834
Utility revenue	37,976	38,313
Health care revenue	27,161	27,849
Transportation revenue	25,466	24,979
Higher education	20,685	22,068
Housing revenue	11,531	10,996
Other	6,010	6,181

Total Public Finance	280,953	282,262

Structured Finance(2):
Mortgage-backed and home equity	43,078	46,239
Asset-backed and conduits	36,407	34,815
CDO of ABS > 25% MBS	29,127	20,145
Other CDOs	22,174	20,423
Student loan	18,372	18,404
Investor-owned utilities	17,055	17,345
Other	4,485	5,212

Total Structured Finance	170,698	162,583

International Finance:
Asset-backed and conduits	19,290	17,863
Other CDOs	15,572	19,978
Investor-owned and public utilities	10,384	10,531
Mortgage-backed and home equity	10,106	11,951
Transportation	7,784	6,303
Sovereign/sub-sovereign	7,347	6,344
Other	1,891	1,228

Total International Finance	72,374	74,198

	$524,025	$519,043

(1)	Included in the above exposures are credit derivatives. Total credit derivative net par outstanding amounted to $64,988 and $55,460 at December 31, 2007 and 2006, respectively.
(2)	Ambac has issued a $2.934 commitment to provide a financial guarantee on a pool of CDO of asset-backed securities, mostly RMBS, which is not included in the numbers above.

Structured Finance includes exposure to sub-prime mortgage-backed securities. Ambac Assurance has exposure to the U.S. subprime mortgage market through direct guarantees, CDOs and, to a lesser extent, guarantees of bank sponsored multi seller conduits that contain residential mortgage-backed securities in their collateral pool. Sub-prime loans involve elevated credit risk and uncertainty.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

As of December 31, 2007 and 2006, the International Finance guaranteed portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2007	2006
United Kingdom	$27,207	$27,253
Australia	6,400	6,126
Germany	6,157	5,852
Italy	3,017	2,167
Japan	2,753	4,391
Internationally diversified	16,550	19,180
Other international	10,290	9,229

Total International Finance	$72,374	$74,198

Internationally diversified obligations represent pools of geographically diversified exposures which includes significant components of domestic exposure.

Gross financial guarantees in force (principal and interest) was $995,032,000 and $887,448,000 at December 31, 2007 and 2006, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $833,303,000 and $802,694,000 as of December 31, 2007 and 2006, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 10.2% and 6.1% of the total at December 31, 2007. No other state accounted for more than five percent. The highest single insured risk represented 0.6% of the aggregate net par amount guaranteed.

In connection with its financial guarantee business, Ambac has outstanding commitments to provide guarantees of $22,777,000 at December 31, 2007. These commitments relate to potential future debt issuances or increases in funding levels for existing insurance or credit derivative transactions. Commitments generally have fixed termination dates and are contingent on the satisfaction of all conditions set forth in the contract. These commitments may expire unused or be reduced or cancelled at the counterparty’s request. Additionally, approximately 28% of the total commitment amount represents commitments that contain one or more of the following provisions: (i) the commitment may be terminated at the Company’s election upon a material adverse change, (ii) in order for the funding levels to be increased, certain asset eligibility requirements must be met, or (iii) for commitments to provide protection in credit derivative form, the commitment may not be exercised upon an event of default or after the reinvestment period. Accordingly, the $22,777,000 of commitments outstanding at December 31, 2007 does not necessarily reflect actual future amounts.

Included in the above commitments is an outstanding commitment to provide a financial guarantee on a static pool consisting primarily of High-Grade and Mezzanine CDO of ABS securities, comprising primarily underlying sub-prime and mid-prime residential mortgage backed securitizations. The commitment was structured such that Ambac would issue an insurance policy on securities remaining in the pool after a first loss coverage amount was depleted. The initial pool size was approximately $4,000,000 with 25% of first loss coverage. The first loss coverage amortizes on a pro rata basis as the underlying investment securities amortize. The pro rata amortization of the first loss coverage stops when it reaches $750,000; this amount remains available to absorb future losses. As of December 31, 2007, the gross investment pool balance is $3,910,000 and $978,000 of first loss remains available. Ambac’s approximate net exposure under this commitment as of December 31, 2007 is $2,930,000.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

17        FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market quotes received from a nationally recognized pricing service or dealer quotes. For those instruments where market quotes were not available, fair values were estimated based upon internal valuation models. Key inputs to the valuation models included market-driven inputs and when applicable, require contractual terms, credit spreads, and yield curves and credit rating characteristics that closely match those characteristics of the specific instruments being valued. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac could realize in a current market exchange.

Fair value of all financial instruments:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments (including short-term): The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When market quotes are not available, fair values are estimated based upon internal valuation models. Certain short-term investments, such as money market funds, are carried at amortized cost which approximates fair value.

Cash: The fair values of cash approximates amortized cost.

Other investments: The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell approximates carrying value.

Investment income due and accrued: The fair value of investment income due and accrued approximates carrying value.

Loans: The fair values of loans is estimated based upon internal valuation models.

Derivative contracts: The fair values of interest rate swaps, currency swaps, total return swaps and credit derivative transactions are determined by market quotes or valuation models when market quotes are not available.

Obligations under investment, payment and investment repurchase agreements: The fair value of the liability for investment agreements, payment and repurchase agreements is estimated based upon internal valuation models.

Securities sold under agreements to repurchase: The fair value of securities sold under agreements to repurchase approximates carrying value.

Long-term Debt: The fair value of debentures is based on quoted market prices.

Accrued interest payable: The fair value of accrued interest payable approximates carrying value.

Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve less prepaid reinsurance plus the present value of estimated future installment premiums, less an estimated ceding commission thereon. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. Future installment premiums are discounted at 5.2% and 5.4 % at December 31, 2007 and 2006, respectively.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2007		2006
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$17,127	$17,127	$16,800	$16,800
Fixed income securities pledged as collateral	375	375	307	307
Short-term investments	879	879	312	312
Other investments	14	14	14	14
Cash	124	124	32	32
Securities purchased under agreements to resell	—	—	273	273
Investment income due and accrued	203	203	193	193
Loans	868	1,046	625	805
Derivative assets	991	991	1,019	1,019

Financial liabilities:
Obligations under investment, repurchase and payment agreements	8,706	8,989	8,357	8,610
Securities sold under agreement to repurchase	100	100	—	—
Long-term debt	1,670	1,430	992	1,019
Accrued interest payable	113	113	105	105
Derivative liabilities	6,686	6,686	667	667
Liability for net financial guarantees written:	2,635	4,017	2,722	3,640

Credit Derivative Supplemental Disclosure:

SFAS 157 will be adopted by Ambac on January 1, 2008. A significant portion of the exposure underlying Ambac’s credit derivative transactions consists of residential mortgage-backed securities, with exposure to subprime mortgages. Because the residential mortgage market is experiencing severe financial distress, the Company has chosen to provide certain supplementary information related to its credit derivatives in conformity with the disclosure requirements of SFAS 157 at December 31, 2007.

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. In accordance with SFAS 157, these two types of inputs have created the following fair value hierarchy:

• Level 1	–	Quoted prices for identical instruments in active markets.

• Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

• Level 3	–	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Ambac’s credit derivatives consist primarily of financial guarantees written as credit default swaps (CDS) on collateralized debt obligations (CDOs). Ambac’s accounting policy regarding credit derivative valuations has been identified as a “critical accounting policy and estimate” due to the valuation’s significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts which are inherently uncertain. These credit derivatives are valued using proprietary models because such instruments are unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. Valuation models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques. Due to the significance of unobservable inputs required in valuing the financial guarantee CDS contracts, they are considered to be Level 3 under the FAS 157 fair value hierarchy. Certain other CDS transactions are valued based directly on quoted market prices or other observable inputs. Ambac considers these CDS transactions to be Level 2 under the FAS 157 fair value hierarchy.

Fair value of Ambac’s financial guarantee CDS transactions represents the net present value of the difference between the fees Ambac originally charged for the credit protection and our estimate of the fees that a comparable financial guarantor may charge for the same protection at the balance sheet date. Key variables used in our valuation of credit derivatives on collateralized debt obligations include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads and other factors. With the exception of unpaid notional, these variables generally are not readily observable in the market. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Ambac’s CDS fair value calculations are adjusted for increases in expected loss of reference obligations and observable changes in financial guarantee market pricing. Absent changes in expected loss of reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fee used for a particular contract in Ambac’s fair value calculations represents a consistent percentage, period to period, of the spread (over Libor) determinable from the reference obligation value at the balance sheet date.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and therefore an increase in expected loss. Ambac reflects the effects of changes in expected loss on the fair value of its financial guarantee CDS contracts by increasing the percentage of the reference obligation spread which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The factors used to increase the percentage of reference obligation spread captured in the CDS fee are based on rating agency probability of default percentages determined by management to be appropriate for the underlying asset class. In addition, when there are sufficient numbers of new transactions to indicate a general change in market pricing trends for CDS on a given asset class, management will adjust its assumptions about the percentage of reference obligation spreads captured as CDS fees to match the current market.

The expected term, fair value and credit rating of the underlying reference obligations, as well as the level of fees required in the financial guarantee market to write the comparable financial guarantee CDS at the balance sheet date are significant assumptions that, if changed, could result in materially different fair values.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following table sets forth Ambac’s credit derivative contracts by level within the fair value hierarchy at December 31, 2007.

	Level 1	Level 2	Level 3	Total
Credit derivative assets	$—	$—	$175	$175
Credit derivative liabilities	$—	$14,784	$5,980,853	$5,995,637

Credit derivatives are included within derivative assets and derivative liabilities in the consolidated balance sheets. These contracts are primarily classified as Level 3 in the FAS 157 fair value hierarchy since there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for credit derivatives typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs. The following table presents the changes in the net credit derivative asset (liability) balance for the year ended December 31, 2007:

Level 3 Credit derivatives accounted for at fair value Year ended December 31, 2007
Balance, beginning of year	$8,929
Total gains/(losses)(realized and unrealized)
Included in earnings	(5,916,440)
Purchases, issuances and settlements	(73,167)
Transfers in and/or out of level 3	—

Balance, end of period	$(5,980,678)

	Other credit enhancement fees	Net mark to market (losses) gains on credit derivative contracts
Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$73,167	$(5,989,607)
Change in unrealized gains or losses relating to the assets still held at the reporting date	—	(5,991,875)

18    INSURANCE REGULATORY RESTRICTIONS

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31, ($332,000) and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year ($53,964) or (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years ($1,050,349). Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without notifying the Wisconsin

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

Insurance Commissioner 30 days in advance of payment. Based upon these restrictions, at December 31, 2007, the maximum amount that will be available during 2008, without regulatory approval, for payment of dividends by Ambac Assurance is approximately $332,000. Ambac Assurance paid cash dividends of $190,200, $136,000 and $353,400 on its common stock in 2007, 2006 and 2005, respectively. The 2007 and 2005 amounts required regulatory approval since it exceeded the statutorily prescribed threshold.

Section 3.08 of the Wisconsin Administrative Code prohibits the Company from having total net liability in respect to any one issue of municipal bonds in excess of an amount representing 10% of its policyholders’ surplus. Total net liability, as defined by the Wisconsin Administrative Code, means the average annual amount due, net of reinsurance, for principal and interest on the insured amount of any one issue of municipal bonds.

Additionally, Section 3.08 of the Wisconsin Administrative Code prohibits the Company from having outstanding cumulative net liability, under inforce policies of municipal bond insurance in an amount which exceeds the sum of the Company’s: i.) capital and surplus, plus ii.) contingency reserves. Cumulative net liability, as defined by the Wisconsin Administrative Code, means one-third of one percent of the insured unpaid principal and insured unpaid interest covered by inforce policies of municipal bond insurance.

The New York Financial Guarantee Insurance Law defines the scope of permitted financial guaranty insurance business and establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2007 and 2006, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Wisconsin has adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and releases from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $379,087, $322,786 and $265,536 for 2007, 2006 and 2005, respectively.

Statutory capital and surplus was $3,316,143 and $3,696,876 at December 31, 2007 and 2006, respectively. Qualified statutory capital was $6,422,486 and 6,382,490 at December 31, 2007 and 2006, respectively. Statutory net income for Ambac Assurance was $53,964, $788,989 and $707,402 for 2007, 2006 and 2005, respectively. Statutory capital and surplus differs from stockholders’ equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs and deferred income taxes differently.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

19        SEGMENT INFORMATION

Ambac has two reportable segments, as follows: (1) Financial Guarantee, which provides financial guarantees (including credit derivatives) for public finance, structured finance and other obligations; and (2) Financial Services, which provides investment agreements, funding conduits, interest rate, total return and currency swaps, principally to clients of the financial guarantee business, which includes municipalities and other public entities, health care organizations, investor-owned utilities and asset-backed issuers. Ambac’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

Ambac Assurance guarantees the swap and investment agreement obligations of its Financial Services affiliates. Intersegment revenues include the premiums earned under those agreements and dividends received from its Financial Services subsidiaries. Such premiums are determined as if they were premiums paid by third parties, that is, at current market prices.

Information provided below for “Corporate and Other” relates to Ambac corporate activities, including interest expense on debentures. Corporate and other revenue from unaffiliated customers consists primarily of interest income. Intersegment revenues consist of dividends received.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2007, 2006 and 2005:

	Financial Guarantee	Financial Services	Corporate and Other	Intersegment Eliminations	Total Consolidated
2007:
Revenues:
Unaffiliated customers	$(4,600,784)	$380,808	$5,050	$—	$(4,214,926)
Intersegment	13,057	(12,222)	196,861	(197,696)	—

Total revenues	$(4,587,727)	$368,586	$201,911	$(197,696)	$(4,214,926)

Income before income taxes:
Unaffiliated customers	$(5,000,859)	$(51,426)	$(94,631)	$—	$(5,146,916)
Intersegment	24,019	(19,346)	192,322	(196,995)	—

Total income before income taxes	$(4,976,840)	$(70,772)	$97,691	$(196,995)	$(5,146,916)

Total assets	$13,895,643	$9,609,579	$59,789	$—	$23,565,011

2006:
Revenues:
Unaffiliated customers	$1,350,980	$468,719	$12,405	$—	$1,832,104
Intersegment	55,089	(9,773)	167,338	(212,654)	—

Total revenues	$1,406,069	$458,946	$179,743	$(212,654)	$1,832,104

Income before income taxes:
Unaffiliated customers	$1,197,236	$96,426	$(83,449)	$—	$1,210,213
Intersegment	65,745	(13,135)	163,358	(215,968)	—

Total income before income taxes	$1,262,981	$83,291	$79,909	$(215,968)	$1,210,213

Total assets	$10,690,956	$9,487,052	$89,805	$—	$20,267,813

2005:
Revenues:
Unaffiliated customers	$1,276,903	$333,901	$3,345	$—	$1,614,149
Intersegment	1,975	(3,139)	353,400	(352,236)	—

Total revenues	$1,278,878	$330,762	$356,745	$(352,236)	$1,614,149

Income before income taxes:
Unaffiliated customers	$1,009,346	$80,963	$(67,545)	$—	$1,022,764
Intersegment	8,867	(2,699)	350,280	(356,448)	—

Total income before income taxes	$1,018,213	$78,264	$282,735	$(356,448)	$1,022,764

Total assets	$9,655,161	$8,593,256	$297,441	$—	$18,545,858

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following tables summarize gross premiums written and net premiums earned and other credit enhancement fees included in the Financial Guarantee segment, by location of risk for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Gross premiums written:
United States	$785,477	$709,299	$866,749
United Kingdom	111,752	143,872	81,492
Other international	134,173	143,498	147,782

Total:	$1,031,402	$996,669	$1,096,023

Net premiums earned and other credit enhancement fees:
United States	$691,936	$645,819	$651,175
United Kingdom	74,745	77,781	64,335
Other international	151,214	147,783	150,905

	$917,895	$871,383	$866,415

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

20        QUARTERLY FINANCIAL INFORMATION (unaudited)

	First	Second	Third	Fourth	Full Year
2007:
Gross premiums written	$249,912	$261,139	$286,585	$233,766	$1,031,402
Net premiums written	220,428	232,702	251,490	49,250	753,870
Net premiums earned and other credit enhancement fees	231,559	238,351	214,830	233,155	917,895
Financial guarantee net investment income	112,064	113,190	116,992	122,802	465,048
Net mark-to-market (losses) gains on credit derivative contracts	(5,124)	(56,867)	(743,379)	(5,199,021)	(6,004,391)
Financial services revenue	118,453	110,035	107,841	44,479	380,808
Losses and loss expenses	11,422	17,096	19,082	208,509	256,109
Financial guarantee underwriting and operating expenses	36,376	33,438	34,576	34,954	139,344
Financial services expenses	102,246	104,241	115,164	110,583	432,234
Income before income taxes	289,240	232,050	(494,895)	(5,173,311)	(5,146,916)
Net income	213,343	173,037	(360,613)	(3,273,924)	(3,248,157)
Net income per share:
Basic	$2.04	$1.69	$(3.53)	$(32.03)	$(31.56)
Diluted	$2.02	$1.67	$(3.53)	$(32.03)	$(31.56)

2006:
Gross premiums written	$219,058	$313,500	$212,335	$251,776	$996,669
Net premiums written	227,815	255,753	185,984	223,621	893,173
Net premiums earned and other credit enhancement fees	208,420	224,984	214,590	223,389	871,383
Financial guarantee net investment income	101,734	104,455	107,156	110,540	423,885
Net mark-to-market (losses) gains on credit derivative contracts	1,953	5,381	2,572	(838)	9,068
Financial services revenue	97,591	144,609	115,403	111,116	468,719
Losses and loss expenses	127	12,822	(2,543)	9,598	20,004
Financial guarantee underwriting and operating expenses	37,858	31,865	30,186	33,831	133,740
Financial services expenses	78,537	93,836	100,245	99,675	372,293
Income before income taxes	301,641	326,963	297,149	284,460	1,210,213
Net income	221,140	238,570	213,523	202,678	875,911
Net income per share:
Basic	$2.08	$2.24	$2.00	$1.90	$8.22
Diluted	$2.06	$2.22	$1.98	$1.88	$8.15

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

(a)	Evaluation of Disclosure Controls and Procedures. Ambac Financial Group’s management, with the participation of Ambac Financial Group’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of Ambac Financial Group’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this report. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on this evaluation, Ambac Financial Group’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, Ambac Financial Group’s disclosure controls and procedures are effective at the reasonable assurance level in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by Ambac Financial Group (including its consolidated subsidiaries) in the reports that it files or submits under the Exchange Act.

(b)	Changes in Internal Controls Over Financial Reporting. There have not been any changes in Ambac Financial Group’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during Ambac Financial Group’s fiscal quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, Ambac Financial Group’s internal control over financial reporting.

The report called for by Item 308(a) of Regulation S-K is incorporated herein by reference to Management’s Report on Internal Control Over Financial reporting, included in Part II, Item 8 of this report.

The attestation report called for by Item 308 (b) of Regulation S-K is incorporated herein by reference to Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting, included in Part II, Item 8 of this report.

Item 9B.	Other Information.

None

Part III

Item 10.	Directors and Executive Officers of the Registrant.

Information relating to the Registrant’s executive officers and directors, including its audit and risk assessment committee and audit committee financial experts will be in the Registrant’s definitive Proxy Statement for its 2008 Annual Meeting of Shareholders to be held on May 15, 2008, which will be filed within 120 days of the end of our fiscal year ended December 31, 2007 (the 2008 Proxy Statement) and is incorporated herein by reference. Information relating to the Registrant’s Code of Business Conduct is included in Part I, Item 1 of the Annual Report on Form 10-K.

Item 11.	Executive Compensation.

Information relating to the Registrant’s executive officer and director compensation will be in the 2008 Proxy Statement and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management.

Information relating to security ownership of certain beneficial owners of the Registrant’s common stock and information relating to the security ownership of the Registrant’s management will be in the 2008 Proxy Statement and is incorporated herein by reference.

Information relating to compensation plans under which equity securities of the Registrant are authorized for issuance will be in the 2008 Proxy Statement and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions.

None.

Item 14.	Principal Accountant Fees and Services.

This item is omitted because a definitive proxy statement which involves the election of directors will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year pursuant to Regulation 14A.

Part IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a)	Documents filed as a part of this report:

1.	Financial Statements

The consolidated financial statements included in Item 8 above are filed as part of this Annual Report on Form 10-K.

2.	Financial Statement Schedules

The financial statement schedules filed herein, which are the only schedules required to be filed, are as follows:

Report of Independent Registered Public Accounting Firm			(Page S-1)

Schedule I	—	Summary of Investments Other Than Investments in Related Parties	(Page S-2)

Schedule II	—	Condensed Financial Information of Registrant (Parent Company Only)	(Pages S-3 to S-7)

Schedule IV	—	Reinsurance	(Page S-8)

3.	Exhibits

The following items are annexed as exhibits:

Exhibit Number	Description
3.01	Conformed Amended and Restated Certificate of Incorporation of Ambac Financial Group filed with the Secretary of State of the State of Delaware on July 11, 1997. (Filed as Exhibit 4.05 to Ambac Financial Group’s Quarterly Report for the quarter ended September 30, 1997 and incorporated herein by reference.)

3.02	Conformed Copy of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. filed with the Secretary of State of the State of Delaware on May 13, 1998. (Filed as Exhibit 4.04 to the Ambac Financial Group Inc.’s Quarterly Report for the quarter ended June 30, 1998 and incorporated herein by reference.)

3.03	Conformed Copy of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. filed with the Secretary of State of the State of Delaware on May 28, 2004. (Filed as Exhibit 3.03 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.)

3.04	By-laws of Ambac Financial Group, Inc., as amended through January 27, 2004. (Filed as Exhibit 3.03 to Ambac Financial Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.)

4.01	Definitive Engraved Stock Certificate representing shares of Common Stock. (Filed as Exhibit 4.01 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.)

4.02	Indenture, dated as of August 1, 1991, between Ambac Financial Group, Inc. and The Bank of New York (as Successor Trustee to The Chase Manhattan Bank (National Association)). (Filed as Exhibit 4.01 to Ambac Financial Group, Inc.’s Registration Statement on Form S-3 (Reg. No. 33-59290) and incorporated herein by reference.)

4.03	Indenture dated as of August 24, 2001 between Ambac Financial Group, Inc. and The Bank of New York (as Successor Trustee to the Chase Manhattan Bank). (Filed as Exhibit 4.1 to Ambac Financial Group, Inc.’s Amendment No. 2 to Registration Statement on Form S-3 (Reg. No. 333-57206) and incorporated herein by reference.)

4.04	Indenture dated as of April 22, 2003 between Ambac Financial Group, Inc. and The Bank of New York (as Successor Trustee to JP Morgan Chase Bank). (Filed as Exhibit 4.1 to Ambac Financial Group, Inc.’s Registration Statement on Form S-3 (Reg. No. 333-104758) and incorporated herein by reference.)

4.05	Indenture dated as of February 15, 2006 between Ambac Financial Group, Inc. and the Bank of New York as Trustee. (Filed as Exhibit 4.1 to Ambac Financial Group Inc.’s Shelf Registration on Form S-3 dated February 16, 2006 and incorporated herein by reference.)

4.06	Junior Subordinated Indenture dated as of February 12, 2007 between Ambac Financial Group, Inc. and the Bank of New York as Trustee. (Filed as Exhibit 4.11 to Ambac Financial Group, Inc.’s Current Report on Form 8-K dated February 12, 2007 and incorporated herein by reference.)

4.07	First Supplemental Indenture dated as of February 7, 2007 between Ambac Financial Group, Inc. and the Bank of New York as Trustee. (Filed as Exhibit 1.01 to Ambac Financial Group, Inc.’s Current Report on Form 8-K dated February 12, 2007 and incorporated herein by reference.)

4.08	Form of 9.38% Debenture due August 1, 2011. (Filed as Exhibit 4.02 to the Registration Statement on Form S-1 (Reg. No. 33-40385) and incorporated herein by reference.)

Exhibit Number	Description
4.09	Form of 7.50% Debenture due May 1, 2023. (Filed as Exhibit 4.06 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.)

4.10	Form of 5.95% Debenture due February 28, 2103 (Filed as Exhibit 2 to Ambac Financial Group, Inc.’s Registration Statement on Form 8-A dated February 26, 2003 and incorporated herein by reference.)

4.12	Form of 5.875% Debentures due March 24, 2103. (Filed as Exhibit 2 to Ambac Financial Group, Inc.’s Registration Statement on Form 8-A dated March 26, 2003 and incorporated herein by reference)

4.13	Form of 5.95% Debentures due December 5, 2035. (Filed as Exhibit 4.13 to Ambac Financial Group, Inc.’s Current Report on From 8-K dated November 29, 2005 and incorporated herein by reference.)

4.14	Form of 6.15% Directly Issued Subordinated Capital Securities due February 15, 2037. (Filed as Exhibit 4.13 to Ambac Financial Group Inc.’s Current Report on Form 8-K dated February 12, 2007 and incorporated herein by reference.)

4.15	Replacement Capital Covenant dated as of February 12, 2007 by Ambac Financial Group, Inc. and in favor of and for the benefit of each Covered Debt Holder. (Filed as Exhibit 4.14 to Ambac Financial Group, Inc.’s Current Report on Form 8-K dated February 12, 2007 and incorporated herein by reference.

10.01*	Employment Agreement dated as of January 30, 2007 by and between Ambac Financial Group, Inc. and William T. McKinnon. (Filed as Exhibit 10.02 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.)

10.02*+	Directors’ Compensation Table (effective as of October 1, 2007).

10.03*	Ambac Financial Group, Inc. 1991 Stock Incentive Plan, as amended as of December 2, 1997 (Filed as Exhibit 10.02 to Ambac Financial Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.)

10.04*	Ambac Financial Group, Inc. 1997 Equity Plan, amended as of July 19, 2004. (Filed as Exhibit 10.41 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference.)

10.05*+	Form of Restricted Stock Unit Award.

10.06*+	Form of Stock Option Award.

10.07*+	January 2007 Award of Restricted Stock Units to William McKinnon. (Filed as Exhibit 10.08 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.)

10.08*	Ambac Financial Group, Inc. 1997 Non-Employee Directors Equity Plan. (As amended through January 30, 2007.) (Filed as Exhibit 10.39 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference.)

10.09*	Form of Notice of Award of Directors’ Five Year Restricted Stock Units. (Filed as Exhibit 10.12 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.)

+	Filed herewith.
*	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit pursuant to Item 15(c) of Form 10-K.

10.10*	Form of Notice of Award of Directors’ Annual Stock Units. (Filed as Exhibit 10.13 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.)

10.11*	Ambac Financial Group, Inc. 1997 Executive Incentive Plan, amended as of January 30, 2007. (Filed as Exhibit 10.43 to Ambac Financial Group, Inc.’s Annual Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference.)

10.12*	Ambac Financial Group, Inc. Deferred Compensation Plan for Outside Directors, effective as of December 1, 1993 as amended through October 22, 2007. (Filed as Exhibit 10.46 to Ambac Financial Group, Inc.’s Annual Report on Form 10-Q for the quarter ended September 30, 2007 and incorporated herein by reference.)

10.13*	Ambac Financial Group, Inc. 1997 Equity Plan Senior Officer Deferred Compensation Sub-Plan of the 1997 Equity Plan effective as of October 26, 1999. (Filed as Exhibit 10.47 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 and incorporated herein by reference.)

10.14*	Form of Amended and Restated Management Retention Agreement for Executive Officers. (Filed as Exhibit 10.08 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and incorporated herein by reference.)

10.15*	The Ambac Financial Group, Inc. Non-Qualified Savings Incentive Plan (Amended and Restated as of January 1, 2007). (Filed as Exhibit 10.49 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, and incorporated herein by reference.)

10.16*	Supplemental Pension Agreement between Ambac Financial Group, Inc. and Philip B. Lassiter dated April 30, 1997. (Filed as Exhibit 10.24 in Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein reference.)

10.17*	Ambac Financial Group, Inc. Supplemental Pension Plan (Amended and Restated as of January 1, 2007). (Filed as Exhibit 10.48 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, and incorporated herein by reference.)

10.18*	Lease Agreement, dated as of January 1, 1992 between South Ferry Building Company and Ambac Assurance Corporation. (Filed as Exhibit 10.36 to Ambac Financial Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 and incorporated herein by reference.)

10.19*	Amendment to Lease Agreement dated August 1, 1997 between South Ferry Building Company and Ambac Assurance Corporation. (Filed as Exhibit 10.20 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.)

10.20*	Amendment to Lease Agreement dated December 23, 2002 between South Ferry Building Company and Ambac Assurance Corporation. (Filed as Exhibit 10.20 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

10.21	Tax Settlement Agreement, dated as of March 30, 1993, among Citicorp, Citibank, N.A., Citicorp Financial Guaranty Holdings, Inc., Ambac Financial Group, Inc., Ambac Assurance Corporation, American Municipal Bond Holding Company and Health Care Investment Analysts, Inc. (Filed as Exhibit 10.02 to Ambac Financial Group, Inc.’s Registration Statement on Form S-3 (Registration No. 33-59290) and incorporated herein by reference.)

+	Filed herewith.
*	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit pursuant to Item 15(c) of Form 10-K.

10.22	U.S. $400,000,000 First Amended and Restated Revolving Credit Agreement, dated as of July 30, 2007 among Ambac Financial Group and Ambac Assurance Corporation as the Borrowers, certain commercial lending institutions, as Lenders, Citibank, N.A., as Administrative Agent, The Bank of New York and KeyBank, National Association, as Co-Syndication Agents and Citibank Global Markets, Inc. as Sole Book Runner. (Filed as Exhibit 10.40 to Ambac Financial Group, Inc.’s Current Report on Form 8-K dated August 3, 2007 and incorporated herein by reference.)

10.23+	Amendment Number 1, dated as of January 17, 2008, to the $400,000,000 First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 among Ambac Financial Group and Ambac Assurance Corporation as the Borrowers, certain commercial lending institutions, as Lenders, Citibank, N.A., as Administrative Agent, The Bank of New York and KeyBank, National Association, as Co-Syndication Agents and Citibank Global Markets, Inc. as Sole Book Runner. .

10.24	Put Option Agreement between Ambac Assurance Corporation and Dutch Harbor Finance Master Trust, on Behalf of its Series Dutch Harbor Finance Sub-Trust I, dated as of December 3, 2001. (Filed as Exhibit 10.27 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.)

10.25	Put Option Agreement between Ambac Assurance Corporation and Dutch Harbor Finance Master Trust, on Behalf of its Series Dutch Harbor Finance Sub-Trust II, dated as of December 3, 2001. (Filed as Exhibit 10.28 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.)

10.26	Put Option Agreement between Ambac Assurance Corporation and Dutch Harbor Finance Master Trust, on Behalf of its Series Dutch Harbor Finance Sub-Trust III, dated as of December 3, 2001. (Filed as Exhibit 10.29 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.)

10.27	Put Option Agreement between Ambac Assurance Corporation and Dutch Harbor Finance Master Trust, on Behalf of its Series Dutch Harbor Finance Sub-Trust IV, dated as of December 3, 2001. (Filed as Exhibit 10.30 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.)

10.28	Put Option Agreement between Ambac Assurance Corporation and Anchorage Finance Master Trust on Behalf of its Series Anchorage Finance Sub-Trust I, dated May 23, 2002. (Filed as Exhibit 10.27 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

10.29	Put Option Agreement between Ambac Assurance Corporation and Anchorage Finance Master Trust on Behalf of its Series Anchorage Finance Sub-Trust II, dated May 23, 2002. (Filed as Exhibit 10.28 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

10.30	Put Option Agreement between Ambac Assurance Corporation and Anchorage Finance Master Trust on Behalf of its Series Anchorage Finance Sub-Trust III, dated May 23, 2002. (Filed as Exhibit 10.29 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

10.31	Put Option Agreement between Ambac Assurance Corporation and Anchorage Finance Master Trust on Behalf of its Series Anchorage Finance Sub-Trust IV, dated May 23, 2002. (Filed as Exhibit 10.30 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

+	Filed herewith.
*	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit pursuant to Item 15(c) of Form 10-K.

10.32	Master Confirmation of Capped Accelerated Stock Buyback dated as of February 7, 2007 between Ambac Financial Group, Inc. and Goldman, Sachs & Co. (Filed as Exhibit 10.37 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.)

10.33	Supplemental Confirmation of Capped Accelerated Stock Buyback dated as of February 7, 2007 between Ambac Financial Group, Inc. and Goldman, Sachs & Co. (Filed as Exhibit 10.38 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.)

10.34	Amendment to the Master Confirmation and Supplemental Confirmation of Capped Accelerated Stock Buyback dated as of February 21, 2007 between Ambac Financial Group, Inc. and Goldman, Sachs & Co. (Filed as Exhibit 10.39 to Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.)

12.01+	Statement re computation of ratios.

21.01+	List of Subsidiaries of Ambac Financial Group, Inc.

23.01+	Consent of Independent Registered Public Accounting Firm.

24.01+	Power of Attorney from Michael A. Callen.

24.02+	Power of Attorney from Jill M. Considine.

24.03+	Power of Attorney from Sean T. Leonard.

24.04+	Power of Attorney from Thomas C. Theobald.

24.05+	Power of Attorney from Laura S. Unger.

24.06+	Power of Attorney from Henry D.G. Wallace.

+31.1+	Certification of Chief Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) Promulgated under the Securities Exchange Act of 1934, as amended.

31.2+	Certification of Chief Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) Promulgated under the Securities Exchange Act of 1934, as amended.

32.1++	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2++	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.01+	Ambac Assurance Corporation and Subsidiaries Consolidated Financial Statements (with independent auditors’ report thereon) as of December 31, 2007 and 2006.

+	Filed herewith.
++	Furnished herewith

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

Dated: February 29, 2008	By:	/s/ SEAN T. LEONARD
	Name:	Sean T. Leonard
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

MICHAEL A. CALLEN* Michael A. Callen	Interim President and Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2008

/s/ SEAN T. LEONARD Sean T. Leonard	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 29, 2008

JILL M. CONSIDINE*	Director	February 29, 2008
Jill M. Considine

THOMAS C. THEOBALD*	Director	February 29, 2008
Thomas C. Theobald

LAURA S. UNGER*	Director	February 29, 2008
Laura S. Unger

HENRY D.G. WALLACE*	Director	February 29, 2008
Henry D.G. Wallace

*	Sean T. Leonard, by signing his name hereto, does hereby sign this Annual Report on Form 10-K on behalf of each of the directors and officers of the Registrant after whose typed names asterisks appear pursuant to powers of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission as exhibits to this report.

By:	/s/ SEAN T. LEONARD
Sean T. Leonard
Attorney-in-fact

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ambac Financial Group, Inc.:

Under date of February 29, 2008, we reported on the consolidated balance sheets of Ambac Financial Group, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, which are included in this Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in this Form 10-K. These financial statement schedules are the responsibility of Ambac Financial Group, Inc.’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. As discussed in Note 2 to the consolidated financial statements, in 2006 Ambac Financial Group, Inc. changed its methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York
February 29, 2008

S-1

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

SCHEDULE I - SUMMARY OF INVESTMENTS

Other Than Investments in Related Parties

December 31, 2007

(Dollar Amounts in Thousands)

Type of Investment	Amortized Cost	Estimated Fair Value	Amount at which shown in the balance sheet
U.S. government obligations	$134,639	$138,015	$138,015
U.S. agency obligations	619,634	682,768	682,768
Municipal obligations	8,550,895	8,763,818	8,763,818
Mortgage-backed securities	4,595,122	4,249,690	4,249,690
Asset-backed securities	2,598,529	2,566,932	2,566,932
Corporate obligations	768,277	783,676	783,676
Foreign obligations	303,655	317,426	317,426
Short-term	879,039	879,067	879,067
Other	13,571	14,278	14,278

Total	$18,463,361	$18,395,670	$18,395,670

S-2

AMBAC FINANCIAL GROUP, INC.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION

OF REGISTRANT (PARENT COMPANY ONLY)

Condensed Balance Sheets

December 31, 2007 and 2006

(Dollar Amounts in Thousands Except Share Data)

	2007	2006
ASSETS

Assets:
Cash	$1,692	$101
Investments in subsidiaries	3,641,970	7,153,600
Short-term investments, at cost (approximates fair value)	50,748	65,581
Other investments (cost of $661 in 2007 and $582 in 2006)	1,079	995
Deferred income taxes receivable	5,591	2,393
Other assets	28,486	23,083

Total assets	$3,729,566	$7,245,753

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Debentures	$1,389,294	$991,804
Current income taxes payable	8,734	11,129
Note payable to subsidiary	—	8,942
Accrued interest payable	17,161	13,467
Other liabilities	34,484	30,806

Total liabilities	1,449,673	1,056,148

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized shares - 4,000,000; issued and outstanding shares - none	—	—
Common Stock, par value $0.01 per share; authorized shares - 350,000,000; issued shares - 109,193,096 at December 31, 2007 and at December 31, 2006	1,092	1,092
Additional paid-in capital	839,952	790,168
Accumulated other comprehensive income	(22,138)	187,518
Retained earnings	2,107,773	5,470,049
Common Stock held in treasury at cost, 7,643,073 shares at December 31, 2007 and 3,462,543 shares at December 31, 2006	(646,786)	(259,222)

Total stockholders’ equity	2,279,893	6,189,605

Total liabilities and stockholders’ equity	$3,729,566	$7,245,753

S-3

AMBAC FINANCIAL GROUP, INC.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION

OF REGISTRANT (PARENT COMPANY ONLY)

Condensed Statements of Operations

Three Years Ended December 31,

(Dollar Amounts in Thousands)

	2007	2006	2005
Revenues:
Dividend income	$196,861	$167,162	$353,400
Interest and other income	5,108	11,812	3,345
Net realized gains	—	791	—

Total revenues	201,969	179,765	356,745

Expenses:
Interest expense	86,178	75,835	56,481
Operating expenses	7,872	17,063	9,959

Total expenses	94,050	92,898	66,440

Income before income taxes and equity in undistributed net income of subsidiaries	107,919	86,867	290,305
Federal income tax benefit	(30,492)	(28,103)	(22,090)

Income before equity in undistributed net income of subsidiaries	138,411	114,970	312,395
Equity in undistributed net (loss) income of subsidiaries	(3,386,568)	760,941	438,615

Net (loss) income	$(3,248,157)	$875,911	$751,010

S-4

AMBAC FINANCIAL GROUP, INC.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION

OF REGISTRANT (PARENT COMPANY ONLY)

Condensed Statements of Stockholders’ Equity

Three Years Ended December 31,

(Dollar Amounts in Thousands)

	Years Ended December 31,
(Dollars in Thousands)	2007		2006		2005
Retained Earnings:
Balance at January 1	$5,470,049		$4,718,730		$4,058,118
Net (loss) income	(3,248,157)	$(3,248,157)	875,911	$875,911	751,010	$751,010

Dividends declared—common stock	(79,566)		(69,910)		(58,805)
Dividends on restricted stock units	(19)		(636)		—
Exercise of stock options	(34,534)		(54,046)		(31,593)

Balance at December 31	$2,107,773		$5,470,049		$4,718,730

Accumulated Other Comprehensive (Loss) Income:
Balance at January 1	$187,518		$192,254		$286,756
Unrealized losses on securities, ($364,817), ($26,882), and ($124,870), pre-tax, in 2007, 2006 and 2005, respectively(1)		(200,493)		(15,396)		(87,280)
(Losses) gains on derivative hedges, ($20,411), $9,210, and $1,205 pre-tax in 2007, 2006 and 2005, respectively		(11,719)		5,149		1,122
Adjustment to initially apply FASB Statement No. 158, $2,611 in 207 and ($3,518) pre-tax in 2006	1,697		(2,287)			—
Foreign currency gain (loss)		859		7,798		(8,344)

Other comprehensive (loss) income	(211,353)	(211,353)	(2,449)	(2,449)	(94,502)	(94,502)

Total comprehensive (loss) income		$(3,459,510)		$873,462		$656,508

Balance at December 31	$(22,138)		$187,518		$192,254

Preferred Stock:
Balance at January 1 and December 31	$—		$—		$—

Common Stock:
Balance at January 1	$1,092		$1,092		$1,089
Issuance of stock	—		—		3

Balance at December 31	$1,092		$1,092		$1,092

Additional Paid-in Capital:
Balance at January 1	$790,168		$723,680		$694,465
Stock based compensation	41,273		48,669		17,986
Excess tax benefit related to share-based compensation	8,511		17,819		9,468
Issuance of stock	—		—		1,761

Balance at December 31	$839,952		$790,168		$723,680

Common Stock Held in Treasury at Cost:
Balance at January 1	$(259,222)		$(247,578)		$—
Cost of shares acquired	(449,386)		(126,703)		(309,670)
Shares issued under equity plans	61,822		115,059		62,092

Balance at December 31	$(646,786)		$(259,222)		$(247,578)

Total Stockholders’ Equity at December 31	$2,279,893		$6,189,605		$5,388,175

(1) Disclosure of reclassification amount:
	2007	2006	2005
Unrealized holding losses arising during period	$(195,657)	$(10,505)	$(84,273)
Less: reclassification adjustment for net gains included in net income	4,836	4,891	3,007

Net unrealized losses on securities	$(200,493)	$(15,396)	$(87,280)

S-5

AMBAC FINANCIAL GROUP, INC.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION

OF REGISTRANT (PARENT COMPANY ONLY)

Condensed Statements of Cash Flows

Three Years Ended December 31,

(Dollar Amounts in Thousands)

	2007	2006	2005
Cash flows from operating activities:
Net (loss) income	$(3,248,157)	$875,911	$751,010
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net loss (income) of subsidiaries	3,386,568	(760,941)	(438,615)
Net realized gains	—	(791)	—
(Decrease) increase in current income taxes payable/receivable	(1,934)	11,238	47,804
Decrease (increase) in other assets	(5,403)	6,250	(6,188)
Other, net	11,442	1,695	11,757

Net cash provided by operating activities	142,516	133,362	365,768

Cash flows from investing activities:
Purchases of bonds	—	—	(193,832)
Change in short-term investments	14,833	(77)	(29,138)
Securities purchased under agreements to resell	—	200,000	(200,000)
Other, net	(3,493)	721	(53)

Net cash provided by (used in) investing activities	11,340	200,644	(423,023)

Cash flows from financing activities:
Dividends paid	(79,566)	(69,910)	(58,805)
Proceeds from issuance of long-term debt	393,340	—	396,332
Payments for redemption of long-term debt	—	(200,000)	—
Issuance of common stock	—	—	1,764
Payment for intercompany note	(8,942)
Purchases of treasury stock	(449,392)	(126,703)	(309,670)
Proceeds from sale of treasury stock	27,295	61,013	30,608
Contribution to subsidiaries	(35,000)	—	(1,735)

Net cash (used in) provided by financing activities	(152,265)	(335,600)	58,494

Net cash flow	1,591	(1,594)	1,239
Cash at January 1	101	1,695	456

Cash at December 31	$1,692	$101	$1,695

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$205,000	$245,069	$182,000

Interest expense on debt	$83,016	$79,860	$46,120

Supplemental disclosure of non-cash financing activities:

Ambac Financial Group, Inc. contributed fixed income securities to Ambac Assurance Corporation amounting to $197,375 in December 2005.

S-6

AMBAC FINANCIAL GROUP, INC.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION

OF REGISTRANT (PARENT COMPANY ONLY)

Note to Condensed Financial Information

The condensed financial information of Ambac Financial Group, Inc. for the years ended December 31, 2007, 2006 and 2005, should be read in conjunction with the consolidated financial statements of Ambac Financial Group, Inc. and Subsidiaries and the notes thereto. Investments in subsidiaries are accounted for using the equity method of accounting.

S-7

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

SCHEDULE IV - REINSURANCE

(Dollar Amounts in Thousands)

Insurance Premiums Written	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2005	$1,096,023	$99,673	$52,447	$996,350	5.26%
Year ended December 31, 2006	$996,669	$103,496	$36,297	$893,173	4.06%
Year ended December 31, 2007	$1,031,402	$277,532	$22,871	$753,870	3.03%

S-8

INDEX TO EXHIBITS

Exhibit Number	Description
10.02*+	Directors’ Compensation Table (effective as of October 1, 2007.)

10.05*+	Form of Restricted Stock Unit Award.

10.06*+	Form of Stock Option Award.

10.23*+	Amendment Number 1, dated as of January 17, 2008, to the $400,000,000 First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 among Ambac Financial Group and Ambac Assurance Corporation as the Borrowers, certain commercial lending institutions, as Lenders, Citibank, N.A., as Administrative Agent, The Bank of New York and Key Bank, National Association, as Co-Syndication Agents and Citigroup Global Markets, Inc. as Sole Book Runner.

12.01	Statement re computation of ratios.

21.01	List of Subsidiaries of Ambac Financial Group, Inc.

23.01	Consent of Independent Registered Public Accounting Firm.

24.01	Power of Attorney from Michael A. Callen.

24.02	Power of Attorney from Jill M. Considine.

24.03	Power of Attorney from Sean T. Leonard.

24.04	Power of Attorney from Thomas C. Theobald.

24.05	Power of Attorney from Laura S. Unger.

24.06	Power of Attorney from Henry D.G. Wallace.

31.1	Certification of Chief Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) Promulgated under the Securities Exchange Act of 1934, as amended.

31.2	Certification of Chief Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) Promulgated under the Securities Exchange Act of 1934, as amended.

32.1++	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2++	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.01	Ambac Assurance Corporation and Subsidiaries Consolidated Financial Statements (with independent auditors’ report thereon) as of December 31, 2007 and 2006.

*	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit pursuant to item 15(c) of Form 10-K.
++	Furnished herewith.